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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 6, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LAREDO PETROLEUM, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	20-5707393 (I.R.S. Employer Identification Number)

15 W. Sixth Street, Suite 1800
Tulsa, Oklahoma 74119
(918) 513-4570
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Randy A. Foutch
Chief Executive Officer
15 W. Sixth Street, Suite 1800
Tulsa, Oklahoma 74119
(918) 513-4570
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christine B. LaFollette
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
(713) 220-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

9 1/2% Senior Notes due 2019	$350,000,000	100.00%	$350,000,000	$40,635

Guarantees of 9 1/2% Senior Notes due 2019(2)	—	—	—	None(3)

(1)
Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.

(2)
Laredo Petroleum, LLC, Laredo Gas Services, LLC and Laredo Petroleum Texas, LLC will guarantee the notes being registered.

(3)
Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee for the registration of the guarantees is required.

           Each registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor(1)	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Laredo Petroleum, LLC	Delaware	1311	26-0212148
Laredo Gas Services, LLC	Delaware	4922	None
Laredo Petroleum Texas, LLC	Texas	1311	20-8882881

(1)
The address for each Registrant Guarantor is 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119 and the telephone number for each Registrant Guarantor is (918) 513-4570.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2011

PROSPECTUS

Offer To Exchange
Up To $350,000,000 of
9 1/2% Senior Notes Due 2019,
That Have Not Been Registered under
The Securities Act of 1933
For
Up To $350,000,000 of
9 1/2% Senior Notes Due 2019,
That Have Been Registered
Under The Securities Act of 1933

Terms of the New 9 1/2% Senior Notes due 2019 Offered in the Exchange Offer:

  •
  The terms of the new notes are identical to the terms of the old notes that were issued on January 20, 2011, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

  •
  We are offering to exchange up to $350,000,000 of our old notes for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

  •
  We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                    , 2011, unless extended.

  •
  Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

  •
  Broker-dealers who receive new notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

  •
  Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

        You should carefully consider the risk factors beginning on page 14 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2011.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

        In this prospectus, we refer to the notes to be issued in the exchange offer as the "new notes," and we refer to the $350 million principal amount of our 9 1/2% senior notes due 2019 issued on January 20, 2011 as the "old notes." We refer to the new notes and the old notes collectively as the "notes." In this prospectus, references to the "issuer" and "Laredo Inc." refer to Laredo Petroleum, Inc., a Delaware corporation and a wholly owned subsidiary of Laredo Petroleum, LLC, a Delaware limited liability company. References to "Laredo LLC" refer to Laredo Petroleum, LLC. References to "subsidiaries" refer to Laredo LLC's subsidiaries: Laredo Petroleum, Inc., a Delaware corporation, Laredo Gas Services, LLC, a Delaware limited liability company, and Laredo Petroleum Texas, LLC, a Texas limited liability company. References to "Laredo," "we," "us" or "our" refer to Laredo LLC and its subsidiaries, unless otherwise indicated or the context otherwise requires. References to "guarantors" refer to Laredo LLC and each of its subsidiaries that guarantee amounts outstanding on the notes on a joint and several basis.

        This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to Laredo Petroleum, Inc., 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119, Attention: Chief Financial Officer (Telephone (918) 513-4570). To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading "Risk Factors" included in this prospectus. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Among the factors that significantly impact our business and could impact our business in the future are:

  •
  volatility of oil and gas prices;

  •
  discovery, estimation, development and replacement of oil and gas reserves, including our expectations that estimates of our proved reserves will increase;

  •
  competition in the oil and gas industry;

  •
  availability and costs of drilling and production equipment, labor, and oil and gas processing and other services;

  •
  changes in domestic and global demand for oil and natural gas;

  •
  the availability of sufficient pipeline and transportation facilities;

  •
  uncertainties about the estimates of our oil and natural gas reserves;

  •
  changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions;

ii

  •
  successful results from our identified drilling locations;

  •
  our ability to execute our strategies;

  •
  our ability to recruit and retain the qualified personnel necessary to operate our business;

  •
  our ability to comply with federal, state and local regulatory requirements;

  •
  evolving industry standards and adverse changes in global economic, political and other conditions;

  •
  restrictions contained in our debt agreements, including our senior secured credit facility and the indenture governing the notes, as well as debt that could be incurred in the future;

  •
  our ability to generate sufficient cash to service our indebtedness and to generate future profits; and

  •
  other factors discussed in this prospectus, including in the section entitled "Risk Factors."

        These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under "Risk Factors," in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. In light of such risks and uncertainties, we caution you not to rely on these forward-looking statements in deciding whether to invest in the notes.

        Reserve engineering is a process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas and oil that are ultimately recovered.

        These forward-looking statements speak only as of the date of this prospectus, and we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUMMARY

        This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents to which we refer you before making an investment decision. You should carefully consider the information set forth under "Risk Factors" beginning on page 14 of this prospectus and the other cautionary statements described in this prospectus. In addition, certain statements include forward looking information that involves risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements." The information in this prospectus with respect to our estimated proved reserves as of December 31, 2008 has been prepared by our independent reserve engineers in accordance with the rules and regulations of the SEC applicable to fiscal years ending before December 31, 2009. The information in this prospectus with respect to our estimated proved reserves as of December 31, 2009 and December 31, 2010 has been prepared by our independent reserve engineers in accordance with the rules and regulations of the SEC applicable to fiscal years ending on and after December 31, 2009. Certain operational terms used in this prospectus are defined in "Annex B: Glossary of Natural Gas and Oil Terms."

Company Overview

        Laredo Inc. is a privately owned energy company focused on the exploration, development and acquisition of oil and natural gas in the Mid-Continent and Permian regions of the United States. Laredo Inc. was founded in October 2006 by Randy Foutch and other members of our management team. Our current drilling activities are primarily focused in the Permian Wolfberry and Anadarko Granite Wash plays, both of which have a vertical and horizontal component. The vertical programs are in the development phase in both the oil-rich Wolfberry play in the Permian Basin and the liquids-rich natural gas play in the Granite Wash formation in the Texas Panhandle and western Oklahoma. In addition to the vertical programs in these areas, Laredo has drilled numerous horizontal wells and may have significant upside potential from additional horizontal drilling on the same acreage. Based on our recent operational results, we expect the acreage in our core areas to provide significant growth potential as we continue to execute our exploration and development programs.

        Since we made our first acquisition in June 2007, we have grown rapidly, increasing proved reserves from 44.9 Bcfe as of December 31, 2007 to 482.1 Bcfe as of December 31, 2010, which includes 369.2 Bcfe of natural gas, 18.8 MMBbl of oil and condensate and 174.3 Bcfe of proved developed reserves. In addition, we have increased our average daily production from 6.0 MMcfe per day in June 2007 to 59.4 MMcfe per day in the fourth quarter of 2010. We have achieved this growth primarily through our drilling program, with over 80% of our current production added through the drill bit.

        Our core operations are currently focused in the Anadarko and Permian Basins, both of which are generally characterized by long-lived reserves, high drilling success rates, multiple pay horizons and high liquids and oil concentrations. Within these core areas, we have an interest in 521 gross producing wells with an average working interest of 60.3%. As of December 31, 2010, we have accumulated in the Anadarko and Permian Basins approximately 63,826 gross acres (37,445 net acres) and approximately 101,057 gross acres (65,510 net acres), respectively. Approximately 32% of the total acreage for these two areas are HBP.

        Based on a reserve report prepared by Ryder Scott, our independent reserve engineers, as of December 31, 2010, we operated more than 90% of our production and estimated PV-10 value of proved developed reserves. As of December 31, 2010, we have accumulated approximately 438,356 gross acres (289,368 net acres), approximately 67% of which are currently undeveloped. We intend to exploit this large resource base to increase our reserves and production through continued drilling programs.

        As part of our business strategy, we continually evaluate mergers and acquisition opportunities in and around our core areas of operation. We are currently in preliminary discussions regarding a potential transaction with a privately held oil and natural gas exploration and production company. At this time we cannot assure you that this potential transaction will be completed and we have not entered into any definitive agreement or commitment with respect to such transaction. However, if completed, such transaction would be material to Laredo as it would significantly increase our size and would be financed primarily with our equity.

        Our board of directors has approved a capital expenditure budget of up to $374 million for 2011, excluding acquisitions and mergers, approximately 87% of which is allocated to drilling and completing operations. Consistent with our historical practice, we periodically review our capital expenditures and adjust our expected budget based on liquidity, commodity prices and drilling results.

        We believe we have a conservative financial position characterized by a strong hedge position, modest leverage and ample liquidity. To achieve more predictable cash flows and reduce our exposure to downward price fluctuations, we have entered into a number of hedge contracts for approximately 35.2 MMBtu of our natural gas production and 2.6 MMBbls of our crude oil production from January 2011 through December 2013. As of April 12, 2011, our borrowing base was $235 million and we had approximately $25.0 million of borrowings outstanding under our senior secured credit facility, approximately $9 million of cash and $50 million of remaining committed equity capital. We believe that our operating cash flow and the aforementioned liquidity sources provide us with the financial flexibility to implement our currently planned development and exploration activities.

Corporate Sponsorship and Structure

        Laredo Inc., the issuer of the notes, was founded in October 2006 by Randy Foutch and other members of our management team to acquire, develop and operate oil and gas properties in the Mid-Continent and Permian regions of the United States. In 2007, Warburg Pincus, our institutional investor, and Laredo Inc.'s management formed Laredo LLC as a holding company and entered into a limited liability company agreement, which provided for Laredo LLC's initial funding with an equity commitment of $300 million from Warburg Pincus, certain members of our management team and our independent directors. Warburg Pincus has many years of relevant experience in financing and support of growing exploration and production companies, having been the lead investor in several such companies. The stockholders of Laredo Inc. contributed their common stock in Laredo Inc. to Laredo LLC in return for equity units in Laredo LLC, and Laredo Inc. became a wholly-owned subsidiary of Laredo LLC.

        In October 2008, Laredo LLC's limited liability company agreement was amended and a new series of equity units was created to provide for an additional $300 million equity program. As of December 31, 2010, a total of $550 million of equity has been invested in Laredo LLC by the aforementioned parties.

        Laredo Inc. has two wholly-owned subsidiaries: Laredo Petroleum Texas, LLC, a limited liability company formed under the laws of Texas in March 2007, and Laredo Gas Services, LLC, a limited liability company formed under the laws of Delaware in November 2007.

Our Offices

        Our executive offices are located at 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119, and the phone number at this address is (918) 513-4570.

The Exchange Offer

        On January 20, 2011, we completed a private offering of $350 million aggregate principal amount of the old notes. We entered into a registration rights agreement with the initial purchasers in connection with this offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 365 days after the date of the issuance of the old notes (January 20, 2011).

Old Notes	On January 20, 2011, we issued $350 million aggregate principal amount of 9 1/2% senior notes due 2019.
Exchange Offer	We are offering to exchange up to $350 million principal amount of the new notes for an equal amount of our old notes.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend it.
Conditions to the Exchange Offer

The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission ("SEC"). The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes

To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call "DTC," for tendering notes held in book-entry form. These procedures, which we call "ATOP," require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an "agent's message" that is transmitted through DTC's automated tender offer program, and (ii) DTC confirms that:

•       DTC has received your instructions to exchange your notes, and

•       You agree to be bound by the terms of the letter of transmittal.
For more information on tendering your old notes, please refer to the sections in this prospectus entitled "Exchange Offer—Terms of the Exchange Offer," "Exchange Offer—Procedures for Tendering" and "Description of the Notes—Book Entry, Delivery and Form."

Guaranteed Delivery Procedures	None.
Withdrawal of Tenders

You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled "Exchange Offer—Withdrawal of Tenders."

Acceptance of Old Notes and Delivery of New Notes

If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled "Exchange Offer—Terms of the Exchange Offer."

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled "Exchange Offer—Fees and Expenses."
Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.
Consequences of Failure to Exchange Old Notes

If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Material United States Federal Income Tax Consequences."

Exchange Agent	We have appointed Wells Fargo Bank, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:
By registered & certified mail: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC : N9303-121 P.O. Box 1517 Minneapolis, MN 55480
By regular mail or overnight courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC : N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479
In person by hand only: WELLS FARGO BANK, N.A. Corporate Trust Services Northstar East Building—12th Floor 608 Second Avenue South Minneapolis, MN 55402
Eligible institutions may make requests by facsimile at (612) 667-6282 and may confirm facsimile delivery by calling (800) 344-5128.

Terms of the New Notes

        The new notes will be identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

        The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled "Description of the Notes" in this prospectus.

Issuer	Laredo Inc., a direct wholly owned subsidiary of Laredo LLC.
New Notes Offered

$350 million aggregate principal amount of 9 1/2% senior notes due 2019, registered under the Securities Act. The old notes and the new notes will be treated as a single class of securities under the indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase.

Maturity Date	February 15, 2019.
Interest	The new notes will bear interest at a rate of 9 1/2% per annum, payable semi-annually, in cash in arrears, on February 15 and August 15 of each year, commencing August 15, 2011.
Guarantees

Each of Laredo LLC and its existing subsidiaries (other than the issuer) will fully and unconditionally guarantee, jointly and severally, the new notes initially and (except for Laredo LLC) so long as such entity guarantees our senior secured credit facility or other debt in excess of $5 million. Not all of Laredo LLC's future subsidiaries will be required to become guarantors. If we cannot make payments on the new notes when they are due, the guarantors must make them instead. Please read "Description of the Notes—Guarantees."

Each guarantee will rank:
• equally in right of payment to all existing and future senior unsecured indebtedness of the guarantor;

•       effectively subordinate in right of payment to all existing and future secured indebtedness of the guarantor, including its guarantee of indebtedness under our senior secured credit facility, to the extent of the value of the assets securing such indebtedness; and

• senior in right of payment to any future subordinated indebtedness of the guarantor.

As of December 31, 2010, after giving effect to the application of the proceeds of the January 2011 offering of the old notes and additional equity contributions of $23.3 million, the guarantees of the notes would have been effectively subordinated to $0 of secured indebtedness, with the issuer having approximately $200 million of borrowing capacity available under our senior secured credit facility, subject to compliance with financial covenants, the guarantees of which would be effectively senior to the guarantees of the notes (to the extent of the value of the assets securing such indebtedness).

Ranking	The new notes will be the issuer's unsecured senior obligations. Accordingly, they will rank:
• equally in right of payment to all of the issuer's existing and future senior indebtedness;

•       effectively subordinate in right of payment to all of the issuer's existing and future secured indebtedness, including indebtedness under the issuer's senior secured credit facility, to the extent of the value of the assets securing such indebtedness;

• effectively subordinate to all indebtedness and other liabilities of any future non-guarantor subsidiaries; and
• senior in right of payment to all the issuer's existing and future subordinated indebtedness.

As of December 31, 2010, after giving effect to the application of the proceeds of the January 2011 offering of the old notes and additional equity contributions of $23.3 million, the issuer would have had approximately $350 million of total indebtedness of which $0 would be secured indebtedness to which the new notes would be effectively subordinated to the extent of the value of the assets securing such indebtedness, with the issuer having approximately $200 million of borrowing capacity available under our senior secured credit facility, subject to compliance with financial covenants, all of which would be effectively senior to the new notes (to the extent of the value of the assets securing such indebtedness).

Optional Redemption

The issuer will have the option to redeem the new notes, in whole or in part, at any time on or after February 15, 2015, at the redemption prices described in this prospectus under the heading "Description of the Notes—Optional Redemption," together with any accrued and unpaid interest to, but not including, the date of redemption. In addition, before February 15, 2015, the issuer may redeem all or any part of the notes at the make-whole price set forth under "Description of the Notes—Optional Redemption." In addition, before February 15, 2014, the issuer may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the new notes with the net proceeds of a public or private equity offering at a redemption price of 109.5% of the principal amount of the new notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the new notes issued under the indenture governing the new notes remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.

Change of Control

If a change of control event occurs, each holder of new notes may require the issuer to repurchase all or a portion of its new notes for cash at a price equal to 101% of the aggregate principal amount of such new notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Other Covenants	The indenture contains covenants that limit, among other things, the ability of Laredo LLC and some of its subsidiaries (including the issuer) to:
• pay distributions or dividends on, or purchase, redeem or otherwise acquire, equity interests;
• make certain investments;
• incur additional indebtedness or liens;
• sell certain assets or merge with or into other companies;
• engage in transactions with affiliates; and
• enter into sale and leaseback transactions.

These covenants are subject to a number of important qualifications and limitations. In addition, substantially all of the covenants will be suspended before the new notes mature if both of two specified ratings agencies assign the new notes an investment grade rating in the future and no event of default exists under the indenture governing the new notes. See "Description of the Notes—Certain Covenants."

Transfer Restrictions, Absence of a Public Market for the New Notes

The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development of liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	Investing in the new notes involves risks. See "Risk Factors" beginning on page 14 for a discussion of certain factors you should consider in evaluating whether or not to tender your old notes.
Form of Exchange Notes	The new notes will be represented initially by one or more global notes. The global new notes will be deposited with the trustee, as custodian for DTC.
Trustee, Registrar and Exchange Agent	Wells Fargo Bank, National Association.
Governing Law	The new notes and the indenture governing the new notes will be governed by and construed in accordance with the laws of the State of New York.
Same-Day Settlement

The global new notes will be shown on, and transfers of the global new notes will be effected only through, records maintained in book entry form by DTC and its direct and indirect participants. The new notes are expected to trade in DTC's Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the new notes will be settled in immediately available funds.

 Ratio of Earnings to Fixed Charges

        The following table sets forth our ratios of earnings to fixed charges for the periods presented:

		For the Years Ended December 31,
	October 10, 2006 to December 31, 2006
		2007	2008	2009	2010	Pro Forma 2010
Ratio of Earnings to Fixed Charges(1)	—(2)	—(2)	—(2)	—(2)	2.2x	—(1)

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax income (loss) plus fixed charges. "Fixed charges" represents interest incurred, amortization of deferred debt offering costs and that portion of rental expense on operating leases deemed to be the equivalent of interest. Because the net proceeds of the January 2011 offering of the old notes were used to repay indebtedness, the pro forma impact on the amount of fixed charges causes our deficiency in earnings to cover fixed charges to change by 10% or more for the year ended December 31, 2010. After giving effect to the application of the net proceeds of the January 2011 offering of the old notes, including the application of the net proceeds therefrom to repay borrowings under our senior secured credit facility and our term loan facility as if such transactions had occurred at the beginning of 2010 (which borrowings repaid under our senior secured credit facility may be reborrowed from time to time, including for general corporate purposes and to fund our capital expenditure program), our pro forma earnings would have been inadequate to cover fixed charges for the year ended December 31, 2010 by approximately $15.5 million. At December 31, 2010, we had approximately $177.5 million of borrowings outstanding under our senior secured credit facility and $100.0 million outstanding under our term loan facility. The average interest rate paid on amounts outstanding under our senior secured credit facility for the year ended December 31, 2010 was 3.56% and under our term loan facility was 9.25% (in either case excluding the impact of our interest rate swaps).

(2)
Due to our net operating losses for the period from inception (October 10, 2006) to December 31, 2006 and for each of the years ended December 31, 2007, 2008 and 2009, the ratio of coverages were less than 1:1. To achieve the ratio coverage of 1:1, we would have needed additional earnings of approximately $0.3 million, $3.7 million, $160.8 million and $230.3 million, respectively.

Summary Historical Consolidated Financial Data

        The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial and Operating Data" and our audited consolidated financial statements and notes thereto included elsewhere in this prospectus. We believe that the assumptions underlying the preparation of our consolidated financial statements are reasonable. The financial information included in this prospectus may not be indicative of our future results of operations, financial position and cash flows.

        Presented below is our summary consolidated financial data for the periods and as of the dates indicated. The summary consolidated financial data for the years ended December 31, 2010, 2009 and 2008 and the balance sheet data as of December 31, 2010 and 2009 are derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The summary consolidated financial data for the years ended December 31, 2007 and 2006 and the balance sheet data as of December 31, 2008, 2007 and 2006, are derived from our audited consolidated financial statements not included in this prospectus.

	For the Years Ended December 31,				October 10, 2006 to December 31, 2006
	2010	2009	2008(2)	2007(3)
(in thousands)
Statement of operations data:
Total operating revenues	$105,856	$71,469	$59,968	$8,858	$—
Total operating costs and expenses(1)	$93,525	$304,229	$241,983	$12,279	$264
Income (loss) from operations	$12,331	$(232,760)	$(182,015)	$(3,421)	$(264)
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	$19,230	$11,792	$30,976	$1,579	$—
Interest rate swaps, net	$(5,392)	$(3,394)	$(6,274)	—	$—
Interest expense	$(11,912)	$(6,049)	$(4,084)	$(2,046)	$—
Other non-operating income	$121	$120	$642	$225	$11
Net income (loss)	$9,202	$(149,990)	$(105,067)	$(2,181)	$(253)

(1)
In 2009, we recognized a $221.3 million pre-tax non-cash full cost ceiling impairment charge on our proved properties and we reduced materials and supplies by $0.8 million to reflect our materials and supplies at the lower of cost or market. In 2008, we recognized a $187.8 million pre-tax non-cash full cost ceiling impairment charge on our proved properties. For a discussion of our impairment expense, see Note B.5, B.7 and B.20 in our audited consolidated financial statements included elsewhere in this prospectus.

(2)
The year ended December 31, 2008 contains the results of operations for the acquisition of properties from subsidiaries of Linn Energy, LLC (collectively, "Linn Energy") beginning August 15, 2008, the closing date of the property acquisition.

(3)
The year ended December 31, 2007 contains the results of operations for the acquisition of properties from Jones Energy beginning June 5, 2007, the closing date of the property acquisition.

	As of December 31,
	2010	2009	2008	2007	2006
(in thousands)
Balance Sheet data:
Cash and cash equivalents	$24,746	$13,221	$9,543	$3,448	$1,058
Net property and equipment	482,042	306,819	308,197	93,276	71
Total assets	688,370	537,369	518,756	123,551	1,129
Current liabilities	96,526	57,281	89,077	11,000	26
Long-term debt	277,500	202,500	127,500	44,500	—
Total owners' equity	305,402	270,482	294,183	67,566	1,103

	As of December 31,				October 10, 2006 to December 31, 2006
	2010	2009	2008	2007
(in thousands)
Other financial data:
Net cash provided by (used in) operating activities	$63,928	$94,845	$20,369	$2,723	$(225)
Net cash used in investing activities	(195,567)	(289,675)	(396,393)	(93,259)	(73)
Net cash provided by financing activities	143,164	198,508	382,119	92,926	1,356
EBITDAX(1)	86,080	86,631	41,041	1,351	(251)

(1)
EBITDAX is a non-GAAP financial measure. For a definition of EBITDAX and a reconciliation of EBITDAX to net income (loss) see "Selected Historical Consolidated Financial and Operating Data—Non-GAAP Financial Measures and Reconciliations."

        Presented below is historical financial data for the period from January 1, 2007 to June 4, 2007 for the properties acquired from Jones Energy, the accounting predecessor to Laredo LLC. The historical financial data for January 1, 2007 to June 4, 2007 has been derived from the historical accounting records of Jones Energy. The statement does not reflect depreciation, depletion and amortization, general and administrative expenses, income taxes or interest expense.

Period from January 1, 2007 to June 4, 2007
(in thousands)
Statement of operations data:
Oil and gas revenues	$6,565
Direct operating expenses	2,280

Excess of revenues over direct operating expenses	$4,285

 Summary Reserve Data

        The following table sets forth certain unaudited information concerning our proved oil and natural gas reserves and future cash flows as of December 31, 2010 based on reserve reports prepared by Ryder Scott, our independent reserve engineers, and using SEC prices based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. SEC prices used were $4.15 per Mcf for natural gas and $75.96 per Bbl for oil. See "Supplemental Oil and Gas Disclosures."

	Reserve Category
	PDP	PDNP	PUD	Total
Proved Reserves:
Oil (MBbls)	3,096	1,128	14,605	18,829
Natural gas (MMcf)	127,261	21,695	220,212	369,168
Natural gas equivalents (MMcfe)	145,837	28,463	307,842	482,142
Oil equivalents (MBoe)	24,306	4,744	51,307	80,357
Future net revenues (in thousands):
Oil	$235,839	$86,604	$1,119,038	$1,441,481
Natural gas	601,811	107,869	1,232,178	1,941,858

Total revenues	837,650	194,473	2,351,216	3,383,339
Production costs	(256,786)	(50,462)	(571,456)	(878,704)
Development and abandonment costs	(19,596)	(34,723)	(853,076)	(907,395)

Future net cash flows before income taxes	$561,268	$109,288	$926,684	$1,597,240

RISK FACTORS

        Investing in the notes involves risks. You should carefully consider the information in this prospectus, including the matters addressed under "Cautionary Statement Regarding Forward-Looking Statements" and the following risks before participating in the exchange offer.

        We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks described below, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. As a result of concern about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased for certain companies as many lenders and institutional investors have increased interest rates, enacted tighter lending standards and reduced and, in some cases, ceased to provide funding to borrowers.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and the bank markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of our existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit facility and the indenture governing the notes currently restrict our ability to dispose of assets and use the proceeds from such disposition. We may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

        On April 12, 2011, the borrowing base under our senior secured credit facility was redetermined at $235 million. Our next scheduled borrowing base redetermination is expected to occur in November 2011. In the future, we may not be able to access adequate funding under our senior secured credit facility as a result of a decrease in our borrowing base due to the issuance of new indebtedness, the outcome of a subsequent semi-annual borrowing base redetermination or an unwillingness or inability on the part of our lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover the defaulting lender's portion. Declines in commodity prices could result in a determination to lower the borrowing base in the future and, in such a case, we could be required to repay any indebtedness in excess of the redetermined borrowing base. As a result, we may be unable to implement our drilling and development plan, make acquisitions or otherwise carry out our business plan, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service the notes.

Despite our indebtedness level, we still may be able to incur significant additional amounts of debt.

        As of December 31, 2010, we had total long-term indebtedness of approximately $277.5 million. We may be able to incur substantial additional indebtedness, including secured indebtedness, in the future. Although the indenture governing the notes offered hereby and our senior secured credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness, including secured indebtedness, that could be incurred in compliance with these restrictions could be substantial.

        If new debt is added to our existing debt levels, the related risks that we face would increase and may make it more difficult to satisfy our existing financial obligations, including those relating to the notes. In addition, the indenture governing the notes does not prevent us from incurring obligations that do not constitute indebtedness under the indenture. See "Description of Other Indebtedness—Senior Secured Credit Facility" and "Description of the Notes."

        If we incur any additional indebtedness or other obligations, including trade payables, that rank equally with the notes, the holders of those obligations will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

        The indenture governing the notes and our senior secured credit facility each contains, and any instruments governing future indebtedness we incur may contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

  •
  incur additional indebtedness;

  •
  pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

  •
  enter into certain transactions with our affiliates.

        As a result of these covenants, we are limited in the manner in which we may conduct our business and we may be unable to engage in favorable business activities or finance future operations or our capital needs. In addition, the covenants in our senior secured credit facility require us to maintain a minimum working capital ratio and minimum interest coverage ratio and also limit our capital expenditures. A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of our senior secured credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness, including the notes. If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of the borrowings thereunder, the proceeds from the sale or foreclosure upon such assets will first be used to repay debt under our senior secured credit facility, and we may not have sufficient assets to repay our unsecured indebtedness thereafter, including the notes.

If we are unable to comply with the restrictions and covenants in the agreements governing our notes and other indebtedness, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and could impair our ability to make principal and interest payments on the notes.

        If we are unable to comply with the restrictions and covenants in the indenture governing the notes or in our senior secured credit facility, or in any future debt financing agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility, that is not waived by the requisite number of lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our senior secured credit facility), we could be in default under the terms of these agreements. In the event of such default:

  •
  the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

  •
  the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

        If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facility or any other indebtedness to avoid being in default. If we breach our covenants under our senior secured credit facility or any other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders on terms that are acceptable to us, if at all. If this occurs, we would be in default under our senior secured credit facility or any other indebtedness, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The notes and the guarantees are unsecured and effectively subordinated to our secured indebtedness and to the debt of any non-guarantor subsidiaries.

        The notes and the guarantees are general unsecured senior obligations of Laredo Inc. and each guarantor and rank effectively junior to all of Laredo Inc.'s and each guarantor's existing and future secured indebtedness, including indebtedness under our senior secured credit facility, to the extent of the value of the collateral securing such indebtedness. As of December 31, 2010, Laredo Inc. and the guarantors had approximately $277.5 million of secured indebtedness, which included $177.5 million of indebtedness under our senior secured credit facility. The notes and the guarantees will also be effectively subordinated to any indebtedness of any future non-guarantor subsidiaries to the extent of the assets of those subsidiaries.

        If we were unable to repay indebtedness under our senior secured credit facility, the lenders under that facility could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor in a transaction permitted under the terms of the indenture governing the notes, then such subsidiary guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of such assets or by the equity interests in any such subsidiary guarantor, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

        If Laredo Inc. or any guarantor is declared bankrupt, becomes insolvent or is liquidated, dissolved or reorganized, any of its secured indebtedness will be entitled to be paid in full from its assets or the assets of any guarantor securing that indebtedness before any payment may be made with respect to the notes or the affected guarantees, and creditors of any non-guarantor subsidiaries would be paid before you receive any amounts due under the notes to the extent of the value of our equity interests in such subsidiaries. Holders of the notes will participate ratably in the remaining assets of Laredo Inc. and the guarantors with all holders of any unsecured indebtedness of Laredo Inc. and the guarantors that do not rank junior in right of payment to the notes, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes or the guarantees. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness and holders of debt of any future non-guarantor subsidiaries.

Repayment of our debt, including the notes, is partially dependent on cash flow generated by our subsidiaries.

        Repayment of our indebtedness, including the notes, is partially dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Future non-guarantor subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from future non-guarantor subsidiaries. While the indenture governing the notes limits the ability of our non-guarantor subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from any future non-guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

A financial failure by Laredo LLC or its subsidiaries (including the issuer) may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

        A financial failure by Laredo LLC or its subsidiaries (including the issuer) could affect payment of the notes if a bankruptcy court were to substantively consolidate Laredo LLC and its subsidiaries (including the issuer). If a bankruptcy court substantively consolidated Laredo LLC and its subsidiaries (including the issuer), the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the "cram-down" provisions of the

U.S. bankruptcy code. Under these provisions, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

We may not be able to repurchase the notes in certain circumstances.

        Under the terms of the indenture governing the notes, you may require us to repurchase all or a portion of your notes if we sell certain assets or in the event of a change of control of Laredo LLC. We may not have enough funds to pay the repurchase price on a purchase date. Our senior secured credit facility provides, and any future credit facilities or other debt agreements to which we become a party may provide, that our obligation to repurchase the notes would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing the notes. If we are prohibited from repurchasing the notes, we could seek the consent of our then-existing lenders to repurchase the notes, or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain any such consent or refinance such borrowings, we would not be able to repurchase the notes. Our failure to repurchase tendered notes would constitute a default under the indenture governing the notes and would constitute a default under the terms of our existing, or might constitute a default under the terms of our future, indebtedness.

        The definition of "change of control" includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the properties or assets of Laredo Inc., Laredo LLC and their restricted subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of Laredo Inc., Laredo LLC and their restricted subsidiaries to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the notes, related to the change of control as a result of a change in the composition of our board of directors. Accordingly, your ability to require us to repurchase your notes as a result of a change in the composition of the directors on our board of directors may be uncertain.

        The term "change of control" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change of control would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction. In addition, holders of notes may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of Laredo LLC's board of directors, including in connection with a proxy contest in which Laredo LLC's board of directors does not endorse or recommend a dissident slate of directors but approves them as directors for purposes of the "change of control" definition in the indenture. See "Description of the Notes—Change of Control."

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if the court found that (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than the reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

  •
  we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

  •
  the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

  •
  we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor's ability to pay such debts as they mature; or

  •
  we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

        A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors' other debt. Generally, however, an entity would be considered insolvent at the time it incurred indebtedness if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

        Although each guarantee contains a provision intended to limit that guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor's obligation to an amount that effectively makes its guarantee of limited value or worthless.

        In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent transfers. If a court were to rely on this case as precedent in litigation under the indenture, the risk that the guarantees will be found to be fraudulent transfers will be significantly increased.

        Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the notes and the guarantees to the claims of other creditors under the principle of equitable subordination if the court determines that: (1) the holder of the notes engaged in inequitable conduct to the detriment of other creditors; (2) such inequitable conduct resulted in injury to our or the applicable guarantor's other creditors or conferred an unfair advantage upon the holder of the notes; and (3) equitable subordination is not inconsistent with the provisions of applicable bankruptcy law.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

        We cannot assure you that, even following registration or exchange of the old notes for new notes, an active trading market for the notes will exist, and we will have no obligation to create such a market. At the time of the January 2011 offering of the old notes, the initial purchasers advised us that they intended to make a market in the old notes and, if issued, the new notes. The initial purchasers are not obligated, however, to make a market in the old notes or the new notes and any market making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the old notes or the new notes.

        The liquidity of any trading market for the notes and the market prices quoted for the notes depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

The market value of the notes may be subject to substantial volatility.

        Historically, the market for high-yield debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions will not adversely affect the prices at which you may sell your notes. As has been evident in connection with the recent turmoil in global financial markets, the entire high-yield debt market can experience sudden and sharp price swings, which can be exacerbated by factors such as (1) large or sustained sales by major investors in high-yield debt, (2) a default by a high profile issuer or (3) a change in investors' psychology regarding high-yield debt. A real or perceived economic downturn or higher interest rates could cause a decline in the market value of the notes. Moreover, if one of the major rating agencies lowers its credit rating on us or the notes, the market value of such notes will likely decline. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or, in the event you are able to sell your notes, that the price that you receive will be favorable.

Many of the covenants contained in the indenture governing the notes will be suspended if the notes are rated investment grade by both Standard & Poor's Ratings Services and Moody's Investors Service, Inc.

        Many of the covenants in the indenture governing the notes will be suspended for so long as the notes are rated investment grade by both Standard & Poor's Ratings Services and Moody's Investors Service, Inc., provided at such time no event of default under the indenture governing the notes has occurred and is continuing. These covenants will be reinstated if the rating assigned by either rating agency declines below investment grade. These covenants will restrict, among other things, our ability to pay dividends, to incur indebtedness and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See "Description of the Notes—Certain Covenants—Covenant Suspension."

The guarantee of the notes by Laredo LLC does not provide significant additional assurance of payment on the notes.

        The notes are guaranteed by Laredo LLC. However, Laredo LLC is a holding company and has no operations separate from its investment in Laredo Inc. and Laredo Inc.'s subsidiaries. Therefore, if Laredo Inc. and the other guarantors should be unable to meet our payment obligations with respect to the notes, it is unlikely that Laredo LLC would be able to do so either.

Variable rate indebtedness subjects us to the risk of higher interest rates, which could cause our debt service obligations to increase significantly.

        Certain of our current borrowings (including borrowings under our senior secured credit facility) are, and future borrowings may be, at variable rates of interest, and, therefore, expose us to the risk of increased interest rates. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even if our outstanding indebtedness remained the same, thereby causing our net income and cash available for servicing our indebtedness to be lower than it would have been had interest rates not increased.

Risks Related to the Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

        The issuer will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

        If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the old notes outstanding.

The consummation of the exchange offer may not occur.

        We are not obligated to complete the exchange offer under certain circumstances. See "Exchange Offer—Conditions to the Exchange Offer." Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their new notes, during which time those holders of old notes will not be able to effect transfers of their old notes tendered in the exchange offer.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

        If you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In addition, if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes.

Risks Related to Our Business

Oil and natural gas prices are volatile. A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

        The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the market for oil and natural gas has been volatile. This market will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include the following:

  •
  worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas;

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  the price and quantity of imports of foreign oil and natural gas, including liquefied natural gas;

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  political conditions in or affecting other oil and natural gas-producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;

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  the level of global oil and natural gas exploration and production;

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  the level of global oil and natural gas inventories;

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  prevailing prices on local oil and natural gas price indexes in the areas in which we operate;

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  localized and global supply and demand fundamentals and transportation availability;

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  weather conditions;

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  technological advances affecting energy consumption;

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  the price and availability of alternative fuels; and

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  domestic, local and foreign governmental regulation and taxes.

        Furthermore, the current worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has lead to a worldwide economic recession. The slowdown in economic activity caused by such recession has reduced worldwide demand for energy and resulted in lower oil and natural gas prices. Oil and natural gas prices were volatile in 2010 and continue to be volatile in 2011. The NYMEX oil prices in 2010 ranged from a high of $89.23 to a low of $74.11 per Bbl and the NYMEX natural gas prices in 2010 ranged from a high of $5.81 to a low of $3.29 per MMBtu. Further, the NYMEX oil price and the NYMEX natural gas price reached lows of $89.58 per Bbl and $3.79 per MMBtu, respectively, and highs of $102.98 per Bbl and $4.32 per MMBtu, respectively, during the period from January 1, 2011 to March 31, 2011.

        Lower oil and natural gas prices will reduce our cash flows and borrowing ability. We may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a decline in our oil and natural gas reserves as existing reserves are depleted. Lower oil and natural gas prices may also reduce the amount of oil and natural gas that we can produce economically.

        Substantial decreases in oil and natural gas prices would render uneconomic a significant portion of our exploration, development and exploitation projects. This may result in our having to make significant downward adjustments to our estimated proved reserves. As a result, a substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Our exploration, development and exploitation projects require substantial capital expenditures. We may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in our oil and natural gas reserves.

        The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures for the exploration, development, exploitation, production and acquisition of oil and natural gas reserves. Our net cash provided by operating activities used in capital and exploration expenditures was approximately $63.9 million for the twelve months ended December 31, 2010, compared to capital expenditures for the same period of $195.7 million. Our capital expenditure budget for 2011 is $374 million, with approximately $324 million allocated for drilling and completion operations. We expect to fund these capital expenditures with cash generated by operations and through borrowings under our senior secured credit facility. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, commodity prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in our actual capital expenditures. Conversely, a significant improvement in product prices could result in an increase in our capital expenditures. We intend to finance our future capital expenditures primarily through cash flow from operations and through borrowings under our senior secured credit facility; however, our financing needs may require us to alter or increase our capitalization substantially through the issuance of debt or equity securities or the sale of assets. The issuance of additional indebtedness may require that a portion of our cash flow from operations be used for the payment of interest and principal on our indebtedness, thereby reducing our ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions.

        Our cash flow from operations and access to capital are subject to a number of variables, including:

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  our proved reserves;

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  the level of oil and natural gas we are able to produce from existing wells;

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  the prices at which our oil and natural gas is sold;

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  the global credit and securities markets;

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  our ability to acquire, locate and produce new reserves; and

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  the ability and willingness of lenders and investors to provide capital and the cost of capital.

        If our revenues or the borrowing base under our senior secured credit facility decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. If additional capital is needed, we may not be able to obtain debt or equity financing on terms acceptable to us, if at all. If cash flow generated by our operations or available borrowings under our senior secured credit facility are not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to development of our properties, which in turn could lead to a decline in our reserves, and could adversely affect our business, financial condition and results of operations.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

        Our future financial condition and results of operations will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration, exploitation, development and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil and natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see "—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves." In addition, our cost of drilling, completing and operating wells is often uncertain before drilling commences.

        Further, many factors may curtail, delay or cancel our scheduled drilling projects, including the following:

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  delays imposed by or resulting from compliance with regulatory and contractual requirements and related lawsuits;

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  pressure or irregularities in geological formations;

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  shortages of or delays in obtaining equipment and qualified personnel;

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  equipment failures or accidents;

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  fires and blowouts;

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  adverse weather conditions, such as blizzards and ice storms;

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  declines in oil and natural gas prices;

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  limited availability of financing at acceptable rates;

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  title problems; and

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  limitations in the market for oil and natural gas.

        Although we take actions that we believe may reduce the risks associated with drilling in a particular site, it is possible that these actions will fail to adequately reduce risk. In addition, it is never possible for us to fully eliminate the substantial risks associated with drilling and exploration, regardless of any actions that we take or fail to take. Investors should understand that drilling for and producing oil and natural gas are inherently risky activities.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

        The process of estimating natural gas and oil reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in these interpretations or assumptions could materially affect our estimated quantities and present value of our reserves. See "Business—Our Operations—Estimated Proved Reserves," "Supplemental Oil and Gas Disclosures" and "Selected Historical Consolidated Financial and Operating Data" for information about our estimated natural gas and oil reserves and the PV-10 and standardized measure of discounted future net cash flows.

        In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

        Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas reserves will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing commodity prices and other factors, many of which are beyond our control.

        You should not assume that the present value of future net revenues from our proved reserves is the current market value of our estimated natural gas reserves or oil reserves. We generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate.

Our estimates of proved reserves as of December 31, 2010 and December 31, 2009 have been prepared under new SEC rules which went into effect for fiscal years ending on or after December 31, 2009, which may make comparisons to prior periods difficult and could limit our ability to book additional proved undeveloped reserves in the future.

        This prospectus presents estimates of our proved reserves as of December 31, 2010 and December 31, 2009, which have been prepared and presented under new SEC rules. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserve estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-year pricing. The pricing that was used for estimates of our reserves as of December 31, 2010 was $4.15 per Mcf for gas and $75.96 per barrel for condensate and oil without giving any effect to our commodity hedges. These prices are the unweighted average of the first day of the month price for the 12 calendar months ending December 31, 2010 and were held constant for the life of each property. Product prices which were actually used for each property reflect all adjustments including gravity, quality, local conditions, fuel and shrinkage, and/or distance from market. As a result of this change in pricing methodology, direct comparisons of our previously reported reserve amounts may be more difficult.

        Another impact of the new SEC rules is a general requirement that, subject to limited exception, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This new rule has limited and may continue to limit our potential to book additional proved undeveloped reserves as we pursue our drilling program. Moreover, we may be required to write down our proved undeveloped reserves if we do not drill on those reserves within the required five-year timeframe.

        Accordingly, while the estimates of our proved reserves and related PV-10 and standardized measure at December 31, 2010 and December 31, 2009 included in this prospectus were prepared based on what we and our independent reserve engineers believe to be reasonable interpretations of the new SEC rules, those estimates could differ materially from any estimates we might prepare applying future interpretive guidance from the SEC or responding to comments from the SEC.

Our identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling, which in certain instances could prevent production prior to the expiration date of leases for such locations. In addition, we may not be able to raise the substantial amount of capital that would be necessary to drill a substantial portion of our potential drilling locations.

        Our management team has specifically identified and scheduled certain drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including natural gas and oil prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, regulatory approvals and other factors. Because of these uncertain factors, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce natural gas or oil from these or any other potential drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the potential locations are obtained, the leases for such acreage will expire. As such, our actual drilling activities may materially differ from those presently identified.

        We have approximately 4,340 gross potential drilling locations. As a result of the limitations described above, we may be unable to drill many of our potential resource play drilling locations. In addition, we will require significant additional capital over a prolonged period in order to pursue the development of these locations, and we may not be able to raise or generate the capital required to do so. Any drilling activities we are able to conduct on these potential locations may not be successful or result in our ability to add additional proved reserves to our overall proved reserves or may result in a downward revision of our estimated proved reserves, which could have a material adverse effect on our future business and results of operations.

If commodity prices decrease, we may be required to take write downs of the carrying values of our properties.

        Accounting rules require that we periodically review the carrying value of our properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our properties. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations for the periods in which such charges are taken.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our future cash flows and results of operations.

        Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless we conduct successful ongoing exploration, development and exploitation activities or continually acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Our future oil and natural gas reserves and production, and therefore our future cash flow and results of operations, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, exploit, find or acquire sufficient additional reserves to replace our current and future production. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition and results of operations would be adversely affected.

Currently, we receive significant incremental cash flows as a result of our hedging activity. To the extent we are unable to obtain future hedges at effective prices consistent with those we have received to date and oil and natural gas prices do not improve, our cash flows may be adversely affected.

        To achieve more predictable cash flows and reduce our exposure to downward price fluctuations, we have entered into a number of hedge contracts for approximately 35.2 MMBtu of our natural gas production and 2.6 MMBbls of our crude oil production from January 2011 through December 2013. We are currently realizing a significant benefit from these hedge positions. For example, for the twelve months ended December 31, 2010, we received approximately $21.4 million in cash flows pursuant to our hedges. If future oil and natural gas prices remain comparable to current prices, we expect that this benefit will decline materially over the life of the hedges, which cover decreasing volumes at declining prices through December 2013. If we are unable to enter into new hedge contracts in the future at favorable pricing and for a sufficient amount of our production, our financial condition and results of operations could be materially adversely affected. For additional information regarding our hedging activities, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Commodity financial derivatives."

Our derivative activities could result in financial losses or could reduce our earnings.

        To achieve more predictable cash flows and reduce our exposure to adverse fluctuations in the prices of oil and natural gas, we enter into derivative instrument contracts for a portion of our oil and natural gas production, including collars and price-fix swaps. Accordingly, our earnings may fluctuate significantly as a result of changes in fair value of our derivative instruments.

        Derivative instruments also expose us to the risk of financial loss in some circumstances, including when:

  •
  production is less than the volume covered by the derivative instruments;

  •
  the counter party to the derivative instrument defaults on its contractual obligations;

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  there is an increase in the differential between the underlying price in the derivative instrument and actual prices received; or

  •
  there are issues with regard to legal enforceability of such instruments.

        The use of derivatives may, in some cases, require the posting of cash collateral with counterparties. If we enter into derivative instruments that require cash collateral and commodity prices or interest rates change in a manner adverse to us, our cash otherwise available for use in our operations would be reduced, which could limit our ability to make future capital expenditures and make payments on our indebtedness, including the notes, and which could also limit the size of our borrowing base. Future collateral requirements will depend on arrangements with our counterparties, highly volatile oil and natural gas prices and interest rates.

        As of December 31, 2010, receivables from our derivatives counterparties were approximately $10.4 million and net receivables were approximately $9.3 million. Any default by these counterparties on their obligations to us would have a material adverse effect on our financial condition and results of operations.

        In addition, derivative arrangements could limit the benefit we would receive from increases in the prices for oil and natural gas, which could also have a material adverse effect on our financial condition.

The inability of our significant customers to meet their obligations to us may materially adversely affect our financial results.

        In addition to credit risk related to receivables from commodity derivative contracts, our principal exposure to credit risk is through joint interest receivables ($12.0 million at December 31, 2010) and the sale of our oil and natural gas production ($12.9 million in receivables at December 31, 2010), which we market to energy marketing companies, refineries and affiliates. Joint interest receivables arise from billing entities who own partial interest in the wells we operate. These entities participate in our wells primarily based on their ownership in leases on which we wish to drill. We can do very little to choose who participates in our wells. We are also subject to credit risk due to concentration of our oil and natural gas receivables with several significant customers. The largest purchaser of our oil and natural gas during the twelve months ended December 31, 2010 purchased approximately 43.5% of our operated production. We do not require our customers to post collateral. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may materially adversely affect our financial results.

We may incur substantial losses and be subject to substantial liability claims as a result of our operations. Additionally we may not be insured for, or our insurance may be inadequate to protect us against, these risks.

        We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

  •
  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

  •
  abnormally pressured formations;

  •
  mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

  •
  fires, explosions and ruptures of pipelines;

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  personal injuries and death;

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  natural disasters; and

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  terrorist attacks targeting natural gas and oil related facilities and infrastructure.

        Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us as a result of:

  •
  injury or loss of life;

  •
  damage to and destruction of property, natural resources and equipment;

  •
  pollution and other environmental damage and associated clean-up responsibilities;

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  regulatory investigations, penalties or other sanctions;

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  suspension of our operations; and

  •
  repair and remediation costs.

        We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

Prospects that we decide to drill may not yield natural gas or oil in commercially viable quantities.

        Prospects that we decide to drill that do not yield natural gas or oil in commercially viable quantities will adversely affect our results of operations and financial condition. In this prospectus, we describe some of our current prospects and our plans to explore those prospects. Our prospects are in various stages of evaluation, ranging from a prospect which is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield natural gas or oil in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects. Further, our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

  •
  unexpected drilling conditions;

  •
  title problems;

  •
  pressure or lost circulation in formations;

  •
  equipment failure or accidents;

  •
  adverse weather conditions;

  •
  compliance with environmental and other governmental or contractual requirements; and

  •
  increase in the cost of, shortages or delays in the availability of, electricity, supplies, materials, drilling or workover rigs, equipment and services.

Our use of 2D and 3D seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil, which could adversely affect the results of our drilling operations.

        Even when properly used and interpreted, 2D and 3D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable geoscientists to know whether hydrocarbons are, in fact, present in those structures and the amount of hydrocarbons. We are employing 3D seismic technology with respect to certain of our projects. The implementation and practical use of 3D seismic technology is relatively new, unproven and unconventional, which can lessen its effectiveness, at least in the near term, and increase our costs. In addition, the use of 3D seismic and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies, and we could incur greater drilling and exploration expenses as a result of such expenditures, which may result in a reduction in our returns. As a result, our drilling activities may not be successful or economical, and our overall drilling success rate or our drilling success rate for activities in a particular area could decline.

        We often gather 3D seismic data over large areas. Our interpretation of seismic data delineates those portions of an area that we believe are desirable for drilling. Therefore, we may choose not to acquire option or lease rights prior to acquiring seismic data, and, in many cases, we may identify hydrocarbon indicators before seeking option or lease rights in the location. If we are not able to lease those locations on acceptable terms, we will have made substantial expenditures to acquire and analyze 3D data without having an opportunity to attempt to benefit from those expenditures.

Market conditions or operational impediments may hinder our access to natural gas and oil markets or delay our production.

        Market conditions or the unavailability of satisfactory natural gas and oil processing or transportation arrangements may hinder our access to natural gas and oil markets or delay our production. The availability of a ready market for our natural gas and oil production depends on a number of factors, including the demand for and supply of natural gas and oil and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells due to lack of a market or inadequacy or unavailability of natural gas and oil pipeline or gathering system capacity. In addition, if natural gas or oil quality specifications for the third party natural gas or oil pipelines with which we connect change so as to restrict our ability to transport natural gas or oil, our access to natural gas and oil markets could be impeded. If our production becomes shut in for any of these or other reasons, we would be unable to realize revenue from those wells until other arrangements were made to deliver the products to market.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations or expose us to significant liabilities.

        Our oil and natural gas exploration, production and transportation operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations. Such costs could have a material adverse effect on our business, financial condition and results of operations. Failure to comply with laws and regulations applicable to our operations, including any evolving interpretation and enforcement by governmental authorities, could have a material adverse effect on our business, financial condition and results of operations.

        Changes to existing or new regulations may unfavorably impact us and could result in increased operating costs and have a material adverse effect on our financial condition and results of operations. For example, Congress is currently considering legislation that, if adopted in its proposed form, would subject companies involved in natural gas and oil exploration and production activities to, among other items, additional regulation of and restrictions on hydraulic fracturing of wells, the elimination of certain U.S. federal tax incentives and deductions available to oil and natural gas exploration and production companies, and the prohibition or additional regulation of private energy commodity derivative and hedging activities. These and other potential regulations could increase our operating costs, reduce our liquidity, delay or halt our operations or otherwise alter the way we conduct our business, which could in turn have a material adverse effect on our financial condition, results of operations and cash flows.

        See "Business—Regulation of the Natural Gas and Oil Industry" for a further description of the laws and regulations that affect us.

Our operations may be exposed to significant delays, costs and liabilities as a result of environmental, health and safety requirements applicable to our business activities.

        We may incur significant delays, costs and liabilities as a result of environmental, health and safety requirements applicable to our exploration, development and production activities. These laws and regulations may require us to obtain a variety of permits or other authorizations governing our air emissions, water discharges, waste disposal or other environmental impacts associated with drilling, production and transporting product pipelines or other operations; regulate the sourcing and disposal of water used in the drilling and completion process; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier and other protected areas; require remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; and/or impose substantial liabilities for pollution or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of oil or natural gas production. These laws and regulations are complex, change frequently and have tended to become increasingly stringent over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens, the suspension or revocation of necessary permits, licenses and authorizations, the requirement that additional pollution controls be installed and, in some instances, issuance of orders or injunctions limiting or requiring discontinuation of certain operations.

        Under certain environmental laws that impose strict as well as joint and several liability, we may be required to remediate contaminated properties currently or formerly operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, our business, prospects, financial condition or results of operations could be materially adversely affected.

        See "Business—Regulation of Environmental and Occupational Health and Safety Matters" for a further description of the laws and regulations that affect us.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our exploration and development plans within our budget and on a timely basis.

        The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the natural gas and oil industry can fluctuate significantly, often in correlation with natural gas and oil prices, causing periodic shortages. Historically, there have been shortages of drilling and workover rigs, pipes and other equipment as demand for rigs and equipment has increased along with the number of wells being drilled. We cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. Such shortages could delay or cause us to incur significant expenditures that are not provided for in our capital budget, which could have a material adverse effect on our business, financial condition or results of operations.

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

        Section 1(b) of the Natural Gas Act of 1938 (the "NGA") exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission ("FERC") as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline's status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of on-going litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts or Congress, which could cause our revenues to decline and operating expenses to increase and may materially adversely affect our business, financial condition or results of operations.

Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines.

        Under the Domenici Barton Energy Policy Act of 2005, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1 million per day for each violation and disgorgement of profits associated with any violation. While our systems have not been regulated by FERC as a natural gas company under the NGA, FERC has adopted regulations that may subject certain of our otherwise non-FERC jurisdictional facilities to FERC annual reporting and daily scheduled flow and capacity posting requirements. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject us to civil penalty liability, which could have a material adverse effect on our business, financial condition or results of operations.

The adoption of climate change legislation or regulations restricting emissions of "greenhouse gases" could result in increased operating costs and reduced demand for the oil and natural gas we produce.

        Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases" ("GHGs"), including carbon dioxide and methane, may be contributing to warming of the earth's atmosphere and other climatic changes. In response to such studies, the U.S. Congress has considered legislation to reduce emissions of GHGs. One bill approved by the U.S. House of Representatives in June 2009, known as the American Clean Energy and Security Act of 2009, would have required an 80% reduction in emissions of GHGs from sources within the U.S. between 2012 and 2050, but it was not approved by the U.S. Senate in the 2009-2010 legislative session. The U.S. Congress may consider similar bills in the future. Moreover, almost half of the states have already taken legal measures to reduce emissions of GHGs through the planned development of GHG emission inventories and/or regional GHG cap and trade programs or other mechanisms. Most cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances corresponding with their annual emissions of GHGs. The number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. Some states have enacted renewable portfolio standards, which require utilities to purchase a certain percentage of their energy from renewable fuel sources.

        In addition, in December 2009, the U.S. Environmental Protection Agency (the "EPA") determined that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment, because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. In response to its endangerment finding, the EPA recently adopted two sets of rules regarding regulation of GHG emissions under the Clean Air Act, one of which regulates emissions of GHGs from motor vehicles and the other of which would regulate emissions of GHGs from large stationary sources of emissions such as power plants or industrial facilities. The motor vehicle rule was finalized in April 2010 and became effective in January 2011 but it does not require immediate reductions in GHG emissions. The stationary source rule was adopted in May 2010 and also became effective January 2011 and is the subject of several pending lawsuits filed by industry groups and Congress is considering legislation to limit or strip the EPA's authority to regulate GHGs. Additionally, in September 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010. The EPA also plans to implement GHG emissions standards for power plants in May 2012 and for refineries in November 2012.

        The adoption of legislation or regulatory programs to reduce GHG emissions could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory requirements. Any GHG emissions legislation or regulatory programs applicable to power plants or refineries could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas we produce. Consequently, legislation and regulatory programs to reduce GHG emissions could have an adverse effect on our business, financial condition and results of operations.

The derivatives reform legislation adopted by Congress could have a material adverse impact on our ability to hedge risks associated with our business.

        On July 21, 2010, the Dodd Frank Wall Street Reform and Consumer Protection Act was signed into law by the U.S. President. Title VII of the new law imposes comprehensive regulation on the over the counter ("OTC") derivatives marketplace and could affect the use of derivatives in hedging transactions. Among other things, Title VII subjects swap dealers and major swap participants to substantial supervision and regulation, including capital standards, margin requirements, business conduct standards, and recordkeeping and reporting requirements. Title VII also requires central clearing for transactions entered into between swap dealers or major swap participants. All swaps subject to the clearing requirement must be executed on a regulated exchange or a swap execution facility ("SEF"). For these purposes, a major swap participant generally is someone other than a dealer who maintains a "substantial" net position in outstanding swaps, excluding swaps used for commercial hedging or for reducing or mitigating commercial risk, or whose positions create substantial net counterparty exposure that could have serious adverse effects on the financial stability of the U.S. banking system or financial markets. In addition, Title VII provides the Commodity Futures Trading Commission (the "CFTC") with express authority to impose aggregate position limits for derivatives related to energy commodities, including contracts traded on exchanges, SEFs, non U.S. boards of trade and swaps that are not centrally cleared. The CFTC has begun proposing rules to implement Title VII in multiple rulemaking proceedings. The CFTC generally is given 360 days after enactment of the law to adopt final rules under Title VII, though some are required to be completed sooner. It is not possible at this time to predict the outcome of these proceedings. Any laws or regulations that may be adopted that subject us or our counterparties to additional capital or margin requirements relating to, or to additional restrictions on, trading and commodity positions could have a material adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activity.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        Hydraulic fracturing is a practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions. The EPA, however, recently asserted federal regulatory authority over hydraulic fracturing involving diesel additives under the federal Safe Drinking Water Act's ("SDWA") Underground Injection Control ("UIC") Program by posting a new requirement on its website that requires facilities to obtain permits to use diesel fuel in hydraulic fracturing operations. The U.S. Energy Policy Act of 2005, which exempts hydraulic fracturing from regulation under the SDWA, prohibits the use of diesel fuel in the fracturing process without a UIC permit. Although the EPA has yet to take any action to enforce or implement this newly-asserted regulatory authority, industry groups have filed suit challenging the EPA's recent decisions as a "final agency action" and, thus, violative of the notice-and-comment rulemaking procedures of the Administrative Procedures Act. At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with results of the study anticipated to be available by late 2012, and a committee of the U.S. House of Representatives also is conducting an investigation of hydraulic fracturing practices. In addition, legislation was proposed in the recently ended 111th session of Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process, and such legislation could be introduced in the current session of Congress. Also, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances or otherwise require the public disclosure of chemicals used in the hydraulic fracturing process. On March 1, 2011, a bill was introduced in the Texas Senate that would require the Railroad Commission of Texas to adopt rules requiring owners and operators of wells on which hydraulic fracturing activities have been performed or other persons who had performed such activities to provide the agency written information on, among other things, the chemicals used in such activities. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for us to drill and produce from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings. In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative changes could cause us to incur substantial compliance costs, and compliance or the consequences of failure to comply by us could have a material adverse effect on our financial condition and results of operations. At this time, it is not possible to estimate the potential impact on our business that may arise if federal or state legislation governing hydraulic fracturing is enacted into law.

Competition in the oil and natural gas industry is intense, making it more difficult for us to acquire properties, market oil and natural gas and secure trained personnel.

        Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than we are able to offer. The cost to attract and retain qualified personnel has increased over the past three years due to competition and may increase substantially in the future. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on our business.

The loss of senior management or technical personnel could materially adversely affect operations.

        We depend on the services of our senior management and technical personnel. The loss of the services of our senior management or technical personnel, including Randy A. Foutch, our Chairman and Chief Executive Officer, could have a material adverse effect on our operations. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals.

We have limited control over activities on properties we do not operate, which could materially reduce our production and revenues.

        A significant portion of our business activities is conducted through joint operating agreements under which we own partial interests in oil and natural gas properties. If we do not operate the properties in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of the underlying properties. The failure of an operator of our wells to adequately perform operations or an operator's breach of the applicable agreements could materially reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others, therefore, depends upon a number of factors outside of our control, including the operator's timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology. Because we do not have a majority interest in most wells that we do not operate, we may not be in a position to remove the operator in the event of poor performance.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

        Oil and natural gas operations in our operating areas can be adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife. This limits our ability to operate in those areas and can intensify competition during those months for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Increases in interest rates could adversely affect our business.

        Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow used for drilling and place us at a competitive disadvantage. For example, as of April 12, 2011, we have approximately $210.0 million of borrowing capacity under our senior secured credit facility, subject to compliance with financial covenants, and the impact of a 1.0% increase in interest rates on this amount of indebtedness, if borrowed, would result in increased annual interest expense of approximately $2.1 million and a corresponding decrease in our net income before the effects of increased interest rates on the value of our interest rate swap contracts. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting our ability to finance our operations. We require continued access to capital. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results.

We may be subject to risks in connection with acquisitions of properties.

        The successful acquisition of producing properties requires an assessment of several factors, including:

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  recoverable reserves;

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  future oil and natural gas prices and their applicable differentials;

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  operating costs; and

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  potential environmental and other liabilities.

        The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis. Even in those circumstances in which we have contractual indemnification rights for pre-closing liabilities, it remains possible that the seller will not be able to fulfill its contractual obligations. Problems with properties we acquire could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to make attractive acquisitions or successfully integrate acquired businesses, and any inability to do so may disrupt our business and hinder our ability to grow.

        In the future we may make acquisitions of businesses that complement or expand our current business. We may not be able to identify attractive acquisition opportunities. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms.

        The success of any completed acquisition will depend on our ability to integrate effectively the acquired business into our existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. No assurance can be given that we will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

        In addition, our senior secured credit facility and the indenture governing the notes impose certain limitations on our ability to enter into mergers or combination transactions. Our senior secured credit facility and the indenture governing the notes also limit our ability to incur certain indebtedness, which could indirectly limit our ability to engage in acquisitions of businesses.

We have incurred losses from operations for various periods since our inception and may do so in the future.

        We incurred net losses from our October 2006 inception to the year ended December 31, 2006 of $252,600 and for each of the years ended December 31, 2007, 2008 and 2009 of $2.2 million, $105.1 million and $150.0 million, respectively. Our development of and participation in an increasingly larger number of prospects has required and will continue to require substantial capital expenditures. The uncertainty and factors described throughout this section may impede our ability to economically find, develop, exploit and acquire natural gas and oil reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

The inability of one or more of our customers to meet their obligations may adversely affect our financial results.

        Substantially all of our accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the energy industry. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. In addition, our oil and natural gas hedging arrangements expose us to credit risk in the event of nonperformance by counterparties. Current economic circumstances and the increased number of bankruptcies may further increase these risks.

Risks Relating to Taxes

We may incur more taxes and certain of our projects may become uneconomic if certain federal income tax deductions currently available with respect to natural gas and oil exploration and development are eliminated as a result of future legislation.

        The U.S. President's proposed budget for fiscal year 2012 contains a proposal to eliminate certain key U.S. federal income tax preferences currently available to natural gas and oil exploration and production companies. These changes include, but are not limited to (i) the repeal of the percentage depletion allowance for natural gas and oil properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any of the foregoing changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation as a result of the budget proposal or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to natural gas and oil exploration and development. Any such change could negatively impact our financial condition and results of operations by increasing the costs we incur which would in turn make it uneconomic to drill some prospects if commodity prices are not sufficiently high, resulting in lower revenues and decreases in production and reserves.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        At the closing of the January 2011 offering of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to do the following:

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  file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and

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  use commercially reasonable efforts to have the exchange offer completed by the 365th day following the date of the issuance of the notes (January 20, 2011).

        We agreed to offer the new notes in exchange for surrender of the old notes upon the SEC's declaring the exchange offer registration statement effective. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 20 business days after the date we mail notice of the exchange offer to the holders of the old notes.

        For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from January 20, 2011. The registration rights agreement also contains agreements to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from us) to exchange such old notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of new notes received by such broker-dealer in the exchange offer. We agreed to use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offer, which period may be extended under certain circumstances.

        The preceding agreement is needed because any broker-dealer who acquires old notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities other than old notes acquired directly from us or one of our affiliates.

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

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  will not be able to rely on the interpretation of the staff of the SEC,

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  will not be able to tender its new notes in the exchange offer, and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Each holder of the old notes (other than certain specified holders) who desires to exchange old notes for the new notes in the exchange offer will be required to make the representations described below under "—Procedures for Tendering—Your Representations to Us."

        We further agreed to file with the SEC a shelf registration statement to register for public resale old notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

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  the exchange offer is not permitted by applicable law or SEC policy,

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  the exchange offer is not for any reason completed by the 365th day following the date of the initial issuance of the notes (January 20, 2011), or

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  prior to the completion of the exchange offer, (a) with respect to a holder of old notes that is not our or one of the guarantors' affiliates, such holder notifies us that (i) it is prohibited by applicable law or SEC policy from participating in the exchange offer, (ii) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus forming part of this registration statement is not appropriate or available for such resales, or (iii) it is a broker-dealer and holds old notes acquired directly from us, or (b) in the case of an initial purchaser, such initial purchaser notifies us that it will not receive freely tradable new notes in exchange for old notes constituting any portion of such initial purchaser's unsold allotment.

        We have agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of one year following its effective date and such time as all notes covered by the shelf registration statement have been sold. We refer to this period as the "shelf effectiveness period."

        The registration rights agreement provides that if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective or does not automatically become effective when required) on or before the 365th day following the date of the issuance of the notes (January 20, 2011) (or the date the shelf registration statement is required to be declared effective or automatically becomes effective, as the case may be) then additional interest shall accrue on the principal amount of the old notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum thereafter, until the exchange offer is completed, the shelf registration statement is declared effective or, if such shelf registration statement ceased to be effective (subject to certain exceptions), again becomes effective or until the second anniversary of the issue date of the old notes, unless such period is extended, as described in the registration rights agreement.

        Holders of the old notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement.

        If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all old notes validly tendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any old notes.

        This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement which includes this prospectus.

        Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See "—Consequences of Failure to Exchange."

Terms of the Exchange Offer

        Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

        As of the date of this prospectus, $350,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

        We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

        If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

        We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time, on                    , 2011, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion:

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  to extend the exchange offer, or

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  to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

        In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

        If you have any questions or need help in exchanging your notes, please call the exchange agent, whose contact information is set forth in "Prospectus Summary—The Exchange Offer—Exchange Agent."

        All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program ("ATOP") instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

        By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

        There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

        In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  a book-entry confirmation of such old notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

Return of Old Notes Not Accepted or Exchanged

        If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

        By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any new notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act; and

  •
  if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC's ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under "—Procedures for Tendering" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  all registration and filing fees and expenses;

  •
  all fees and expenses of compliance with federal securities and state "blue sky" or securities laws;

  •
  accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

        If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

        We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods presented:

		For the Years Ended December 31,
	October 10, 2006 to December 31, 2006
		2007	2008	2009	2010	Pro Forma 2010
Ratio of Earnings to Fixed Charges(1)	—(2)	—(2)	—(2)	—(2)	2.2x	—(1)

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax income (loss) plus fixed charges. "Fixed charges" represents interest incurred, amortization of deferred debt offering costs and that portion of rental expense on operating leases deemed to be the equivalent of interest. Because the net proceeds of the January 2011 offering of the old notes were used to repay indebtedness, the pro forma impact on the amount of fixed charges causes our deficiency in earnings to cover fixed charges to change by 10% or more for the year ended December 31, 2010. After giving effect to the application of the net proceeds of the January 2011 offering of the old notes, including the application of the net proceeds therefrom to repay borrowings under our senior secured credit facility and our term loan facility as if such transactions had occurred at the beginning of 2010 (which borrowings repaid under our senior secured credit facility may be reborrowed from time to time, including for general corporate purposes and to fund our capital expenditure program), our pro forma earnings would have been inadequate to cover fixed charges for the year ended December 31, 2010 by approximately $15.5 million. At December 31, 2010, we had approximately $177.5 million of borrowings outstanding under our senior secured credit facility and $100.0 million outstanding under our term loan facility. The average interest rate paid on amounts outstanding under our senior secured credit facility for the year ended December 31, 2010 was 3.56% and under our term loan facility was 9.25% (in either case excluding the impact of our interest rate swaps).

(2)
Due to our net operating losses for the period from inception (October 10, 2006) to December 31, 2006 and for each of the years ended December 31, 2007, 2008 and 2009, the ratio of coverages were less than 1:1. To achieve the ratio coverage of 1:1, we would have needed additional earnings of approximately $0.3 million, $3.7 million, $160.8 million and $230.3 million, respectively.

 USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

 SUPPLEMENTAL OIL AND GAS DISCLOSURES

        The following tables set forth certain unaudited information concerning our proved oil and natural gas reserves based on reserve reports prepared by Ryder Scott, our independent reserve engineers.

        In accordance with the new SEC regulations, reserves at December 31, 2010 and 2009 were estimated using the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. The reserve estimates for 2008 were prepared in compliance with the applicable prior SEC rules based on year-end prices. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and natural gas properties. Accordingly, the estimates may change as future information becomes available and should not be construed as being exact. See "Risk Factors—Risks Related to Our Business."

        An analysis of the change in estimated quantities of proved oil and gas reserves, all of which are located within the United States, for the years ended December 31, is as follows:

Proved Reserves

	Year Ended December 31, 2010
	Gas (MMcf)	Oil (MBbls)	MMcfe	MBoe
Proved developed and undeveloped reserves:
Beginning of year	264,999	4,046	289,275	48,213
Revisions of previous estimates	(15,486)	204	(14,262)	(2,377)
Extensions, discoveries and other additions	136,201	14,922	225,733	37,622
Purchases of minerals in place	—	—	—	—
Production	(16,546)	(343)	(18,604)	(3,101)

End of year	369,168	18,829	482,142	80,357

Proved developed reserves:
Beginning of year	121,271	1,104	127,895	21,316
End of year	148,956	4,224	174,300	29,050
Proved undeveloped reserves:
Beginning of year	143,728	2,942	161,380	26,897
End of year	220,212	14,605	307,842	51,307

	Year Ended December 31, 2009
	Gas (MMcf)	Oil (MBbls)	MMcfe	MBoe
Proved developed and undeveloped reserves:
Beginning of year	238,049	2,868	255,257	42,543
Revisions of previous estimates	(52,105)	(816)	(57,001)	(9,500)
Extensions, discoveries and other additions	96,090	2,209	109,344	18,224
Purchases of minerals in place	—	—	—	—
Production	(17,035)	(215)	(18,325)	(3,054)

End of year	264,999	4,046	289,275	48,213

Proved developed reserves:
Beginning of year	101,173	866	106,369	17,728
End of year	121,271	1,104	127,895	21,316
Proved undeveloped reserves:
Beginning of year	136,876	2,002	148,888	24,815
End of year	143,728	2,942	161,380	26,897

	Year Ended December 31, 2008
	Gas (MMcf)	Oil (MBbls)	MMcfe	MBoe
Proved developed and undeveloped reserves:
Beginning of year	43,077	307	44,919	7,487
Revisions of previous estimates	(4,148)	(156)	(5,084)	(848)
Extensions, discoveries and other additions	152,409	2,482	167,301	27,884
Purchases of minerals in place	54,373	308	56,221	9,370
Production	(7,662)	(73)	(8,100)	(1,350)

End of year	238,049	2,868	255,257	42,543

Proved developed reserves:
Beginning of year	21,354	63	21,732	3,622
End of year	101,173	866	106,369	17,728
Proved undeveloped reserves:
Beginning of year	21,723	244	23,187	3,865
End of year	136,876	2,002	148,888	24,815

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

        The estimates of future cash flows and future production and development costs as of December 31, 2010 and 2009 are based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period and reserves as of December 31, 2008 are based on year-end sales prices for oil and natural gas. Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. Future income tax expenses are computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil and natural gas reserves, less the tax basis of our oil and natural gas properties. Due to the decrease in prices used to compute reserves at December 31, 2009, our future tax deductions exceed future net revenue; therefore, there is no future income tax expense included in the standardized measure of discounted future net cash flows at December 31, 2009. Prices used were $4.15, $3.61, and $5.63 per Mcf of natural gas and $75.96, $57.04, and $42.31 per Bbl of oil for December 31, 2010, 2009 and 2008, respectively. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%. See "Supplemental Oil and Gas Disclosures" in our audited consolidated financial statements included elsewhere in this prospectus.

        The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows at December 31:

	Years Ended December 31,
	2010	2009	2008
(in thousands)
Future cash inflows	$3,383,339	$1,178,768	$1,461,493
Future production costs	(878,704)	(349,179)	(389,561)
Future development costs	(907,395)	(314,824)	(397,221)
Future income tax expenses	(308,630)	—	(111,779)

Future net cash flows	1,288,610	514,765	562,932
10% discount for estimated timing of cash flows	(797,691)	(315,416)	(362,167)

Standardized measure of discounted future net cash flows	$490,919	$199,349	$200,765

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and notes thereto included elsewhere in this prospectus. We believe that the assumptions underlying the preparation of our consolidated financial statements are reasonable. The financial information included in this prospectus may not be indicative of our future results of operations, financial position and cash flows.

        Presented below is our selected historical consolidated financial data for the periods and as of the dates indicated. The selected historical consolidated financial data for the years ended December 31, 2010, 2009 and 2008 and the balance sheet data as of December 31, 2010 and 2009 are derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The selected historical consolidated financial data for the years ended December 31, 2007 and 2006 and the balance sheet data as of December 31, 2008, 2007 and 2006, are derived from our audited consolidated financial statements not included in this prospectus.

	For the Years Ended December 31,				October 10, 2006 to December 31, 2006
	2010	2009	2008(2)	2007(3)
(in thousands)
Statement of operations data:
Revenues:
Oil and gas sales	$103,635	$68,924	$59,116	$8,749	$—
Natural gas transportation and treating	2,217	2,227	304	22	—
Drilling and production	4	318	548	87	—

Total revenues	105,856	71,469	59,968	8,858	—

Costs and expenses:
Lease operating expenses	9,770	8,862	5,014	2,586	—
Production and ad valorem taxes	7,303	4,428	4,643	655	—
Natural gas transportation treating	2,501	1,416	154	—	—
Drilling rig fees	—	1,606	—	—	—
Drilling and production	344	1,076	23	—	—
General and administrative	22,273	15,942	17,861	4,972	262
Bad debt expense	—	91	—	—	—
Accretion of asset retirement obligations	398	369	131	—	—
Depreciation, depletion and amortization	50,936	48,331	26,372	4,066	2
Impairment expense(1)	—	222,108	187,785	—	—

Total costs and expenses	93,525	304,229	241,983	12,279	264

Operating income (loss)	12,331	(232,760)	(182,015)	(3,421)	(264)

Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	19,230	11,792	30,976	1,579	—
Interest rate swaps, net	(5,392)	(3,394)	(6,274)	—	—
Interest expense	(11,912)	(6,049)	(4,084)	(2,046)	—
Interest income	150	202	606	225	11
Loss on disposal of assets	(30)	(85)	(2)	—	—
Other	1	3	38	—	—

Non-operating income (loss), net	2,047	2,469	21,260	(242)	11

Income (loss) before income taxes	14,378	(230,291)	(160,755)	(3,663)	(253)

Income tax (expense) benefit:
Current	—	—	(12)	—	—
Deferred	(5,176)	80,301	55,700	1,482	—

Total income tax (expense) benefit, net	(5,176)	80,301	55,688	1,482	—

Net income (loss)	$9,202	$(149,990)	$(105,067)	$(2,181)	$(253)

(1)
In 2009, we recognized a $221.3 million pre-tax non-cash full cost ceiling impairment charge on our proved properties and we reduced materials and supplies by $0.8 million to reflect our materials and supplies at the lower of cost or market. In

  2008, we recognized a $187.8 million pre-tax non-cash full cost ceiling impairment charge on our proved properties. For a discussion of our impairment expense, see Note B.5, B.7 and B.20 in our audited consolidated financial statements included elsewhere in this prospectus.

(2)
The year ended December 31, 2008 contains the results of operations for the acquisition of properties from Linn Energy beginning August 15, 2008, the closing date of the property acquisition.

(3)
The year ended December 31, 2007 contains the results of operations for the acquisition of properties from Jones Energy beginning June 5, 2007, the closing date of the property acquisition.

	As of December 31,
	2010	2009	2008	2007	2006
(in thousands)
Balance sheet data:
Cash and cash equivalents	$24,746	$13,221	$9,543	$3,448	$1,058
Net property and equipment	482,042	306,819	308,197	93,276	71
Total assets	688,370	537,369	518,756	123,551	1,129
Current liabilities	96,526	57,281	89,077	11,000	26
Long-term debt	277,500	202,500	127,500	44,500	—
Total owners' equity	305,402	270,482	294,183	67,566	1,103

	For the Years Ended December 31,				October 10, 2006 to December 31, 2006
	2010	2009	2008	2007
(in thousands)
Other financial data:
Net cash provided by (used in) operating activities	$63,928	$94,845	$20,369	$2,723	$(225)
Net cash used in investing activities	(195,567)	(289,675)	(396,393)	(93,259)	(73)
Net cash provided by financing activities	143,164	198,508	382,119	92,926	1,356
EBITDAX(1)	86,080	86,631	41,041	1,351	(251)

(1)
EBITDAX is a non-GAAP financial measure. For a definition of EBITDAX and a reconciliation of EBITDAX to net income (loss) see "—Non-GAAP Financial Measures and Reconciliations" below.

        Presented below are historical financial data for the period from January 1, 2007 to June 4, 2007 and for the year ended December 31, 2006 for the properties acquired from Jones Energy, the accounting predecessor to Laredo LLC. The historical financial data for January 1, 2007 to June 4, 2007 has been derived from the historical accounting records of Jones Energy. The historical financial data for the year ended December 31, 2006 has been derived from the audited statement of revenues and direct operating expenses for the properties acquired from Jones Energy. The statements do not reflect depreciation, depletion and amortization, general and administrative expenses, income taxes or interest expense.

	Period from January 1, 2007 to June 4, 2007	Year Ended December 31, 2006
(in thousands)
Statement of operations data:
Oil and gas revenues	$6,565	$19,722
Direct operating expenses	2,280	5,661

Excess of revenues over direct operating expenses	$4,285	$14,061

Non-GAAP Financial Measures and Reconciliations

PV-10

        PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of the PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves. Refer to Note 6 of our supplemental oil and gas disclosures to our audited consolidated financial statements for a discussion of the standardized measure of discounted future net cash flows.

        The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2010, 2009, 2008 and 2007:

	At December 31,
	2010	2009	2008	2007
(in thousands)
PV-10	$586,091	$199,349	$221,413	$91,591
Present value of future income taxes discounted at 10%	(95,172)	—	(20,648)	(15,531)

Standardized measure of discounted future net cash flows	$490,919	$199,349	$200,765	$76,060

EBITDAX

        EBITDAX is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depreciation, depletion and amortization, impairment of long-lived assets, write-off of deferred financing fees and other, gains or losses on sale of assets, unrealized gains or losses on derivative financial instruments, realized losses on interest rate swaps, realized gains or losses on canceled derivative financial instruments, non-cash unit-based compensation and income tax expense or benefit. EBITDAX, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with

GAAP. EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, used in investing and provided by financing activities, or statement of operations or statement of cash flow data prepared in accordance with GAAP. EBITDAX provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital increases, working capital decreases or its tax position. EBITDAX does not represent funds available for discretionary use, because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management team believes EBITDAX is useful to an investor in evaluating our operating performance because this measure:

  •
  is widely used by investors in the natural gas and oil industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

  •
  helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

  •
  is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, and as a basis for strategic planning and forecasting.

        There are significant limitations to the use of EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies, and the methods of calculating EBITDAX and our measurements of EBITDAX for financial reporting and compliance under our debt agreements differ.

        The following presents a reconciliation of net income (loss) to EBITDAX:

	Years Ended December 31,				October 10, 2006 to December 31, 2006
	2010	2009	2008	2007
(in thousands)
Net income (loss)	$9,202	$(149,990)	$(105,067)	$(2,181)	$(253)
Plus:
Interest expense	11,912	6,049	4,084	2,046	—
Depreciation, depletion and amortization	50,936	48,331	26,372	4,066	2
Impairment of long-lived assets	—	222,108	187,785	—	—
Losses on sale of assets and other, net	30	85	2	—	—
Unrealized losses (gains) on derivative financial instruments	2,354	35,166	(18,589)	(1,098)	—
Realized losses on interest rate swaps	5,239	3,764	278	—	—
Non-cash unit-based compensation	1,231	1,419	1,864	—	—
Income tax expense (benefit)	5,176	(80,301)	(55,688)	(1,482)	—

EBITDAX	$86,080	$86,631	$41,041	$1,351	$(251)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The following discussion contains "forward-looking statements" that reflect our future plans, estimates, beliefs and expected performance. We caution that assumptions, expectations, projections, intentions or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from our expectations include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, potential failure to achieve production from development projects, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business, as well as those factors discussed below and elsewhere in this prospectus, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

Overview

        We are a privately owned energy company focused on the exploration, development and acquisition of oil and natural gas properties in the Mid-Continent and Permian regions of the United States. Laredo was founded in October 2006 to explore, develop and operate oil and natural gas properties and has grown rapidly by executing an aggressive drilling program and by making strategic acquisitions and joint ventures.

        Our financial and operating performance for the year ended December 31, 2010 included the following:

  •
  Oil and natural gas sales of approximately $103.6 million, compared to $68.9 million for the year ended December 31, 2009 and $59.1 million for the year ended December 31, 2008;

  •
  Average daily production of 51 MMcfe/d, compared to 50 MMcfe/d for the year ended December 31, 2009 and 22 MMcfe/d for the year ended December 31, 2008;

  •
  Capital expenditures of approximately $195.7 million, compared to $289.7 million for the year ended December 31, 2009 and $217.3 million for the year ended December 31, 2008;

  •
  Realized gains on commodity derivatives of approximately $21.4 million, compared to $47.3 million for the year ended December 31, 2009 and $6.4 million for the year ended December 31, 2008; and

  •
  Production of 59 MMcfe/d for the fourth quarter of 2010 compared to 52 MMcfe/d for the fourth quarter of 2009 and 36 MMcfe/d for the fourth quarter of 2008.

Acquisitions

        Our use of capital for development and acquisitions allows us to direct our capital resources toward what we believe to be the most attractive opportunities as market conditions evolve. We have historically developed properties that we believe will meet or exceed our rate of return criteria. For acquisitions of properties with additional development and exploration potential, we have focused on acquiring properties that we expect to operate so that we can control the timing and implementation of capital spending. We also make acquisitions in core mature areas where management can leverage knowledge and experience to identify upsides in assets.

        On May 30, 2008 and August 6, 2008, we entered into purchase and sale agreements with Linn Energy to acquire ownership interests in oil and gas properties located in the Verden area in Caddo, Grady and Comanche Counties, Oklahoma, for a total purchase price of $185.0 million, subject to certain adjustments. The first purchase and sale agreement had an effective date of July 1, 2008, and was completed on August 15, 2008. The second purchase and sale agreement pertained to the remaining property, had an effective date of July 1, 2008 and was completed on August 7, 2008. For additional discussion of completed acquisitions in 2008, refer to Note C in our audited consolidated financial statements included elsewhere in this prospectus. There were no significant acquisitions during 2009 and 2010.

        As part of our business strategy, we continually evaluate merger and acquisition opportunities in and around our core areas of operation. We are currently in preliminary discussions regarding a potential transaction with a privately held oil and natural gas exploration and production company. At this time we cannot assure you that this potential transaction will be completed and we have not entered into any definitive agreement or commitment with respect to such transaction. However, if completed, such transaction would be material to Laredo as it would significantly increase our size and would be financed primarily with our equity.

Core Areas of Operations

        Our core operations are currently focused in the Anadarko and Permian Basins, both of which are generally characterized by long-lived reserves, high drilling success rates, multiple pay horizons and high liquids and oil concentrations. As of December 31, 2010, we have an interest in 521 gross producing wells with an average working interest of 60.3%.

        As of December 31, 2010, we have accumulated approximately 438,356 gross acres (289,368 net acres), approximately 67% of which is currently undeveloped. We have identified approximately 4,340 gross potential drilling locations on our existing acreage. We intend to exploit this large resource base to increase our reserves and production through continued drilling programs.

Reserves and Pricing

        In December 2008, the SEC released the final rule for Modernization of Oil and Gas Reporting. Among other changes, the final rule requires us to report oil and gas reserves and calculate the full-cost ceiling value using the unweighted arithmetic average first-of-the-month natural gas and oil prices during the 12-month period ending in the reporting period. The prior SEC rule required using prices at period-end. The requirements of this standard became effective for the year ended December 31, 2009. These revisions and requirements affect the comparability between reporting periods prior to and after the year ended December 31, 2009 for reserve volume and value estimates, full-cost pool write-down calculations and the calculations of depletion of oil and gas assets.

        Based on a reserve report prepared by Ryder Scott, our independent reserve engineers, as of December 31, 2010, we had 482,142 MMcfe of estimated net proved reserves as compared to 289,275 MMcfe of estimated net proved reserves at December 31, 2009 and 255,257 MMcfe at December 31, 2008. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $4.15 per Mcf for natural gas and $75.96 per Bbl for oil at December 31, 2010, and the prices were $3.61 per Mcf for natural gas and $57.04 per Bbl for oil at December 31, 2009. Our 2008 estimated proved reserves were determined using index prices at period end for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The prices were $5.63 per Mcf for natural gas and $42.31 per Bbl for oil at December 31, 2008. All prices have been adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead, but do not give effect to or reflect our commodity hedges.

        Prices for oil and natural gas can fluctuate widely in response to relatively minor changes in the global and regional supply of and demand for oil and natural gas, market uncertainty, economic conditions and a variety of additional factors. Since the inception of our oil and gas activities, commodity prices have experienced significant fluctuations, and additional changes in commodity prices may significantly affect the economic viability of drilling projects, as well as the economic valuation and economic recovery of oil and gas reserves. We have entered into a number of commodity derivatives, which have allowed us to offset a portion of the changes caused by price fluctuations on our natural gas and oil production as discussed in "—Sources of Our Revenue" below.

Sources of Our Revenue

        Our revenues are derived from the sale of oil and natural gas within the continental United States and do not include the effects of derivatives. For the year ended December 31, 2010, our revenues are comprised of sales of approximately 73% natural gas, 25% oil and 2% for transportation, gathering, drilling and production. Our revenues may vary significantly from period to period as a result of changes in volumes of production sold or changes in commodity prices. Gas prices have reached historically high levels in recent years, peaking at over $13.00 per Mcf in July 2008, but have since declined to prices between $3.00 and $6.00 per Mcf for most of 2010.

Hedging

        Due to the inherent volatility in natural gas and oil prices, we use commodity derivative instruments including puts, swaps and collars to hedge future sales prices on a significant portion of our forecasted natural gas and oil production. By removing a majority of the price volatility associated with future production, we expect to reduce, but not eliminate, the potential effects of variability in cash flow from operations due to fluctuations in commodity prices. We have not elected hedge accounting on these derivatives and, therefore, the unrealized gains and losses on open positions are reflected currently in earnings. At each period-end, we estimate the fair value of our commodity derivatives and recognize an unrealized gain or loss. During the years ended December 31, 2010 and 2009, we recognized unrealized losses as market prices generally increased during these periods. During the year ended December 31, 2008, we recognized significant unrealized gains on our commodity derivatives as market prices generally decreased during this period.

        Our open positions as of December 31, 2010 are as follows:

	Year 2011	Year 2012	Year 2013
Gas Positions:
Puts:
Hedged Volume (MMBtu)	360,000	4,320,000	6,600,000
Average Price ($/MMBtu)	$3.50	$5.38	$4.00
Swaps:
Hedged Volume (MMBtu)	—	1,440,000	—
Average Price ($/MMBtu)	$—	$6.20	$—
Collars:
Hedged Volume (MMBtu)	9,840,000	6,360,000	6,600,000
Average Floor Price ($/MMBtu)	$4.84	$4.00	$4.00
Average Ceiling Price ($/MMBtu)	$8.32	$5.60	$7.05
Oil Positions:
Puts:
Hedged Volume (Bbls)	348,000	672,000	1,080,000
Average Price ($/BBls)	$62.52	$65.79	$65.00
Swaps:
Hedged Volume (Bbls)	—	12,000	—
Average Price ($/Bbls)	$—	$84.65	$—
Collars:
Hedged Volume (Bbls)	204,000	138,000	120,000
Average Floor Price ($/Bbls)	$65.88	$66.52	$65.00
Average Ceiling Price ($/Bbls)	$115.28	$115.31	$117.00

Principal Components of Our Cost Structure

        Lease operating and gathering and transportation expenses.    These are daily costs incurred to bring natural gas and oil out of the ground and to the market, together with the daily costs incurred to maintain our producing properties. Such costs also include maintenance, repairs and workover expenses related to our natural gas and oil properties.

        Production and ad valorem taxes.    Production taxes are paid on produced oil and natural gas based on a percentage of revenues from products sold at market prices or at fixed rates established by federal, state or local taxing authorities. We take full advantage of all credits and exemptions in our various taxing jurisdictions. In general, the production taxes we pay correlate to the changes in oil and natural gas revenues. Ad valorem taxes are property taxes assessed based on a flat rate per natural gas equivalent produced on our properties located in Texas.

        Drilling rig fees.    These are costs incurred for fees paid to various third parties for stacked drilling rigs in lieu of drilling.

        Drilling and production.    These are costs incurred to maintain facilities that support our drilling activities.

        General and administrative.    These are costs incurred for overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters, costs of managing our production and development operations, franchise taxes, audit and other fees for professional services and legal compliance.

        Depreciation, depletion and amortization.    Under the full cost accounting method, we capitalize costs within a cost center and then systematically expense those costs on the unit of production basis using proved oil and gas reserve quantities. We calculate depletion on the following types of costs: (i) all capitalized costs, other than the cost of investments in unproved properties and major development projects for which proved reserves cannot yet be assigned, less accumulated amortization; (ii) the estimated future expenditures to be incurred in developing proved reserves; and (iii) the estimated dismantlement and abandonment costs, net of estimated salvage values. We calculate depreciation on the cost of fixed assets related to our pipeline and other fixed assets.

        Impairment expense.    This is the cost to reduce proved oil and gas properties to the calculated full cost ceiling value and the write-downs of our materials and supplies inventory, consisting of pipe and well equipment, to the lower of cost or market value at the end of the respective period.

Other Income (Expense)

        Realized and unrealized gain (loss) on commodity derivative instruments.    We utilize commodity derivative financial instruments to reduce our exposure to fluctuations in the price of crude oil and natural gas. This amount represents (i) the recognition of unrealized gains and losses associated with our open derivative contracts as commodity prices change and commodity derivative contracts expire or new ones are entered into, and (ii) our realized gains and losses on the settlement of these commodity derivative instruments. We classify these gains and losses as operating activities in our consolidated statement of cash flows.

        Realized and unrealized gain (loss) on interest rate swaps.    We utilize interest rate swaps to reduce our exposure to fluctuations in interest rates on our outstanding debt. This amount represents (i) the recognition of unrealized gains and losses associated with our open interest rate swap contracts as interest rates change and interest rate swap contracts expire or new ones are entered into, and (ii) our realized gains and losses on the settlement of these interest rate swap contracts. We classify these gains and losses as operating activities in our consolidated statement of cash flows.

        Interest expense.    We finance a portion of our working capital requirements, capital expenditures and acquisitions with borrowings under our senior secured credit facility. As a result, we incur interest expense that is affected by both fluctuations in interest rates and our financing decisions. We have entered into various fixed interest rate swaps to mitigate the effects of interest rate changes. We do not designate these swaps as hedges and therefore hedge accounting treatment is not applicable. Realized and unrealized gains or losses on these interest rate swaps are included in non-operating income (expense) as discussed above. We reflect interest paid to the lenders under our senior secured credit facility in interest expense. In addition, we include the amortization of deferred financing costs (including origination and amendment fees), commitment fees and annual agency fees in interest expense. We will also have additional interest expense related to our old notes issued on January 20, 2011.

        Interest income.    This represents the interest received on our cash and cash equivalents.

        Income tax expense.    Laredo LLC and Laredo Inc., along with its subsidiaries, file separate federal and state income tax returns. Laredo LLC is a limited liability company treated as a partnership for federal and state income tax purposes, with the exception of the Texas margin tax, with income and expenses passed through to the unitholders. Our provision for income taxes consists of the sum of our income tax provisions for Laredo Inc. and its subsidiaries. We are subject to federal and state income taxes but are currently not in a tax paying position for federal or state income taxes, primarily due to the current deductibility of our intangible drilling costs. We currently have significant federal and state of Oklahoma net operating loss carry-forwards, which have lead primarily to income tax benefits being recognized in these accounts, which will begin to expire in 2026. We believe the federal and state of Oklahoma net operating loss carry-forwards are fully realizable. However, this could change in the near term as we generate taxable income or as estimates of future taxable income are reduced.

Results of Operations

Year Ended December 31, 2010 as Compared to Year Ended December 31, 2009

        The following table sets forth selected operating data for the year ended December 31, 2010 compared to the year ended December 31, 2009:

	Years Ended December 31,
				Percentage Change
	2010	2009	Variance
(in thousands except for percentages, production data and average sales prices)
Operation results:
Revenues
Natural gas	$77,299	$56,928	$20,371	36%
Oil	26,336	11,996	14,340	120%
Natural gas transportation and treating	2,217	2,227	(10)	0%
Drilling and production	4	318	(314)	(99)%

Total revenues	105,856	71,469	34,387	48%
Costs and expenses
Lease operating expenses	9,770	8,862	908	10%
Production and ad valorem taxes	7,303	4,428	2,875	65%
Natural gas transportation and treating	2,501	1,416	1,085	77%
Drilling rig fees	—	1,606	(1,606)	(100)%
Drilling and production	344	1,076	(732)	(68)%
General and administrative	22,273	15,942	6,331	40%
Bad debt expense	—	91	(91)	(100)%
Accretion of asset retirement obligation	398	369	29	8%
Depreciation, depletion and amortization	50,936	48,331	2,605	5%
Impairment expense	—	222,108	(222,108)	(100)%

Total costs and expenses	93,525	304,229	(210,704)	(69)%
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	19,230	11,792	7,438	63%
Interest rate swaps, net	(5,392)	(3,394)	(1,998)	59%
Interest expense	(11,912)	(6,049)	(5,863)	97%
Interest income	150	202	(52)	(26)%
Loss on disposal of assets	(30)	(85)	55	(65)%
Other	1	3	(2)	(67)%

Non-operating income, net	2,047	2,469	(422)	(17)%
Income tax benefit (expense)	(5,176)	80,301	(85,477)	(106)%

Net income (loss)	$9,202	$(149,990)	$159,192	(106)%

Production data:
Natural gas (MMcf)	16,546	17,035	(489)	(3)%
Oil (MBbls)	343	215	128	60%
Natural gas equivalents (MMcfe)	18,604	18,325	279	2%
Average daily production (MMcfe/d)	51	50	1	2%
Average sales prices:
Natural gas, realized ($/Mcf)	$4.67	$3.34	$1.33	40%
Natural gas, hedged(1) ($/Mcf)	$5.95	$6.08	$(0.13)	(2)%
Oil, realized ($/Bbl)	$76.79	$55.83	$20.96	38%
Oil, hedged(1) ($/Bbl)	$77.41	$58.70	$18.71	32%

(1)
Hedged prices reflect the after-effect of our commodity hedging transactions on our average sales prices. Our calculation of such after-effect includes realized gains or losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

        Natural gas and oil revenues.    Our natural gas and oil revenues increased $34.7 million, or 50%, to $103.6 million during the year ended December 31, 2010 as compared to the year ended December 31, 2009. Our revenues are a function of natural gas and oil production volumes sold and average sales prices received for those volumes. Average daily production sold increased by one Mcfe/d during the year ended December 31, 2010 as compared to the year ended December 31, 2009. The total increase in revenue of $34.7 million is largely attributable to higher natural gas and oil prices being realized for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Production decreased by 489 MMcf for gas and increased by 128 MBbls for oil in 2010 as compared to 2009. The net dollar effect of the increase in prices of approximately $29.2 million (calculated as the decrease in year-to-year average prices times current year production volumes for gas and oil) and the net dollar effect of the change in production of approximately $5.5 million (calculated as the increase in year-to-year volumes for gas and oil times the prior year average prices) are shown below.

	Change in Prices(1)	Production Volumes at 12/31/2010(2)	Total Net Dollar Effect of Change (in thousands)
Effect of changes in price:
Natural gas	$1.33	16,546	$22,006
Oil	$20.96	343	$7,189

Total revenues due to change in price			$29,195
	Change in Production Volumes(2)	Prices at 12/31/2009(1)
Effect of changes in volumes:
Natural gas	(489)	$3.34	$(1,633)
Oil	128	$55.83	$7,146

Total revenues due to change in volumes			$5,513
Rounding differences			$3

Total change in revenues			$34,711

(1)
Prices shown are realized, unhedged $/Mcf for natural gas and are realized, unhedged $/Bbl for oil.

(2)
Production volumes are presented in MMcf for natural gas and in MBbls for oil.

        Natural gas transportation and treating.    Our revenues related to natural gas transportation and treating decreased by $0.01 million during the year ended December 31, 2010 as compared to the year ended December 31, 2009. This decrease was due to lower natural gas volumes being transported on behalf of third parties on our gas gathering system.

        Lease operating expenses.    Lease operating expenses increased to $9.8 million for the year ended December 31, 2010 from $8.9 million for the year ended December 31, 2009, an increase of 10%, primarily due to the increase in the number of owned properties during 2010 as compared to 2009. On a per-Mcfe basis, lease operating expenses increased in total to $0.53 per Mcfe at December 31, 2010 from $0.48 per Mcfe at December 31, 2009. This increase was largely a result of lower production for the first nine months of the year as we scaled back our drilling program in response to lower natural gas and oil prices, while continuing to incur lease operating expenses on properties with normal declining production.

        Production and ad valorem taxes.    Production taxes increased to $7.3 million for the year ended December 31, 2010 from $4.4 million for the year ended December 31, 2009, an increase of $2.9 million, or 65%, primarily due to the increase in market prices (not including the effects of hedging) for 2010 as compared to 2009. The average realized prices excluding derivatives for the year ended December 31, 2010 were $4.67 per Mcf for natural gas and $76.79 per Bbl for oil as compared to $3.34 per Mcf for natural gas and $55.83 per Bbl for oil for the year ended December 31, 2009.

        Drilling rig fees.    We have committed to several short-term drilling contracts with various third parties to complete our drilling projects. The contracts contain an early termination clause that requires us to pay significant penalties to the third parties if we cease drilling efforts. For the year ended December 31, 2009, we incurred $1.6 million in stacked rig fees. In 2010, we did not incur any stacked rig fees related to our drilling rig contracts.

        Drilling and production.    Drilling and production costs decreased to $0.3 million at December 31, 2010 from $1.1 million at December 31, 2009 as a result of improved cost control measures related to frac pit expenses.

        General and administrative.    General and administrative expense increased to $22.3 million at December 31, 2010 from $15.9 million at December 31, 2009, an increase of $6.3 million, or 40%. Increases in salaries, benefits, and bonus expense accounted for $4.4 million, or 69%, of the change in general and administrative expense as we continued to grow our employee base during 2010. The remainder of the increase largely consisted of additional expenditures for technology, travel costs, audit and professional fees and legal fees. On a per-Mcfe basis, general and administrative expense increased to $1.20 per Mcfe during the year ended December 31, 2010 from $0.87 per Mcfe at December 31, 2009. This increase was a result of the higher general and administrative costs noted above in conjunction with lower production during the first nine months of 2010 as our drilling program was scaled back in response to lower prices for oil and gas.

        Depreciation, depletion and amortization ("DD&A").    DD&A increased to $50.9 million at December 31, 2010 from $48.3 million at December 31, 2009, an increase of $2.6 million, or 5%. Depletion related to oil and gas properties was $47.5 million and $45.9 million for the years ended December 31, 2010 and 2009, respectively. Depletion was $2.55 per Mcfe and $2.50 per Mcfe for the years ended December 31, 2010 and 2009, respectively.

        Depreciation for pipeline and gas gathering assets was $2.0 million and $1.5 million for the years ended December 31, 2010 and 2009, respectively. The increase in depreciation for pipeline and gas gathering assets was primarily due to the expansion of our gas gathering system.

        Depreciation for other fixed assets was $1.5 million and $1.0 million for years ended December 31, 2010 and 2009, respectively. The increase in depreciation for other fixed assets was primarily due to an increase in fixed asset additions as we grew the company.

        Impairment expense.    We evaluate the impairment of our oil and gas properties on a quarterly basis according to the full cost method prescribed by the SEC. If the carrying amount exceeds the calculated full cost ceiling, we reduce the carrying amount of the oil and gas properties to the calculated full cost ceiling amount, which is determined to be their estimated fair value.

        Impairment expense at December 31, 2009 reflects the impairment of our oil and gas properties of $221.3 million due to declining market prices for natural gas and oil, and the write-down to lower of cost of market of materials and supplies of $0.8 million, consisting of pipe and well equipment, due to declining market prices. For oil and gas assets, the full cost ceiling calculation was computed using the unweighted arithmetic average first-day-of-the-month price of the 12-months ended December 31, 2009 price of $3.61 per Mcf, adjusted by lease for energy content, transportation fees and regional price differentials for natural gas and the first day average of the 12-months ended December 31, 2009 price of $57.04 per barrel, adjusted by lease for quality, transportation fees and regional price differentials for oil. It was determined that oil and gas properties were not impaired for the year ended December 31, 2010 as their carrying amount did not exceed the calculated full cost ceiling. Additionally, a write-down of our materials and supplies was not necessary at December 31, 2010 based on our lower of cost or market analysis.

        Commodity financial derivatives.    Due to the inherent volatility in natural gas and oil prices, we use commodity derivative instruments including puts, swaps and collars to hedge future sales prices on a significant portion of our natural gas and oil production. At each period-end, we estimate the fair value of our commodity derivatives and recognize an unrealized gain or loss. We have not elected hedge accounting on these derivatives and, therefore, the unrealized gains and losses on open positions are reflected in current earnings. For the years ended December 31, 2010 and 2009, our hedges resulted in realized gains of $21.4 million and $47.3 million, respectively. For the years ended December 31, 2010 and 2009, our hedges resulted in unrealized losses of $2.2 million and $35.5 million, respectively. During 2009, some of our hedge contracts matured and commodity prices began to recover, creating an unrealized loss at December 31, 2009. During the fourth quarter of 2010, we entered into nine new commodity derivatives of which four had associated deferred premiums totaling $9.6 million. The estimated fair value of our total deferred premiums was $12.5 million at December 31, 2010. The fair market value of these premiums is deducted from our unrealized gains and losses and largely account for the overall unrealized loss on commodity derivatives at December 31, 2010.

        Interest expense and realized and unrealized gains and losses on interest rate swaps.    Interest expense increased to $11.9 million for the year ended December 31, 2010 from $6.0 million for the year ended December 31, 2009, due to a higher weighted average interest rate and a higher weighted average outstanding debt balance during the year ended December 31, 2010. We incurred a weighted average interest rate of 4.40% on weighted average outstanding principal of $225.2 million for the year ended December 31, 2010 as compared to a weighted average interest rate of 3.67% on weighted average outstanding principal of $154.0 million for the year ended December 31, 2009. The increase in our weighted average interest rate and debt balance was largely due to the addition of our term loan facility at an interest rate of 9.25% on principal of $100.0 million in July 2010.

        During 2010 and 2009, we entered into certain variable-to-fixed interest rate swaps that hedge our exposure to interest rate variations on our variable interest rate debt. At December 31, 2010, we had interest rate swaps outstanding for a notional amount of $200.0 million with fixed pay rates ranging from 1.35% to 3.41% and terms expiring from June 2011 to June 2012 compared to outstanding swaps for a notional amount of $180.0 million with fixed pay rates ranging from 1.60% to 3.41% and terms expiring from June 2011 to June 2012 at December 31, 2009. During the year ended December 31, 2010, we realized a loss on interest rate swaps of $5.2 million compared to a realized loss of $3.8 million for the year ended December 31, 2009. Additionally, we recorded an unrealized loss on interest rate swaps of $0.2 million as of December 31, 2010 compared to an unrealized gain of $0.4 million at December 31, 2009. At December 31, 2010, the estimated fair value of our interest rate swaps was in a liability position of $5.8 million compared to $5.6 million at December 31, 2009.

        Income tax expense.    We recorded a deferred income tax expense of $5.2 million for the year ended December 31, 2010, compared to a deferred income tax benefit of $80.3 million for the year ended December 31, 2009. At December 31, 2009, we recognized a deferred income tax benefit for the impairment of our oil and gas properties of approximately $77.5 million. Additionally, at December 31, 2010 we recorded a $0.7 million valuation allowance against our Texas deferred tax asset, as we believe it is more likely than not that we will not realize a future benefit for the full amount of our Texas deferred tax asset. The estimated annual effective tax rate was 36% for the year ended December 31, 2010 and 35% for the year ended December 31, 2009. Our annual effective tax rate is based on our estimated annual permanent tax differences and estimated annual pre-tax book income. Our estimates involve assumptions we believe to be reasonable at the time of the estimation.

Year Ended December 31, 2009 as Compared to Year Ended December 31, 2008

        The following table sets forth selected operating data for the year ended December 31, 2009 compared to the year ended December 31, 2008:

	Years Ended December 31,
				Percentage Change
	2009	2008	Variance
(in thousands except tor percentages, production data and average sales prices)
Operating results:
Revenues
Natural gas	$56,928	$53,126	$3,802	7%
Oil	11,996	5,990	6,006	100%
Natural gas transportation and treating	2,227	304	1,923	633%
Drilling and production	318	548	(230)	(42)%

Total revenues	71,469	59,968	11,501	19%
Costs and expenses
Lease operating expenses	8,862	5,014	3,848	77%
Production and ad valorem taxes	4,428	4,643	(215)	(5)%
Natural gas transportation and treating	1,416	154	1,262	819%
Drilling rig fees	1,606	—	1,606	100%
Drilling and production	1,076	23	1,053	4,578%
General and administrative	15,942	17,861	(1,919)	(11)%
Bad debt expense	91	—	91	100%
Accretion of asset retirement obligations	369	131	238	182%
Depreciation, depletion and amortization	48,331	26,372	21,959	83%
Impairment expense	222,108	187,785	34,323	18%

Total costs and expenses	304,229	241,983	62,246	26%
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	11,792	30,976	(19,184)	(62)%
Interest rate swaps, net	(3,394)	(6,274)	2,880	(46)%
Interest expense	(6,049)	(4,084)	(1,965)	48%
Interest income	202	606	(404)	(67)%
Loss on disposal of assets	(85)	(2)	(83)	4,150%
Other	3	38	(35)	(92)%

Non-operating income, net	2,469	21,260	(18,791)	(88)%
Income tax benefit	80,301	55,688	24,613	44%

Net loss	$(149,990)	$(105,067)	$(44,923)	43%

Production data:
Natural gas (MMcf)	17,035	7,662	9,373	122%
Oil (MBbls)	215	73	142	195%
Natural gas equivalents (MMcfe)	18,325	8,100	10,225	126%
Average daily production (MMcfe/d)	50	22	28	127%
Average sales prices:
Natural gas, realized ($/Mcf)	$3.34	$6.93	$(3.59)	(52)%
Natural gas, hedged(1) ($/Mcf)	$6.08	$7.74	$(1.66)	(21)%
Oil, realized ($/Bbl)	$55.83	$82.43	$(26.60)	(32)%
Oil, hedged(1) ($/Bbl)	$58.70	$85.57	$(26.87)	(31)%

(1)
Hedged prices reflect the after-effect of our commodity hedging transactions on our average sales prices. Our calculation of such after-effect includes realized gains or losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

        Natural gas and oil revenues.    Our natural gas and oil sales revenues increased $9.8 million, or 17%, to $68.9 million during the year ended December 31, 2009 as compared to the year ended December 31, 2008. Our revenues are a function of natural gas and oil production volumes sold and average sales prices received for those volumes. Average daily production sold increased by 28 Mcfe/d during the year ended December 31, 2009 as compared to the year ended December 31, 2008. The net increase in revenues resulted from the net dollar effect of commodity price decreases of approximately $66.9 million (calculated as the decrease in year-to-year average prices times current year production volumes for gas and oil) and increased production of approximately $76.7 million (calculated as the increase in year-to-year volumes for gas and oil times the prior year average prices) as shown in the calculation below. The increase in production was largely attributed to a full year of production in 2009 on the properties acquired in August 2008 as well as successful drilling efforts.

	Change in Prices(1)	Production Volumes at 12/31/2009(2)	Total Net Dollar Effect of Change (in thousands)
Effect of changes in price:
Natural gas	$(3.59)	17,035	$(61,156)
Oil	$(26.60)	215	$(5,719)

Total revenues due to change in price			$(66,875)
	Change in Production Volumes(2)	Prices at 12/31/2008(1)
Effect of changes in volumes:
Natural gas	9,373	$6.93	$64,955
Oil	142	$82.43	$11,705

Total revenues due to change in volumes			$76,660
Rounding differences			$23

Total change in revenues			$9,808

(1)
Prices shown are realized, unhedged $/Mcf for natural gas and are realized, unhedged $/Bbl for oil.

(2)
Production volumes are presented in MMcf for natural gas and in MBbls for oil.

        Natural gas transportation and treating.    Our revenues related to natural gas transportation and treating increased by $1.9 million, or 633%, during the year ended December 31, 2009 as compared to the year ended December 31, 2008. This increase was due to higher natural gas volumes being transported on behalf of third parties on our gas gathering system.

        Lease operating expenses.    Lease operating expenses increased to $8.9 million for the year ended December 31, 2009 from $5.0 million for the year ended December 31, 2008, an increase of 77%, primarily as a result of a full year of operations in 2009 for the properties acquired in 2008, as well as increased drilling and production. On a per-Mcfe basis, lease operating expenses decreased in total to $0.48 per Mcfe at December 31, 2009 from $0.62 per Mcfe at December 31, 2008 due to improved cost control measures and an improved mix of properties with lower operating costs.

        Production and ad valorem taxes.    Production taxes decreased to $4.4 million for the year ended December 31, 2009 from $4.6 million for the year ended December 31, 2008, a decrease of $0.2 million, or 5%, primarily due to the decrease in average commodity prices (not including the effects of hedging) from 2008 to 2009. The average realized prices for natural gas, excluding derivatives, for the years ended December 31, 2009 and 2008, were $3.34 and $6.93, respectively, a decrease of 52%. The average realized prices for oil, excluding derivatives, for the years ended December 31, 2009 and 2008 were $55.83 and $82.43, respectively, a decrease of 32%.

        Drilling rig fees.    We have committed to several long-term drilling contracts with various third parties to complete our drilling projects. The contracts contain an early termination clause that requires us to pay significant penalties to the third parties if we cease drilling efforts. For the year ended December 31, 2009, we incurred $1.6 million in stacked rig fees. We did not incur any stacked rig fees for the year ended December 31, 2008.

        Drilling and production.    Drilling and production costs increased to $1.1 million at December 31, 2009 from $0.02 million at December 31, 2008 as a result of increased costs incurred related to frac pits in 2009 as compared to 2008.

        General and administrative.    General and administrative expense decreased to $15.9 million for the year ended December 31, 2009 from $17.9 million for the year ended December 31, 2008, a decrease of $1.9 million, or 11%. The decrease is primarily due to a reduction in the bonus accrual for 2009 as compared to 2008 in response to the economic downturn, which lead to decreased net income due to lower natural gas and oil prices. Additionally, costs related to travel, legal fees and professional fees also decreased as costs related to property acquisitions were incurred in 2008, while no significant acquisitions occurred in 2009. On a per Mcfe basis, general and administrative expense decreased to $0.87 per Mcfe for the year ended December 31, 2009 from $2.21 per Mcfe for 2008.

        Depreciation, depletion and amortization ("DD&A").    DD&A increased to $48.3 million at December 31, 2009 from $26.4 million at December 31, 2008, an increase of $21.9 million, or 83%. Depletion related to oil and gas properties was $45.9 million and $25.4 million at December 31, 2009 and 2008, respectively, and increased primarily as a result of a 126% increase in production during 2009 as compared to 2008. Production increased largely as a result of a full year of operations for the properties acquired in August 2008, as well as successful drilling efforts during 2009. The depletion rate for oil and gas properties was $2.50 per Mcfe for the year ended December 31, 2009 as compared to $3.14 per Mcfe for the year ended December 31, 2008.

        Depreciation for pipeline and gas gathering assets was $1.5 million and $0.5 million for the years ended December 31, 2009 and 2008, respectively. The increase was primarily due to the expansion of our gas gathering system.

        Depreciation for other fixed assets was $1.0 million and $0.5 million for the years ended December 31, 2009 and 2008, respectively. The increase was primarily due to an increase in fixed asset additions as we grew the company.

        Impairment expense.    Impairment expense increased to $222.1 million for the year ended December 31, 2009 to $187.8 million for the year ended December 31, 2008, an increase of $34.3 million, or 18%, primarily due to the decrease in prices for natural gas and oil. Our impairment expense of $222.1 million at December 31, 2009 reflects the impairment of our oil and gas assets of $221.3 million and the write-down of $0.8 million of our materials and supplies inventory, consisting of pipe and well equipment, to the lower-of-cost-or-market. For oil and gas assets, the full cost ceiling calculation was computed using the unweighted arithmetic average first-day-of-the-month price of the 12-months ended December 31, 2009 of $3.61 per Mcf, adjusted by lease for energy content, transportation fees and regional price differentials for natural gas and the first day average of the 12-months ended December 31, 2009 price of $57.04 per barrel, adjusted by lease for quality, transportation fees and regional price differentials for oil. Impairment expense for 2008 related entirely to the write-down of our natural gas and oil properties to the full cost ceiling value and was calculated using the December 31, 2008 price of $5.63 per Mcf, adjusted by lease for energy content, transportation fees and regional price differentials for natural gas, and the price of $42.31 per barrel adjusted by lease for quality, transportation fees and regional price differentials for oil.

        Commodity financial derivatives.    For the years ended December 31, 2009 and 2008, our hedges resulted in realized gains of $47.3 million and $6.4 million, respectively. For the years ended December 31, 2009 and 2008, our hedges resulted in unrealized losses of $35.5 million and unrealized gains of $24.6 million, respectively. Unrealized gains in 2008 occurred as commodity prices began to fall below our fixed price swaps as a result of the weakening U.S. and global economies. During 2009, we realized part of these gains as our 2009 hedge contracts matured and prices began to recover, therefore, partially reversing the unrealized gains recorded in 2008.

        Interest expense and realized and unrealized gains and losses on interest rate swaps.    Interest expense increased to $6.0 million for the year ended December 31, 2009 from $4.1 million for the year ended December 31, 2008, primarily due to a higher weighted average outstanding debt balance and a higher weighted average interest rate during the year ended December 31, 2009. We incurred a weighted average interest rate of 3.67% on weighted average outstanding principal of $154.0 million for the year ended December 31, 2009 as compared to a weighted average interest rate of 5.40% on weighted average outstanding principal of $75.9 million for the year ended December 31, 2008.

        During 2008, we entered into various variable-to-fixed interest rate swaps to hedge our exposure to interest rate variations on our variable interest rate debt. At December 31, 2009, we had interest rate swaps outstanding for a notional amount of $180.0 million with fixed pay rates ranging from 1.60% to 3.41% and terms expiring from June 2011 to June 2012 as compared to swaps outstanding for a notional amount of $125.0 million with fixed pay rates ranging from 3.02% to 3.63% and terms expiring from March 2011 to August 2008. For the year ended December 31, 2009, we realized a loss on interest rate swaps of $3.8 million compared to a realized loss of $0.3 million for the year ended December 31, 2008. Additionally, we recorded an unrealized gain on interest rate swaps of $0.4 million as of December 31, 2009 compared to an unrealized loss of $6.0 million at December 31, 2008. At December 31, 2009, the estimated fair value of our interest rate swap agreements was a liability of $5.6 million compared to $6.0 million at December 31, 2008.

        Income tax expense.    We recorded a deferred income tax benefit of $80.3 million for the year ended December 31, 2009 as compared to a deferred income tax benefit of $55.7 million and a current tax expense of $12,000 for the year ended December 31, 2008. Our effective tax rate was 35% for the years ended December 31, 2009 and 2008.

Liquidity and Capital Resources

        Our primary sources of liquidity have been capital contributions from Warburg Pincus Private Equity IX, L.P., Warburg Pincus Private Equity X O&G, L.P., Warburg Pincus X Partners, L.P. (collectively "Warburg Pincus"), certain members of our management and board of directors, borrowings under our senior secured credit facility, borrowings under our prior term loan facility and cash flows from operations. Our primary use of capital has been for the exploration, development and acquisition of natural gas and oil properties. As we pursue reserves and production growth, we continually monitor which capital resources, including equity and debt financings, are available to meet our future financial obligations, planned capital expenditure activities and liquidity requirements. Our future ability to grow proved reserves and production will be highly dependent on the capital resources available to us.

        At December 31, 2010, a total of $550 million of equity has been invested in Laredo LLC by Warburg Pincus and certain members of management and we have $50 million of remaining committed capital.

        At December 31, 2010, we had $177.5 million outstanding and approximately $0.03 million of outstanding letters of credit under our senior secured credit facility. Our term loan facility had $100.0 million outstanding with no additional available capacity at December 31, 2010. On January 20, 2011, we completed an offering of $350.0 million old notes. The net proceeds from the January 2011 offering of the old notes were used (i) to repay and retire the $100.0 million outstanding under the term loan facility, (ii) to pay in full $177.5 million outstanding under the senior secured credit facility, and (iii) for general working capital purposes.

        We expect that, in the future, our commodity derivative positions will help us stabilize a portion of our expected cash flows from operations despite potential declines in the price of natural gas and oil. Please see "—Quantitative and Qualitative Disclosures about Market Risk" below. We believe the net proceeds from the January 2011 offering of the old notes together with cash flows from operations and additional borrowings under our senior secured credit facility, which has a borrowing base of $235 million, should be sufficient to fund our cash requirements, including normal operating needs, debt service obligations, capital expenditures and commitments and contingencies for at least the next 12 months. At April 30, 2011 we had $25.0 million outstanding and approximately $0.03 million of outstanding letters of credit under our senior secured credit facility.

        Our cash flows for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Years Ended December 31,
(in thousands)	2010	2009	2008
Net cash provided by operating activities	$63,928	$94,845	$20,369
Net cash used in investing activities	(195,567)	(289,675)	(396,393)
Net cash provided by financing activities	143,164	198,508	382,119

Net increase in cash	$11,525	$3,678	$6,095

Cash Flows Provided by Operating Activities

        Net cash provided by operating activities was $63.9 million, $94.8 million and $20.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. The decrease in cash flows between 2010 and 2009 was largely due to a decrease in the average realized prices for natural gas after the effect of hedges, which affected net income, unrealized gain/loss on derivative financial instruments and accounts receivable balances. The increase in cash flows from 2008 to 2009 was largely due to increased sales and production from acquisitions of properties as well as an increase in drilling.

        Our operating cash flows are sensitive to a number of variables, the most significant of which are the volatility of natural gas and oil prices and production levels. Regional and worldwide economic activity, weather, infrastructure, capacity to reach markets and other variable factors significantly impact the prices of these commodities. These factors are not within our control and are difficult to predict. For additional information on the impact of changing prices on our financial position, see "—Quantitative and Qualitative Disclosures about Market Risk" below.

Cash Flows Used in Investing Activities

        We had cash flows used in investing activities of $195.6 million, $289.7 million and $396.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. A decrease occurred from the year ended December 31, 2009 to the year ended December 31, 2010 due to the economic downturn and lower realized prices, including hedging, for natural gas and oil making it uneconomical to continue our drilling program at levels experienced in prior years for the first nine months of 2010. Cash flows used in investing activities declined in total from 2008 to 2009 as no acquisitions were completed during 2009, however, drilling activity, land and seismic activity and pipeline activity all increased. We expect to increase our drilling and production throughout 2011 and, therefore, expect that our cash used in investing activities will be higher going forward based on our current capital budget.

        Our cash used in investing activities for acquisitions and capital expenditures for the years ended December 31, 2010, 2009, and 2008 is summarized in the table below.

	Years Ended December 31,
(in thousands)	2010	2009	2008
Acquisition of oil and gas properties	$—	$—	$(179,141)
Capital expenditures:
Oil and gas properties	(189,339)	(266,701)	(196,388)
Pipeline and gathering assets	(4,277)	(19,995)	(17,548)
Other fixed assets	(2,040)	(3,004)	(3,338)
Proceeds from other asset disposals	89	25	22

Net cash used in investing activities	$(195,567)	$(289,675)	$(396,393)

Capital Expenditure Budget

        Our board of directors has approved a capital budget of up to $373.8 million for 2011, excluding acquisitions. Our capital budget may be adjusted as business conditions warrant. We do not have a specific acquisition budget since the timing and size of acquisitions cannot be accurately forecasted.

        Our expected capital expenditures budget for the year ended December 31, 2011 is as follows:

2011 Capital Expenditure Budget

(in thousands)
Drilling	$324,267
Land and Seismic	25,000
Pipeline	14,994
Other	9,587

Total	$373,848

        The amount, timing and allocation of capital expenditures are largely discretionary and within management's control. If natural gas and oil prices decline to levels below our acceptable levels, or costs increase to levels above our acceptable levels, we may choose to defer a significant portion of our budgeted capital expenditures until later periods in order to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flow. We may also increase our capital expenditures significantly to take advantage of opportunities we consider to be attractive. We consistently monitor and adjust our projected capital expenditures in response to success or lack of success in drilling activities, changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, contractual obligations, internally generated cash flow and other factors both within and outside our control.

Cash Flows Provided by Financing Activities

        We had cash flows provided by financing activities of $143.2 million, $198.5 million and $382.1 million for the years ended December 31, 2010, 2009 and 2008, respectively. Net cash provided by financing activities in 2010 was primarily the result of capital contributions from Warburg Pincus, certain members of our management and board of directors of $75.0 million, borrowings on our senior secured credit facility of $75.0 million and borrowings on our term loan facility of $100.0 million, which were subsequently used to pay down the outstanding balance on our senior secured credit facility. In 2009, net cash from financing activities was primarily the result of capital contributions of $125.0 million and borrowings on our senior secured credit facility of $75.0 million. In 2008, net cash from financing activities was primarily the result of capital contributions from Warburg Pincus, certain members of our management and board of directors of $299.7 million and borrowings on our senior secured credit facility of $83.0 million.

Credit Facilities

        At December 31, 2010, our credit facilities were comprised of a senior secured credit facility and a term loan facility. The term loan facility was paid in full and retired in conjunction with the closing of the January 2011 offering of the old notes. Laredo Inc. was the borrower under both of our credit facilities.

        Senior secured credit facility.    Our $500.0 million senior secured credit facility was amended and restated as of July 29, 2008, amended in December 2008, May 2009 and November 2009, and amended and restated as of July 7, 2010. Effective contemporaneously with the issuance of the old notes on January 20, 2011, our senior secured credit facility was amended to (i) permit the offering and the repayment of amounts outstanding under the term loan facility, (ii) extend the maturity of our senior secured credit facility by one year to July 7, 2015, (iii) reduce the applicable margins for Eurodollar Tranches to between 2.00% and 2.75% and for Adjusted Base Rate Tranches to between 1.00% and 1.75% based on the ratio of outstanding revolving credit to the conforming borrowing base and (iv) eliminate the leverage tests. We used the net proceeds from our January 2011 offering of the old notes, among other things, to pay down all loan amounts outstanding under the senior secured credit facility, which were approximately $177.5 million at December 31, 2010. Refer to Note O of our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the January 2011 offering of the old notes and use of proceeds. Future borrowing bases will be set by the banks in our senior secured credit facility, giving consideration to such criteria as proved natural gas and oil reserves, estimated future cash flow from these reserves and hedge positions, and any other outstanding indebtedness. On April 12, 2011, the borrowing base under our senior secured credit facility was redetermined at $235 million. The borrowing base is redetermined semiannually; the next redetermination is scheduled to occur in November 2011. Following the next scheduled borrowing base redetermination, we may be subject to similar restrictions on our ability to incur indebtedness or our borrowing base may be reduced.

        Principal amounts borrowed are payable on the final maturity date with such borrowings bearing interest that is payable, at our election, either on the last day of each fiscal quarter at an Adjusted Base Rate or at the end of one-, two-, three-, six- or, to the extent available, twelve-month interest periods (and in the case of six- and twelve-month interest periods, every three months prior to the end of such interest period) at an Adjusted London Interbank Offered Rate ("LIBOR"), in each case, plus an applicable margin based on the ratio of outstanding senior secured credit to the borrowing base. At December 31, 2010, the applicable margin rates were 2.25% for the adjusted base rate advances and 3.25% for the Eurodollar advances. The amount of the senior secured credit facility outstanding at December 31, 2010 was subject to an average interest rate of approximately 3.56%. We are also required to pay an annual commitment fee on the unused portion of the bank's commitment of 0.5%.

        As of December 31, 2010, 2009, and 2008, borrowings outstanding under our senior secured credit facility totaled $177.5 million, $202.5 million and $127.5 million, respectively. On May 6, 2011, we had approximately $25.0 million outstanding under our senior secured credit facility.

        Our senior secured credit facility is secured by a first priority lien on our assets and stock, including oil and gas properties constituting at least 80% of the present value of our proved reserves owned now or in the future. At December 31, 2010, we were subject to various financial and non-financial ratios on a consolidated basis, as follows:

  •
  a current ratio at the end of each fiscal quarter, as defined by the agreement, that is not permitted to be less than 1.00 to 1.00;

  •
  at the end of each fiscal quarter, the ratio of earnings before interest, taxes, depreciation, depletion, amortization, and exploration expenses and other non-cash charges ("EBITDAX") for the four fiscal quarters ending on the relevant date to the sum of net interest expense plus letter of credit fees, in each case for such period, is not permitted to be less than 2.50 to 1.00;

  •
  at the end of each fiscal quarter, the ratio of total debt to EBITDAX for the four fiscal quarters ending on the relevant date is not permitted to exceed 4.00 to 1.00; and

  •
  as of the end of each fiscal quarter, the ratio of total proved PV-10 to total debt is not permitted to be less than 1.50 to 1.00.

        Our senior secured credit facility contains both financial and non-financial covenants. We were in compliance with these covenants at December 31, 2010, December 31, 2009 and December 31, 2008. At September 30, 2009, we were in violation of our current ratio covenant. A covenant waiver was included in the fourth amended senior secured credit facility agreement dated November 5, 2009.

        Our senior secured credit facility contains various covenants that limit our ability to:

  •
  incur indebtedness;

  •
  pay dividends and repay certain indebtedness;

  •
  grant certain liens;

  •
  make certain loans, advances and investments;

  •
  merge or consolidate;

  •
  engage in certain asset dispositions;

  •
  use proceeds for any purpose other than to finance the acquisition, exploration and development of mineral interests and for working capital and general corporate purposes;

  •
  make certain investments;

  •
  enter into transactions with affiliates;

  •
  engage in certain transactions that violate ERISA or the Internal Revenue Code or enter into certain employee benefit plans and transactions;

  •
  enter into certain swap agreements or hedge transactions;

  •
  incur, become or remain liable under any operating lease which would cause rentals payable to be greater than $2.5 million in a fiscal year;

  •
  acquire all or substantially all of the assets or capital stock of any person, other than assets consisting of oil and gas properties and certain other oil and gas related acquisitions and investments; and

  •
  repay or redeem the second lien notes, or amend, modify or make any other change to any of the terms in the second lien note that would change the term, life, principal, rate or recurring fee, add call or pre-payment premiums, or shorten any interest periods.

        As of December 31, 2010, we were in compliance with the terms of our senior secured credit facility. If an event of default exists under the senior secured credit facility, the lenders will be able to accelerate the maturity of the senior secured credit facility and exercise other rights and remedies. Each of the following will be an event of default:

  •
  failure to pay any principal of any note or any reimbursement obligation under any letter of credit when due or any interest, fees or other amount within certain grace periods;

  •
  failure to perform or otherwise comply with the covenants in the senior secured credit facility and other loan documents, subject, in certain instances, to certain grace periods;

  •
  a representation, warranty, certification or statement is proved to be incorrect in any material respect when made;

  •
  failure to make any payment in respect of any other indebtedness in excess of $2.0 million, any event occurs that permits or causes the acceleration of any such indebtedness or any event of default or termination event under a hedge agreement occurs in which the net hedging obligation owed is greater than $2.0 million;

  •
  voluntary or involuntary bankruptcy or insolvency events involving us or our subsidiaries and in the case of an involuntary proceeding, such proceeding remains undismissed and unstayed for the applicable grace period;

  •
  one or more adverse judgments in excess of $2.0 million to the extent not covered by acceptable third party insurers, are rendered and are not satisfied, stayed or paid for the applicable grace period;

  •
  incurring environmental liabilities which exceed $2.0 million to the extent not covered by acceptable third party insurers;

  •
  the loan agreement or any other loan paper ceases to be in full force and effect, or is declared null and void, or is contested or challenged, or any lien ceases to be a valid, first priority, perfected lien;

  •
  failure to cure any borrowing base deficiency in accordance with the senior secured credit facility;

  •
  a change of control, as defined in our senior secured credit facility;

  •
  the intercreditor agreement with the lenders under our term loan facility, other than as permitted by its terms, ceases to be in full force and effect and valid, or any lien ceases to be a valid, perfected lien on any collateral; and

  •
  notification if an "event of default" shall occur under the term loan facility.

        Additionally, our senior secured credit facility provides for the issuance of letters of credit, limited in the aggregate to the lesser of $10.0 million and the total availability. At December 31, 2010, we had one letter of credit outstanding totaling $0.03 million under the senior secured credit facility.

        Term loan facility.    In addition to our senior secured credit facility noted above, at December 31, 2010, we had $100.0 million outstanding under our term loan facility, dated July 7, 2010, between us and certain financial institutions. We used these funds to pay down our senior secured credit facility in July 2010. We used the net proceeds received from our January 2011 offering of the old notes to, among other things, repay in full all amounts outstanding under the term loan facility and retired the facility on January 20, 2011. Refer to Note O of our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the January 2011 offering of the old notes and use of proceeds. The term loan facility had a maturity date of January 7, 2015 and at our election bore interest at a rate per annum equal to either the sum of (x)(i) the Adjusted Base Rate plus (ii) 6.75% or (y)(i) the greater of the applicable LIBOR and 1.5% plus (ii) 7.75%. We elected LIBOR pricing and as such, the outstanding amount under the term loan facility was subject to an interest rate of 9.25% at December 31, 2010. Further, Laredo LLC and its subsidiaries were subject to various financial and non-financial ratios on a consolidated basis as follows:

  •
  a current ratio at the end of each fiscal quarter, as defined by the agreement, that is not permitted to be less than 0.85 to 1.00;

  •
  at the end of each fiscal quarter, the ratio of EBITDAX for the four quarters ending on the relevant date to the sum of net interest expense plus letter of credit fees, in each case for such period, is not permitted to be less than 2.125 to 1.00;

  •
  at the end of each fiscal quarter, the ratio of total debt to EBITDAX for the four quarters ending on the relevant date is not permitted to exceed 4.50 to 1.00; and

  •
  as of the end of each fiscal quarter, the ratio of total proved PV-10% to total debt is not permitted to be less than 1.50 to 1.00.

        We were in compliance with these ratios at December 31, 2010.

        Our term loan facility also contained various covenants and events of default that were substantially similar to the covenants and events of default noted for the senior secured credit facility above. We were in compliance with such covenants as of December 31, 2010.

Obligations and Commitments

        We had the following contractual obligations and commitments at December 31, 2010:

	Payments Due
(in thousands)	Less than 1 Year	1 - 3 years	3 - 5 years	More than 5 years	Total
Senior secured credit facility(l)	$—	$—	$177,500	$—	$177,500
Term loan facility(l)	—	—	100,000	—	100,000
Drilling rig commitments(2)	7,379	—	—	—	7,379
Derivative financial instruments(3)	85	13,356	—	—	13,441
Asset retirement obligations(4)	731	1,224	283	4,231	6,469
Office and equipment leases(5)	985	2,116	1,059	89	4,249

Total	$9,180	$16,696	$278,842	$4,320	$309,038

(1)
Includes outstanding principal amount at December 31, 2010. This table does not include future commitment fees, interest expense or other fees on these facilities because they are floating rate instruments and we cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged. As of December 31, 2011 the principal on our senior secured credit facility was due on July 7, 2014 and the principal on our term loan facility was due on January 7, 2015. The senior secured credit facility and the term loan facility were paid in full and the term loan facility was retired with the proceeds of our senior notes offering on January 20, 2011. Refer to Note O of our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the January 2011 offering of the old notes and use of proceeds.

(2)
At December 31, 2010, we had six drilling rigs under contracts which expire during 2011. Any other rig performing work for us is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. Therefore, drilling obligations on well-by-well rigs have not been included in the table above. The value in the table represents the gross amount that we are committed to pay. However, we will record our proportionate share based on our working interest in our consolidated financial statements as incurred.

(3)
Represents payments due for deferred premiums on our commodity hedging contracts.

(4)
Amounts represent our estimate of future asset retirement obligations. Because these costs typically extend many years into the future, estimating these future costs requires management to make estimates and judgments that are subject to future revisions based upon numerous factors, including the rate of inflation, changing technology and the political and regulatory environment. See Note B to our audited consolidated financial statements included elsewhere in this prospectus.

(5)
See Note K to our audited consolidated financial statements included elsewhere in this prospectus for a description of lease obligations and drilling contract commitments.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our consolidated financial statements. See Note B to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of additional accounting policies and estimates made by management.

Method of Accounting for Oil and Natural Gas Properties

        The accounting for our business is subject to special accounting rules that are unique to the natural gas and oil industry. There are two allowable methods of accounting for natural gas and oil business activities: the successful efforts method and the full cost method. We follow the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities.

        Under the full cost method, capitalized costs are amortized on a composite unit of production method based on proved natural gas and oil reserves. If we maintain the same level of production year over year, the depreciation, depletion and amortization expense may be significantly different if our estimate of remaining reserves or future development costs changes significantly. Proceeds from the sale of properties are accounted for as reductions of capitalized costs unless such sales involve a significant change in the relationship between costs and proved reserves, in which case a gain or loss is recognized. The costs of unproved properties are excluded from amortization until the properties are evaluated. We review all of our unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties, and otherwise if impairment has occurred.

Oil and Natural Gas Reserve Quantities and Standardized Measure of Future Net Revenue

        Our independent reserve engineers prepare the estimates of natural gas and oil reserves and associated future net cash flows. Current accounting guidance allows only proved natural gas and oil reserves to be included in our financial statement disclosures. The SEC has defined proved reserves as the estimated quantities of natural gas and oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating natural gas and oil reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are significant, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

Revenue Recognition

        Revenue from our interests in producing wells is recognized when the product is delivered, at which time the customer has taken title and assumed the risks and rewards of ownership and collectability is reasonably assured. The sales prices for oil and natural gas are adjusted for transportation and other related deductions. These deductions are based on contractual or historical data and do not require significant judgment. Subsequently, these revenue deductions are adjusted to reflect actual charges based on third party documents. Since there is a ready market for oil and natural gas, we sell the majority of production soon after it is produced at various locations.

Impairment

        We review the carrying value of our natural gas and oil properties under the full cost accounting rules of the SEC on a quarterly basis. This quarterly review is referred to as a ceiling test. Under the ceiling test, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. For the years ended December 31, 2009 and 2008, capitalized costs of natural gas and oil properties exceeded the estimated present value of future net revenues from our proved reserves, net of related income tax considerations, resulting in a write-down in the carrying value of natural gas and oil properties of $221.3 million and $187.8 million, respectively. For the year ended December 31, 2010, the result of the ceiling test concluded that the carrying amount of our oil and natural gas properties was below the calculated ceiling test value and as such a write-down was not required. In calculating future net revenues, effective December 31, 2009, current prices are calculated as the average natural gas and oil prices during the preceding 12-month period prior to the end of the current reporting period, determined as the unweighted arithmetic average of prices on the first day of each month within the 12-month period and costs used are those as of the end of the appropriate quarterly period. Prior to December 31, 2009, prices were calculated as posted prices on the last day of the appropriate period, adjusted by lease for energy content, transportation fees and regional price differentials for natural gas and as the posted price per barrel adjusted by lease for quality, transportation fees and regional price differentials for oil.

Asset Retirement Obligations

        In accordance with the Financial Accounting Standard Board's (the "FASB") authoritative guidance on asset retirement obligations ("ARO"), we record the fair value of a liability for a legal obligation to retire an asset in the period in which the liability is incurred with the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. For oil and gas properties, this is the period in which the well is drilled or acquired. The ARO represents the estimated amount we will incur to plug, abandon and remediate the properties at the end of their productive lives, in accordance with applicable state laws. The liability is accreted to its present value each period and the capitalized cost is depreciated on the unit of production method. The accretion expense is recorded as a component of depreciation, depletion and amortization in our consolidated statement of operations.

        We determine the ARO by calculating the present value of estimated cash flows related to the liability. Estimating the future ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as what constitutes adequate restoration. Included in the fair value calculation are assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the related asset.

Derivatives

        We record all derivative instruments on the balance sheet as either assets or liabilities measured at their estimated fair value. We have not designated any derivative instruments as hedges for accounting purposes and we do not enter into such instruments for speculative trading purposes. Realized gains and realized losses from the settlement of commodity derivative instruments and unrealized gains and unrealized losses from valuation changes in the remaining unsettled commodity derivative instruments are reported under Other Income (Expense) in our consolidated statement of operations.

Recent Accounting Pronouncements

        In January 2010, the FASB issued new guidance requiring additional disclosures about fair value measurements, adding a new requirement to disclose transfers in and out of Levels 1 and 2 measurements and gross presentation of activity within a Level 3 roll forward. The guidance also clarified existing disclosure requirements regarding the level of disaggregation of fair value measurements and disclosures regarding inputs and valuation techniques. We adopted this guidance effective January 1, 2010. Adoption had no impact on our financial position or results of operations. Required disclosures for the reconciliation of purchases, sales, issuance and settlements of financial instruments valued with a Level 3 method are effective beginning on January 1, 2011 and we do not expect the implementation to have a material impact on our financial position or results of operations.

Inflation

        Inflation in the U.S. has been relatively low in recent years and did not have a material impact on our results of operations for the period from December 31, 2007 through year ended December 31, 2010. Although the impact of inflation has been insignificant in recent years, it continues to be a factor in the U.S. economy and we do experience inflationary pressure on the costs of oilfield services and equipment as drilling activity increases in the areas in which we operate.

Quantitative and Qualitative Disclosures about Market Risk

        The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term "market risk" refers to the risk of loss arising from adverse changes in natural gas and oil prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for hedging purposes, rather than for speculative trading.

        Commodity price exposure.    For a discussion of how we use financial commodity put, collar and swap contracts to mitigate some of the potential negative impact on our cash flow caused by changes in natural gas and oil prices, see "—Sources of Our Revenue—Hedging."

        Interest rate risk.    During the year ended December 31, 2010, we had weighted average indebtedness outstanding on our $500.0 million senior secured credit facility and $100.0 million term loan facility of $225.2 million, which bore interest at a floating rate. The weighted average annual interest rate incurred on this indebtedness for the year ended December 31, 2010 was approximately 4.40%. A 1.0% increase in each of the average LIBOR rate and federal funds rate for the year ended December 31, 2010 would have resulted in an estimated $2.3 million increase in interest expense for the year ended December 31, 2010 before giving effect to interest rate swaps.

        Through interest rate derivative contracts, we have attempted to mitigate our exposure to changes in interest rates. We have entered into various fixed interest rate swap agreements which hedge our exposure to interest rate variations on our senior secured credit facility and term loan facility. At December 31, 2010, we had interest rate swaps outstanding for a total notional amount of $200.0 million with a fixed pay rates ranging from 1.35% to 3.41% with terms expiring from June 2011 to June 2012.

        Counterparty and customer credit risk.    The following table presents our significant customers comprising more than 10% of total joint interest receivables and oil and gas sales receivables at December 31, 2010.

December 31, 2010
(in thousands except for percentages)
Total oil and gas sales receivables	$12,856
Significant customers as a percent of total receivables:
PVR Midstream, LLC	40.1%
Plains Marketing, LP	29.6%
Total joint interest receivables	$12,029
Significant customers as a percent of total receivables:
Linn Energy Holdings, LLC	76.5%
Cordillera Energy Partners	11.4%

        Our principal exposures to credit risk are through receivables resulting from commodity derivatives contracts ($10.4 million at December 31, 2010), joint interest receivables and the sale of our natural gas and oil production, which we market to energy marketing companies and refineries. Joint interest receivables arise from billings to entities who own partial interests in the wells we operate. These entities participate in our wells primarily based on their ownership in leases on which we intend to drill. We have little ability to control who participates in our wells. We are also subject to credit risk due to the concentration of our natural gas and oil receivables with several significant customers. We do not require our customers to post collateral. The inability of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results.

Off-Balance Sheet Arrangements

        Currently, we do not have any off-balance sheet arrangements other than operating leases, which are included in "—Obligations and Commitments."

 BUSINESS

Company Overview

        Laredo Inc. is a privately owned energy company focused on the exploration, development and acquisition of oil and natural gas in the Mid-Continent and Permian regions of the United States. Laredo Inc. was founded in October 2006 by Randy Foutch and other members of our management team. Our current drilling activities are primarily focused in the Permian Wolfberry and Anadarko Granite Wash plays, both of which have a vertical and horizontal component. The vertical programs are in the development phase in both the oil-rich Wolfberry play in the Permian Basin and the liquids-rich natural gas play in the Granite Wash formation in the Texas Panhandle and western Oklahoma. In addition to the vertical programs in these areas, Laredo has drilled numerous horizontal wells and may have significant upside potential from additional horizontal drilling on the same acreage. Based on our recent operational results, we expect the acreage in our core areas to provide significant growth potential as we continue to execute on our exploration and development program.

        We made our first acquisition in June 2007 with initial funding provided by Warburg Pincus, our institutional equity investor, certain members of our management and our independent directors. Warburg Pincus has many years of relevant experience in financing and support of growing exploration and production companies, having been the lead investor in several such companies. To date, Warburg Pincus, certain members of our management team and our independent directors have made total equity investments of $550 million in Laredo.

        We have grown rapidly, increasing proved reserves from 44.9 Bcfe as of December 31, 2007 to 482.1 Bcfe as of December 31, 2010, which includes 369.2 Bcfe of natural gas, 18.8 MMBbl of oil and condensate and 174.3 Bcfe proved developed reserves. In addition, we have increased our average daily production from 6.0 MMcfe per day in June 2007 to 59.4 MMcfe per day in the fourth quarter of 2010. We have achieved this growth primarily through our drilling program, with over 80% of our current production added through the drill bit.

        Our core operations are currently focused in the Anadarko and Permian Basins, both of which are generally characterized by long-lived reserves, high drilling success rates, multiple pay horizons and high liquids and oil concentrations. Within these core areas, we have an interest in 521 gross producing wells with an average working interest of 60.3%. As of December 31, 2010, we have accumulated in the Anadarko and Permian Basins approximately 63,826 gross acres (37,445 net acres) and approximately 101,057 gross acres (65,510 net acres), respectively. Approximately 32% of the total acreage for these two areas are HBP.

        Based on a reserve report prepared by Ryder Scott, our independent reserve engineers, as of December 31, 2010, we operated more than 90% of our production and estimated PV-10 value of proved developed reserves. As of December 31, 2010, we have accumulated approximately 438,356 gross acres (289,368 net acres), approximately 67% of which is currently undeveloped. We intend to develop this large resource base to increase our reserves and production through continued drilling programs. We intend to continue to evaluate acquisitions, mergers and joint ventures that meet our strategic and financial objectives.

        The following table shows selected summary information regarding our oil and natural gas properties and production. The information in the following table does not give effect to or reflect our commodity hedges, which are detailed later in this prospectus.

	At December 31, 2010
	Gross Wells	Net Proved Reserves(2)	% Proved Developed(2)	PreTax PV-10(2)	% Gas	3D Seismic	2010 Average Net Daily Production
		(Bcfe)		(Millions)		(Sq. Miles)	(MMcfe)
Focus Area
Granite Wash (Anadarko Basin)	149	235.3	33%	$225.1	92%	189	25.2
Wolfberry (Permian Basin)	42	180.1	19%	273.2	49%	223	5.5
Other(1)	330	66.7	96%	87.8	97%	936	20.3

Total	521	482.1	36%	$586.1	77%	1,348	51.0

(1)
Includes central Texas Panhandle, eastern Anadarko Basin, and the Dalhart Basin in the western side of the Texas Panhandle.

(2)
Reserve information represents estimates as of December 31, 2010 from a report prepared by Ryder Scott, our independent reserve engineers. These reserve estimates were prepared in accordance with SEC's rules regarding oil and natural gas reserve reporting currently in effect.

Focus Areas

        We have developed a balanced inventory of quality drilling opportunities that provide us with the operational flexibility to develop and produce oil and natural gas reserves from conventional and unconventional formations. Our properties are located in the Mid-Continent and Permian areas where we leverage our experience and knowledge to identify and exploit additional upside potential. We have been successful in delivering repeatable results through internally generated vertical and horizontal drilling programs.

Granite Wash Play (Anadarko Basin)

        Straddling the Texas / Oklahoma state line, our Granite Wash play extends over a large area in the western part of the Anadarko Basin. As of December 31, 2010, we held approximately 37,445 net acres in several counties—predominantly Hemphill County, Texas and Roger Mills County, Oklahoma. Our play consists of vertical and horizontal drilling opportunities targeting the liquids-rich Granite Wash formation. By utilizing whole core data we obtained early in the exploration process and tying this and other data back into the regional geologic depositional picture, we have defined an ongoing development drilling program in the vertical Granite Wash targeting higher productive intervals. In 2011, we plan on drilling approximately fifteen vertical wells. In addition to the Granite Wash intervals, there are both shallower and deeper zones that we believe are prospective, including the Cleveland and Morrow channel sands. We have acquired 3D seismic data to help further define the areal extent of these additional formations. Considering all potential intervals identified to date, we estimate there are approximately 423 potential drilling locations, of which approximately 91% are in the Granite Wash.

        The horizontal Granite Wash program is in the evaluation phase with current emphasis on reducing our risks through our drilling program and incorporating the industry's drilling results in the immediate area. The viability of the horizontal program has been validated by our recent completions and by the announced success of our competitors in close proximity to our acreage. There may be significant additional upside within the multiple mapped and targeted horizontal Granite Wash zones that remain yet to be tested. In 2011, our inventory of horizontal locations to be drilled includes approximately 12 test wells in Texas and Oklahoma with over 85 additional potential horizontal locations remaining.

Wolfberry/Cline Play (Permian Basin)

        The Permian Basin, located in west Texas and southeastern New Mexico, is one of the most prolific onshore oil and natural gas producing regions in the United States. It is characterized by an extensive production history, mature infrastructure, long reserve life, and hydrocarbon potential in multiple intervals. Our Permian activities are focused on the eastern side of the basin approximately 35 miles east of Midland, Texas in Glasscock and Howard Counties. As of December 31, 2010, we held 101,057 gross acres and 65,510 net acres in over 180 sections with an average working interest of approximately 65%.

        Our Wolfberry play also has both vertical and horizontal components. Our vertical Wolfberry operation targets primarily the combined Wolfcamp, Cline, Strawn and Atoka formations at depths ranging between 6,000 feet and 10,000 feet. The overall Wolfberry interval is an oil play that also includes a liquids-rich natural gas component. As of December 31, 2010, we have drilled and completed a total of 34 vertical Wolfberry wells, and we believe we have further defined the productive limits on our acreage within the area. We believe our drilling program coupled with surrounding industry activity has substantially reduced risks associated with the vertical program. In 2011, we anticipate drilling up to 73 vertical wells.

        The drilling of the horizontal Cline Shale play, located within the Wolfberry interval, was initiated after an extensive technical review that included a coring program and testing of the Cline formation separately in multiple vertical wells. We believe the Cline Shale exhibits similar petrophysical attributes and favorable economics when compared to other liquids-rich resource plays, such as the Eagle Ford and Bakken Shale formations. We have acquired 3D seismic data to assist us in fracture analysis and definition of the structural component in the Cline Shale. As of December 31, 2010, completion techniques applicable to the Cline Shale are yielding positive economic results. We plan to drill up to 15 additional horizontal Cline wells in 2011.

        We have identified approximately 3,703 total potential locations (both vertical and horizontal) in this play with the majority of them to be drilled in the Wolfberry interval.

Other Areas

        In addition to our Granite Wash and Permian Wolfberry plays, we continue to evaluate opportunities in three other areas within our core operating regions, two of which could become more compelling in the future with improving economic conditions.

        The first area is the Dalhart Basin, located on the western side of the Texas Panhandle. It is characterized by both a conventional Granite Wash play and a potential liquids-rich shale resource play that may underlie the entire area. Both targeted intervals are considered oil plays at depths less than 7,000 feet. Our initial 3D seismic program of approximately 155 square miles was recently completed and is being interpreted. In 2011, we have budgeted the drilling of three wells in this area.

        The second area is centrally located in the Texas Panhandle where our current operations are conducted within a joint venture with ExxonMobil. The prospective zones in this area are relatively shallow (above 9,500 feet), with a majority of them being predominately dry natural gas. We are currently planning to drill three wells in this area in 2011 targeting deeper liquids-rich structural traps.

        The third area is located in the eastern end of the Anadarko Basin, in Caddo County, Oklahoma. There are multiple targets to drill in this area, varying in depth between 8,000 feet and 22,000 feet, which are predominantly dry natural gas. While our economic metrics require higher natural gas prices to justify additional drilling, the area could play a significant role in our future.

Business Strengths

        Experience and focus in our core areas of operation.    Prior to Laredo, our founder and CEO, Randy Foutch, along with members of our management team, established three other oil and gas companies that were grown and sold for prices that yielded significant returns to shareholders. All of the companies founded by Mr. Foutch have operated in the Mid-Continent and Permian regions. This focus has resulted in the development and refinement of knowledge and experience concerning the various oil and gas reservoirs in these areas.

        Proven track record of reserve additions and production growth.    Our net proved reserves have grown from 44.9 Bcfe at December 31, 2007 to 482.1 Bcfe at December 31, 2010. In addition, we have increased our average daily production from 6.0 MMcfe per day in June 2007 to 59.4 MMcfe per day in the fourth quarter of 2010.

        Multi-year, development drilling inventory.    As of December 31, 2010, we have assembled a portfolio of 4,340 gross potential drilling locations that we believe provide a large inventory of repeatable drilling opportunities. We believe our focus on mature basins with well understood geology, competent engineering practices and concentrated operation in the Anadarko and Permian Basins, have significantly lessened the risk profile of much of our drilling inventory. From our founding, through December 31, 2010, we drilled 277 wells within our core areas with a success rate of 95%. Our drilling inventory, as shown in the following table, represents many years of development drilling.

	Gross Potential Drilling Locations	Acreage(1)
		Net Acres	% HBP
Granite Wash (Anadarko Basin)	385	37,445	54%
Wolfberry (Permian Basin)	3,703	65,510	20%
Other	252	186,413	33%

Total Company	4,340	289,368	33%

(1)
Acreage as of December 31, 2010, including acreage held by production ("HBP").

        Significant operational control.    We operated more than 90% of the production and the estimated value of our proved developed oil and natural gas reserves as of December 31, 2010 based on a report prepared by Ryder Scott. This allows us to more effectively control operating costs, timing of development activities, technical applications, drilling activity, marketing of production from our properties and capital allocation.

        Experienced management team.    We believe our management team's experience and expertise in our core areas provide us with a distinct competitive advantage. Six of our nine officers have worked with Mr. Foutch at one or more of his previous companies. This has resulted in a high degree of continuity and has enabled us to retain key employees from previous companies while adding expertise as needed. Approximately 44% of our total personnel are experienced technical employees, including 14 petroleum engineers, 17 geoscientists, 11 landmen and 12 technical support staff.

        Strong sponsor support and corporate governance.    Warburg Pincus is our institutional investor and has many years of relevant experience in financing and support of growing exploration and production companies, having been the lead investor in several such companies. To date, Warburg Pincus, certain members of our management and our independent directors have together invested a total of $550 million of equity in Laredo. We believe that our board of directors represents a significant resource. It is comprised of Laredo management, representatives of Warburg Pincus and independent individuals with significant industry and managerial expertise. We actively engage our board of directors on a regular basis for their expertise on strategic, financing and risk management activities.

        Marketing infrastructure.    Our wholly owned subsidiary, Laredo Gas Services, LLC, has invested approximately $43 million in natural gas gathering systems in the Anadarko and Permian Basins as of December 31, 2010. These systems provide greater operational efficiency and lower differentials for our natural gas production in our liquids-rich Granite Wash and Wolfberry plays. These systems enable us to connect at completion with no days waiting on pipeline, and they provide us with multiple sales outlets, minimizing risks of curtailment by downstream pipelines. These systems are built to industry standards with large diameter pipe, which allow us to move larger volume at lower pressure and avoid the need for additional field compression.

        Disciplined approach to joint ventures, mergers and acquisitions.    We continue to evaluate joint ventures, mergers and acquisition opportunities. We target properties in the Mid-Continent and Permian regions where we have identified the potential for enhancements that we believe could add significant upside potential with attractive rates of return.

Business Strategy

        Our business strategy is to leverage the extensive industry experience of our management and technical teams to explore for, develop and acquire oil and natural gas resources. We have achieved significant success since inception by applying a strategy that continues to grow our reserves and production through a balanced mix of developmental drilling, exploration projects, mergers and acquisitions. We plan to achieve reserve, production and cash flow growth by executing our strategy as set forth in more detail below:

        Grow through drilling in our focus areas, the Anadarko Granite Wash and Permian Wolfberry.    It is anticipated that in 2011 a majority of our capital expenditures will be dedicated to vertical and horizontal programs in these two core areas. While we believe development vertical drilling will provide reserve and liquids-rich production growth on a reduced risk basis, the horizontal programs will help further define the significant upside potential.

        Apply leading technology to reduce risk and create a balanced inventory of drilling opportunities.    Our practice is to fully invest upfront in order to understand the geology, geophysics and reservoir engineering parameters of the rock formations that define our exploration programs. Through comprehensive coring programs, acquisition of high quality 3D seismic data, and advance logging / simulation technologies, our goal is to de-risk the effort as much as possible before we commit to a drilling program. We have a balanced inventory with economic opportunities in multiple basins, with multiple drilling targets, at varying depths and with significant reserve potential.

        Maintain operating control of drilling and production to control costs.    We operate over 90% of the production and estimated value of our proved developed oil and gas reserves, which enables us to more effectively control operating costs on our producing wells and to control the timing and cost of our drilling operations. Our overall lease operating costs averaged $0.53/Mcfe for the year ended December 31, 2010.

        Proactive risk management to limit downside risks.    We continually monitor and control our business and operating risks through various management practices, including an active commodity hedging program, interest rate swaps, minimizing long-term contracts, owning and operating our natural gas gathering systems with multiple sales outlets and the use of upfront investment in research and development and data acquisitions.

        Our active hedging program is designed to mitigate volatility in our cash flows by utilizing a combination of swaps, collars and put options. As of March 31, 2011, we have hedged 33.0 MMBtu of natural gas and 2.8 MMBbls of crude oil through 2013, with weighted average floor prices for natural gas of $5.26/Mcf, $5.22/Mcf and $4.39/Mcf for the remaining nine months of 2011 and for the years ended 2012 and 2013, respectively (assuming an estimated average heating value of 1.098 MMBtu per

Mcf). Our average floor prices for crude oil are $69.24/Bbl, $68.58/Bbl and $66.48/Bbl for the remaining nine months of 2011 and for the years ended 2012 and 2013, respectively. However, our swaps and collars on both natural gas and crude oil also create a ceiling price above which we would be obligated to pay our counterparties. Furthermore, by hedging at local natural gas sales points, primarily in the Panhandle Eastern Pipeline and Northern Natural Demarc, we believe we have mitigated the basis differential risk to the Henry Hub index. For additional information on our hedging positions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Sources of Our Revenue—Hedging."

        Maintain a conservative financial position.    We intend to maintain a conservative financial position in order to preserve our operational flexibility and financial stability. As of April 12, 2011, our borrowing base was $235 million and we had approximately $25.0 million of borrowings outstanding under our senior secured credit facility, approximately $9 million of cash and $50 million of remaining committed equity capital. We believe that our operating cash flow and the aforementioned liquidity sources provide us with the financial flexibility to implement our currently planned development and exploration activities.

        Acquire assets and enter into joint ventures and mergers.    We evaluate asset acquisitions, joint ventures and mergers within our core areas where we can leverage our extensive knowledge and experience to identify additional upside potential. We have been successful at increasing our production and reserve growth through the drill bit and by making selective strategic acquisitions and entering into joint ventures. Although we believe our multi-year inventory of identified drilling prospects provides us with the ability to grow proved reserves and production organically without acquisitions, we intend to continue to evaluate acquisition opportunities in and around our core areas of operation. We have historically limited our acquisition activity to properties where we believe our technical expertise provides the opportunity for significant incremental value creation and we intend to continue this approach.

Our Operations

Estimated Proved Reserves

        Unless otherwise specifically identified in this prospectus, the information with respect to our estimated proved reserves presented below has been prepared by Ryder Scott, our independent reserve engineers, in accordance with the rules and regulations of the SEC applicable to the periods presented. Our net proved reserves are estimated at 482.1 Bcfe as of December 31, 2010, 36% of which were classified as proved developed and 77% natural gas. The following table presents summary data for each of our key areas as of December 31, 2010 (prepared in accordance with the SEC's rules regarding oil and natural gas reserve reporting that are currently in effect), unless otherwise noted. Our estimated proved reserves and potential drilling locations at December 31, 2010 assume our ability to fund the capital costs necessary for their development and are impacted by pricing assumptions. See "Risk Factors—Risks Related to Our Business—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves." and "—Our estimates of proved reserves as of December 31, 2010 and December 31, 2009 have been prepared under new SEC rules which went into effect for fiscal years ending on or after December 31, 2009, which may make comparisons to prior periods difficult and could limit our ability to book additional proved undeveloped reserves in the future." and "—Our identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling, which in certain instances could prevent production prior to the expiration date of leases for such locations. In addition, we may not be able to raise the substantial amount of capital that would be necessary to drill a substantial portion of our potential drilling locations."

	At December 31, 2010
	Proved Reserves	PV-10(1)
	(Bcfe)	(in millions)
Area
Granite Wash (Anadarko Basin)	235.3	$225.1
Wolfberry (Permian Basin)	180.1	273.2
Other	66.7	87.8

Total	482.1	$586.1

(1)
The average benchmark price used is $4.15 per Mcf and $75.96 per Bbl, based on the unweighted average of the first-day-of-the-month price for the 12 calendar months ending December 31, 2010 and were held constant for the life of each property but do not give effect to or reflect our commodity hedges.

        The following table sets forth more information regarding our estimated proved reserves at December 31, 2010, 2009 and 2008. These reserve estimates are based on reports prepared by Ryder Scott, our independent reserve engineers. The reserve estimates at December 31, 2008 were prepared in accordance with the SEC's rules regarding oil and natural gas reserve reporting in effect for years ending prior to December 31, 2009. The reserve estimates at December 31, 2009 and 2010 were prepared in accordance with the SEC's rules regarding oil and natural gas reserve reporting currently in effect. A copy of the summary report prepared by Ryder Scott as of December 31, 2010 is filed as Exhibit 99.1 to the registration statement of which this prospectus forms a part. The information in the following table does not give any effect to our commodity hedges.

	At December 31,
	2010	2009	2008
Estimated proved reserves:
Natural gas (Bcf)	369.2	265.0	238.0
Oil and condensate (MMBbl)	18.8	4.0	2.9
Total estimated proved reserves (Bcfe)	482.1	289.3	255.3
Proved developed producing (Bcfe)	145.8	115.3	88.2
Proved developed non-producing (Bcfe)	28.5	12.6	18.2
Proved undeveloped (Bcfe)	307.8	161.4	148.9
Percent developed	36%	44%	42%
PV-10 (millions)	$586.1	$200.9	$221.4
Standardized measure (millions)	$490.9	$199.3	$200.8

        Technology used to establish proved reserves.    Under the SEC rules, proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs, and under existing economic conditions, operating methods and government regulations. The term "reasonable certainty" implies a high degree of confidence that the quantities of oil and/or natural gas actually recovered will equal or exceed the estimate. Reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

        To establish reasonable certainty with respect to our estimated proved reserves, our internal reserve engineers and Ryder Scott, our independent reserve engineers, employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of our proved reserves include, but are not limited to, electrical logs, radioactivity logs, core analyses, geologic maps and available downhole and production data, seismic data and well test data. Reserves attributable to producing wells with sufficient production history were estimated using appropriate decline curves, material balance calculation or other performance relationships. Reserves attributable to producing wells with limited production history and for undeveloped locations were estimated using pore volume calculations and performance from analogous wells in the surrounding area and geologic data to assess the reservoir continuity. These wells were considered to be analogous based on production performance from the same formation and completion using similar techniques.

        Qualifications of technical persons and internal controls over reserves estimation process.    In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and guidelines established by the SEC, Ryder Scott, our independent reserve engineers, estimated 100% of our proved reserve information as of December 31, 2010 included in this prospectus. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

        We maintain an internal staff of petroleum engineers and geoscience professionals who work closely with our independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to Ryder Scott in their reserves estimation process. Our technical team meets regularly with representatives of Ryder Scott to review properties and discuss methods and assumptions used in Ryder Scott's preparation of the year-end reserves estimates. The Ryder Scott reserve report is reviewed with representatives of Ryder Scott, and our internal technical staff before dissemination of the information. Additionally, our senior management reviews the Ryder Scott reserve report.

        Our Senior Vice President of Reservoir Engineering is the technical person primarily responsible for overseeing the preparation of our reserves estimates. He has over 36 years of practical experience with approximately 32 years of this experience being in the estimation and evaluation of reserves. He is a registered Professional Engineer in the State of Oklahoma since 1982. He has a Bachelor of Science degree in Mechanical Engineering and is a life member in good standing of the Society of Petroleum Engineers. Our Senior Vice President of Reservoir Engineering reports directly to our President and Chief Operating Officer. Reserve estimates are reviewed and approved by senior engineering staff with final approval by our President and Chief Operating Officer and certain other members of our senior management. Our senior management also reviews our independent engineers' reserve estimates and related reports with senior reservoir engineering staff and other members of our technical staff.

Proved Undeveloped Reserves

        Our proved undeveloped reserves at December 31, 2010 were 307.8 Bcfe, consisting of 220.2 Bcfe of natural gas and 14.6 MMBbls of oil and condensate. Proved undeveloped reserves of 176.8 Bcfe were added during 2010, primarily from new proved undeveloped locations. $24.4 million was spent drilling 20 proved undeveloped locations and converting reserves to proved developed. Estimated future development and abandonment costs relating to the development of 2010 year-end proved undeveloped reserves, as shown in our December 31, 2010 reserve report, is $907.4 million, of which 2011 and 2012 expenditures are estimated to be $161.4 million and $180.3 million, respectively. All of our proved undeveloped reserves are scheduled to be drilled by December 2015.

Production, Revenues and Price History

        The following table sets forth information regarding gas production, revenues and realized prices and production costs for the years ended December 31, 2010, 2009 and 2008. For additional information on price calculations, see information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	At December 31,
	2010	2009	2008
Production data:
Natural gas (MMcf)	16,546	17,035	7,662
Oil (MBbls)	343	215	73
Natural gas equivalents (MMcfe)	18,604	18,325	8,100
Average daily production (MMcfe/d)	51	50	22
Revenues (in thousands):
Natural gas	$77,299	$56,928	$53,126
Oil	$26,336	$11,996	$5,990
Average sales prices without hedges:
Natural gas ($/Mcf)	$4.67	$3.34	$6.93
Oil ($/Bbl)	$76.79	$55.83	$82.43
Average price ($/Mcfe)	$5.57	$3.76	$7.30
Average sales prices with hedges(1):
Natural gas, hedged ($/Mcf)	$5.95	$6.08	$7.74
Oil, hedged ($/Bbl)	$77.41	$58.70	$85.57
Average price, hedged ($/Mcfe)	$6.72	$6.34	$8.09
Average cost per Mcfe:
Lease operating expenses	$0.53	$0.48	$0.62
Production and ad valorem taxes	$0.39	$0.24	$0.57
Depreciation, depletion and amortization	$2.74	$2.64	$3.26
General and administrative	$1.20	$0.87	$2.21

(1)
Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

Productive Wells

        The following table sets forth certain information regarding productive wells in each of our core areas at December 31, 2010. We also own royalty and overriding royalty interests in a small number of wells in which we do not own a working interest.

	Total Producing Wells
			Average Working Interest
	Gross	Net
Granite Wash (Anadarko Basin)	149	111	75%
Wolfberry (Permian Basin)	42	39	93%
Other(1)	330	164	50%

Total Company	521	314	60%

(1)
Includes central Texas Panhandle, eastern Anadarko Basin and the Dalhart Basin in the western side of the Texas Panhandle.

Acreage

        The following table sets forth certain information regarding the developed and undeveloped acreage in which we own an interest as of December 31, 2010 for each of our core operating areas, including acreage held by production. A majority of our developed acreage is subject to liens securing our senior secured credit facility. Acreage related to royalty, overriding royalty and other similar interests is excluded from this table.

	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net	% HBP
Granite Wash (Anadarko Basin)	32,209	20,092	31,617	17,353	63,826	37,445	53.7%
Wolfberry (Permian Basin)	13,190	13,167	87,867	52,343	101,057	65,510	20.1%
Other(1)	92,246	60,931	181,227	125,482	273,473	186,413	32.7%

Total Company	137,645	94,190	300,711	195,178	438,356	289,368	32.6%

(1)
Includes central Texas Panhandle, eastern Anadarko Basin and the Dalhart Basin in the western side of the Texas Panhandle.

Undeveloped Acreage Expirations

        The following table sets forth the number of gross and net undeveloped acreage as of December 31, 2010 that will expire over the next three years in our core areas unless production is established within the spacing units covering the acreage prior to the expiration dates.

	2011		2012		2013
	Gross	Net	Gross	Net	Gross	Net
Granite Wash (Anadarko Basin)	15,618	8,520	14,375	3,891	1,624	1,597
Wolfberry (Permian Basin)	11,698	6,770	9,140	4,232	56,416	33,886
Other(1)	85,438	64,497	69,116	42,021	18,092	12,219

Total Company	112,754	79,787	92,631	50,144	76,132	47,702

(1)
Includes central Texas Panhandle, eastern Anadarko Basin and the Dalhart Basin in the western side of the Texas Panhandle.

Drilling Activity

        The following table summarizes our drilling activity for the years ended December 31, 2010, 2009 and 2008. Gross wells reflect the sum of all wells in which we own an interest. Net wells reflect the sum of our working interests in gross wells.

	Years ended December 31,
	2010		2009		2008
	Gross	Net	Gross	Net	Gross	Net
Development wells:
Productive	73	60.0	63	48.5	84	58.9
Dry	1	1.0	2	2.0	5	4.8

Total development wells	74	61.0	65	50.5	89	63.7

Exploratory wells
Productive	10	9.1	18	14.1	6	4.6
Dry	1	1.0	3	1.3	1	—

Total exploratory wells	11	10.1	21	15.4	7	4.6

Corporate Sponsorship and Structure

        Laredo Inc. was founded in October 2006 by Randy Foutch and other members of our management team to acquire, develop and operate oil and gas properties in the Mid-Continent and Permian regions of the United States. In 2007, Warburg Pincus and Laredo Inc.'s management formed Laredo LLC as a holding company and entered into a limited liability company agreement, which provided for Laredo LLC's initial funding with an equity commitment of $300 million from Warburg Pincus, certain members of our management team and our independent directors. The stockholders of Laredo Inc. contributed their common stock in Laredo Inc. to Laredo LLC in return for equity units in Laredo LLC and Laredo Inc. became a wholly-owned subsidiary of Laredo LLC. See Note A in our consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 included elsewhere in this prospectus. In October 2008, Laredo LLC's limited liability company agreement was amended and a new series of equity units was created to include an additional $300 million equity program. Certain of the units are subject to rights of first refusal held by certain members and certain unitholders also have tag-along and drag-along rights in the event of certain sale transactions by other unitholders. As of December 31, 2010, a total of $550 million of equity has been invested in Laredo LLC by the aforementioned parties.

        The approval of Warburg Pincus is required with respect to certain events, including capital calls, material contracts and commitments, certain acquisitions and dispositions, certain expenditures and incurrence of debt, and amendments to our structure.

        Laredo Inc. has two wholly-owned subsidiaries: Laredo Petroleum Texas, LLC, a limited liability company formed under the laws of Texas in March 2007, and Laredo Gas Services, LLC, a limited liability company formed under the laws of Delaware in November 2007.

        The following chart summarizes our corporate structure.

Marketing and Major Customers

        We market the majority of the natural gas production from properties we operate for both our account and the account of the other working interest owners in these properties. We sell substantially all of our production to a variety of purchasers under short-term contracts or spot gas purchase contracts ranging anywhere from one day to seven months, all at market prices. We normally sell production to a relatively small number of customers, as is customary in the exploration, development and production business. However, based on the current demand for natural gas and oil and availability of other purchasers, we believe that the loss of any one or all of our major purchasers would not have a material adverse effect on our financial condition and results of operations. For a list of our customers that accounted for 10% or more of our oil and natural gas revenues during the last two calendar years, see Note J in our consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 included elsewhere in this prospectus. See "Risk Factors—Risks Related to Our Business—The inability of our significant customers to meet their obligations to us may materially adversely affect our financial results."

Title to Properties

        We believe that we have satisfactory title to all of our producing properties in accordance with generally accepted industry standards. As is customary in the industry, in the case of undeveloped properties, often cursory investigation of record title is made at the time of lease acquisition. Investigations are made before the consummation of an acquisition of producing properties and before commencement of drilling operations on undeveloped properties. Individual properties may be subject to burdens that we believe do not materially interfere with the use or affect the value of the properties. Burdens on properties may include customary royalty interests, liens incident to operating agreements and for current taxes, obligations or duties under applicable laws, development obligations under natural gas leases, or net profits interests.

Seasonality

        Demand for natural gas generally decreases during the spring and fall months and increases during the summer and winter months. However, seasonal anomalies such as mild winters or mild summers sometimes lessen this fluctuation. In addition, certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. These seasonal anomalies can increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay our operations.

Competition

        The oil and natural gas industry is intensely competitive, and we compete with other companies in our industry that have greater resources than we do. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit and may be able to expend greater resources to attract and maintain industry personnel. In addition, these companies may have a greater ability to continue exploration activities during periods of low natural gas market prices. Our larger competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing natural gas properties.

Regulation of the Natural Gas and Oil Industry

        Our operations are substantially affected by federal, state and local laws and regulations. In particular, natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which we own or operate producing natural gas and oil properties have statutory provisions regulating the exploration for and production of natural gas and oil, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

        Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the natural gas industry are regularly considered by Congress, the states, FERC, and the courts. We cannot predict when or whether any such proposals may become effective.

        We believe we are in substantial compliance with currently applicable laws and regulations and that continued substantial compliance with existing requirements will not have a material adverse effect on our financial position, cash flows or results of operations. However, current regulatory requirements may change, currently unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered.

Regulation of Production of Natural Gas and Oil

        The production of natural gas and oil is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of natural gas and oil properties, the establishment of maximum allowable rates of production from natural gas and oil wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of natural gas and oil that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction. We own interests in properties located onshore in different U.S. states. These states regulate drilling and operating activities by requiring, among other things, permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. The laws of these states also govern a number of environmental and conservation matters, including the handling and disposing or discharge of waste materials, the size of drilling and spacing units or proration units and the density of wells that may be drilled, unitization and pooling of oil and natural gas properties and establishment of maximum rates of production from oil and natural gas wells. Some states have the power to prorate production to the market demand for oil and natural gas. The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the natural gas and oil industry are subject to the same regulatory requirements and restrictions that affect our operations.

Regulation of Transportation and Sales of Natural Gas

        Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily FERC. FERC regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Since 1985, FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services.

        In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act ("NGPA") and culminated in adoption of the Natural Gas Wellhead Decontrol Act, which removed controls affecting wellhead sales of natural gas effective January 1, 1993. The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the Natural Gas Act ("NGA") and by regulations and orders promulgated under the NGA by FERC. In certain limited circumstances, intrastate transportation and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by Congress and by FERC regulations.

        Beginning in 1992, FERC issued a series of orders to implement its open access policies. As a result, the interstate pipelines' traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. Although FERC's orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

        The Domenici-Barton Energy Policy Act of 2005 ("EP Act 2005") is a comprehensive compilation of tax incentives, authorized appropriations for grants and guaranteed loans, and significant changes to the statutory policy that affects all segments of the energy industry. Among other matters, the EP Act 2005 amends the NGA to add an anti-market manipulation provision which makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC, and furthermore provides FERC with additional civil penalty authority. The EP Act 2005 provides FERC with the power to assess civil penalties of up to $1,000,000 per day for violations of the NGA and increases FERC's civil penalty authority under the NGPA from $5,000 per violation per day to $1,000,000 per violation per day. The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-market manipulation provision of the EP Act 2005, and subsequently denied rehearing. The rules make it unlawful in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, (1) to use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. The new anti-market manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted "in connection with" gas sales, purchases or transportation subject to FERC jurisdiction, which now includes the annual reporting requirements under Order 704. The anti-market manipulation rule and enhanced civil penalty authority reflect an expansion of FERC's NGA enforcement authority.

        On December 26, 2007, FERC issued Order 704, a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing. Under Order 704, wholesale buyers and sellers of more than 2.2 million MMBtus of physical natural gas in the previous calendar year, including natural gas gatherers and marketers, are now required to report, on May 1 of each year beginning in 2009, aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to, or may contribute to the formation of price indices. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order 704. Order 704 also requires market participants to indicate whether they report prices to any index publishers, and if so, whether their reporting complies with FERC's policy statement on price reporting. On November 20, 2008, FERC issued Order 720, a final rule on the daily scheduled flow and capacity posting requirements. Under Order 720, major non-interstate pipelines, defined as certain non-interstate pipelines delivering, on an annual basis, more than an average of 50 million MMBtus of natural gas over the previous three calendar years, are required to post daily certain information regarding the pipeline's capacity and scheduled flows for each receipt and delivery point that has a design capacity equal to or greater than 15,000 MMBtu per day. Requests for clarification and rehearing of Order 720 have been filed at FERC and a decision on those requests is pending.

        We cannot accurately predict whether FERC's actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Additional proposals and proceedings that might affect the natural gas industry are pending before FERC and the courts. The natural gas industry historically has been very heavily regulated. Therefore, we cannot provide any assurance that the less stringent regulatory approach recently established by FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

        Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Although its policy is still in flux, FERC has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase our costs of getting gas to point of sale locations. State regulation of natural gas gathering facilities generally include various safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

        Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline's status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of ongoing litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts or Congress.

        Our sales of natural gas are also subject to requirements under the Commodity Exchange Act (the "CEA") and regulations promulgated thereunder by the Commodity Futures Trading Commission (the "CFTC"). The CEA prohibits any person from manipulating or attempting to manipulate the price of any commodity in interstate commerce or futures on such commodity. The CEA also prohibits knowingly delivering or causing to be delivered false or misleading or knowingly inaccurate reports concerning market information or conditions that affect or tend to affect the price of a commodity. Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

        Changes in law and to FERC policies and regulations may adversely affect the availability and reliability of firm and/or interruptible transportation service on interstate pipelines, and we cannot predict what future action FERC will take. We do not believe, however, that any regulatory changes will affect us in a way that materially differs from the way they will affect other natural gas producers, gatherers and marketers with which we compete.

Regulation of Environmental and Occupational Health and Safety Matters

        Our operations are subject to numerous stringent federal, state and local statutes and regulations governing the discharge of materials into the environment or otherwise relating to protection of the environment or occupational health and safety. Numerous governmental agencies, such as the U.S. Environmental Protection Agency ("EPA"), issue regulations, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and may result in injunctive obligations for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and transporting through pipelines, govern the sourcing and disposal of water used in the drilling and completion process, limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier and other protected areas, require some form of remedial action to prevent or mitigate pollution from current or former operations such as plugging abandoned wells or closing earthen pits, result in the suspension or revocation of necessary permits, licenses and authorizations, require that additional pollution controls be installed and impose substantial liabilities for pollution resulting from operations or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of production. The strict and joint and several liability nature of such laws and regulations could impose liability upon us regardless of fault. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. Changes in environmental laws and regulations occur frequently, and to the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, our business and prospects, as well as the oil and natural gas industry in general, could be materially adversely affected.

Hazardous Substance and Waste Handling

        Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, solid and hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict and, in some cases, joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. The Comprehensive Environmental Response, Compensation, and Liability Act, as amended, referred to as CERCLA or the Superfund law, and comparable state laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons deemed "responsible parties." These persons include current owners or operators of the site where a release of hazardous substances occurred, prior owners or operators that owned or operated the site at the time of the release or disposal of hazardous substances, and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to strict and joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover the costs they incur from the responsible classes of persons. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Despite the "petroleum exclusion" of Section 101(14) of CERCLA, which currently encompasses natural gas, we may nonetheless handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. In addition, we may have liability for releases of hazardous substances at our properties by prior owners or operators or other third parties.

        The Oil Pollution Act of 1990 (the "OPA") is the primary federal law imposing oil spill liability. The OPA contains numerous requirements relating to the prevention of and response to petroleum releases into waters of the United States, including the requirement that operators of offshore facilities and certain onshore facilities near or crossing waterways must maintain certain significant levels of financial assurance to cover potential environmental cleanup and restoration costs. Under the OPA, strict, joint and several liability may be imposed on "responsible parties" for all containment and cleanup costs and certain other damages arising from a release, including, but not limited to, the costs of responding to a release of oil to surface waters and natural resource damages, resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A "responsible party" includes the owner or operator of an onshore facility. The OPA establishes a liability limit for onshore facilities of $350 million. These liability limits may not apply if: a spill is caused by a party's gross negligence or willful misconduct; the spill resulted from violation of a federal safety, construction or operating regulation; or a party fails to report a spill or to cooperate fully in a clean-up.

        We also generate solid wastes, including hazardous wastes, which are subject to the requirements of the Resource Conservation and Recovery Act ("RCRA"), as amended, and comparable state statutes. Although RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain petroleum production wastes are excluded from RCRA's hazardous waste regulations. It is possible, however, that these wastes, which could include wastes currently generated during our operations, will be designated as "hazardous wastes" in the future and, therefore, be subject to more rigorous and costly disposal requirements. Indeed, legislation has been proposed from time to time in Congress to re-categorize certain oil and gas exploration and production wastes as "hazardous wastes." Any such changes in the laws and regulations could have a material adverse effect on our maintenance capital expenditures and operating expenses.

        We believe that we are in substantial compliance with the requirements of CERCLA, RCRA, OPA and related state and local laws and regulations, and that we hold all necessary and up-to-date permits, registrations and other authorizations required under such laws and regulations. Although we believe that the current costs of managing our wastes as they are presently classified are reflected in our budget, any legislative or regulatory reclassification of natural gas and oil exploration and production wastes could increase our costs to manage and dispose of such wastes.

Water and Other Waste Discharges and Spills

        The Federal Water Pollution Control Act, as amended, also known as the Clean Water Act, the Safe Drinking Water Act, the OPA and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other natural gas wastes, into federal and state waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers. The EPA has also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain individual permits or coverage under general permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans, as well as for monitoring and sampling the storm water runoff from certain of our facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. The underground injection of fluids is subject to permitting and other requirements under state laws and regulation. Obtaining permits has the potential to delay the development of natural gas and oil projects. These same regulatory programs also limit the total volume of water that can be discharged, hence limiting the rate of development, and require us to incur compliance costs. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages. Pursuant to these laws and regulations, we may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and the underground injection of fluids and are required to develop and implement spill prevention, control and countermeasure plans, also referred to as "SPCC plans," in connection with on-site storage of significant quantities of oil. We maintain all required discharge permits necessary to conduct our operations, and we believe we are in substantial compliance with their terms.

        Hydraulic fracturing is a practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions. The EPA, however, recently asserted federal regulatory authority over hydraulic fracturing involving diesel additives under the federal Safe Drinking Water Act's ("SDWA") Underground Injection Control ("UIC") Program by posting a new requirement on its website that requires facilities to obtain permits to use diesel fuel in hydraulic fracturing operations. The U.S. Energy Policy Act of 2005, which exempts hydraulic fracturing from regulation under the SDWA, prohibits the use of diesel fuel in the fracturing process without a UIC permit. Although the EPA has yet to take any action to enforce or implement this newly-asserted regulatory authority, industry groups have filed suit challenging the EPA's recent decisions as a "final agency action" and, thus, violative of the notice-and-comment rulemaking procedures of the Administrative Procedures Act. At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with results of the study anticipated to be available by late 2012, and a committee of the U.S. House of Representatives also is conducting an investigation of hydraulic fracturing practices. In addition, legislation was proposed in the recently ended 111th session of Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process, and such legislation could be introduced in the current session of Congress. Also, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances or otherwise require the public disclosure of chemicals used in the hydraulic fracturing process. On March 1, 2011, a bill was introduced in the Texas Senate that would require the Railroad Commission of Texas to adopt rules requiring owners and operators of wells on which hydraulic fracturing activities have been performed or other persons who had performed such activities to provide the agency written information on, among other things, the chemicals used in such activities. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for us to drill and produce from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings. In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative changes could cause us to incur substantial compliance costs, and compliance or the consequences of failure to comply by us could have a material adverse effect on our financial condition and results of operations. At this time, it is not possible to estimate the potential impact on our business that may arise if federal or state legislation governing hydraulic fracturing is enacted into law.

Air Emissions

        The federal Clean Air Act, as amended, and comparable state laws restrict the emission of air pollutants from many sources, including compressor stations, through the issuance of permits and the imposition of other requirements. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. These laws and any implementing regulations may require us to obtain pre-approval for the expansion or construction of existing facilities or new facilities or modification of certain projects or facilities expected to produce air emissions, impose stringent air permit requirements, or utilize specific equipment or technologies to control emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions.

        Although we may be required to incur certain capital expenditures in the next few years for air pollution control equipment in connection with maintaining or obtaining operating permits addressing other air emission-related issues, we do not believe that requirements currently in effect will have a material adverse effect on our operations. Obtaining permits has the potential to delay the development of natural gas and oil projects. We believe that we are in substantial compliance with all air emissions regulations and that we hold all necessary and valid construction and operating permits for our operations.

Regulation of "Greenhouse Gas" Emissions

        Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases" ("GHGs") and including carbon dioxide and methane, may be contributing to warming of the earth's atmosphere and other climatic changes. In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of GHGs. One bill approved by the U.S. House of Representatives in June 2009, known as the American Clean Energy and Security Act of 2009 would have required an 80% reduction in emissions of GHGs from sources within the U.S. between 2012 and 2050, but it was not approved by the U.S. Senate in the 2009-2010 legislative session. The U.S. Congress is likely to continue to consider similar bills. Moreover, almost half of the states have already taken legal measures to reduce emissions of GHGs through the planned development of GHG emission inventories and/or regional GHG cap and trade programs or other mechanisms. Most cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances corresponding with their annual emissions of GHGs. The number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. Some states have enacted renewable portfolio standards, which require utilities to purchase a certain percentage of their energy from renewable fuel sources.

        In addition, in December 2009, the EPA determined that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment, because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. In response to its endangerment finding, the EPA recently adopted two sets of rules regarding possible future regulation of GHG emissions under the Clean Air Act, one of which purports to regulate emissions of GHGs from motor vehicles and the other of which would regulate emissions of GHGs from large stationary sources of emissions such as power plants or industrial facilities. The motor vehicle rule was finalized in April 2010 and became effective in January 2011 but it does not require immediate reductions in GHG emissions. The stationary source rule was adopted in May 2010 and also became effective January 2011 and is the subject of several pending lawsuits filed by industry groups. Additionally, in September 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in

2010. The EPA also plans to implement GHG emissions standards for power plants in May 2012 and for refineries in November 2012.

        The adoption of legislation or regulatory programs to reduce GHG emissions could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory requirements. Any GHG emissions legislation or regulatory programs applicable to power plants or refineries could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas we produce. Consequently, legislation and regulatory programs to reduce GHG emissions could have an adverse effect on our business, financial condition and results of operations.

Occupational Safety and Health Act

        We are also subject to the requirements of the federal Occupational Safety and Health Act, as amended ("OSHA") and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA's hazard communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements.

National Environmental Policy Act

        Natural gas and oil exploration and production activities on federal lands are subject to the National Environmental Policy Act ("NEPA"). NEPA requires federal agencies, including the Departments of Interior and Agriculture, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency prepares an environmental assessment to evaluate the potential direct, indirect and cumulative impacts of a proposed project. If impacts are considered significant, the agency will prepare a more detailed environmental impact study that is made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This environmental impact assessment process has the potential to delay the development of natural gas and oil projects. Authorizations under NEPA also are subject to protest, appeal or litigation, which can delay or halt projects.

Endangered Species Act

        The Endangered Species Act ("ESA") was established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species' habitat. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. We conduct operations on federal natural gas and oil leases in areas where certain species that are listed as threatened or endangered and where other species, such as the sage grouse, potentially could be listed as threatened or endangered under the ESA exist. The U.S. Fish and Wildlife Service may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to federal land use and may materially delay or prohibit land access for natural gas and oil development. If we were to have a portion of our leases designated as critical or suitable habitat, it could cause us to incur additional costs or become subject to operating restrictions or bans in the affected areas, which could adversely impact the value of our leases.

Summary

        In summary, we believe we are in substantial compliance with currently applicable environmental laws and regulations. Although we have not experienced any material adverse effect from compliance with environmental requirements, there is no assurance that this will continue. We did not have any material capital or other non-recurring expenditures in connection with complying with environmental laws or environmental remediation matters in 2010, nor do we anticipate that such expenditures will be material in 2011.

Legal Proceedings

        From time to time, we are subject to various legal proceedings arising in the ordinary course of business, including proceedings for which we have insurance coverage. As of the date hereof, we are not party to any material legal proceedings.

Employees

        As of December 31, 2010, we had 124 full-time employees. We also employed a total of 7 contract personnel who assist our full-time employees with respect to specific tasks and perform various field and other services. Our future success will depend partially on our ability to attract, retain and motivate qualified personnel. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We consider our relations with our employees to be satisfactory.

 MANAGEMENT

Executive Officers and Directors

        The following tables set forth information regarding the individuals who are currently serving as our executive officers and directors. The respective age of each individual in the tables is as of March 31, 2011. There are no family relationships among any of our directors or executive officers.

Executive Officers

        The following table sets forth the name, age and position of our current executive officers. Each of the individuals listed in the table below holds the title stated below at each of the registrants.

Name	Age	Title
Randy A. Foutch	59	Chairman and Chief Executive Officer
Jerry Schuyler	55	President and Chief Operating Officer
W. Mark Womble	60	Senior Vice President and Chief Financial Officer
Patrick J. Curth	59	Senior Vice President—Exploration and Land
John E. Minton	62	Senior Vice President—Reservoir Engineering
Rodney S. Myers	57	Senior Vice President—Special Projects

Board of Directors of Laredo Inc.

        The board of directors of Laredo Inc. consists of a sole member. The following table sets forth the name, age and title of Laredo Inc.'s current director.

Name	Age	Title
Randy A. Foutch	59	Chief Executive Officer

Board of Managers of Laredo LLC

        The board of managers of Laredo LLC, which we refer to as board of directors, consists of nine members. The following table sets forth the name, age and title of Laredo LLC's current managers, which we refer to as directors.

Name	Age	Title
Randy A. Foutch	59	Chairman and Chief Executive Officer
Jerry Schuyler	55	President and Chief Operating Officer
Jeffrey A. Harris	55	Director
Peter R. Kagan	42	Director
James R. Levy	35	Director
B.Z. (Bill) Parker	63	Director
Pamela S. Pierce	56	Director
Ambassador Francis Rooney	57	Director
Donald D. Wolf	67	Director

Board of Managers of Laredo Gas Services, LLC

        The board of managers of Laredo Gas Services, LLC consists of three members. The following table sets forth the name, age and title of Laredo Gas Services LLC's current managers.

Name	Age	Title
Randy A. Foutch	59	Chief Executive Officer
Jerry Schuyler	55	President and Chief Operating Officer
W. Mark Womble	60	Senior Vice President and Chief Financial Officer

Board of Managers of Laredo Petroleum Texas, LLC

        The board of managers of Laredo Petroleum Texas, LLC consists of a sole member. The following table sets forth the name, age and title of Laredo Petroleum Texas, LLC's current manager.

Name	Age	Title
Randy A. Foutch	59	Chief Executive Officer

Key Employees

        The following table lists information regarding other key employees as of March 31, 2011:

Name	Age	Title
Dan Schooley	55	Vice President—Marketing
Dave Boncaldo	46	Vice President—Operations
Jeffrey A. Tanner	48	Vice President—Exploration
Diane T. Wood	48	Controller

        Randy A. Foutch founded Laredo in October 2006 and has served as its Chairman and Chief Executive Officer since that time. He also served as Laredo's President from October 2006 to July 2008. Mr. Foutch has over 30 years of experience in the oil and gas industry. Prior to the formation of Laredo, Mr. Foutch founded Latigo Petroleum, Inc. ("Latigo") in 2001 and served as its President and Chief Executive Officer until it was sold to Pogo Producing Co. in May 2006. Previous to Latigo, Mr. Foutch founded Lariat Petroleum, Inc. in 1996 and served as its President until January 2001 when it was sold to Newfield Exploration, Inc. He is currently serving on the board of directors of Bill Barrett Corporation and Helmerich & Payne, Inc. and is also a member of the audit, governance and nominating and corporate committees of these companies. Mr. Foutch is also a member of the National Petroleum Council, America's Natural Gas Alliance and the Advisory Council of the Energy Institute at the University of Texas, Austin. From 2006 to 2008, he served on the board of directors of MacroSolve, Inc. Mr. Foutch also serves on several nonprofit and private industry boards. He holds a Bachelor of Science in Geology from the University of Texas and a Master of Science in Petroleum Engineering from the University of Houston.

        Mr. Foutch has been successful in founding other oil and gas companies and serves in executive and director positions of various oil and gas companies. As a result, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of exploration and productions companies. Mr. Foutch also brings financial expertise to the board, including his experience in obtaining financing for startup oil and gas companies. For these reasons, we believe Mr. Foutch is qualified to serve as a director.

        Jerry Schuyler joined Laredo in June 2007 as Executive Vice President and Chief Operating Officer. In July 2008, he was promoted to President and Chief Operating Officer and has served in that capacity since that time. He is also a director of Laredo LLC. Prior to joining Laredo, he held various executive positions with Atlantic Richfield Company ("ARCO"), Dominion Exploration and Production, Inc. and St. Mary Land & Exploration. While at St. Mary Land & Exploration from December 2003 to June 2007, he established their Houston and Midland offices and managed all exploration and production activities in the Gulf of Mexico, Gulf Coast and Permian areas. While at Dominion Exploration and Production, Inc. from March 2000 to July 2002, he managed all exploration and production activities in the Gulf Coast, Michigan and Appalachian areas. During his years with ARCO from 1977 to 1999, he held several key positions, such as Prudhoe Bay Field Manager, Manager of Worldwide Exploration and Production Planning and President of ARCO Middle East and Central Asia. Mr. Schuyler serves on several industry and college related boards of directors. He earned a Bachelor of Science degree in Petroleum Engineering from Montana Tech University and attended numerous graduate business courses at University of Houston.

        Mr. Schuyler has significant experience managing oil and gas operations and serving in executive positions for various exploration and production companies and extensive knowledge of the energy industry. For these reasons, we believe Mr. Schuyler is qualified to serve as a director.

        W. Mark Womble has served as Laredo's Chief Financial Officer and Senior Vice President since July 2007. Prior to joining Laredo, he was the Vice President and Chief Financial Officer of Latigo and served in this capacity from 2002 until the company was sold in 2006. He then retired until joining Laredo in July 2007. Mr. Womble has more than 30 years of experience in the oil and natural gas industry and, throughout his career, has served as financial analyst, consultant and in several executive positions with multiple companies. He earned a Bachelor of Business Administration degree and a Master of Business Administration degree in finance and accounting from West Texas State University in Canyon, Texas.

        Patrick J. Curth has served as Laredo's Senior Vice President—Exploration and Land since October 2006. He has been involved in exploration and development projects in the Mid-Continent area for over three decades. Prior to Laredo, Mr. Curth joined Latigo in 2000 as Exploration Manager and served as Vice President—Exploration when Latigo was sold in May 2006. From 1997 to 2001, he was the Vice President—Exploration at Lariat Petroleum, Inc. Mr. Curth holds a Bachelor of Arts in Geology from Windham College, a Masters Degree in Geological Sciences from the University of Wisconsin—Milwaukee and a second Masters Degree in Environmental Sciences from Oklahoma State University.

        John E. Minton joined Laredo in October 2007 as Vice President—Reservoir Engineering and became Senior Vice President—Reservoir Engineering in September 2009. Before joining Laredo, Mr. Minton served as Senior Vice President of Reservoir Engineering at Rockford II Energy Partners from July 2006 to October 2007. In 2003, he joined Latigo as a Senior Reservoir Engineer and later became Manager of Corporate Reservoir Engineering. He served in this position until the company was sold in 2006. He joined Lariat Petroleum, Inc. in 2000 as a Senior Reservoir Engineer and stayed with its successor Newfield Exploration until early 2003 as a Senior Reservoir Engineer. Mr. Minton is a member of the Society of Petroleum Engineers and has been a Registered Professional Engineer in the state of Oklahoma since 1982. He graduated from the University of Oklahoma with a Bachelor of Science degree in Mechanical Engineering.

        Rodney S. Myers joined Laredo in November 2010 as Senior Vice President—Special Projects. He came out of retirement in 2009 to manage Sheridan Production Company's Mid-Continent District office in Tulsa. Previously, from December 2002 to May 2006, he served as the Senior Vice President and Chief Operating Officer of Latigo. Prior to Latigo, Mr. Myers spent over 13 years with Apache Corporation where he was Vice President for the Mid-Continent Region and Vice President of

Production for its Central Region. Mr. Myers earned a Bachelor of Science degree in Petroleum Engineering from the University of Missouri at Rolla.

        Jeffrey A. Harris has served as a director of Laredo LLC since May 2007. He has been with Warburg Pincus since 1983 where he currently co-leads the firm's investment activities in the energy sector. He is also a member of Warburg's Executive Management Group. During his career, Mr. Harris has worked extensively in the industrial and technology sectors. He is a director of ElectroMagnetic GeoServices A.S., Knoll Inc. and Kosmos Energy Ltd. Mr. Harris served previously on the boards of Bill Barrett Corporation, Newfield Exploration, Spinnaker Exploration, Lariat Petroleum, Inc. and Latigo. Mr. Harris received a Bachelor of Science in Economics from the University of Pennsylvania and a Master of Business Administration from Harvard Business School.

        Mr. Harris brings a strong business background to Laredo, having worked in the private equity field with Warburg Pincus for over 25 years. Mr. Harris has gained substantial experience in overseeing the management of diverse organizations, having served as a board member on many public and private boards, including a number of charitable and non-profit organizations. As a result of this service, Mr. Harris has a broad understanding of the operational, financial and strategic issues facing public and private companies. He has served on our board of directors for almost 4 years and through that service, as well as his service on other oil and gas company boards, has developed extensive knowledge of our business and oil and gas industry. For these reasons, we believe Mr. Harris is qualified to serve as a director.

        Peter R. Kagan has served as a director of Laredo LLC since July 2007. He has been with Warburg Pincus since 1997 where he co-leads the firm's investment activities in energy and natural resources. He is also a member of Warburg's Executive Management Group. Mr. Kagan is currently on the board of directors of Antero Resources, Broad Oak Energy, Fairfield Energy, MEG Energy, Canbriam Energy Inc., Targa Resources Inc. and Targa Resources Partners L.P. He previously served on the board of directors of Lariat Petroleum, Inc. and Latigo. Mr. Kagan received a Bachelor of Arts degree cum laude from Harvard College and Juris Doctorate and Master of Business Administration degrees with honors from the University of Chicago.

        Mr. Kagan has significant experience with energy companies and investments and broad familiarity with the industry and related transactions and capital markets activity, which enhance his contributions to the board of directors. For these reasons, we believe Mr. Kagan is qualified to serve as a director.

        James R. Levy has served as a director of Laredo LLC since May 2007. He joined Warburg Pincus in 2006 and focuses on investments in the energy industry. Prior to joining Warburg, he worked as an Associate at Kohlberg & Company, a middle market private equity investment firm, from 2002 to 2006, and as an Analyst and Associate at Wasserstein Perella & Co. from 1999 to 2002. Mr. Levy currently serves on the board of directors of Broad Oak Energy and EnStorage, inc., a privately held energy storage system development company. Mr. Levy received a Bachelor of Arts in history from Yale University.

        Mr. Levy has significant experience with investments in the energy industry and currently serves on the boards of various energy companies. For these reasons, we believe Mr. Levy is qualified to serve as a director.

        B. Z. (Bill) Parker has served as a director of Laredo LLC since May 2007. Mr. Parker joined Phillips Petroleum Company in 1970 where he held various engineering positions in exploration and production in the United States and abroad. He later served in numerous executive positions at Phillips Petroleum Company and in 2000, he was named Executive Vice President for Worldwide Production & Operations. He retired from Phillips Petroleum Company in this position in November 2002. Mr. Parker served on the board of Williams Partners GP from August 2005 to September 2010 where he also served as chairman of the conflicts and audit committees. He served on the board of directors of Latigo from January 2003 to May 2006 where he also served as chairman of the audit committee. Mr. Parker is a member of the Society of Petroleum Engineers. He received a Bachelor of Science degree in petroleum engineering from the University of Oklahoma.

        Mr. Parker has over 40 years of experience in the oil and gas industry, having served in various engineering and executive positions for an exploration and production company and as a director and audit committee member for various energy companies. For these reasons, we believe Mr. Parker is qualified to serve as a director.

        Pamela S. Pierce has served as a director of Laredo LLC since May 2007. She has been a partner at Ztown Investments, Inc. since 2005, focused on investments in domestic oil and natural gas non-working interests. She also serves on the Michael Baker, Inc. board of directors. From 2002 to 2004, she was the President of Huber Energy, an operating company of J.M. Huber Corporation. From 2000 to 2002, she was the President and Chief Executive Officer of Houston based Mirant Americas Energy Capital and Production Company. She has also held a variety of managerial positions with ARCO Oil and Gas Company, ARCO Alaska and Vastar Resources. She received a Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and a Master of Business Administration in Corporate Finance from the University of Dallas.

        Ms. Pierce is a highly experienced business executive with extensive knowledge of the energy industry. Her business acumen enhances the board of directors' discussions on all issues affecting Laredo and her leadership insights contribute significantly to the board of directors' decision making process. For these reasons, we believe Ms. Pierce is qualified to serve as a director.

        Ambassador Francis Rooney has served as a director of Laredo LLC since February 2010. He has been the Chief Executive Officer of Rooney Holdings, Inc. since 1984, and of Manhattan Construction Group, Tulsa, since 2008, which is engaged in road and bridge construction, civil works and building construction and construction management in the United States, Mexico and the Central America/Caribbean region. From 2005 through 2008, he served as the United States Ambassador to the Holy See, appointed by President George W. Bush. Ambassador Rooney currently serves on the boards of directors of Helmerich & Payne, Inc. and VETRA Energy Group, Bogota, Colombia. He is a member of the Board of Advisors of the Panama Canal Authority, Republic of Panama, the Board of the Florida Gulf Coast University Foundation, the INCAE Presidential Advisory Council and the Board of Visitors of the University of Oklahoma International Programs. Ambassador Rooney graduated from Georgetown University with a Bachelor of Arts and from Georgetown University Law Center with a Juris Doctorate. He is a member of the District of Columbia and Texas Bar Associations.

        Ambassador Rooney has broad business and financial experience and has served as a director of public and private energy companies. For these reasons, we believe Ambassador Rooney is qualified to serve as a director.

        Donald D. Wolf has served as a director of Laredo LLC since February 2010. Since 2009, he has been the Chairman of Quantum Resources Management, LLC, a private partnership which acquires and operates producing oil and natural gas properties. He was Quantum Resources Management's Chief Executive Officer from 2006 to 2009. He is currently Vice-Chairman and director of Aspect Energy, a director of MarkWest Energy Partners, L.P., a director of Enduring Resources, LLC and the Chairman and a director of QR Energy, LP. He was the Chief Executive Officer of Aspect Energy from 2004 to 2006 and the Chief Executive Officer of Westport Resources Corporation from 1996 to 2004. Mr. Wolf graduated from Greenville College, Greenville, Illinois, with a Bachelor of Science in Business Administration.

        Mr. Wolf has a diversified 45-year career in the oil and natural gas industry and has served in executive positions for various exploration and production companies. His extensive experience in the energy industry brings substantial experience and leadership skill to the board of directors. For these reasons, we believe Mr. Wolf is qualified to serve as a director.

        Dan Schooley joined Laredo in June of 2007 and is our Vice President—Marketing. Prior to Laredo, from 2006 to 2007, he was the manager of gas supply at Superior Pipeline. From 2004 to 2006, he was a marketing manager at Latigo, where he was responsible for marketing and risk management. Mr. Schooley holds Bachelors and Masters degrees from Oklahoma State University.

        Dave Boncaldo joined Laredo in March 2010 as Production and Completions Manager and currently serves as Vice President—Operations. Prior to Laredo, he spent over ten years at Samson Resources where he served in various roles including General Manager—East Texas Division, Operations Manager for the Mid-Continent Division and Team Manager for several different asset teams. Prior to Samson, he worked for Torch Energy Advisors as Operations Manager in Tulsa and the Black Warrior Basin along with various engineering positions in Houston. He began his career at BP Exploration (Tex/Con Oil & Gas Company) as an engineer with assignments in the Permian Basin and Louisiana Gulf Coast. He has over 25 years of experience in the oil and gas industry and holds a Bachelor of Science degree in Petroleum Engineering from Marietta College.

        Jeffrey A. Tanner joined Laredo in October 2010 as Vice President—Exploration. From 2003 to September 2010, he was with Cabot Oil & Gas and worked various technical and managerial assignments, including Exploration Manager for two different regions tasked with expanding into unconventional shale plays. He has over 20 years of experience in the oil and natural gas industry. Mr. Tanner graduated from Texas A&M and the University of Houston with a Bachelors and Masters degree in Geology, respectively.

        Diane T. Wood joined Laredo in October 2010 as Controller. Prior to joining Laredo, she was the Chief Financial Officer and Vice President—Finance for Cherokee Nation Businesses, LLC from December 2007 to June 2010. She was the Chief Financial Officer for Genisoy Foods from September 2005 to December 2006. Ms. Wood's experience includes 10 years in public accounting, primarily performing audits of oil and gas companies, and 15 years of industry experience in oil and gas, consumer food products and acquisitions. Ms. Wood is a certified public accountant in the State of Oklahoma. Ms. Wood graduated from the University of Tulsa with a Bachelor of Science in Business Administration, with a degree in accounting.

Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the following table, who we refer to in this "Compensation Discussion and Analysis" section as our "named executive officers."

Name	Principal Position
Randy A. Foutch	Chairman and Chief Executive Officer
W. Mark Womble	Senior Vice President and Chief Financial Officer
Jerry Schuyler	President and Chief Operating Officer
Patrick J. Curth	Senior Vice President—Exploration and Land
John Minton	Senior Vice President—Reservoir Engineering

        Each of the named executive officers is an employee of Laredo Inc., which is a wholly owned subsidiary of Laredo LLC, and an officer of both Laredo Inc. and Laredo LLC; however, each of the named executive officers is compensated by Laredo Inc., not Laredo LLC.

        During 2010, our executive compensation program was overseen by the compensation committee of Laredo LLC's board of directors (the "compensation committee"). The purpose of the compensation committee is to oversee the administration of compensation programs for all officers and employees of Laredo LLC and its subsidiaries, including Laredo Inc. Officer compensation is reviewed annually for possible adjustments by the compensation committee.

Compensation Philosophy and Objectives of Our Executive Compensation Program

        Since our inception in 2006, we have sought to grow our privately owned energy company focused on the exploration and development of oil and natural gas in the Mid-Continent and Permian regions of the United States. Our compensation philosophy has been primarily focused on recruiting, motivating and incentivizing individuals to help us continue that growth. Our executive compensation program is designed to attract, retain and motivate our highly qualified and committed personnel by compensating them with both long-term incentive compensation in the form of equity based incentive awards and cash compensation comprised of salary and the possibility of annual bonuses. We keep our executive officers' total cash compensation at levels that we believe are generally in line with those for people in comparable positions of similar responsibility within the industry. Annual bonus amounts, which are entirely discretionary, reward them for overall company performance with consideration given to individual performance during the year relative to our continually evolving company objectives. With respect to long-term incentive compensation, we provide our officers and certain other key employees an opportunity to invest in our equity on the same terms as our institutional equity investor and award profit units to all employees so they can benefit financially from the combined success of the company.

        We periodically assess the competitiveness of our compensation packages to executive officers and make appropriate adjustments to our program when we deem it necessary. Any adjustments to our executive officers' compensation requires the approval of the compensation committee.

  Implementing Our Objectives

        Executive compensation decisions are typically made on an annual basis by the compensation committee with input from Randy Foutch, our Chairman and Chief Executive Officer, Jerry Schuyler, our President and Chief Operating Officer, and W. Mark Womble, our Senior Vice President and Chief Financial Officer. From time to time, Messrs. Foutch, Schuyler and Womble obtain and review external market information to assess Laredo's ability to provide competitive compensation packages to its executive officers and recommend an adjustment to the compensation levels, when necessary. In making executive compensation decisions and recommendations, Messrs. Foutch, Schuyler and Womble consider the executive officers' performance during the year and the company's performance during the year. Specifically, Messrs. Foutch, Schuyler and Womble provide recommendations to the compensation committee regarding the compensation levels for our existing executive officers (including themselves) and our compensation program as a whole. The compensation committee may adjust base salary levels and then determine the amounts of discretionary cash bonus awards and the amount and vesting terms and conditions of any equity grants for each of our executive officers.

        While the compensation committee gives considerable weight to Messrs. Foutch, Schuyler and Womble's recommendations on compensation matters, the compensation committee has the final decision-making authority on all officer compensation matters. No other executive officers have assumed a role in the evaluation, design or administration of our executive officer compensation program.

Elements of Compensation

        Compensation of our executive officers includes the following key components:

  •
  Base salaries;

  •
  Annual discretionary cash bonus awards, based primarily on the overall company performance, with consideration also given to relative individual performance; and

  •
  Long-term equity-based incentive awards, based primarily on the relative contribution of various officer positions, with consideration given to relative individual performance.

  Base Salaries

        Base salaries are designed to provide a fixed level of cash compensation for services rendered during the year. Base salaries are reviewed annually, at a minimum, but are not adjusted if the compensation committee believes that our executives are currently compensated at proper levels in light of either our internal performance or external market factors.

        In addition to providing a base salary that we believe is competitive with other, similarly situated, independent oil and gas exploration and production companies, we also consider internal pay equity factors to appropriately align each of our named executive officer's salary levels relative to the salary levels of our other officers so that it accurately reflects the officer's relative skills, responsibilities, experience and contributions to our company. To that end, annual salary adjustments are based on a subjective analysis of many individual factors, including:

  •
  the responsibilities of the officer;

  •
  the scope, level of expertise and experience required for the officer's position;

  •
  the strategic impact of the officer's position;

  •
  the potential future contribution of the officer; and

  •
  the actual performance of the officer during the year.

        In addition to the individual factors listed above, our overall business performance and implementation of company objectives are taken into consideration. While these metrics generally provide context for making salary decisions, base salary decisions do not depend directly on attainment of specific goals or performance levels and no specific weighting is given to one factor over another.

        During February of 2010, the compensation committee approved a 5% base salary increase for John Minton in connection with his promotion to Senior Vice President—Reservoir Engineering and to adjust his base salary in order to provide him with fixed compensation comparable to market levels for similarly situated executive officers in the industry. Messrs. Foutch, Womble, Schuyler and Curth did not receive a base salary increase during 2010. During February of 2011, the compensation committee approved a base salary increase of 3% for Messrs. Foutch, Womble, Schuyler and Curth and a 4% base salary increase for John Minton due to Laredo's performance during 2010 and in order to provide the named executive officers with fixed compensation comparable to market levels for similarly situated executive officers in the industry.

  Annual Discretionary Cash Bonus Awards

        Discretionary cash bonus awards are a key part of each named executive officer's annual compensation package. The compensation committee believes that discretionary cash bonuses are an appropriate way to further our goals of attracting, retaining, and rewarding highly qualified and experienced officers. Discretionary cash bonuses are awarded annually and are based primarily on Laredo's performance, but consideration is also given to individual performance and specific contribution to Laredo's success and performance. For the 2010 fiscal year, discretionary cash bonuses were determined in two parts at the complete discretion of the compensation committee. Half of the discretionary cash bonus awards for each named executive officer was determined by the 2010 Bonus Performance Metric Results, while the remaining half was determined by overall company performance. Individual performance factors such as leadership, commitment, attitude, motivational effect, level of responsibility and overall contribution to Laredo's success were also considered. Although our cash bonus program includes company performance goals and objectives, our compensation committee has the ultimate discretion to determine any cash bonus awards, if any, even if the Bonus Performance Metric Results satisfy the Bonus Performance Metric Targets.

        The 2010 Bonus Performance Metric Results consisted of the following performance metric categories and targets for Laredo (the targets reflected in Laredo's 2010 internal budget), with the percentile representing the management team's opinion of the relative importance of the metric categories:

Performance Metric	2010 Targets	2010 Results	Relative Weighting
Drilling Capital Efficiency ($/MCFE)	$2.88	$2.83	25%
Calculated by dividing the drilling dollars spent by the net reserves accessed for all 2010 wells
Drilling ROR (%)	20%	25%	25%
The rate of return on a well by well basis at pre-drill commodity prices and actual costs
Production (BCFE)	17.5	18.6	15%
New Reserves (BCFE)	51.4	68.8	15%
Proved Developed Producing (PDP) and Proved Developed Not Producing (PDNP) reserves added in the wells drilled in 2010
Direct Lifting Cost ($/MCFE)	$0.52	$0.53	10%
SEC Finding Cost ($/MCFE)	$0.80	$0.94	10%
The total exploration costs and developmental costs divided by the total proven reserves added during the year (BCFE)

        The discretionary cash bonus target for all named executive officers is 100% of their respective annual base salary. Based on Laredo's 2010 accomplishments and the 2010 performance results, Messrs. Foutch, Schuyler and Womble recommended to the compensation committee an average payout of 100% of the discretionary cash bonus target for the named executive officers. The compensation committee recommended, and the board of directors approved, a payout of 100% of the discretionary cash bonus target to Messrs. Foutch, Womble, Schuyler and Curth and a payout of 106% of the discretionary cash bonus target to Mr. Minton in connection with his promotion to Senior Vice President—Reservoir Engineering.

        For fiscal year 2011, the performance metric categories will include all of the 2010 performance metric categories and a General and Administrative Expenses performance metric category will be added. The relative weighting of the performance metric categories are reallocated each year based on Laredo's internal budget.

  Long-Term Equity Based Incentive Awards

        Our long-term equity-based incentive program is designed to provide our employees, including our named executive officers, with an incentive to focus on our long-term success and to act as a long-term retention tool by aligning the interests of our employees with those of our equityholders. We grant restricted units in Laredo LLC to our named executive officers and independent directors as a means of providing them with long-term equity incentive compensation that may directly profit from any success we achieve. This structure enables us to identify a fixed number of restricted units on which distributions will flow through Laredo LLC to our named executive officers and directors. We believe that providing equity compensation from Laredo LLC allows us to retain the ability to incentivize our named executive officers and directors to focus on our long-term success. The grant of some of Laredo LLC's Series B-1, Series B-2, Series C, Series D and Series E Units (collectively, the "restricted units") are awarded at least annually, at the discretion of the compensation committee, and are based primarily on the relative value of each named executive officer's position, with consideration given to their individual performance. Specifically, individual performance factors such as leadership, commitment, attitude, motivational effect, level of responsibility and overall contribution to Laredo's success are also considered.

        On February 1, 2010 we granted certain Laredo LLC Series D Units to each of our named executive officers pursuant to certain restricted unit agreements. These restricted units are intended to constitute "profits interests" in Laredo LLC that will participate solely in any future profits and distributions of Laredo LLC. The allocation of numbers of restricted units in Laredo LLC that were granted to each named executive officer was determined at levels that primarily considered the relative importance of each executive's position with Laredo, the maintenance of their percentage ownership of the relevant series of restricted units, as well as each executive's performance and contribution to Laredo, as described above. The outstanding restricted units by series as of December 31, 2010 were as follows: 5,615,400 of Series B-1 Units, 2,383,000 of Series B-2 Units, 7,260,000 of Series C Units, 9,611,600 of Series D Units, and 6,562,000 of Series E Units. Therefore, the aggregate amount of outstanding restricted units as of December 31, 2010 was 31,432,000.

        The restricted units have a four year vesting schedule, vesting 20% on the grant date and 20% on each of the next four anniversaries of the grant date. Pursuant to the restricted unit agreement executed by Laredo LLC and each named executive officer, in the event of a termination of employment for cause, the named executive officer will forfeit all restricted units to Laredo LLC, including unvested restricted units and vested restricted units, and all rights arising from such restricted units and from being a holder thereof. In the event of a termination of employment without cause or an officer's resignation, the named executive officer will forfeit all unvested restricted units to Laredo LLC and all rights arising from such restricted units and from being a holder thereof. In the event of a termination without cause or an officer's resignation, we may elect to redeem his vested restricted units at a price equal to the fair market value.

        If the named executive officer's employment with Laredo is terminated upon the death of the named executive officer or because the named executive officer is determined to be disabled by the board of directors, then the named executive officer will forfeit all of his unvested restricted units and all rights arising from such unvested restricted units and from being a holder thereof. Under the restricted unit agreement, a named executive officer will be considered to have incurred a "disability" in the event of the officer's inability to perform, even with reasonable accommodation, on a full-time basis the employment duties and responsibilities due to accident, physical or mental illness, or other circumstance; provided, however, that such inability continues for a period exceeding 180 days during any 12-month period.

  Other Benefits

  •
  Health and Welfare Benefits.  Our named executive officers are eligible to participate in all of our employee health and welfare benefit plans on the same basis as other employees (subject to applicable law) to meet their health and welfare needs. These plans include medical and dental insurance, as well as medical and dependent care flexible spending accounts. These benefits are provided in order to ensure that we are able to competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

  •
  Retirement Benefits.  Our named executive officers also participate in our 401(k) defined contribution plan on the same basis as our other employees. The plan allows eligible employees to make tax-deferred contributions up to 100% of their annual compensation, not to exceed annual limits established by the federal government. We make matching contributions of up to 6% of an employee's compensation and may make additional discretionary contributions.

  •
  Perquisites.  We believe that the total mix of compensation and benefits provided to our executive officers is currently competitive and, therefore, perquisites should not play a significant role in our executive officers' total compensation.

  •
  Other Benefits.  As described in detail in "Certain Relationships and Related Party Transactions—Other Related Party Transactions," our board of directors has adopted an aircraft use policy for Mr. Foutch, whereby his personally owned aircraft can be used for business travel, subject to certain conditions. For safety reasons, we reimburse or pay for certain operational expenses, such as the training and certification expenses of Mr. Foutch and the cost of aircraft safety and mechanical inspections. These paid-for expenses, however, represent only a partial refund of the total costs and expenses of operating the aircraft. For further details, see the Summary Compensation Table below and "Certain Relationships and Related Party Transactions—Other Related Party Transactions."

Employment, Severance or Change in Control Agreements

        We do not currently maintain any employment, severance or change in control agreements with any of our named executive officers.

Other Matters

  Risk Assessment

        The compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

        Our compensation philosophy and culture support the use of base salary, discretionary cash bonuses and long-term incentive restricted unit compensation that are generally uniform in design and operation throughout our organization and with all levels of employees. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

  •
  Our overall compensation levels are competitive with the market; and

  •
  Our compensation mix is balanced among (i) fixed components like base salary and benefits, (ii) discretionary cash bonuses and (iii) long-term incentive units that reward our employees based on long-term overall financial performance, operational measures and individual performance.

        Furthermore, we provide our officers the opportunity to invest in our equity, and all of our named executive officers have made such an investment, thereby aligning their interests with those of our equity holders.

        In summary, because the compensation committee focuses on Laredo's performance, with only some consideration given to the specific individual performance of the employee when making compensation decisions, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). These programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

  Actions taken after the 2010 Fiscal Year

        As mentioned above under "—Compensation Discussion and Analysis—Elements of Compensation—Base Salaries", during 2011, the compensation committee approved a base salary increase of 3% for Messrs. Foutch, Womble, Schuyler and Curth and a 4% base salary increase for John Minton due to Laredo's performance during 2010 and in order to provide the named executive officers with fixed compensation comparable to market levels for similarly situated executive officers in the industry.

        As mentioned above under "—Compensation Discussion and Analysis—Elements of Compensation—Annual Discretionary Cash Bonus Awards", for fiscal year 2011, the performance metric categories for the annual discretionary cash bonus awards will include all of the 2010 performance metric categories and a General and Administrative Expenses performance metric category will be added. The relative weighting of the performance metric categories are reallocated each year based on Laredo's internal budget.

  Equity Ownership Guidelines and Hedging Prohibition

        We do not currently have ownership requirements or an equity retention policy for our named executive officers, although we do provide our officers the opportunity to invest in our equity. We do not have a policy that restricts our executive officers from limiting their economic exposure to our equity. We will continue to periodically review best practices and reevaluate our position with respect to equity ownership guidelines and hedging prohibitions.

  Tax and Accounting Treatment of Executive Compensation Decisions

        The board of directors has not yet adopted a policy with respect to the limitation under Section 162(m) of the Internal Revenue Service Code, which generally limits our ability to deduct compensation in excess of $1,000,000 to a particular executive officer in any year.

Summary Compensation

        The following table summarizes, with respect to our named executive officers, information relating to the compensation earned for services rendered in all capacities during the fiscal year ended December 31, 2010.

Summary Compensation Table for the Year Ended December 31, 2010

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)		Total ($)
Randy A. Foutch,	2010	452,100	453,200	0	183,408	(5)	1,088,708
Chairman and Chief Executive Officer
W. Mark Womble,	2010	266,350	267,000	0	17,022		550,372
Senior Vice President and Chief Financial Officer
Jerry Schuyler,	2010	305,158	305,900	0	17,022		628,080
President and Chief Operating Officer
Patrick J. Curth,	2010	266,350	267,000	0	17,022		550,372
Senior Vice President—Exploration and Land
John Minton,	2010	220,083	235,000	0	16,983		472,066
Senior Vice President—Reservoir Engineering

(1)
We review compensation in the first quarter of each fiscal year. Salary amounts in this table reflect the actual base salary payments earned in 2010.

(2)
We awarded restricted unit awards to our named executive officers, which we describe above under the heading "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Based Incentive Awards."

(3)
The amounts reported under "Stock Awards" reflect the aggregate grant date fair value for restricted units granted to our named executive officers during the fiscal year ended December 31, 2010, calculated in accordance with FASB ASC topic 718 ("ASC 718"), Compensation—Unit Compensation. The restricted units vest 20% on the grant date and 20% on each of the next four anniversaries of the grant date. The valuation assumptions used in determining these amounts are the present value of our proved reserves based on future prices, adjusted for the current market value of the our other non-oil and gas assets and liabilities, and other subjective assumptions (see Note F in our audited consolidated financial statements included elsewhere in this prospectus for further information).

(4)
Includes the aggregate value of matching contributions to our 401(k) plan and the dollar value of life insurance coverage during 2010.

(5)
During 2010, $166,386 represents the portion of the expenses paid by us which would otherwise have been paid by Mr. Foutch for the use of his personally owned aircraft not directly related to business. These payments represent only a partial refund of the total costs and expenses of flying the aircraft. For further details, see "Certain Relationships and Related Party Transactions—Other Related Party Transactions."

Grants of Plan-Based Awards for Fiscal Year 2010

        The following table provides information concerning each restricted unit award (referred to in the table as "stock awards") granted to our named executive officers under any plan that has been transferred during the fiscal year ended December 31, 2010.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2010

Name	Grant Date	All Other Stock Awards(1)	Grant Date Fair Value of Stock and Option Awards(2)
		(#)	($)
Randy A. Foutch	2/1/2010	1,476,000	0
W. Mark Womble	2/1/2010	268,000	0
Jerry Schuyler	2/1/2010	468,000	0
Patrick J. Curth	2/1/2010	289,000	0
John Minton	2/1/2010	135,000	0

(1)
Represents the number of Series D Units in Laredo LLC granted pursuant to the restricted unit agreement. The restricted units vest ratably over four years at each anniversary of the grant. For more information concerning these awards, see the discussion above in "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Based Incentive Awards".

(2)
See the footnotes to the Summary Compensation Table for a description of the calculation of the grant date fair value for the equity awards.

        For more information concerning our equity, consisting of the preferred units and the restricted units, see Notes E and F in our audited consolidated financial statements included elsewhere in this prospectus.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table set forth above.

  Restricted Stock Awards

        The stock awards reflected above in the "Grants of Plan-Based Awards Table for Year Ended December 31, 2010" table consists of Series D Units in Laredo LLC. These restricted units are intended to constitute "profits interests" in Laredo LLC that will participate solely in any future profits and distributions of Laredo LLC. The allocation of numbers of restricted units in Laredo LLC that were granted to each named executive officer was determined at levels that primarily considered the relative importance of each executive's title and position with Laredo, the maintenance of their percentage ownership of the relevant series of restricted units, as well as each executive's performance and contribution to Laredo. Absent a termination of employment prior to full vesting of the restricted units, the restricted units have a four year vesting schedule, vesting 20% on the grant date and 20% on each of the next four anniversaries of the grant date.

  Base Salary and Discretionary Cash Bonus Awards in Proportion to Total Compensation

        The following table sets forth the approximate percentage of each named executive officer's total compensation that we paid in the form of base salary and cash bonus awards during fiscal 2010. We view the various components of compensation as related but distinct, and emphasize "performance"

with significant portions of the total compensation tied to short- and long-term financial and strategic goals, currently in the form of base salaries, annual discretionary cash bonus awards and long-term equity based incentive awards. Our compensation philosophy is designed to align the interests of our employees with those of our equity holders. While the current value of the cash compensation components outweighs the current value of the incentive-based grant of the restricted units, this proportion does not reflect the concept that the future value of our equity is an incentive for the long-term success of our company. For more information regarding the restricted unit awards, see the "Grants of Plan-Based Awards Table" above. We also attempt to set each officer's base salary in line with comparable positions with our peers and to award an annual cash bonus based on the achievement of overall company strategic goals and each individual's relative contribution to those goals.

Name	Percentage of Total Compensation
Randy A. Foutch	83%
W. Mark Womble	97%
Jerry Schuyler	97%
Patrick J. Curth	97%
John Minton	96%

Outstanding Equity Awards at 2010 Fiscal Year-End

        The following table provides information concerning restricted unit awards that had not vested for our named executive officers as of December 31, 2010.

Outstanding Equity Awards Table as of December 31, 2010

Name	Shares/Units Not Vested(1)(2)	Market Value of Shares/Units Not Vested
	(#)	($)
Randy A. Foutch
Series B-1	470,000	0
Series B-2	334,000	0
Series C	820,000	0
Series D	2,059,800	0
Series E	1,602,000	0
W. Mark Womble
Series B-1	97,200	0
Series B-2	60,400	0
Series C	220,000	0
Series D	374,000	0
Series E	399,000	0
Jerry Schuyler
Series B-1	170,200	0
Series B-2	108,800	0
Series C	380,000	0
Series D	653,400	0
Series E	684,000	0
Patrick J. Curth
Series B-1	93,800	0
Series B-2	65,600	0
Series C	190,000	0
Series D	403,400	0
Series E	285,000	0
John Minton
Series B-1	40,000	0
Series B-2	20,000	0
Series C	70,000	0
Series D	186,000	0
Series E	90,000	0

(1)
Represents the number of restricted units in Laredo LLC granted pursuant to the restricted unit agreement. For more information concerning these restricted unit awards, see the discussion above under "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Based Incentive Awards". As described below under "—Compensation Discussion and Analysis—Potential Payments Upon Termination or Change of Control", the restricted unit awards may terminate upon the officer's termination of employment. Please see footnote 2 below for a description of the vesting schedule for the awards that remained outstanding as of December 31, 2010.

(2)
The restricted units have a four year vesting schedule, vesting 20% on the grant date and 20% on each of the next four anniversaries of the grant date.

        For more information concerning our equity, consisting of the preferred units and the restricted units, see Notes E and F in our audited consolidated financial statements included elsewhere in this prospectus.

Units Vested in Fiscal Year 2010

        The following table provides information concerning the vesting of restricted unit awards (referred to in the table as "stock awards"), during fiscal 2010 on an aggregated basis with respect to each of our named executive officers.

Stock Vested for the Year Ended December 31, 2010

	Stock Awards
Name	Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
	(#)	($)
Randy A. Foutch
Series B-1	405,000	0
Series B-2	167,000	0
Series C	560,000	0
Series D	588,200	0
Series E	534,000	0
W. Mark Womble
Series B-1	73,600	0
Series B-2	30,200	0
Series C	140,000	0
Series D	106,800	0
Series E	133,000	0
Jerry Schuyler
Series B-1	126,600	0
Series B-2	54,400	0
Series C	240,000	0
Series D	186,600	0
Series E	228,000	0
Patrick J. Curth
Series B-1	79,400	0
Series B-2	32,800	0
Series C	120,000	0
Series D	115,200	0
Series E	95,000	0
John Minton
Series B-1	30,000	0
Series B-2	10,000	0
Series C	40,000	0
Series D	53,000	0
Series E	30,000	0

(1)
The number of shares acquired on vesting represents the gross number of units vested. There were no payroll taxes withheld from these awards.

(2)
The value realized upon vesting was the gross number of units vested multiplied by the fair market value of the units. The fair market value of the units as of December 31, 2010 was $0.00.

Pension Benefits

        We maintain a 401(k) Plan for our employees, including our named executive officers, but at this time we do not sponsor or maintain a pension plan for any of our employees.

Nonqualified Deferred Compensation

        We do not provide a deferred compensation plan for our employees at this time.

Potential Payments Upon Termination or Change in Control

        As described above, we do not maintain individual employment agreements, severance agreements or change in control agreements with the named executive officers; however, each of the named executive officers has been awarded restricted units by Laredo LLC that may be affected by the officer's termination of employment or the occurrence of certain corporate events. As mentioned above under the heading "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Based Incentive Awards," pursuant to the restricted unit agreement executed by Laredo LLC and each named executive officer, in the event of a termination of employment for cause, the named executive officer will forfeit all restricted units to Laredo LLC, including unvested restricted units and vested restricted units, and all rights arising from such restricted units and from being a holder thereof. In the event of a termination of employment without cause or an officer's resignation, the named executive officer will forfeit all unvested restricted units to Laredo LLC and all rights arising from such restricted units and from being a holder thereof. For a period of one year from the date of termination of the named executive officer's employment, in the event of a termination of employment for cause, we may also elect to redeem his Series A-1 Units and Series A-2 Units (collectively, the "preferred units") at a price per unit equal to the lesser of the fair market value or original purchase price. In the event of a termination without cause or an officer's resignation, we may elect to redeem his preferred units and vested restricted units at a price equal to the fair market value.

        If the named executive officer's employment with Laredo is terminated upon the death of the named executive officer or because the named executive officer is determined to be disabled by the board of directors, then the named executive officer will forfeit all of his unvested restricted units and all rights arising from such unvested restricted units and from being a holder thereof. Under the restricted unit agreement, a named executive officer will be considered to have incurred a "disability" in the event of the officer's inability to perform, even with reasonable accommodation, on a full-time basis the employment duties and responsibilities due to accident, physical or mental illness, or other circumstance; provided, however, that such inability continues for a period exceeding 180 days during any 12-month period.

        Pursuant to the restricted unit agreement executed by Laredo LLC and each named executive officer, in the event of a change of control, all unvested restricted units will become fully vested as of the date of the change of control, provided that the named executive officer remains employed by Laredo Inc. through the date of such change of control. According to the first amended and restated limited liability company agreement of Laredo LLC, dated October 15, 2008, a "change of control" generally includes the occurrence of (i) at any time prior to a qualified public offering (which is defined to be any firm commitment underwritten initial public offering of equity securities pursuant to an effective registration statement of at least $100,000,000, whereby such equity securities are authorized and approved for listing on the New York Stock Exchange or admitted to trading and quoted in the Nasdaq Global Market system), the holders of preferred units dispose of in the aggregate 80% of the outstanding preferred units by way of unit disposition or pursuant to any merger or other business combination of Laredo LLC, (ii) at any time after a qualified public offering, any person acquires beneficial ownership of securities of Laredo LLC, or any of its subsidiaries, representing 40% or more of the combined voting power of the outstanding securities (provided, however, that if the surviving entity becomes a subsidiary of another entity, then the outstanding securities shall be deemed to refer to the outstanding securities of the parent entity), (iii) at any time after a qualified public offering, a majority of the members of the board of directors who served on the date of the qualified public offering no longer serve as directors; or (iv) at any time after a qualified public offering, the consummation of a merger or consolidation of the IPO issuer with any other corporation, other than a merger or consolidation which would result in the voting securities of the IPO issuer outstanding immediately prior thereto continuing to represent more than 40% of the combined voting power of the voting securities of the IPO issuer outstanding immediately after such merger or consolidation.

Potential Payments Upon Termination or Change in Control Table for Fiscal 2010

        The information set forth in the table below is based on the assumption that the applicable triggering event occurred on December 31, 2010, the last business day of fiscal 2010. Accordingly, the information reported in the table is our best estimation of our obligations to each named executive officer and will only be determinable with any certainty upon the occurrence of the applicable event. The fair market value per unit of each applicable unit in Laredo LLC was $0.00 on December 31, 2010.

Name	Occurrence of a Change of Control ($)
Randy A. Foutch(1)	0
W. Mark Womble(2)	0
Jerry Schuyler(3)	0
Patrick J. Curth(4)	0
John Minton(5)	0

(1)
As of December 31, 2010, Randy A. Foutch held 470,000 unvested Series B-1 restricted units, 334,000 unvested Series B-2 restricted units, 820,000 unvested Series C restricted units, 2,059,800 unvested Series D restricted units and 1,602,000 unvested Series E restricted units.

(2)
As of December 31, 2010, W. Mark Womble held 97,200 unvested Series B-1 restricted units, 60,400 unvested Series B-2 restricted units, 220,000 unvested Series C restricted units, 374,000 unvested Series D restricted units and 399,000 unvested Series E restricted units.

(3)
As of December 31, 2010, Jerry Schuyler held 170,200 unvested Series B-1 restricted units, 108,800 unvested Series B-2 restricted units, 380,000 unvested Series C restricted units, 653,400 unvested Series D restricted units and 684,000 unvested Series E restricted units.

(4)
As of December 31, 2010, Patrick J. Curth held 93,800 unvested Series B-1 restricted units, 65,600 unvested Series B-2 restricted units, 190,000 unvested Series C restricted units, 403,400 unvested Series D restricted units and 285,000 unvested Series E restricted units.

(5)
As of December 31, 2010, John Minton held 40,000 unvested Series B-1 restricted units, 20,000 unvested Series B-2 restricted units, 70,000 unvested Series C restricted units, 186,000 unvested Series D restricted units and 90,000 unvested Series E restricted units.

Compensation of Directors

        The members of the board of directors do not receive cash compensation for their services as directors. The independent directors are eligible to receive restricted units under our long-term equity-based incentive program. However, the directors appointed by Warburg Pincus receive no equity compensation for their services as a director.

        An employee/member of the board of directors receives no additional compensation for services as a director. Accordingly, the Summary Compensation Table reflects the total compensation received by Randy A. Foutch and Jerry Schuyler.

        Our independent directors may be reimbursed for their expenses to attend board meetings. However, the directors appointed by Warburg Pincus receive no reimbursement for expenses to attend board meetings.

        As mentioned above under "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Based Incentive Awards", we grant restricted units in Laredo LLC to our directors as a means of providing them with long-term equity incentive compensation that may directly profit from any success we achieve. This structure enables us to identify a fixed number of restricted units on which distributions will flow through Laredo LLC to our directors. We believe that providing equity compensation from Laredo LLC allows us to retain the ability to incentivize our directors to focus on our long-term success.

        Pursuant to certain restricted unit agreements, on February 1, 2010 we granted certain Laredo LLC Series D Units to directors Bill Parker and Pamela Pierce, and on February 16, 2010, we granted certain Laredo LLC Series D Units and Series E Units to directors Ambassador Francis Rooney and Donald Wolf. These restricted units are intended to constitute "profits interests" in Laredo LLC that will participate solely in any future profits of Laredo LLC that result from any distributions on our units that are held by Laredo LLC.

        The following table summarizes, with respect to our non-employee directors, information relating to the compensation earned for services rendered as directors during the fiscal year ended December 31, 2010.

Director Compensation Table for the Year Ended December 31, 2010

Name	Stock Awards(1)(2)	All Other Compensation	Total
		($)	($)
Jeffrey Harris	—	—	—
Peter Kagan	—	—	—
James Levy	—	—	—
B.Z. (Bill) Parker(3)
Series D	30,000	—	0
Pamela Pierce(4)
Series D	30,000	—	0
Ambassador Francis Rooney(5)
Series D	70,000	—	0
Series E	78,000	—	0
Donald Wolf(6)
Series D	70,000	—	0
Series E	78,000	—	0

(1)
We awarded the restricted unit awards as described above under "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Based Incentive Awards". The amounts reported as Stock Awards represent the grant date fair value of restricted unit grants awarded to or in respect of our directors during 2010, computed in accordance with ASC 718, Compensation—Unit Compensation. restricted units vest ratably over four years at each anniversary of the grant. The valuation assumptions used in determining these amounts are the present value of our proved reserves based on future prices, adjusted for the current market value of the our other non-oil and gas assets and liabilities, and other subjective assumptions (see Note F in our audited consolidated financial statements included elsewhere in this prospectus for further information).

(2)
At December 31, 2010, the director held 28,000 Series B-1 restricted units, 17,000 Series B-2 restricted units, 40,000 Series C restricted units, 60,000 Series D restricted units and 38,000 Series E restricted units.

(3)
At December 31, 2010, the director held 28,000 Series B-1 restricted units, 17,000 Series B-2 restricted units, 40,000 Series C restricted units, 60,000 Series D restricted units and 38,000 Series E restricted units.

(4)
At December 31, 2010, the director held 70,000 Series D restricted units and 78,000 Series E restricted units.

(5)
At December 31, 2010, the director held 70,000 Series D restricted units and 78,000 Series E restricted units.

Corporate Governance Matters

        Our board of directors has appointed an audit committee and a compensation committee. Jeffrey Harris, Pamela Pierce, James Levy and Ambassador Francis Rooney serve as the members of the compensation committee. B. Z. (Bill) Parker, James Levy and Donald Wolf serve as the members of the audit committee. Because the registration statement of which this prospectus forms a part registers only debt securities and because we do not have and are not seeking to list any securities on a national securities exchange or on an inter-dealer quotation system, we are not subject to a number of the corporate governance requirements of the SEC or of any national securities exchange or inter-dealer quotation system. For example, we are not required to have a board of directors comprised of a majority of independent directors or to have an audit committee comprised of independent directors. Accordingly, our board of directors has not made any determination as to whether any of the members of our board of directors or committees thereof would qualify as independent under the listing standards of any national securities exchange or any inter-dealer quotation system or under any other independence definition.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of our compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the common stock of Laredo Inc. is owned by Laredo LLC. The following table sets forth certain information as of March 31, 2011 regarding the beneficial ownership of Laredo LLC's voting units by (1) beneficial owners of 5% or more of the voting units, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and named executive officers as a group.

Name of Beneficial Owner	Number of A-1 equity units	Percent of A-1 equity units outstanding	Number of A-2 equity units	Percent of A-2 equity units outstanding	Percent of total equity units outstanding
Warburg Pincus Private Equity IX, L.P.(1)	58,970,000	98.46%	—	—	59.05%
Warburg Pincus Private Equity X O&G, L.P.(1)	—	—	38,149,531	95.42%	38.20%
Warburg Pincus X Partners, L.P.(1)	—	—	1,220,471	3.05%	1.22%
Randy A. Foutch(2)	300,000	0.50%	80,000	0.20%	0.38%
Jerry Schuyler	120,000	0.20%	26,667	0.07%	0.15%
W. Mark Womble	60,000	0.10%	20,000	0.05%	0.08%
Patrick J. Curth	50,000	0.08%	6,667	0.02%	0.06%
John E. Minton	20,000	0.03%	6,667	0.02%	0.03%
Rodney S. Myers	20,000	0.03%	6,667	0.02%	0.03%
Jeffrey A. Harris(3)	—	—	—	—	0.00%
Peter R. Kagan(3)	—	—	—	—	0.00%
James R. Levy	—	—	—	—	0.00%
B.Z. (Bill) Parker	50,000	0.08%	33,333	0.08%	0.08%
Pamela S. Pierce	60,000	0.10%	40,000	0.10%	0.10%
Francis Rooney	—	—	266,667	0.67%	0.27%
Donald D. Wolf	—	—	26,667	0.07%	0.03%
Directors and executive officers as a group (13 persons)	680,000	1.14%	513,335	1.28%	1.19%

(1)
The unitholders are Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership ("WP O&G") and Warburg Pincus X Partners, L.P., a Delaware limited partnership ("WP X Partners"). Warburg Pincus IX, LLC, a New York limited liability company ("WPIX LLC"), an indirect subsidiary of Warburg Pincus & Co., a New York general partnership ("WP"), is the general partner of WP IX. Warburg Pincus X, L.P., a Delaware limited partnership ("WP X GP") is the general partner of the WP O&G and WP X Partners. Warburg Pincus X, LLC, a Delaware limited liability company ("WP X LLC") is the general partner of WP X GP. Warburg Pincus Partners, LLC, a New York limited liability company ("WP Partners"), is the sole member of WPIX LLC and WP X LLC. WP is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP IX, WP O&G and WP X Partners. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

(2)
Randy A. Foutch, our Chief Executive Officer and Chairman of the board and one of our directors is a limited partner of certain members of the Warburg Pincus Group.

(3)
Messrs. Harris and Kagan, directors of Laredo LLC, are each partners of WP and Managing Directors and Members of WP LLC. Messrs. Harris and Kagan may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the units owned by WP IX, WP O&G and WP X Partners. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye, Landy, Harris and Kagan disclaim beneficial ownership of all units held by the Warburg Pincus entities.

        The address for all officers and directors is c/o Laredo Petroleum, Inc., 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        To date, our equity investors, including our Chief Executive Officer, our President and our Chief Financial Officer, have invested approximately $550 million in us. For a description of our ownership structure and the ownership of the equity interests in Laredo by its principal equity holders and by our directors and executive officers, see "Business—Corporate Sponsorship and Structure" and "Security Ownership of Certain Beneficial Owners and Management." We do not currently have any formal policy with respect to the review and approval of related party transactions.

Limited Liability Company Agreement

        The limited liability company agreement of Laredo LLC provides for a number of different classes of units, which are owned by Laredo's equity investors, management, employees and directors. Under the limited liability company agreement, if Laredo LLC proposes to issue certain additional equity securities, certain of the existing holders of Laredo LLC's units who are "accredited investors" under the Securities Act will have the right to purchase a pro rata amount of such securities. Certain of the units are subject to rights of first refusal held by certain members. In addition, if certain members seek to sell any units to a third party, such members must offer to include in such sale certain units held by other unit holders. In addition, the Warburg Pincus Group (comprising Warburg Pincus Private Equity IX, L.P., Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.) has the right to require all holders of units to sell all of their units in certain sale transactions in accordance with the provisions of the limited liability company agreement.

        None of Laredo LLC's outstanding units are entitled to current cash distributions or are convertible into indebtedness. Although Laredo LLC is required to make distributions to cover any income taxes allocated to each unitholder, the unitholders have no other rights to cash distributions (except in the case of certain liquidation events). We do not anticipate making any such tax distributions in the foreseeable future.

        In February 2010, the Warburg Pincus Group exercised its right under Laredo LLC's limited liability agreement to increase the size of Laredo LLC's board of directors by two directors. The board of directors currently consists of nine members. All directors have been designated in accordance with Laredo LLC's limited liability company agreement. Warburg Pincus Private Equity IX, L.P. has the right to designate one director to our board of directors. Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. collectively have the right to designate one director to our board of directors. The Warburg Pincus Group collectively has the right to designate an additional five members to our board of directors, four of which shall not be employees of Laredo or the Warburg Pincus Group, and two of such four directors are to be designated in consultation with members of Laredo's management team. Members of Laredo's management team and the Warburg Pincus Group currently have the right to mutually designate one director to the board of directors who shall be an executive officer of Laredo. The remaining member of the board of directors is our chief executive officer.

Registration Rights

        The limited liability company agreement of Laredo LLC grants certain demand and "piggyback" registration rights to Laredo's members.

        Under the limited liability company agreement, certain members of Laredo LLC may at any time after an initial public offering by Laredo of its equity securities require Laredo to file a registration statement for the public sale of their equity securities in Laredo. In addition, if, any time after an initial public offering of its equity securities, Laredo proposes to file a registration statement with respect to an offering of its equity securities, each of the members will have the right to include his or its equity securities in that offering. The underwriters of any underwritten offering will have the right to limit the number of equity securities of the members to be included in such underwritten offering.

        We will pay all expenses relating to any demand or piggyback registration, except for underwriters' or brokers' commission or discounts. The securities covered by the registration rights agreement will no longer be registrable under the registration rights agreement if, among other things, they have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act or are otherwise eligible for resale pursuant to Rule 144 under the Securities Act.

Other Related Party Transactions

        Our board of directors has adopted an aircraft use policy for our Chairman and Chief Executive Officer Randy Foutch, whereby his personally owned aircraft can be used for Laredo business travel, subject to certain conditions. Mr. Foutch travels extensively for company business, often on short notice and to areas that have limited access to direct commercial flights, so our board of directors has determined that the use of Mr. Foutch's aircraft is an efficient and cost-effective option that is beneficial to us. On occasion, other Laredo Inc. employees fly with Mr. Foutch when convenient or necessary on these business trips at no extra cost to us. Mr. Foutch's aircraft is owned by a family limited partnership that he controls. Although Mr. Foutch is a fully qualified pilot with a single pilot rating and has flown his aircraft solo for business while working for other companies in the past, we believe it is in our best interest to require the presence of a fully-licensed and qualified co-pilot and certain specified safety and mechanical inspections to assure the airworthiness of the aircraft. The expenses covered by us consist of the salary of the co-pilot and his out-of-pocket expenses on business trips, the training and certification expenses of Mr. Foutch and the co-pilot, and the cost of aircraft safety and mechanical inspections. In addition, we reimburse Mr. Foutch for the use of this aircraft for company business in an amount equal to the cost of a first class commercial airline ticket to such destination or the cost of a charter flight if commercial flights are not available to such destination. During 2010, we incurred approximately $401,600 in expenses for business trips pursuant to this policy. These payments represent only a partial refund of the total costs and expenses of flying the aircraft, including the additional fixed costs required to be incurred under the policy, and as a result Mr. Foutch incurs a loss each year on the aircraft. All amounts reimbursed to Mr. Foutch are approved by our Chief Financial Officer in accordance with the board approved policy.

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

        Laredo Inc. is the borrower under our second amended and restated revolving credit facility ("senior secured credit facility"), with Bank of America, N.A. as the administrative agent, as amended. At April 30, 2011, we had outstanding borrowings of $25.0 million under our senior secured credit facility. Additionally, our senior secured credit facility provides for the issuance of letters of credit, limited in the aggregate to the lesser of $10 million and the total availability thereunder. At April 30, 2011, we had letters of credit totaling $0.03 million issued but undrawn. The maturity date of our senior secured credit facility is July 7, 2015.

        The borrowing base under our senior secured credit facility is redetermined semi-annually by the lenders, based on, among other things, the financial institutions' evaluation of our oil and natural gas reserves. At April 30, 2011, our senior secured credit facility had a borrowing base of $235 million. The next redetermination of our borrowing base is scheduled for November 2011.

        Our obligations under our senior secured credit facility are secured by a first priority lien on substantially all oil and natural gas properties of Laredo LLC and its subsidiaries (including Laredo Inc.) as well as a first priority pledge on all ownership interests in Laredo Inc. and its existing and future subsidiaries. Our obligations under the senior secured credit facility are guaranteed by Laredo LLC and all of Laredo Inc.'s subsidiaries and may be guaranteed by any future subsidiaries.

        We have a choice of borrowing at an Adjusted Base Rate or in Eurodollars. Effective January 20, 2011, Adjusted Base Rate loans bear interest at the Adjusted Base Rate plus an applicable margin between 1.00% and 1.75% and Eurodollar loans bear interest at the adjusted LIBOR rate plus an applicable margin between 2.00% and 2.75%. We are also required to pay an annual commitment fee on the unused portion of each bank's commitment of 0.5%.

        Our senior secured credit facility contains various covenants that limit our ability to, among other things, incur indebtedness, make restricted payments, grant liens, consolidate or merge, dispose of certain assets, make certain investments, engage in transactions with affiliates and hedge transactions and make certain acquisitions.

        Our senior secured credit facility also requires us to maintain the following financial ratios at the Laredo LLC level: (a) consolidated current assets to consolidated current liabilities of not less than 1.00 to 1.00 and (b) consolidated EBITDAX to the sum of (i) consolidated net interest expense plus (ii) letter of credit fees of not less than 2.50 to 1.00.

 DESCRIPTION OF THE NOTES

        We will issue the new notes, and we issued the old notes, under an indenture dated as of January 20, 2011 (the "Indenture"), among us, the Parent Guarantor, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"). On January 20, 2011, we issued $350 million principal amount of notes under the Indenture. References to the "Notes" in this "Description of the Notes" include both the outstanding old notes and the new notes offered hereby. References in this "Description of the Notes" to "Issue Date" mean January 20, 2011, the date on which the old notes were issued. The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes in compliance with the covenant described under the subheading "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock." Any Additional Notes will be part of the same series as the notes that will vote on all matters with the holders of the notes. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the notes include the new notes and the old notes and any Additional Notes actually issued.

        This "Description of the Notes" is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this description is only a summary, you should refer to these documents for a complete description of the obligations of the Issuer and the Guarantors and your rights. A copy of the Indenture has been filed as an exhibit to the registration statement of which the prospectus is a part.

        You will find the definitions of capitalized terms used in this "Description of the Notes" under the heading "—Certain Definitions." For purposes of this description, references to "the Company," "the Issuer," "we," "our" and "us" refer only to Laredo Inc., the issuer of the notes, and references to "the Parent Guarantor" refer only to Laredo LLC and not to any of its subsidiaries.

        The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders of the notes have rights under the Indenture, and all references to "holders" in this description are to registered holders of the notes.

        If the exchange offer contemplated by this prospectus is consummated, holders of old notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such old notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

Brief Description of the Notes and the Guarantees

The Notes

        The notes:

  •
  will be general unsecured senior obligations of the Company;

  •
  will rank equally in right of payment with all existing and future senior Indebtedness of the Company;

  •
  will rank senior in right of payment to any future subordinated Indebtedness of the Company; and

  •
  will be fully and unconditionally guaranteed by the Guarantors on a senior basis.

The Guarantees

        Each guarantee of the notes:

  •
  will be a general unsecured senior obligation of the Guarantor;

  •
  will rank equally in right of payment with all existing and future senior Indebtedness of the Guarantor; and

  •
  will rank senior in right of payment to any future subordinated Indebtedness of the Guarantor.

        The notes will be effectively junior in right of payment to all of the Company's and the Guarantors' existing and future secured indebtedness, including debt under the Senior Credit Agreement, to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to any existing and future indebtedness and other liabilities, including claims of trade creditors, of any Subsidiary of the Company that does not guarantee the notes. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to the Company or a Guarantor. As of December 31, 2010, on a pro forma basis after giving effect to the January 2011 offering of the old notes, the application of the proceeds therefrom and additional equity contributions of $23.3 million, the Company and the Guarantors would have had $350.0 million of indebtedness outstanding. Although none of this indebtedness would have been secured indebtedness outstanding, we expect to be able to draw up to approximately $235 million of secured debt under the Senior Credit Agreement. The Indenture permits the Company and the Guarantors to incur additional Indebtedness, including secured Indebtedness.

Principal, Maturity and Interest

        The new notes will mature on February 15, 2019, will be limited to an aggregate principal amount to $350 million and will be unsecured senior obligations of the Company. The Indenture provides for the issuance of an unlimited amount of Additional Notes having identical terms and conditions to the new notes offered hereby (in all respects other than at the option of the Company as to the payment of interest accruing prior to the issue date of such Additional Notes or as to the first payment of interest following the issue date of such Additional Notes), subject to compliance with the covenants contained in the Indenture. Such Additional Notes shall be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes. For purposes of this "Description of the Notes," reference to the notes includes Additional Notes unless otherwise indicated. There can be no assurance as to when or whether the Company will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes.

        Interest on the notes will accrue at the rate of 9 1/2% per annum and will be payable semiannually in cash on each February 15 and August 15, commencing August 15, 2011, to the Holders (as defined below) of record on the immediately preceding February 1 and August 1, as the case may be. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

        If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made, without penalty, on the next succeeding business day with the same force and effect as if made on such interest payment date.

        Any additional interest due will be paid on the same dates as interest on the notes. The new notes issued in exchange for the old notes pursuant to the exchange offer will be considered part of the same series of notes, and all references herein to "Notes" include the new notes unless otherwise indicated.

        The principal of and premium, if any, and interest on the notes will be payable and the notes will be exchangeable and transferable, at the office or agency of the paying agent and registrar maintained for such purposes or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register of Holders. The Company may change the paying agent and registrar without notice to the Holders. The registered holder of any note (a "Holder") will be treated as the owner for all purposes. Only registered Holders have rights under the Indenture. The notes will be issued only in registered form without coupons and only in denominations of $2,000 or whole multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

        The old notes, the new notes and any Additional Notes will be treated as a single class of securities under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase.

        The notes will not be entitled to the benefit of any sinking fund.

Guarantees

        Each of (a) the Parent Guarantor and (b) the Parent Guarantor's existing direct and indirect domestic Restricted Subsidiaries is a Guarantor. The payment of the principal of, premium, if any, and interest on the notes, when and as the same become due and payable, are guaranteed, jointly and severally, on a senior unsecured basis (the "Guarantees") by the Guarantors. In addition, if (a) any Person becomes a direct or indirect domestic Restricted Subsidiary, (b) any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, or (c) any other Restricted Subsidiary of the Parent Guarantor issues or guarantees any Indebtedness and, in the case of (a), (b) or (c), such Restricted Subsidiary is or becomes a guarantor or obligor in respect of any Indebtedness of the Parent Guarantor, the Company or any of the direct or indirect domestic Restricted Subsidiaries in an aggregate principal amount exceeding $5 million, the Parent Guarantor shall cause each such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee the Company's obligations under the notes jointly and severally with any other Guarantors, fully and unconditionally, on a senior unsecured basis. See "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries." Non-Guarantor Restricted Subsidiaries and Foreign Subsidiaries will not be required to issue a Guarantee under certain circumstances as described under "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries." As of the date of this prospectus, the Parent Guarantor has no Foreign Subsidiaries and no Non-Guarantor Restricted Subsidiaries. The Guarantors as of the date of this prospectus are the Parent Guarantor, Laredo Petroleum Texas, LLC and Laredo Gas Services, LLC.

        The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. See "Risk

Factors—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes." Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor determined in accordance with GAAP.

        Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Parent Guarantor, the Company or another Restricted Subsidiary that is a Subsidiary Guarantor without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Consolidation, Merger and Sale of Assets."

        The Guarantee of a Subsidiary Guarantor will be released automatically:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to one or more Persons that are not (either before or after giving effect to such transaction) the Parent Guarantor, the Company or a Restricted Subsidiary, if the sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor complies with the covenant described under "—Certain Covenants—Asset Sales";

  (2)
  in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to one or more Persons that are not (either before or after giving effect to such transaction) the Parent Guarantor, the Company or a Restricted Subsidiary, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the covenant described under "—Certain Covenants—Asset Sales";

  (3)
  if the Parent Guarantor properly designates such Subsidiary Guarantor as a Non-Guarantor Restricted Subsidiary and such Restricted Subsidiary is not required at such time to issue a Guarantee of the notes pursuant to the covenant described under "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries";

  (4)
  if the Parent Guarantor properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary;

  (5)
  if a Subsidiary Guarantor under any Credit Facility is released from its guarantee issued pursuant to the terms of any Credit Facility of the Parent Guarantor, the Company or any direct or indirect Restricted Subsidiary, and such Subsidiary Guarantor is not an obligor under any Indebtedness of the Parent Guarantor, the Company or any domestic Restricted Subsidiary other than the notes in excess of $5 million in aggregate principal amount;

  (6)
  upon the liquidation or dissolution of such Subsidiary Guarantor; provided no Default or Event of Default has occurred and is continuing; or

  (7)
  if legal or covenant defeasance of the notes has been effected or the notes are discharged in accordance with the procedures described below under "—Defeasance or Covenant Defeasance of Indenture" or "—Satisfaction and Discharge";

provided that any such release and discharge pursuant to clauses (1), (2), (3), (4), (5), (6) and (7) above shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Parent Guarantor, the Company and the domestic Restricted Subsidiaries (other than the notes) having an aggregate principal amount in excess of $5 million shall also terminate at such time.

        The Parent Guarantor will be released from its obligations under the Indenture and its Guarantee only if legal or covenant defeasance of the notes has been effected or the notes are discharged in accordance with the procedures described below under "—Defeasance or Covenant Defeasance of Indenture" or "—Satisfaction and Discharge."

Optional Redemption

        On or after February 15, 2015, the Company may redeem all or a portion of the notes, on not less than 30 nor more than 60 days' prior notice, in amounts of $2,000 or whole multiples of $1,000 in excess thereof at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, thereon, to the applicable redemption date (subject to the rights of Holders of record on relevant record dates to receive interest due on an interest payment date), if redeemed during the twelve month period beginning on February 15th of the years indicated below:

Year	Redemption Price
2015	104.750%
2016	102.375%
2017 and thereafter	100.000%

        In addition, at any time and from time to time prior to February 15, 2014, the Company may use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) at a redemption price equal to 109.500% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of record on relevant record dates to receive interest due on an interest payment date). At least 65% of the aggregate principal amount of notes (including the principal amount of any Additional Notes issued under the Indenture) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company must complete such redemption no later than 180 days after the closing of the related Equity Offering. Notice of any redemption pursuant to this paragraph may be given prior to the completion of the applicable Equity Offering, and any such redemption or notice may at the Company's discretion be subject to one or more conditions precedent including but not limited to completion of such Equity Offering. If any such conditions do not occur, the Company will provide prompt written notice to the Trustee rescinding such redemption, and such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice, the Trustee will promptly send a copy of such notice to the Holders of the notes to be redeemed in the same manner in which the notice of redemption was given.

        The notes may also be redeemed, in whole or in part, at any time or from time to time prior to February 15, 2015 at the option of the Company at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to any note on any applicable redemption date, the greater of: (1) 1.0% of the principal amount of such note; and (2) the excess, if any, of: (a) the present value at such redemption date of (i) the redemption price of such note at February 15, 2015 (such redemption price being set forth in the table appearing above) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such note through February 15, 2015, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.

        "Treasury Rate" means, as of any redemption date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to the period from the redemption date to February 15, 2015; provided, however, that if the period from the redemption date to February 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities that have a constant maturity closest to and greater than the period from the redemption date to February 15, 2015 and the United States Treasury securities that have a constant maturity closest to and less than the period from the redemption date to February 15, 2015 for which such yields are given, except that if the period from the redemption date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date, deliver to the Trustee an officers' certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

        Notices of optional redemption will be mailed by first class mail at least 30 but no more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date in connection with a legal or covenant defeasance of the notes or a satisfaction and discharge of the Indenture.

        If less than all of the notes are to be redeemed, the Trustee shall select the notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the notes are listed, or if the notes are not listed, on a pro rata basis (or in the case of Global Notes (as defined below), on as nearly a pro rata basis as is practicable, subject to the procedures of DTC or any other depositary), by lot or by any other method the Trustee shall deem fair and reasonable. notes redeemed in part must be redeemed only in amounts of $2,000 or whole multiples of $1,000 in excess thereof (subject to the procedures of DTC or any other depositary). Redemption pursuant to the provisions relating to an Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the principal amount of that note that is to be redeemed. A replacement note in principal amount equal to the unredeemed portion of the old note will be issued in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

        The notice of redemption with respect to the redemption described in the third paragraph under this "—Optional Redemption" need not set forth the Applicable Premium but only the manner of calculation thereof. The Company will notify the Trustee of the Applicable Premium with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation. Any redemption or notice of redemption may, at the Company's discretion, be subject to one or more conditions precedent and, in the case of redemption with the net proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering.

        In addition to the Company's right to redeem the notes as set forth above, the Company or its affiliates may from time to time purchase the notes in open-market transactions, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as the Company or its affiliates may determine, which may be more or less than the consideration for which the notes offered hereby are being sold and could be for cash or other consideration.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

        If a Change of Control occurs, each Holder will have the right to require that the Company purchase all or any part (in amounts of $2,000 or whole multiples of $1,000 in excess thereof) of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company will offer to purchase all of the notes, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date") (subject to the rights of Holders of record on relevant record dates to receive interest due on an interest payment date).

        Within 30 days after any Change of Control or, at the Company's option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each Holder, by first class mail, postage prepaid, at his address appearing in the security register or otherwise in accordance with the procedures of DTC. The notice must state, among other things,

  •
  that a Change of Control has occurred or will occur and the date of such event;

  •
  the circumstances and relevant facts regarding such Change of Control;

  •
  the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control;

  •
  that any note not tendered will continue to accrue interest;

  •
  that, unless the Company defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

  •
  other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

        Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note to the paying agent for the notes at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Purchase Date. If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Holder of record at the close of business on the record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

        Any Change of Control Offer that is made prior to the occurrence of a Change of Control may at the Company's discretion be subject to one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by Holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the

Change of Control Offer or pay the Change of Control Purchase Price when due may give the Trustee and the Holders rights described under "—Events of Default."

        The Senior Credit Agreement provides that certain change-of-control events with respect to the Company would constitute a default thereunder, which could obligate the Company to repay amounts outstanding under such indebtedness upon an acceleration of the Indebtedness issued thereunder. A default under the Senior Credit Agreement would result in a default under the Indenture if the lenders holding a certain percentage of the commitments thereunder accelerate the debt under the Senior Credit Agreement. Any future credit agreements or agreements relating to other indebtedness to which the Parent Guarantor or the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of the lenders holding a certain percentage of the commitments thereunder under those agreements to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company's purchase of tendered notes may result in an Event of Default under the Indenture if the lenders under the Senior Credit Agreement accelerate Indebtedness under the Senior Credit Agreement in an aggregate principal amount in excess of $20 million. See "Risk Factors—We may not be able to repurchase the notes in certain circumstances."

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. The term "all or substantially all" as used in the definition of Change of Control has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if Holders elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase. In addition, Holders may not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company's Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture. You should note, however, that recent case law suggests that, in the event incumbent directors are replaced as a result of a contested election, the Company may nevertheless avoid triggering a Change of Control if the outgoing directors were to approve the new directors for purposes of such Change of Control clause.

        The existence of a Holder's right to require the Company to repurchase such Holder's notes upon a Change of Control may deter a third party from acquiring the Parent Guarantor or the Company in a transaction which constitutes a Change of Control.

        The provisions of the Indenture do not afford Holders the right to require the Company to repurchase the notes in the event of a highly leveraged transaction or certain transactions with management or affiliates of the Parent Guarantor or the Company, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Parent Guarantor or the Company that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. A transaction involving the management or affiliates of the Parent Guarantor or the Company, or a transaction involving a recapitalization of the Parent Guarantor or the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

        The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        The Company will not be required to make a Change of Control Offer (1) upon a Change of Control, if the Parent Guarantor or a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) if notice of redemption for 100% of the aggregate principal amount of the outstanding notes has been given pursuant to the Indenture as described under "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        In the event that upon consummation of a Change of Control Offer less than 10% of the aggregate principal amount of the notes (including Additional Notes) that were originally issued are held by Holders other than the Company or Affiliates thereof, the Company will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of the notes redeemed plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the right of the Holders of record on relevant record dates to receive interest due on an interest payment date.

        The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) prior to the occurrence of such Change of Control.

Certain Covenants

Covenant Suspension

        If at any time (1) the notes are rated at least Baa3 by Moody's and at least BBB- by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Parent Guarantor, at least the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Parent Guarantor as a replacement agency); and (2) at such time no Event of Default shall have occurred and is continuing then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus (the "Suspended Covenants") will be suspended:

  (1)
  "—Certain Covenants—Asset Sales";

  (2)
  "—Certain Covenants—Restricted Payments";

  (3)
  "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (4)
  "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

  (5)
  clauses (1) and (3) described below under "—Certain Covenants—Sale and Leaseback Transactions";

  (6)
  clause (5) of the first paragraph under "—Certain Covenants—Consolidation, Merger and Sale of Assets";

  (7)
  "—Certain Covenants—Transactions with Affiliates";

  (8)
  "—Certain Covenants—Unrestricted Subsidiaries"; and

  (9)
  "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries."

        During any period that the foregoing covenants have been suspended (each such period, a "Suspension Period"), the Parent Guarantor's Board of Directors may not designate any of its Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described under "—Unrestricted Subsidiaries."

        Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline (such date, a "Reversion Date").

        For purposes of calculating the amount available to be made as Restricted Payments under clause (a)(3) of the first paragraph of the covenant described under "—Restricted Payments," calculations under that clause will be made with reference to the date of the Restricted Payment, as set forth in that clause. Accordingly (x) Restricted Payments made during the Suspension Period that would not otherwise be permitted pursuant to any of clauses (b)(1) through (b)(14) of the covenant described under "—Restricted Payments" will reduce the amount available to be made as Restricted Payments under clause (a)(3) of the first paragraph of such covenant; provided, however, that the amount available to be made as a Restricted Payment shall not be reduced to below zero solely as a result of such Restricted Payments but may be reduced to below zero as a result of negative cumulative Consolidated Net Income during the Suspension Period for purposes of clause (a)(3)(A) of such covenant and (y) the items specified in clauses (a)(3)(A) through (F) of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (a)(3) of such covenant. For purposes of the covenant described under "—Asset Sales," on each Reversion Date, the unutilized Excess Proceeds will be reset to zero. No Default or Event of Default will be deemed to have occurred or exist on the Reversion Date (or thereafter) under any Suspended Covenant, solely as a result of, or as a result of the continued existence on or after the Reversion Date of facts and circumstances arising from, any actions taken by the Parent Guarantor, the Company or any Restricted Subsidiaries thereof, or events occurring, or performance on or after the Reversion Date of any obligations arising from transactions which occurred, during the Suspension Period.

        The Indenture contains covenants including, among others, the following:

Incurrence of Indebtedness and Issuance of Disqualified Stock

        (a)   The Parent Guarantor will not, and will not cause or permit the Company or any Restricted Subsidiary to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, "incur"), any Indebtedness (including any Acquired Debt and the issuance of Disqualified Stock or the issuance of Preferred Stock by the Company or a Restricted Subsidiary), unless such Indebtedness is incurred by the Parent Guarantor, the Company or any Guarantor and, in each case, after giving pro forma effect to such incurrence and the receipt and application of the proceeds therefrom, the Parent Guarantor's Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period would be equal to or greater than 2.25 to 1.0.

        (b)   Notwithstanding the foregoing, the Parent Guarantor, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, "Permitted Debt"):

  (1)
  Indebtedness of the Company or any Guarantor (whether as borrowers or guarantors) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $250 million and (y) the sum of $100 million and 30% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness;

  (2)
  Indebtedness of the Company or any Guarantor pursuant to the notes (including any new notes but excluding any Additional Notes) and any Guarantee of the notes (including any Guarantee of the new notes but excluding any Guarantee of Additional Notes);

  (3)
  Indebtedness of the Company or any Guarantor outstanding on the Issue Date, and not otherwise referred to in this definition of "Permitted Debt";

  (4)
  intercompany Indebtedness between or among the Parent Guarantor, the Company and any Restricted Subsidiary; provided, however, that:

  (A)
  if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a Restricted Subsidiary other than a Guarantor, such Indebtedness must be either (x) expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of the Company, or the Guarantees, in the case of a Guarantor, or (y) Capital Stock; and

  (B)
  any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Parent Guarantor, the Company or a Restricted Subsidiary (other than pursuant to a Credit Facility) and any sale or other transfer of any such Indebtedness to a Person that is not either the Parent Guarantor, the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent Guarantor, the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

  (5)
  guarantees by the Company or any Guarantor of any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary that is permitted to be incurred under the Indenture;

  (6)
  Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions) or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case incurred for the purpose of financing or Refinancing all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Parent Guarantor, the Company or any Restricted Subsidiary (together with improvements, additions, accessions and contractual rights relating primarily thereto), in an aggregate principal amount outstanding at any time pursuant to this clause (6) not to exceed the greater of (x) $25 million and (y) 2.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness;

  (7)
  Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary in connection with (A) one or more standby letters of credit issued by the Parent Guarantor, the Company or a Restricted Subsidiary in the ordinary course of business and (B) other self-insurance obligations, letters of credit, surety, bid, performance, appeal or similar bonds, bankers' acceptances, completion guarantees or similar instruments and any guarantees or letters of credit functioning as or supporting any of the foregoing instruments; provided that, in each case contemplated by this clause (7), upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (A) and (B), such Indebtedness is not in connection with the borrowing of money;

  (8)
  Indebtedness of the Parent Guarantor, the Company or any Guarantor; provided that sufficient net proceeds thereof are promptly deposited to defease or satisfy all of the notes as described below under "—Defeasance or Covenant Defeasance of Indenture" or "—Satisfaction and Discharge";

  (9)
  Permitted Refinancing Indebtedness of the Company or any Guarantor issued to Refinance any Indebtedness, including any Disqualified Stock, incurred pursuant to paragraph (a) of this covenant and clauses (2), (3), (11) and this clause (9) of this paragraph (b) of this definition of "Permitted Debt";

  (10)
  Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Parent Guarantor, the Company and the Restricted Subsidiaries;

  (11)
  Permitted Acquisition Indebtedness;

  (12)
  Cash Management Obligations of the Company or any Guarantor in an aggregate amount not to exceed $7.5 million outstanding at any one time;

  (13)
  Preferred Stock (other than Disqualified Stock) of the Parent Guarantor, the Company or any Restricted Subsidiary; and

  (14)
  Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary in addition to that described in clauses (1) through (13) above, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (14) outstanding at any one time in the aggregate shall not exceed the greater of (x) $35 million and (y) 2.5% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of "Permitted Debt" or is permitted to be incurred pursuant to the first paragraph of this covenant, the Company in its sole discretion may classify or reclassify (or later classify or reclassify) in whole or in part such item of Indebtedness in any manner (including by dividing and classifying such item of Indebtedness in more than one type of Indebtedness permitted under this covenant) that complies with this covenant; provided that Indebtedness under the Senior Credit Agreement, if any, which is in existence on the Issue Date shall be considered incurred under clause (1) of the second paragraph of this covenant, subject to any subsequent classification or reclassification or division permitted pursuant to this paragraph.

        Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

        Accrual of interest, accretion or amortization of original issue discount or accretion of principal as to a security issued at a discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the accretion or payment of dividends on any Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock, the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness, and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC 815), each will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued shall be included as required in the calculation of the Consolidated Fixed Charge Coverage Ratio of the Parent Guarantor.

        For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent Guarantor, the Company and the Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

        For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of "Permitted Debt" and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included. If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

        For purposes of the Indenture, no Indebtedness will be deemed to be subordinate or junior in right of payment to other Indebtedness solely by virtue of not having the benefit of a Lien on assets, or guarantee of a Person, that benefits the other Indebtedness or having the benefit of such a Lien or guarantee ranking subordinate or junior to a Lien or guarantee benefiting the other Indebtedness.

Restricted Payments

        (a)   The Parent Guarantor, will not, and will not cause or permit the Company or any Restricted Subsidiary to, directly or indirectly:

  (1)
  pay any dividend on, or make any distribution to holders of, any shares of the Parent Guarantor's Capital Stock (other than dividends or distributions payable solely to the Parent Guarantor, the Company or a Restricted Subsidiary or in shares of the Parent Guarantor's Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

  (2)
  purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Parent Guarantor's Capital Stock or options, warrants or other rights to acquire such Capital Stock other than through the exchange therefor solely of Qualified Capital Stock of the Parent Guarantor and other than any acquisition or retirement for value from, or payment to, the Parent Guarantor, the Company or any Restricted Subsidiary;

  (3)
  make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) Subordinated Indebtedness permitted under clause (4) of the second paragraph of the covenant described under "—Incurrence of

    Indebtedness and Issuance of Disqualified Stock" or (y) Subordinated Indebtedness acquired for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition for value;

  (4)
  pay any dividend or distribution on any Capital Stock of the Company or any Restricted Subsidiary to any Person (other than (i) to the Parent Guarantor, the Company or any Restricted Subsidiary or any Guarantor or (ii) dividends or distributions made by the Company or a Restricted Subsidiary on a pro rata basis to all stockholders of the Company or such Restricted Subsidiary); or

  (5)
  make any Investment in any Person (other than any Permitted Investments);

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the Board of Directors of the Parent Guarantor, whose determination shall be conclusive and evidenced by a board resolution), unless

  (1)
  immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

  (2)
  immediately after giving effect to such Restricted Payment on a pro forma basis, the Parent Guarantor or the Company could incur $1.00 of additional Indebtedness (other than Permitted Debt) under the provisions described under paragraph (a) of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

  (3)
  after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments (including any Designation Amounts not effected as Permitted Investments or Permitted Payments) declared or made after the Issue Date does not exceed the sum of:

  (A)
  50% of the aggregate Consolidated Net Income of the Parent Guarantor accrued on a cumulative basis during the period beginning on the first day of the Parent Guarantor's fiscal quarter beginning on or immediately prior to the Issue Date and ending on the last day of the Parent Guarantor's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

  (B)
  the aggregate Net Cash Proceeds, or the Fair Market Value of property (including any property received in any asset or other acquisition) other than cash, received after the Issue Date by the Parent Guarantor either (i) as capital contributions in the form of common equity or other Qualified Capital Stock to the Parent Guarantor or (ii) from the issuance or sale (other than to the Company or any Restricted Subsidiary) of Qualified Capital Stock of the Parent Guarantor or any options, warrants or rights to purchase such Qualified Capital Stock of the Parent Guarantor (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Parent Guarantor, the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

  (C)
  the aggregate Net Cash Proceeds, or the Fair Market Value of property other than cash, received after the Issue Date by the Parent Guarantor (other than from the Company or any Restricted Subsidiary) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Parent Guarantor (and excluding the Net Cash

      Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Parent Guarantor, the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

    (D)
    the aggregate Net Cash Proceeds, or the Fair Market Value of property other than cash, received after the Issue Date by the Parent Guarantor from the conversion or exchange, if any, of debt securities or Disqualified Stock or other Indebtedness of the Parent Guarantor, the Company or the Restricted Subsidiaries into or for Qualified Capital Stock of the Parent Guarantor plus, to the extent such debt securities or Disqualified Stock were issued after the Issue Date, the aggregate of Net Cash Proceeds, or the Fair Market Value of property other than cash, received from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Disqualified Stock financed, directly or indirectly, using funds borrowed from the Parent Guarantor, the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

    (E)
    (i) in the case of a net reduction in any Investment constituting a Restricted Payment (including any Investment in an Unrestricted Subsidiary) made after the Issue Date resulting from dividends, distributions, redemptions or repurchases, proceeds of sales or other dispositions thereof, interest payments, repayments of loans or advances, or other transfers of cash or properties (including transfers as a result of merger or liquidation), in each case to the Parent Guarantor, the Company or to any Restricted Subsidiary from any Person (other than the Parent Guarantor, the Company or a Restricted Subsidiary), an amount (in each such case to the extent not included in Consolidated Net Income) equal to the amount received with respect to such Investment, less the cost of the disposition of such Investment and net of taxes, and (ii) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Parent Guarantor's interest in such Subsidiary at the time of such redesignation; and

    (F)
    any amount which previously qualified as a Restricted Payment on account of any guarantee entered into by the Parent Guarantor, the Company or any Restricted Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists.

        (b)   Notwithstanding the foregoing, and in the case of clauses (2) through (9) and (11) through (14) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (1) through (14), together with the transactions expressly excluded from clauses (1), (2), (3) and (4) of paragraph (a) of this covenant, being referred to as a "Permitted Payment"):

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this covenant, in which event such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this covenant;

  (2)
  the purchase, repurchase, redemption or other acquisition or retirement for value of any shares of any class of Capital Stock of the Parent Guarantor in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or in an amount not in excess of the Net Cash Proceeds of a substantially concurrent (i) contribution (other than from a Restricted Subsidiary) to the equity capital of the Parent Guarantor in respect of or (ii) issuance and sale for cash (other than to the Company or a Restricted Subsidiary) of, other shares of Qualified Capital Stock of the Parent Guarantor; provided that the Net Cash Proceeds from such contribution or such issuance of such shares of Qualified Capital Stock shall be excluded from clause (3)(B) of paragraph (a) of this covenant;

  (3)
  the purchase, repurchase, redemption, defeasance, satisfaction and discharge, or other acquisition or retirement for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of a substantially concurrent (i) contribution (other than from the Company or a Restricted Subsidiary) to the equity capital of the Parent Guarantor in respect of, or (ii) issuance and sale for cash (other than to the Company or a Restricted Subsidiary) of, any Qualified Capital Stock of the Parent Guarantor; provided that the Net Cash Proceeds from such contribution or such issuance of such shares of Qualified Capital Stock shall be excluded from clause (3)(B) of paragraph (a) of this covenant;

  (4)
  the purchase, repurchase, redemption, defeasance, satisfaction and discharge, refinancing, acquisition or retirement for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Stock) through the substantially concurrent issuance of Permitted Refinancing Indebtedness;

  (5)
  the purchase, repurchase, redemption, defeasance, satisfaction and discharge or other acquisition or retirement for value of Disqualified Stock of the Parent Guarantor in exchange for, or out of the Net Cash Proceeds of a substantially concurrent sale of, Disqualified Stock of the Parent Guarantor that, in each case, is permitted to be incurred pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (6)
  the repurchase, redemption, retirement or other acquisition for value of any Capital Stock of the Parent Guarantor held by any current or former officers, directors or employees of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees) pursuant to the terms of agreements (including employment agreements) or plans approved by the Parent Guarantor's Board of Directors; provided that the aggregate amount of such repurchases, redemptions, retirements and acquisitions pursuant to this clause (6) will not, in the aggregate, exceed $2 million per fiscal year (with unused amounts to be carried over to succeeding fiscal years); provided such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received after the Issue Date by the Parent Guarantor, the Company or any Restricted Subsidiary from the sale of Capital Stock of the Parent Guarantor (other than Disqualified Stock) to any such officers, directors or employees (provided such amounts are not included in clause (3)(B) of the definition of Restricted Payments) plus (b) the cash proceeds of key man life insurance policies received after the Issue Date by the Parent Guarantor, the Company and the Restricted Subsidiaries less (c) the amount of Permitted Payments previously effected by using amounts specified in the foregoing clauses (a) and (b);

  (7)
  loans and advances made to officers, directors or employees of the Parent Guarantor, the Company or any Restricted Subsidiary, in each case, as permitted by Section 402 of the Sarbanes Oxley Act of 2002 (to the extent applicable to the Parent Guarantor, the Company or such Restricted Subsidiary) and approved by the Board of Directors of the Parent Guarantor in an aggregate amount not to exceed $2 million outstanding at any one time, the proceeds of which are used solely (i) to purchase Qualified Capital Stock of the Parent Guarantor in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or

    (ii) to refinance loans or advances, together with accrued interest thereon, made pursuant to item (i) of this clause (7);

  (8)
  the purchase by the Parent Guarantor of fractional shares arising out of stock dividends, splits or combinations or business combinations or conversion of convertible or exchangeable securities of debt or equity issued by the Parent Guarantor or otherwise;

  (9)
  dividends on Disqualified Stock issued after the Issue Date in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock" if such dividends are included in the calculation of Consolidated Interest Expense;

  (10)
  the purchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated or junior in right of payment to the notes or a Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or prepayment offer required by the terms of such Indebtedness, but only if:

  (A)
  in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations described under "—Change of Control"; or

  (B)
  in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant described under "—Asset Sales";

  (11)
  the purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, convertible securities or other rights to acquire Capital Stock (including any such rights to acquire Capital Stock held by any current or former officers, directors or employees of the Parent Guarantor, the Company or any Restricted Subsidiary (or permitted transferees thereof)) if such Capital Stock represents a portion of the exercise, conversion or exchange price thereof and any purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock made in satisfaction of withholding tax obligations in connection with any exercise, conversion or exchange of stock options, warrants, convertible securities or other rights to acquire Capital Stock;

  (12)
  any payments to dissenting equityholders not to exceed $5.0 million in the aggregate after the Issue Date (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

  (13)
  any redemption of share purchase rights at a redemption price not to exceed $0.01 per right; and

  (14)
  any payment or other transaction otherwise constituting a Restricted Payment that when combined with all other outstanding payments or other transactions pursuant to this clause (14) since the Issue Date are in an aggregate outstanding amount not exceeding $20 million.

        In determining whether any Restricted Payment (or payment or other transaction that, except for being a Permitted Payment, would constitute a Restricted Payment) is permitted by the foregoing covenant, the Company may allocate or re-allocate all or any portion of such Restricted Payment or other such transaction among clauses (1) through (14) of the preceding paragraph (b) or among such clauses and paragraph (a) of this covenant, including the second set of clauses (1), (2) and (3) thereof; provided that at the time of such allocation or re-allocation all such Restricted Payments and such other transactions or allocated portions thereof, all outstanding prior Restricted Payments and such other transactions, would be permitted under the various provisions of the foregoing covenant. The amount of all Restricted Payments and other such transactions (other than cash) shall be the Fair Market Value on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment or other such transaction.

        A contribution or sale will be deemed to be "substantially concurrent" if the related purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal occurs within 90 days before or after such contribution or sale.

Transactions with Affiliates

        The Parent Guarantor will not, and will not cause or permit the Company or any Restricted Subsidiary to, directly or indirectly, enter into any Transaction (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Parent Guarantor (other than the Parent Guarantor, the Company or a Restricted Subsidiary) involving aggregate consideration in excess of $2 million, unless such Transaction is entered into in good faith and

  (1)
  such Transaction is on terms that are not materially less favorable to the Parent Guarantor, the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable Transaction in arm's length dealings with a party that is not an Affiliate of the Company,

  (2)
  with respect to any Transaction involving aggregate value in excess of $10 million, the Company delivers an officers' certificate to the Trustee certifying that such Transaction complies with clause (1) above, and

  (3)
  with respect to any Transaction involving aggregate value in excess of $25 million, such Transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Parent Guarantor;

  provided that this provision shall not apply to:

  (i)
  employee benefit arrangements with any officer or director of the Parent Guarantor, the Company or any Restricted Subsidiary and payments, issuances of securities or other transactions pursuant thereto, including under any employment or severance agreement, stock option or stock incentive plans, long term incentive plans, other compensation arrangements and customary insurance or indemnification arrangements with officers or directors of the Parent Guarantor, the Company or any Restricted Subsidiary, in each case either entered into in the ordinary course of business or approved by the Disinterested Directors of the Board of Directors of the Parent Guarantor,

  (ii)
  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the Board of Directors of the Parent Guarantor or the senior management of the Parent Guarantor, such transactions are on terms not materially less favorable to the Parent Guarantor, the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of the Parent Guarantor,

  (iii)
  the payment of reasonable and customary compensation and fees to officers or directors of the Parent Guarantor, the Company or any Restricted Subsidiary who are not employees of the Parent Guarantor or any Affiliate of the Parent Guarantor,

  (iv)
  loans or advances to officers, directors and employees of the Parent Guarantor, the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $2 million outstanding at any one time,

  (v)
  any Restricted Payments or Permitted Payments made in compliance with the covenant described under "—Restricted Payments" or any Permitted Investments (other than Permitted Investments permitted pursuant to clauses (1)(iv) and (15) of the definition thereof (to the extent involving, prior to the making of such Permitted Investment, any Person other than the Parent Guarantor or a Subsidiary of the Parent Guarantor)),

  (vi)
  any Transaction undertaken pursuant to (a) any contracts or agreements in existence on the Issue Date (as in effect on the Issue Date) (b) any amendment or replacement of any such agreements or (c) any agreements entered into hereafter that are similar to any such agreements, so long as, in the case of clause (b) or (c), the terms of any such amendment or replacement agreement or future agreement are, on the whole, no less advantageous to the Parent Guarantor or the Company or no less favorable to the Holders in any material respect than the agreement so amended or replaced or the similar agreement referred to in the preceding clause (a) or (b), respectively,

  (vii)
  in the case of (1) contracts for (A) drilling or other oil-field services or supplies, (B) the sale, storage, gathering or transport of Hydrocarbons or (C) the lease or rental of office or storage space or (2) other operation-type contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Parent Guarantor, the Company or any Restricted Subsidiary and third parties or, if none of the Parent Guarantor, the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, on terms no less favorable than those available from third parties on an arm's length basis, as determined (i) in the case of contracts involving aggregate value of $50 million or less, by the Board of Directors of the Parent Guarantor or the senior management of the Parent Guarantor or (ii) in the case of contracts involving aggregate value in excess of $50 million, by the Disinterested Directors of the Board of Directors of the Parent Guarantor,

  (viii)
  any Transaction with a Person that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Subsidiary, an equity interest in, or controls, such Person,

  (ix)
  any sale or other issuance of Qualified Capital Stock of the Parent Guarantor to, or receipt of a capital contribution from, an Affiliate (or a Person that becomes an Affiliate) of the Parent Guarantor,

  (x)
  any Transaction between the Parent Guarantor, the Company or any Restricted Subsidiary on the one hand and any Person deemed to be an Affiliate solely because one or more directors of such Person is also a director of the Parent Guarantor, the Company or a Restricted Subsidiary, on the other hand; provided that such director or directors abstain from voting as a director of the Parent Guarantor, the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the Transaction,

  (xi)
  indemnities of officers, directors and employees of the Parent Guarantor, the Company or any Restricted Subsidiary permitted by law, statutory provision or employment agreement or other arrangement entered into in the ordinary course of business by the Parent Guarantor, the Company or any Restricted Subsidiary,

  (xii)
  (a) guarantees by the Parent Guarantor, the Company or any Restricted Subsidiary of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the

    Parent Guarantor, the Company or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries, and

  (xiii)
  any transaction in which the Parent Guarantor, the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an independent advisor stating that such transaction is fair to the Parent Guarantor, the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of this paragraph.

Liens

        The Parent Guarantor will not, and will not cause or permit the Company or any Restricted Subsidiary to, directly or indirectly, create or incur, in order to secure any Indebtedness, any Lien of any kind, other than Permitted Liens, upon any property or assets (including any intercompany notes) of the Parent Guarantor, the Company or any Restricted Subsidiary owned on the Issue Date or acquired after the Issue Date, or assign or convey, in order to secure any Indebtedness, any right to receive any income or profits therefrom, other than Permitted Liens, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the notes shall have with respect to such Subordinated Indebtedness) the Indebtedness for so long as such Indebtedness is secured by such Lien.

        Notwithstanding the foregoing, any Lien securing the notes or a Guarantee granted pursuant to the immediately preceding paragraph shall be automatically and unconditionally released and discharged upon:

  (i)
  the release of all other Liens that resulted in the grant of such Lien to secure the notes or Guarantees pursuant to the preceding paragraph,

  (ii)
  any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien,

  (iii)
  any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Capital Stock held by the Parent Guarantor, the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien, or

  (iv)
  if such Lien secures a Guarantee, the release of such Guarantee in accordance with the Indenture.

Asset Sales

        (a)   The Parent Guarantor will not, and will not permit the Company or any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Parent Guarantor, the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale (such Fair Market Value to be determined on the date of contractually agreeing to effect such Asset Sale) and (ii) (A) at least 75% of the consideration paid to the Parent Guarantor, the Company or such Restricted Subsidiary from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties (including pursuant to Asset Swaps) or the assumption by the acquiring Person of Indebtedness or other liabilities of the Parent Guarantor, the Company or a Restricted Subsidiary (other than liabilities of the Parent Guarantor, the Company or a Restricted Subsidiary that are by their terms subordinated to the notes) as a result of which the Parent Guarantor, the Company and the remaining Restricted Subsidiaries are no longer liable for such liabilities (or in lieu of such absence of liability, the acquiring Person or its parent company agrees to indemnify and hold the Parent Guarantor, the Company or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Parent Guarantor, the Company or such Restricted Subsidiary for the full amount of such liabilities and for so long as such liabilities remain outstanding unless such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into) ("Permitted Consideration") or (B) the Fair Market Value of all forms of such consideration other than Permitted Consideration since the Issue Date does not exceed in the aggregate 5% of the Adjusted Consolidated Net Tangible Assets of the Parent Guarantor determined at the time such Asset Sale is made.

        (b)   During the 365 days after the receipt by the Parent Guarantor, the Company or a Restricted Subsidiary of Net Available Cash from an Asset Sale, such Net Available Cash may be applied by the Parent Guarantor, the Company or such Restricted Subsidiary, to the extent the Parent Guarantor, the Company or such Restricted Subsidiary elects (or is required by the terms of any Pari Passu Indebtedness of the Parent Guarantor, the Company or a Restricted Subsidiary), to:

  (1)
  repay (or cash-collateralize) Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary under any Credit Facility (excluding (i) any Subordinated Indebtedness and (ii) any Indebtedness owed to the Company or an Affiliate of the Company);

  (2)
  reinvest in Additional Assets (including by means of an Investment in Additional Assets by the Parent Guarantor, the Company or a Restricted Subsidiary with Net Available Cash received by the Parent Guarantor, the Company or another Restricted Subsidiary) or make capital expenditures in the Oil and Gas Business;

  (3)
  purchase notes;

  (4)
  purchase or repay on a permanent basis other Indebtedness (excluding (i) any Subordinated Indebtedness and (ii) any notes or other Indebtedness owed to the Company or an Affiliate of the Company); provided that the Company shall equally and ratably redeem or purchase notes as described under "—Optional Redemption," through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for a Prepayment Offer) to all Holders to purchase the notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid; or

  (5)
  make any combination of payment, repayment, investment or reinvestment permitted by the foregoing clauses (1) through (4).

        The requirement of clause (b)(2) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or investment referred to therein is entered into by the Parent Guarantor, the Company or any Restricted Subsidiary within the time period specified in this paragraph (b) and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

        Pending the final application of any such Net Available Cash, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Available Cash in any manner that is not prohibited by the Indenture.

        (c)   Any Net Available Cash from an Asset Sale not applied in accordance with paragraph (b) above within 365 days from the date of such Asset Sale shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25 million, the Company will be required to make an offer to purchase notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the "Prepayment Offer") at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest, if any, to the Asset Sale Purchase Date (as defined in paragraph (d) below) in accordance with the procedures (including prorating in the event of over subscription) set forth in the Indenture, but, if the terms of any Pari Passu Indebtedness require that a Pari Passu Offer be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Pari Passu Offer in accordance with the aggregate outstanding principal amounts of the notes and such Pari Passu Indebtedness (based on principal amounts of notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount, based on the accreted value thereof) tendered), and the aggregate principal amount of notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the notes tendered and the Trustee will select the notes to be purchased in accordance with the Indenture and in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph (c) and provided that all Holders of notes have been given the opportunity to tender their notes for purchase as described in paragraph (d) below in accordance with the Indenture, the Parent Guarantor, the Company or the Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero. The Company may satisfy the foregoing obligation with respect to any Excess Proceeds by making a Prepayment Offer prior to the expiration of the relevant 365 day period or with respect to Excess Proceeds of $25 million or less.

        (d)   Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make a Prepayment Offer pursuant to paragraph (c) above, send a written Prepayment Offer notice, by first class mail or otherwise in accordance with the procedures of DTC, to the Holders of the notes (the "Prepayment Offer Notice"), with a copy to the Trustee, accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

  (1)
  that the Company is offering to purchase notes pursuant to the provisions of the Indenture;

  (2)
  that any note (or any portion thereof) accepted for payment (and duly paid on the Asset Sale Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Asset Sale Purchase Date;

  (3)
  that any notes (or portions thereof) not properly tendered will continue to accrue interest;

  (4)
  the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the "Asset Sale Purchase Date");

  (5)
  the amount of Excess Proceeds available to purchase notes;

  (6)
  a description of the procedure which Holders of notes must follow in order to tender their notes and the procedures that Holders of notes must follow in order to withdraw an election to tender their notes for payment; and

  (7)
  all other instructions and materials necessary to enable Holders to tender notes pursuant to the Prepayment Offer.

        (e)   The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

        The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of an Asset Sale may be waived or modified with the written consent of a majority in principal amount of the outstanding notes (including Additional Notes) until the Prepayment Offer is required to be made.

        If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Holder of record as of the close of business on such interest record date, and no additional interest will be paid to the Holder who tenders notes pursuant to the Prepayment Offer.

Issuances of Guarantees by Restricted Subsidiaries

        The Parent Guarantor will provide to the Trustee, on or prior to the 30th day after the date that any Restricted Subsidiary (which is not a Guarantor) becomes a guarantor or obligor in respect of any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary in an aggregate principal amount exceeding $5 million, a supplemental indenture to the Indenture, executed by such Restricted Subsidiary, providing for a full and unconditional guarantee on a senior unsecured basis by such Restricted Subsidiary's obligations under the notes and the Indenture to the same extent as that set forth in the Indenture, subject to such Restricted Subsidiary ceasing to be a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

        Notwithstanding the foregoing (i) no Foreign Subsidiary shall be required to execute any such supplemental indenture unless such Foreign Subsidiary has guaranteed (or is otherwise an obligor of) other Indebtedness (including Indebtedness under a Credit Facility) of the Parent Guarantor, the Company or a Restricted Subsidiary that is not a Foreign Subsidiary in an aggregate principal amount exceeding $5 million, and (ii) no Restricted Subsidiary shall be required to execute any such supplemental indenture if the Consolidated Net Worth of such Restricted Subsidiary, together with the Consolidated Net Worth of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed in the aggregate $5 million. To the extent the collective Consolidated Net Worth of the Parent Guarantor's Non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a Non-Guarantor Restricted Subsidiary, exceeds $5 million, the Parent Guarantor shall cause, within 30 days after such date, one or more of such Non-Guarantor Restricted Subsidiaries to similarly execute and deliver to the Trustee a supplemental indenture to the Indenture providing for a full and unconditional guarantee on a senior unsecured basis by such Restricted Subsidiary's obligations under the notes and the Indenture to the same extent as that set forth in the Indenture, such that the collective Consolidated Net Worth of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $5 million.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        (a)   The Parent Guarantor will not, and will not cause or permit the Company or any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to come into existence or become effective any consensual encumbrance or restriction on the ability of the Company or any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distribution on its Capital Stock to the Parent Guarantor, the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred

    Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to pay dividends or make distributions on Capital Stock),

  (2)
  pay any Indebtedness owed to the Parent Guarantor, the Company or any other Restricted Subsidiary (it being understood that the subordination of Indebtedness owed to the Parent Guarantor, the Company or any Restricted Subsidiary to other Indebtedness owed by the Parent Guarantor, the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to pay such Indebtedness),

  (3)
  make loans or advances to the Parent Guarantor, the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made by the Parent Guarantor, the Company or any Restricted Subsidiary to other Indebtedness incurred by the Parent Guarantor, the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances), or

  (4)
  transfer any of its properties or assets to the Parent Guarantor, the Company or any other Restricted Subsidiary.

        (b)   However, paragraph (a) above will not prohibit any encumbrance or restriction created, existing or becoming effective under or by reason of:

  (1)
  any agreement (including the Senior Credit Agreement) in effect on the Issue Date;

  (2)
  any agreement or instrument with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided that such encumbrances and restrictions are not applicable to, or to the properties or assets of, the Parent Guarantor, the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

  (3)
  any agreement or instrument governing any Acquired Debt or other agreement of any entity merged into or consolidated with, or the assets of which are acquired by, the Parent Guarantor, the Company or any Restricted Subsidiary, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets or subsidiaries of the Person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture;

  (4)
  any applicable law or any requirement of any regulatory body;

  (5)
  customary restrictions and conditions contained in the security documents evidencing any Liens securing obligations or Indebtedness or agreements relating to Capital Lease Obligations (provided that such Liens are otherwise permitted to be incurred under the provisions of the covenant described under "—Liens" and such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this covenant) that limit the right of the debtor or lessee to dispose of the assets subject to such Liens;

  (6)
  provisions restricting subletting or assignment of any lease governing a leasehold interest (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties) of the Parent Guarantor, the Company or any Restricted Subsidiary, or restrictions in licenses (including, without limitation, licenses of intellectual property) relating to the property covered thereby, or other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property; provided that such encumbrances or restrictions do not materially impact the ability of the Company to permit payments on the notes when due as required by the terms of the Indenture;

  (7)
  agreements with respect to asset sales, including the sale or other disposition of all or substantially all the Capital Stock of a Restricted Subsidiary, permitted to be made under the provisions of the covenant described under "—Asset Sales" that limit the transfer of such assets or assets of such Restricted Subsidiary (or distribution on such Capital Stock) pending the closing of such sale;

  (8)
  shareholders', partnership, joint venture and similar agreements entered into in the ordinary course of business; provided that such encumbrances or restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership, joint venture or other entity;

  (9)
  cash, Cash Equivalents or other deposits, or net worth requirements or similar requirements, imposed by suppliers, landlords or customers under contracts entered into in the ordinary course of business;

  (10)
  any Credit Facility or agreement governing Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary permitted to be incurred under the provisions of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided that such encumbrances or restrictions are not materially more restrictive, taken as a whole, as determined by the Company in good faith, than those contained in the Senior Credit Agreement or in the Indenture as in effect on the Issue Date;

  (11)
  restrictions of the nature described in clause (4) of the preceding paragraph (a) by reason of customary non-assignment provisions in Hydrocarbon purchase or sale or exchange contracts, agreements, licenses and leases entered into in the ordinary course of business;

  (12)
  Commodity Agreements, Currency Agreements or Interest Rate Agreements permitted from time to time under the Indenture;

  (13)
  any Preferred Stock issued by the Company or a Restricted Subsidiary; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock" and the terms of such Preferred Stock do not expressly restrict the ability of the Company or such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

  (14)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

  (15)
  encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Parent Guarantor, the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Parent Guarantor, the Company or any Restricted Subsidiary in any manner material to the Parent Guarantor, the Company or any Restricted Subsidiary; and

  (16)
  any agreement, amendment, modification, restatement, extension, renewal, supplement, refunding, replacement or Refinancing that amends, modifies, restates, extends, renews, refunds, replaces or Refinances the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (15), or in this clause (16); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect taken as a whole, as determined by the Company in good faith, than those under or pursuant to the agreement so amended, modified, restated, extended, renewed, refunded, replaced or Refinanced.

Sale and Leaseback Transactions

        The Parent Guarantor will not, and will not permit the Company or any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that the Parent Guarantor, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

  (1)
  the Parent Guarantor, the Company or such Subsidiary could have incurred Indebtedness at the time of such Sale and Leaseback Transaction on a pro forma basis (on the assumption such transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to such transaction with the appropriate adjustments with respect to such transaction being included in such pro forma calculation) in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (2)
  the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

  (3)
  the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale in compliance with, the covenant described under "—Asset Sales."

Unrestricted Subsidiaries

        The Board of Directors of the Parent Guarantor may designate after the Issue Date any of its Subsidiaries (other than the Company) as an Unrestricted Subsidiary under the Indenture (a "Designation") only if:

          (a)   no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b)   (x) the Parent Guarantor would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of the covenant described under "—Restricted Payments" above or as a Permitted Payment or Permitted Investment in an amount (the "Designation Amount") equal to the greater of (1) the net book value of the Parent Guarantor's interest in such Subsidiary calculated in accordance with GAAP and (2) the Fair Market Value of the Parent Guarantor's interest in such Subsidiary as determined in good faith by the Parent Guarantor's Board of Directors, or (y) the Designation Amount is less than $1,000;

          (c)   such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary;

          (d)   such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness; provided that an Unrestricted Subsidiary may provide a Guarantee for the notes; and

          (e)   such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Parent Guarantor, the Company or any Restricted Subsidiary

  unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent Guarantor, the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

        In the event of any such Designation, the Parent Guarantor shall be deemed, for all purposes of the Indenture, to have made an Investment equal to the Designation Amount that, as designated by the Parent Guarantor, constitutes a Restricted Payment pursuant to paragraph (a) of the covenant described under "—Restricted Payments" or a Permitted Payment or Permitted Investment.

        The Indenture will also provide that the Parent Guarantor shall not and shall not cause or permit the Company or any Restricted Subsidiary to at any time:

          (a)   provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or enter into or become a party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary, the terms of which, together with the terms of all other agreements, contracts, arrangements and understandings with such Unrestricted Subsidiary, taken as a whole, in the good-faith judgment of the Board of Directors, are less favorable to the Parent Guarantor, the Company and the Restricted Subsidiaries than those that would be available in a comparable transaction in arm's length dealings with a party that is not an Affiliate of the Company; provided that this covenant shall not be deemed to prevent Permitted Investments, Restricted Payments or Permitted Payments in Unrestricted Subsidiaries that are otherwise allowed under the Indenture, or

          (b)   be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary (other than by pledge of the Capital Stock thereof).

        For purposes of the foregoing, the Designation of a Subsidiary of the Parent Guarantor as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Parent Guarantor will be classified as a Restricted Subsidiary.

        The Parent Guarantor may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (a)   no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

          (b)   all Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

          (c)   unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Debt), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Parent Guarantor or the Company could incur $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock."

        All Designations and Revocations must be evidenced by a resolution of the Board of Directors of the Parent Guarantor delivered to the Trustee certifying compliance with the foregoing provisions of this covenant.

Payments for Consent

        The Indenture provides that none of the Parent Guarantor, the Company nor any Restricted Subsidiary will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all Holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Parent Guarantor will furnish to Holders of notes or cause the Trustee to furnish to the Holders of notes or file with the Commission for public availability

          (1)   all quarterly and annual financial information that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Parent Guarantor were required to file such reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Parent Guarantor's independent auditors, which financial information shall be filed within (or prior to effectiveness of an exchange offer registration statement within 15 days after) the time period for such reports specified in the Commission's rules and regulations; and

          (2)   after effectiveness of an exchange offer registration statement, within the time periods specified in the Commission's rules and regulations, the information that would be required to be filed with the Commission in current reports on Form 8-K if the Parent Guarantor were required to file such reports;

provided, however, that, in the case of clause (1) or (2), if the last day of any such time period is not a business day, such information will be due on the next succeeding business day. All such information will be prepared in all material respects in accordance with all of the rules and regulations of the Commission applicable to such information.

        If the Parent Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries (other than Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, are "minor" within the meaning of Rule 3-10 of Regulation S-X, substituting 5% for 3% where applicable), then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Parent Guarantor, the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent Guarantor.

        This covenant does not impose any duty on the Company or the Parent Guarantor under the Sarbanes Oxley Act of 2002 and the related Commission rules that would not otherwise be applicable.

        The Parent Guarantor has agreed that, for so long as any of the notes remain outstanding and constitute "restricted securities" under Rule 144 and the Parent Guarantor is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the Holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        The Parent Guarantor will be deemed to have furnished to the Holders and to prospective investors the information referred to in clauses (1) and (2) of the first paragraph of this covenant or the information referred to in the fourth paragraph of this covenant if the Parent Guarantor has posted such reports or information on the Parent Guarantor or Company Website with access to current and prospective investors. For purposes of this covenant, the term "Parent Guarantor or Company Website" means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.laredopetro.com or such other address as the Parent Guarantor may from time to time designate in writing to the Trustee. Information on such website shall not be deemed incorporated by reference into this prospectus.

        Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers' certificates).

Consolidation, Merger and Sale of Assets

        Neither the Parent Guarantor nor the Company will, in any Transaction, (x) consolidate with or merge with or into any other Person or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, or (in the case of clause (y)) permit any of the Restricted Subsidiaries to enter into any Transaction, if such Transaction, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of (A) the Parent Guarantor, the Company and the Restricted Subsidiaries on a Consolidated basis to any other Person (other than the Company or one or more Restricted Subsidiaries) or of the Company and the Restricted Subsidiaries constituting Subsidiaries of the Company on a Consolidated basis to any other Person (other than one or more such Restricted Subsidiaries), unless at the time and after giving effect thereto:

          (1)   either (a) the Person (if other than the Parent Guarantor or the Company) formed by such consolidation or into which the Parent Guarantor or the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of such properties and assets (the "Surviving Entity") will be a corporation, limited liability company or limited partnership duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia or (b) the Parent Guarantor or the Company will be the Surviving Entity;

          (2)   if the Company is merging into, consolidating with or disposing of assets and is not the Surviving Entity, (a) the Surviving Entity (including if the Surviving Entity is the Parent Guarantor) shall expressly assume, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture and (b) if the Surviving Entity is a limited partnership, then a Subsidiary of the Surviving Entity that is a corporation or a limited liability company shall execute a supplemental indenture pursuant to which it shall become a co-obligor of the Surviving Entity's obligations under the notes and the Indenture;

          (3)   if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity, the Surviving Entity (including if the Surviving Entity is the Company) shall expressly assume, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Parent Guarantor under the Indenture and, if the Surviving Entity is not the Company or a Guarantor, under the Parent Guarantor's Guarantee of the notes;

          (4)   except in the case (a) a Restricted Subsidiary merges into, consolidates with or disposes of assets to the Company or the Parent Guarantor or (b) the Company or the Parent Guarantor

  merges into, consolidates with or disposes of assets to a Guarantor (or, in the case of the Parent Guarantor, the Company), immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Parent Guarantor, the Company or any Restricted Subsidiary which becomes the obligation of the Parent Guarantor, the Company or any Restricted Subsidiary as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

          (5)   except in the case (a) a Restricted Subsidiary merges into, consolidates with or disposes of assets to the Company or the Parent Guarantor or (b) the Company or the Parent Guarantor merges into, consolidates with or disposes of assets to a Guarantor (or, in the case of the Parent Guarantor, the Company), immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), either (i) the Parent Guarantor (or the Surviving Entity if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity) could on the first day following such four-quarter period incur $1.00 of additional Indebtedness (other than Permitted Debt) under the provisions of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock" or (ii) the Consolidated Fixed Charge Coverage Ratio for the Parent Guarantor (or the Surviving Entity if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity) would be at least as great as the Consolidated Fixed Charge Coverage for the Parent Guarantor immediately prior to such transactions;

          (6)   if the Company is merging into, consolidating with or disposing of assets and is not the Surviving Entity, at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to the Surviving Entity's obligations under the Indenture and the notes;

          (7)   at the time of the transaction, if any of the property or assets of the Parent Guarantor, the Company or any Restricted Subsidiary would thereupon become subject to any Lien, the provisions of the covenant described under "—Liens" are complied with; and

          (8)   at the time of the transaction, the Parent Guarantor or (if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity) the Surviving Entity will have delivered, or caused to be delivered, to the Trustee an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture.

        Except for any Subsidiary Guarantor whose Guarantee is to be released in accordance with the Indenture in connection with a transaction complying with the provisions of the Indenture as provided under the fourth paragraph under "—Guarantees," each Subsidiary Guarantor will not, and the Parent Guarantor and the Company will not permit a Subsidiary Guarantor to, in a Transaction, (x) consolidate with or merge with or into any other Person (other than the Parent Guarantor, the Company or any other Subsidiary Guarantor) or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than the Parent Guarantor, the Company or any other Subsidiary Guarantor), unless at the time and after giving effect thereto:

          (1)   one of the following is true: (a) a Subsidiary Guarantor or the Parent Guarantor or the Company will be the continuing Person in the case of a consolidation or merger involving the Subsidiary Guarantor; or (b) the Person (if other than a Subsidiary Guarantor, the Parent Guarantor or the Company) formed by such consolidation or into which such Subsidiary Guarantor is merged or the Person (if other than a Subsidiary Guarantor, the Parent Guarantor or the Company) which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Subsidiary Guarantor (the "Surviving Guarantor Entity") will be a corporation, limited liability company, limited liability partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Guarantee of the notes and the Indenture, and such Guarantee of such Surviving Guarantor Entity and the Indenture will remain in full force and effect; or (c) the Transaction, at the time thereof, is an Asset Sale and is effected in compliance with the covenant described under "—Asset Sales," to the extent applicable thereto;

          (2)   immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

          (3)   at the time of the transaction the Parent Guarantor will have delivered, or caused to be delivered, to the Trustee an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture;

provided that this paragraph shall not apply to any Subsidiary Guarantor whose Guarantee of the notes is unconditionally released and discharged in accordance with the Indenture.

        In the event of any Transaction described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company or any Guarantor, as the case may be, is not the continuing Person, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and (except in the case of a lease) the Company or such Guarantor, as the case may be, shall be discharged from all obligations and covenants under the Indenture and the notes or its Guarantee, as the case may be.

        Notwithstanding the foregoing, the Company or any Guarantor may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Guarantor in another jurisdiction to realize tax or other benefits or converting the Company or any Guarantor to an entity that is, or is taxable for federal income tax purposes as, a corporation or a combination of the foregoing.

        An assumption of the Company's obligations under the notes and the Indenture by such successor Person, the addition of a co-obligor under the notes and the Indenture or an assumption of a Guarantor's obligations under its Guarantee by such successor Person might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to such beneficial owners. Beneficial owners of the notes should consult their own tax advisors regarding the tax consequences of any such assumption or addition of a co-obligor under the notes.

Events of Default

        Each of the following is an "Event of Default":

          (1)   there shall be a default in the payment of any interest on any note when it becomes due and payable, and such default shall continue for a period of 30 days;

          (2)   there shall be a default in the payment of the principal of (or premium, if any, on) any note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

          (3)   (a) there shall be a default in the performance or breach of the provisions described under the first paragraph of the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets," only as such relate to the Parent Guarantor or the Company (b) the Company shall have failed to make or consummate a Prepayment Offer in accordance with the provisions of the covenant described under "—Certain Covenants—Asset Sales" after the obligation of the Company to make a Prepayment Offer with respect to an Asset Sale has arisen, or (c) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "—Change of Control" after the occurrence of a Change of Control, and, in the case of clause (b), after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding notes and, in the case of clauses (b) and (c), such default or breach shall continue for a period of 30 days;

          (4)   there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or (3) above) and such default or breach shall continue for a period of 60 days (or 120 days in relation to the covenant described under "—Certain Covenants—Reports") after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding notes;

          (5)   (a) any default in the payment of the principal, premium, if any, or interest on any Indebtedness shall have occurred under any of the agreements, indentures or instruments under which the Company, any Guarantor or any other Significant Subsidiary then has outstanding Indebtedness in excess of $20 million when the same shall become due and payable in full and such default shall have continued after the giving of any applicable notice and the expiration of any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, indentures or instruments described in clause (a) of this clause (5) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

          (6)   any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

          (7)   one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $20 million (excluding amounts covered by enforceable insurance policies issued by solvent insurance carriers), either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any other Significant Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding in accordance with applicable law upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; or

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Parent Guarantor, the Company or any Significant Subsidiary.

        If an Event of Default (other than as specified in clause (8) of the prior paragraph with respect to the Parent Guarantor or the Company) shall occur and be continuing with respect to the Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare all unpaid principal of, premium, if any, and accrued interest on all notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (8) of the prior paragraph with respect to the Parent Guarantor or the Company occurs and is continuing, then all the notes shall ipso facto become due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, if any, to the date the notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder of notes. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of notes by appropriate judicial proceedings.

        After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

          (a)   the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of, and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes;

          (b)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (c)   all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

        No such rescission shall affect any subsequent default or impair any right consequent thereon.

        The Holders of a majority in aggregate principal amount of the notes outstanding may on behalf of the Holders of all outstanding notes waive any past default or Event of Default under the Indenture and its consequences, except a default or Event of Default (1) in the payment of the principal of, premium, if any, or interest on any note (which may only be waived with the consent of each Holder of notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each note affected by such modification or amendment.

        If an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default shall have been repaid or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness shall have been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

        No Holder of any of the notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered satisfactory indemnity to, the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not, however, apply to a suit instituted by a Holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

        The Parent Guarantor is required to notify the Trustee in writing within 30 days after it becomes aware of the occurrence and continuance of any Default or Event of Default, unless such Default or Event of Default has been cured before the end of the 30-day period. The Parent Guarantor is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written certificate as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders of the notes unless such Holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

No Personal Liability of Directors, Officers, Employees, Limited Partners and Stockholders

        No director, officer, employee, member, limited partner or stockholder of the Parent Guarantor, the Company or any Restricted Subsidiary, as such, will have any liability for any obligations of the Parent Guarantor, the Company or the Restricted Subsidiaries under the notes, the Indenture or the Guarantees to which they are a party, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

        The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the notes and the Guarantees discharged with respect to the outstanding notes ("defeasance"). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture and the Guarantees shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and the Guarantees, except for

          (1)   the rights of Holders of such outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes from Funds in Trust (as defined below) when such payments are due,

          (2)   the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and

          (4)   the defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to their obligations under "—Change of Control" and under all of the covenants that are described under "—Certain Covenants" (other than the covenant described in the first paragraph under "—Certain Covenants—Consolidation, Merger and Sale of Assets," except to the extent described below) and the operation of clauses (3) through (7) under "—Events of Default" and the limitations described in clause (3) of the first paragraph under "—Certain Covenants—Consolidation, Merger and Sale of Assets" ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance,

          (a)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes cash in United States dollars, U.S. Government Obligations, or a combination thereof ("Funds in Trust"), in such amounts as, in the aggregate, will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity (or the applicable redemption date, if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding notes on such redemption date);

          (b)   in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (c)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (d)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default of Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

          (e)   such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, any material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which the Company, any Guarantor or any Restricted Subsidiary is bound (other than the Indenture);

          (f)    the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor; and

          (g)   the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture) as to all outstanding notes under the Indenture when:

          (a)   either

            (1)   all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid or notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation, or

            (2)   all notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

          (b)   the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars, U.S. Government Obligations, or a combination thereof, sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

          (c)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default of Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit) and such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary of the Parent Guarantor is a party or by which the Company, any Guarantor or any Restricted Subsidiary of the Parent Guarantor is bound (other than the Indenture);

          (d)   the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and

          (e)   the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Amendments and Waivers

        Modifications, waivers and amendments of the Indenture may be made by the Company, each Guarantor, if any, any other obligor under the notes, and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes); provided that no such modification, waiver or amendment may, without the consent of the Holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   amend, change or modify, (a) after the obligation of the Company to make a Prepayment Offer with respect to an Asset Sale has arisen, in accordance with the covenant described under "—Certain Covenants—Asset Sales," the obligation of the Company, to make such Prepayment Offer or (b) the obligation of the Company, after the occurrence of a Change of Control, to make a Change of Control Offer in accordance with "—Change of Control";

          (3)   reduce the percentage in principal amount of such outstanding notes, the consent of whose Holders is required for any such amendment or supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of the Indenture;

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each such note affected thereby;

          (5)   voluntarily release, other than in accordance with the Indenture, the Guarantee of any Guarantor; or

          (6)   amend or modify any of the provisions of the Indenture in any manner which subordinates the notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee.

        Notwithstanding the foregoing, without the consent of any Holders of the notes, the Company, any Guarantor, any other obligor under the notes and the Trustee may modify, supplement or amend the Indenture:

          (1)   to evidence the succession of another Person to the Company, a Guarantor or any other obligor under the notes, and the assumption by any such successor of the covenants of the Company, such Guarantor or such obligor in the Indenture and in the notes and in any Guarantee in accordance with the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets";

          (2)   to add to the covenants of the Company, any Guarantor or any other obligor under the notes for the benefit of the Holders of the notes, to add Events of Default or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor under the notes, as applicable, in the Indenture, in the notes or in any Guarantee;

          (3)   to cure any ambiguity, omission or mistake, or to correct or supplement any provision in the Indenture, the notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the notes or any Guarantee;

          (4)   to make any provision with respect to matters or questions arising under the Indenture, the notes or any Guarantee; provided that such provisions shall not adversely affect the interest of the Holders of the notes in any material respect;

          (5)   to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the notes and/or obligations under the Indenture;

          (6)   to release a Guarantor as provided in the Indenture;

          (7)   to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

          (8)   to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the notes as additional security for the payment and performance of the Company's or any Guarantor's obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee pursuant to the Indenture or otherwise;

          (9)   to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture;

          (10) to comply with the rules of any applicable securities depositary;

          (11) to provide for uncertificated notes in addition to or in place of certificated notes;

          (12) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (13) to conform the text of the Indenture, the notes or the Guarantees to any provision of the "Description of the Notes" contained in the offering memorandum for the issuance of the old notes; or

          (14) to provide for the reorganization of the Parent Guarantor or the Company as any other form of entity in accordance with the fourth paragraph of the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets."

        The Holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture, except in the case of the matters specified in the first paragraph under this caption "Amendments and Waivers."

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Transfer and Exchange

        A Holder of notes may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder of notes, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder of notes to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered holder of a note will be treated as the owner of it for all purposes.

Governing Law

        The Indenture, the notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        Wells Fargo Bank, National Association, the Trustee under the Indenture, is the agent and registrar for the notes.

        The Indenture contains certain limitations provided in the Trust Indenture Act on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company or any Guarantor; provided that if it acquires any conflicting interest as defined in Trust Indenture Act it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee as provided in the Trust Indenture Act and the Indenture.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions and the rights of the Trustee. The Indenture provides that if an Event of Default occurs (which has not been cured or waived), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care in their exercise of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holder of notes unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        The new notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the "Global Notes").

        The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC's nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

        The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes."

        In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          1.     upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

          2.     ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company, the Guarantors and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Guarantors, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

          1.     any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          2.     any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

          1.     DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fail to appoint a successor depositary within 90 days; or

          2.     there has occurred and is continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes.

        Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the Indenture, including if an Affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the Indenture.

Same-Day Settlement and Payment

        The Indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        "Acquired Debt" means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

        "Additional Assets" means (i) any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto, (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary, (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary, (iv) Permitted Business Investments, (v) capital expenditures by the Parent Guarantor, the Company or a Restricted Subsidiary in the Oil and Gas Business or (vi) Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (vi), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

        "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

  (a)
  the sum of

  (i)
  discounted future net revenues from proved oil and gas reserves of the Parent Guarantor, the Company and the Restricted Subsidiaries calculated in accordance with Commission guidelines before any state or federal income taxes, as estimated by the Parent Guarantor in a reserve report prepared as of the end of the Parent Guarantor's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since such year-end), and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis in accordance with Commission guidelines, in the case of the foregoing clauses (1) through (4) utilizing the prices and costs calculated in accordance with Commission guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Parent Guarantor were year-end; provided, however, that in the case of each of the determinations made pursuant to the foregoing clauses (1) through (4), such increases and decreases shall be as estimated by the Parent Guarantor's petroleum engineers,

    (ii)
    the capitalized costs that are attributable to Oil and Gas Properties of the Parent Guarantor, the Company and the Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Parent Guarantor's books and records as of a date no earlier than the date of the Parent Guarantor's latest available annual or quarterly financial statements,

    (iii)
    the Net Working Capital of the Parent Guarantor, the Company and the Restricted Subsidiaries on a date no earlier than the date of the Parent Guarantor's latest annual or quarterly financial statements, and

    (iv)
    the greater of (1) the net book value of other tangible assets of the Parent Guarantor, the Company and the Restricted Subsidiaries as of a date no earlier than the date of the Parent Guarantor's latest annual or quarterly financial statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets of the Parent Guarantor, the Company and the Restricted Subsidiaries, as of a date no earlier than the date of the Parent Guarantor's latest audited financial statements; provided that, if no such appraisal has been obtained, the Parent Guarantor shall not be required to obtain such an appraisal and only clause (a)(iv)(1) of this definition shall apply, minus (b) the sum of

    (i)
    Minority Interests,

    (ii)
    any net gas balancing liabilities of the Parent Guarantor, the Company and the Restricted Subsidiaries, as reflected in the Parent Guarantor's latest annual or quarterly balance sheet, to the extent not deducted in calculating Net Working Capital of the Parent Guarantor in accordance with clause (a)(iii) of this definition,

    (iii)
    to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Commission guidelines (but utilizing prices and costs calculated in accordance with Commission guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Parent Guarantor were year-end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Parent Guarantor, the Company and the Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

    (iv)
    the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Parent Guarantor, the Company and the Restricted Subsidiaries with respect to Dollar Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

        If the Parent Guarantor changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, Adjusted Consolidated Net Tangible Assets will continue to be calculated as if the Parent Guarantor were still using the full cost method of accounting.

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business) or other disposition (including, without limitation, by way of merger or consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

          (1)   any Capital Stock of the Company or any Restricted Subsidiary (other than directors qualifying shares or shares required by law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2)   all or substantially all of the properties and assets of any division or line of business of the Parent Guarantor, the Company or any Restricted Subsidiary; or

          (3)   any other properties and assets of the Parent Guarantor, the Company or any Restricted Subsidiary other than in the ordinary course of business.

        For the purposes of this definition, the term Asset Sale shall not include:

          (A)  any disposition (including by way of a merger or consolidation) that is governed by the provisions of the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets,"

          (B)  any disposition that is by the Parent Guarantor to the Company, by the Company to the Parent Guarantor, by the Parent Guarantor or the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Parent Guarantor, the Company or any other Restricted Subsidiary in accordance with the terms of the Indenture,

          (C)  any disposition that would be (i) a Restricted Payment that would be permitted to be made as a Restricted Payment, or (ii) a Permitted Investment or a Permitted Payment,

          (D)  the disposition of Cash Equivalents, inventory, accounts receivable, surplus or obsolete equipment or other similar property (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment),

          (E)  the abandonment, assignment, lease, sublease or farm-out of Oil and Gas Properties, or the forfeiture or other disposition of such properties, pursuant to operating agreements or other instruments or agreements that, in each case, are entered into in a manner that is customary in the Oil and Gas Business,

          (F)  the disposition of Property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person,

          (G)  any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Parent Guarantor, the Company or a Restricted Subsidiary) shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the Property that is subject thereto,

          (H)  the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property,

          (I)   an Asset Swap,

          (J)   the creation or incurrence of any Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Lien,

          (K)  the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

          (L)  any disposition of assets or Capital Stock (in any Transaction) the Fair Market Value of which, when combined with the Fair Market Value at the time of disposition of all other such dispositions in the same Transaction effected pursuant to this clause (L), in the aggregate, does not exceed $5.0 million,

          (M) the sale or other disposition (whether or not in the ordinary course of business) of Oil and Gas Properties; provided that, at the time of such sale or other disposition, such properties do not have attributed to them any proved reserves,

          (N)  any sale of equity interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, or

          (O)  the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

        "Asset Swap" means any substantially contemporaneous (and in any event occurring within 120 days of each other) purchase and sale or exchange of any oil or natural gas properties or assets or interests therein between the Parent Guarantor, the Company or any Restricted Subsidiary and another Person; provided, that any cash received must be applied in accordance with the covenant described under "—Certain Covenants—Asset Sale" as if the Asset Swap were an Asset Sale.

        "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Board of Directors" means:

  (A)
  with respect to a corporation, the board of directors of such corporation or any committee thereof duly authorized to act on behalf of such board;

  (B)
  with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

  (C)
  with respect to a limited liability company, the board of directors or other governing body, and in the absence of the same the manager or board of managers or managing member or members or any controlling committee thereof; and

  (D)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" of any Person means any obligation of such Person under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation (other than any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "—Certain Covenants—Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Capital Stock" of any Person means any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests in such Person whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), limited liability company interests in such Person (if a limited liability company), any other interest or participation that confers on any other Person the right to receive a share of the overall profits and losses of, or distributions of assets of, such Person, including any Preferred Stock, and any rights, warrants or options exercisable for, exchangeable for or convertible into such Capital Stock in any such case other than debt securities exercisable for, exchangeable for or convertible into Capital Stock.

        "Cash Equivalents" means

  (1)
  any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

  (2)
  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of at least "A" (or the equivalent thereof) from either S&P or Moody's,

  (3)
  deposits, time deposit accounts, certificates of deposit, money market deposits, overnight bank deposits or acceptances of any financial institution having capital and surplus in excess of

    $100 million and whose senior unsecured debt either (a) is rated at least "A-2" by S&P or at least "P-2" by Moody's, or (b) has a Thompson Bank Watch Rating of "B" or better,

  (4)
  commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated in one of the two highest ratings categories by S&P or Moody's or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named Rating Agencies cease publishing ratings of investments,

  (5)
  repurchase agreements and reverse repurchase agreements relating to Indebtedness of a type described in clause (1), (2) or (3) above that are entered into with a financial institution described in clause (3) above and mature within 365 days from the date of acquisition,

  (6)
  money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (5), and

  (7)
  marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively, and in each case maturing within 24 months after the date of the creation thereof.

        "Cash Management Obligations" means, with respect to the Company or any Guarantor, any obligations of such Person to any lender in respect of treasury management arrangements, depositary or other cash management services, including any treasury management line of credit.

        "Change of Control" means the occurrence of any of the following events:

  (1)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Parent Guarantor (or its successor by merger, consolidation or purchase of all or substantially all its assets) (measured by voting power rather than the number of shares);

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period (or, if later, the Issue Date) constituted the Board of Directors of the Parent Guarantor (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Parent Guarantor was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period (or, if later, the Issue Date) or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office;

  (3)
  the Parent Guarantor sells, assigns, conveys, transfers, leases or otherwise disposes (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor, the Company and the Restricted Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

  (4)
  the Parent Guarantor or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution (unless, in the case of the Company, the Parent Guarantor assumes all of the obligations of the Company under the Indenture) other than in a transaction which complies with the provisions of the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets"; or

  (5)
  the Parent Guarantor ceases to beneficially own (defined as specified above) in the aggregate, directly or indirectly, 100% of the Voting Stock of the Company (measured by voting power rather than the number of shares).

Notwithstanding the preceding, a conversion of the Parent Guarantor, the Company or any Restricted Subsidiary from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the "persons" (as that term is used in Section 13(d)(3) of the Exchange Act) who "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time) the Capital Stock of the Parent Guarantor immediately prior to such transactions continue to "beneficially own" in the aggregate more than 50% of the Voting Stock of such entity (measured by voting power rather than the number of shares), or continue to "beneficially own" sufficient equity interests in such entity to elect a majority of its directors, managers, trustees or other Persons serving in a similar capacity for such entity, and, in either case no Person, other than one or more Permitted Holders, "beneficially owns" more than 50% of the Voting Stock of such entity (measured by voting power rather than the number of shares).

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act and the Exchange Act, then the body performing such duties at such time.

        "Commodity Agreements" means, with respect to any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement, hedging agreements and other agreements or arrangements (including, without limitation, swaps, caps, floors, collars, options and similar agreements) or any combination thereof entered into by such Person in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person or its Subsidiaries for the purpose of protecting, on a net basis, against price risks, basis risks or other risks encountered in the Oil and Gas Business.

        "Company" means Laredo Petroleum, Inc., a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter Company shall mean such successor Person.

        "Consolidated Fixed Charge Coverage Ratio" of the Parent Guarantor means, for any period, the ratio of

  (a)
  without duplication, the sum of Consolidated Net Income (Loss) and, in each case to the extent deducted (and not added back) in computing Consolidated Net Income (Loss) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such four fiscal quarters, less all non-cash items increasing Consolidated Net Income for such four fiscal quarters, in each case, of the Parent Guarantor, the Company and the Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, to

  (b)
  without duplication, Consolidated Interest Expense of the Parent Guarantor for such four fiscal quarters;

provided, however, that:

  (1)
  if the Parent Guarantor, the Company or any Restricted Subsidiary:

  (A)
  has incurred any Indebtedness since the beginning of such period that remains outstanding on the relevant date of determination or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Indebtedness, Consolidated Net Income (Loss) and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been incurred on the first day of such period and such proceeds had been applied as of such date (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such determination will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such Credit Facility was outstanding or (ii) if such revolving Credit Facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such revolving Credit Facility to the date of such determination; provided that, in each case, such average daily balance shall take into account any repayment of Indebtedness under such revolving Credit Facility as provided in clause (B)); or

  (B)
  has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period, including with the proceeds of such new Indebtedness, that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated Net Income (Loss) and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness as if such discharge had occurred on the first day of such period;

  (2)
  if, since the beginning of such period, the Parent Guarantor, the Company or any Restricted Subsidiary has made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such an Asset Sale, the Consolidated Net Income for such period will be reduced by an amount equal to the Consolidated Net Income (Loss) (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Consolidated Net Income (Loss) (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent Guarantor, the Company and the continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Guarantor, the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (3)
  if, since the beginning of such period, the Parent Guarantor, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Parent Guarantor, the Company or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made under the Indenture, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Net Income (Loss) and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

  (4)
  if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor, the Company or any Restricted Subsidiary since the beginning of such period) made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Parent Guarantor, the Company or a Restricted Subsidiary during such period, Consolidated Net Income (Loss) and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition of assets had occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Net Income (Loss), including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the Commission); and provided further that

  (1)
  in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the average rate in effect for the period had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof) and (B) bearing an interest rate (x) at the option of the Parent Guarantor, the Company or any Restricted Subsidiary, the interest rate shall be calculated by applying such optional rate chosen by the Parent Guarantor, the Company or such Restricted Subsidiary or (y) that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate, shall be calculated based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent Guarantor, the Company or such Restricted Subsidiary may designate, and

  (2)
  in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving Credit Facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

        "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise or other taxes accounted for as income taxes in accordance with GAAP) of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

        "Consolidated Interest Expense" of the Parent Guarantor means, without duplication, for any period, the sum of

  (a)
  the interest expense, less interest income, of the Parent Guarantor, the Company and the Restricted Subsidiaries for such period, on a Consolidated basis, whether paid or accrued, including, to the extent not included in such interest expense and without duplication, with respect to such Person and its Restricted Subsidiary for such period,

  (1)
  amortization of debt discount (excluding amortization of capitalized debt issuance costs) (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense),

  (2)
  the net cash costs associated with Interest Rate Agreements (including amortization of fees and discounts); provided, however, that if Interest Rate Agreements result in net cash benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income,

  (3)
  the interest portion of any deferred payment obligation,

  (4)
  all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, and

  (5)
  accrued interest, plus

  (b)
  (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued, and (2) all interest expense that has been capitalized, plus

  (c)
  the interest expense under any Guaranteed Debt of the Parent Guarantor, the Company and any Restricted Subsidiary or Indebtedness secured by a Lien on assets of the Parent Guarantor, the Company and any Restricted Subsidiary, to the extent not included under any other clause hereof, but only to the extent such Guarantee becomes payable by the Parent Guarantor, the Company or the Restricted Subsidiaries or such Lien becomes subject to foreclosure, plus

  (d)
  dividend payments of the Parent Guarantor with respect to Disqualified Stock and of the Company or any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of such Person or payable to the Parent Guarantor, the Company or any Restricted Subsidiary),

minus, to the extent included above, any interest attributable to Dollar Denominated Production Payments.

        "Consolidated Net Income (Loss)" of the Parent Guarantor means, for any period, the Consolidated net income (or loss) of the Parent Guarantor, the Company and the Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

  (1)
  all extraordinary gains or losses (together with related provisions for taxes) (less all fees and expenses relating thereto),

  (2)
  the portion of net income (or loss) of the Parent Guarantor, the Company and the Restricted Subsidiaries on a Consolidated basis allocable to Minority Interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that, in the case of net income, cash dividends or distributions have not actually been received, or, in the case of net loss, cash has been contributed to fund such loss, by the Parent Guarantor, the Company or one of the Parent Guarantor's Consolidated Restricted Subsidiaries,

  (3)
  any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

  (4)
  gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of the Oil and Gas Business (excluding, without limitation, from the calculation of Consolidated Net Income (Loss), dispositions pursuant to Sale and Leaseback Transactions, but not excluding from such calculation transactions such as farm outs, sales of leasehold inventory, sales of undivided interests in drilling prospects, and sales or licenses of seismic data or other geological or geophysical data or interpretations thereof),

  (5)
  the net income of the Company or any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by the Company or such Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Company or such Restricted Subsidiary or its stockholders,

  (6)
  any write downs or impairments of assets (including goodwill) on or related to Hydrocarbon properties or other non-current assets, under applicable GAAP or Commission guidelines,

  (7)
  any cumulative effect of a change in accounting principles,

  (8)
  any unrealized non-cash gains or losses on charges in respect of Interest Rate Agreements, Currency Agreements or Commodity Agreements, including those resulting from the application of ASC 815,

  (9)
  any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards, and

  (10)
  all deferred financing costs or other financial recapitalization charges written off, and premiums or penalties paid, in connection with any early extinguishment of Indebtedness.

        "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

  (1)
  the Consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries as of such date; plus

  (2)
  the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

        "Consolidated Non-cash Charges" of the Parent Guarantor means, for any period, the aggregate depreciation, depletion, amortization, impairment and exploration and abandonment expense and other non-cash charges of the Parent Guarantor, the Company and the Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge (other than a charge for future obligations with respect to the abandonment or retirement of assets) that requires an accrual or reserve for cash charges for any future period).

        "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would be consolidated with those of such Person, in accordance with GAAP; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "Consolidated" shall have a similar meaning.

        "Credit Facility" means, with respect to the Parent Guarantor, the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Agreement) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or other financial assets to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or other financial assets), letters of credit, commercial paper facilities, debt issuances or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced, in whole or in part and from time to time, including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Parent Guarantor who does not have any material direct or indirect financial interest (other than as a shareholder or employee of the Parent Guarantor) in or with respect to such transaction or series of related transactions.

        "Disqualified Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the date that is the earlier of (a) the date 91 days after the date on which no notes are outstanding and (b) the final Stated Maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to such date (other than, in any case, upon a change of control of or sale of assets by the Parent Guarantor in circumstances where the Holders of the notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such date at the option of the holder thereof; provided that only the portion of Capital Stock which is mandatorily redeemable is so redeemable or so convertible or exchangeable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock issued pursuant to any plan of the Company or any of its Affiliates for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Affiliates in order to satisfy applicable contractual, statutory or regulatory obligations.

        "Dollar Denominated Production Payment" means a production payment required to be recorded as a borrowing in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Equity Investor" means each of (i) Warburg Pincus Private Equity IX, L.P., (ii) Warburg Pincus Private Equity X O&G, L.P. and (iii) Warburg Pincus X Partners, L.P.

        "Equity Offering" means an underwritten public offering or nonpublic, unregistered or private placement of Qualified Capital Stock of the Parent Guarantor or any contribution to capital of the Parent Guarantor in respect of Qualified Capital Stock of the Parent Guarantor.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Exchanged Properties" means Additional Assets received by the Parent Guarantor, the Company or a Restricted Subsidiary in a substantially concurrent purchase and sale, trade or exchange as a portion of the total consideration for other properties or assets.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property in excess of $20 million shall be determined by the Board of Directors of the Parent Guarantor acting in good faith, which determination will be conclusive for all purposes under the Indenture, in which event it shall be evidenced by a resolution of the Board of Directors of the Parent Guarantor, and any lesser Fair Market Value shall be determined by the principal financial officer or principal accounting officer of the Parent Guarantor acting in good faith, which determination will be conclusive for all purposes under the Indenture.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Parent Guarantor that (x) is not organized under the laws of the United States of America or any state thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any state thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. All ratio computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

        "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations.

        "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, made primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

  (1)
  to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

  (2)
  to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services,

  (3)
  to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

  (4)
  to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance, or

  (5)
  otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business or any obligation to the extent it is payable only in Qualified Capital Stock of the guarantor.

        "Guarantor" means (i) the Parent Guarantor and (ii) any Subsidiary of the Parent Guarantor that is a guarantor of the notes, including any Person that is required after the Issue Date to execute a guarantee of the notes pursuant to the covenant described under "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries," until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor; provided, however, that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "Hydrocarbons" means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances related to the foregoing, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, all gas resulting from the in-situ combustion of coal or lignite, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom.

        "Indebtedness" means, with respect to any Person, without duplication,

  (1)
  (a) all indebtedness of such Person (i) for borrowed money or (ii) for the deferred purchase price of property or services, excluding any Trade Accounts Payable and other accrued current liabilities arising in the ordinary course of business, and (b) all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1)(a), (2), (3) or (5) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit),

  (2)
  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

  (3)
  all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding Trade Accounts Payable and other accrued current liabilities arising in the ordinary course of business,

  (4)
  all obligations under or in respect of Currency Agreements and Interest Rate Agreements of such Person (the amount of any such obligations to be equal at any time to the net termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time),

  (5)
  all Capital Lease Obligations of such Person,

  (6)
  the Attributable Indebtedness related to any Sale and Leaseback Transaction,

  (7)
  all Indebtedness referred to in clauses (1) through (6) above of other Persons, to the extent the payment of such Indebtedness is secured by any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

  (8)
  all Guaranteed Debt of such Person,

  (9)
  all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price, and

  (10)
  Preferred Stock of the Company or any Restricted Subsidiary or any Subsidiary Guarantor, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

if and to the extent (solely in the case of the obligations specified in clauses (1)(a)(ii), (3) and (5)) such obligations would appear as liabilities upon the Consolidated balance sheet of such Person in accordance with GAAP; provided, however, that the following shall in any event not constitute "Indebtedness":

          (a)   any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

          (b)   accrued current liabilities and Trade Accounts Payable arising in the ordinary course of business;

          (c)   any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to maximum payment obligations, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

          (d)   in connection with the acquisition or disposition of any business, assets or Capital Stock of the Parent Guarantor, the Company or a Restricted Subsidiary, any obligations arising from agreements of the Parent Guarantor, the Company or any Restricted Subsidiary providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations (including earnouts) based on a final financial statement or performance of acquired or disposed of assets or similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Parent Guarantor, the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with such acquisition or disposition;

          (e)   oil or natural gas balancing obligations or liabilities incurred in the ordinary course of business;

          (f)    any obligation in respect of any Commodity Agreement;

          (g)   any unrealized losses or charges in respect of Currency Agreements, Commodity Agreements or Interest Rate Agreements (including those resulting from the application of ASC 815);

          (h)   any obligations in respect of (i) bid, performance, completion, surety, appeal and similar bonds, (ii) obligations in respect of bankers acceptances, (iii) insurance obligations or bonds and other similar bonds and obligations and (iv) any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however, that such bonds or obligations mentioned in subclause (i), (ii), (iii) or (iv) of this clause (h), are incurred in the ordinary course of the business of the Parent Guarantor, the Company and the Restricted Subsidiaries and do not relate to obligations for borrowed money;

          (i)    any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers' acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Parent Guarantor, the Company or any Restricted Subsidiary in the ordinary course of business and any guarantees and obligations of the Parent Guarantor, the Company or any Restricted Subsidiary with respect to or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

          (j)    any obligations under Currency Agreements and Interest Rate Agreements; provided, that such agreements are entered into for bona fide hedging purposes of the Parent Guarantor, the Company or the Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Parent Guarantor, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements, such Currency Agreements are related to business transactions of the Parent Guarantor, the Company or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements are not entered into for speculative purposes;

          (k)   any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

          (l)    all contracts and other obligations, agreements, instruments or arrangements described in clauses (iii), (iv), (v) and (vi) of the definition of "Oil and Gas Liens" and clause (j) of the definition of "Permitted Lien"; and

          (m)  Production Payments and Reserve Sales.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Parent Guarantor, the Company or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Parent Guarantor, the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the merger or asset acquisition, as the case may be.

        The "amount" or "principal amount" of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

          (1)   the "amount" or "principal amount" of any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof;

          (2)   the "amount" or "principal amount" of any Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

          (3)   the "amount" or "principal amount" of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

          (4)   the "amount" or "principal amount" of all other contingent obligations shall be the maximum liability at such date of such Person.

        "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the notes and the performance of all other obligations to the Trustee and the Holders under the Indenture and the notes, according to the respective terms thereof.

        "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

        "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to such Person or any payment for property or services for the account or use of such Person), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. "Investment" shall exclude, as to any Person, direct or indirect advances or payments to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on such Person's balance sheet, endorsements for collection or deposit arising in the ordinary course of business, any debt or extension of credit represented by a bank deposit other than a time deposit, any interest in an oil or gas leasehold to the extent constituting a security under applicable law and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Parent Guarantor, the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Parent Guarantor such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent Guarantor (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Parent Guarantor will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Parent Guarantor's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in clause (a) of the covenant described under "—Certain Covenants—Restricted Payments." The amount of the investment shall be its Fair Market Value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write downs or write-offs with respect to such Investment.

        "Investment Grade Rating" means at least BBB-, in the case of S&P (or at least its equivalent under any successor rating categories of S&P), at least Baa3, in the case of Moody's (or at least its equivalent under any successor rating categories of Moody's), or, if either such entity ceases to make its rating on the notes publicly available for reasons outside the Parent Guarantor's control, at least the equivalent in respect of the rating categories of any Rating Agency substituted for S&P or Moody's in accordance with the definition of "Rating Agencies."

        "Issue Date" means the original issue date of the notes (excluding, for such purposes, Additional Notes or new notes) under the Indenture.

        "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, hypothecation, claim, preference, priority or other encumbrance for security purposes upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement. Notwithstanding any other provisions of the Indenture, references herein to Liens permitted to exist upon any particular item of Property shall also be deemed (whether or not stated specifically) to permit Liens to exist upon any improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof).

        "Liquid Securities" means securities that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and as to which the Parent Guarantor, the Company or any Restricted Subsidiary is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the foregoing requirements shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 180 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Parent Guarantor, the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the covenant described under "—Certain Covenants—Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

        "Maturity" means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Asset Sale Purchase Date, the Change of Control Purchase Date or the redemption date and whether by declaration of acceleration, Prepayment Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

        "Minority Interest" means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Parent Guarantor, the Company or a Restricted Subsidiary.

        "Moody's" means Moody's Investors Service, Inc. (or any successor to the rating agency business thereof).

        "Net Available Cash" from an Asset Sale or Sale and Leaseback Transaction means cash proceeds received therefrom (including any (i) cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and (ii) net proceeds from the sale or disposition of any Liquid Securities, in each case, only as and when received and excluding (x) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other liabilities of the Parent Guarantor, the Company or a Restricted Subsidiary and (y) except to the extent subsequently converted to cash or Cash Equivalents, Liquid Securities, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (i) and (ii)), in each case net of:

          (a)   all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale and Leaseback Transaction;

          (b)   all payments made on any Indebtedness, Currency Agreement, Commodity Agreement or Interest Rate Agreement which is secured by any assets subject to such Asset Sale or Sale and Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale and Leaseback Transaction; provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder;

          (c)   all distributions and other payments required to be made to Minority Interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale and Leaseback Transaction;

          (d)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale and Leaseback Transaction and retained by the Parent Guarantor, the Company or any Restricted Subsidiary after such Asset Sale or Sale and Leaseback Transaction; and

          (e)   all relocation expenses as a result thereof and all related severance and associated costs, expenses and charges of personnel related to assets and related operations disposed of;

provided that, if any consideration for an Asset Sale or Sale and Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, or as a reserve in accordance with GAAP, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Parent Guarantor, the Company or the Restricted Subsidiaries from escrow or is released from such reserve.

        "Net Cash Proceeds" means with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in the covenant described under "—Certain Covenants—Restricted Payments," the aggregate proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent Guarantor, the Company or any Restricted Subsidiary), net of (a) attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale or (b) taxes paid or payable or required to be accrued as a liability under GAAP as a result thereof.

        "Net Working Capital" means (i) all current assets of the Parent Guarantor, the Company and the Restricted Subsidiaries, less (ii) all current liabilities of the Parent Guarantor, the Company and the Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in Consolidated financial statements of the Parent Guarantor prepared in accordance with GAAP; provided that all of the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of Interest Rate Agreements and hedging arrangements constituting Permitted Debt or commodity price risk management activities arising in the ordinary course of the Oil and Gas Business; (b) any current assets or liabilities relating to non-cash charges arising from any grant of Capital Stock, options to acquire Capital Stock or other equity based awards; and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment or asset retirement liabilities.

        "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary and is designated by the Parent Guarantor as a Non-Guarantor Restricted Subsidiary, as evidenced by a resolution of the Board of Directors of the Parent Guarantor.

        "Oil and Gas Business" means the business of exploiting, exploring for, developing, acquiring, operating, servicing, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting Hydrocarbons, Hydrocarbon properties or Hydrocarbon assets and other related energy businesses and activities arising from, relating to or necessary, ancillary, complementary or incidental to the foregoing.

        "Oil and Gas Liens" means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for development shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Parent Guarantor, the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; (iv) Liens arising in connection with Production Payments and Reserve Sales; (v) Liens on pipelines or pipeline facilities that arise by operation of law; and (vi) Liens on, or related to, properties and assets of the Parent Guarantor and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, marketing, refining or storage, abandonment or operation thereof.

        "Oil and Gas Properties" means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

        "Parent Guarantor" means Laredo Petroleum, LLC, a Delaware limited liability company, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Parent Guarantor" shall mean such successor Person.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or a Guarantor that is pari passu in right of payment to the notes or a Guarantee, as the case may be.

        "Pari Passu Offer" means an offer by the Company or a Guarantor to purchase all or a portion of Pari Passu Indebtedness to the extent required by the Indenture or other agreement or instrument pursuant to which such Pari Passu Indebtedness was issued.

        "Permitted Acquisition Indebtedness" means Indebtedness (including Disqualified Stock) of the Parent Guarantor, the Company or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

  (1)
  of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

  (2)
  of a Person that was merged or consolidated with or into the Parent Guarantor, the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger or consolidation;

provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Parent Guarantor, the Company or a Restricted Subsidiary, as applicable, immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation),

  (a)
  the Restricted Subsidiary, the Parent Guarantor or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test under the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock," or

  (b)
  the Consolidated Fixed Charge Coverage Ratio for the Parent Guarantor would be no smaller than the Consolidated Fixed Charge Coverage Ratio for the Parent Guarantor immediately prior to such transaction.

        "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, or of a nature that is or shall have become customary in, the Oil and Gas Business as a means of engaging therein through agreements, transactions, properties, interests or arrangements that permit one to share or transfer risks or costs, comply with regulatory requirements regarding local ownership or otherwise or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including (i) ownership interests in Hydrocarbon properties and interests therein, liquid natural gas facilities, drilling operations, processing facilities, refineries, gathering systems, pipelines, storage facilities, related systems or facilities, ancillary real property interests and interests therein; (ii) entry into and Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited) and other similar agreements (including for limited liability companies), working interests, royalty interests, mineral leases, production sharing agreements, production sales and marketing agreements, subscription agreements, stock purchase agreements, stockholder agreements, oil or gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Parent Guarantor, the Company or any Restricted Subsidiary, division orders, participation agreements, master limited partnership agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, communitizations, declarations, orders and agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, or other similar or customary agreements, transactions, properties, interests or arrangements, Asset Swaps, and exchanges of properties of the Parent Guarantor, the Company or the Restricted Subsidiaries for other properties that, together with any cash and Cash Equivalents in connection therewith, are of at least equivalent value as determined in good faith by the Board of Directors of the Parent Guarantor with third parties, excluding, however, Investments in corporations or Unrestricted Subsidiaries that are Permitted Investments; (iii) capital expenditures, including, without limitation, acquisitions of properties that are related or incidental to, or used or useful in connection with, the Oil and Gas Business or other business activities that are not prohibited by the terms of the Indenture, and interests therein; and (iv) Investments of operating funds on behalf of co-owners of properties used in the Oil and Gas Business of the Parent Guarantor, the Company or the Subsidiaries pursuant to joint operating agreements.

        "Permitted Holder" means the Equity Investors and Related Parties. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is (or pursuant to the third to last paragraph under "—Change of Control" is not required to be) made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investment" means:

  (1)
  Investments by the Parent Guarantor, the Company or any Restricted Subsidiary in (i) the Parent Guarantor, (ii) the Company, (iii) any Restricted Subsidiary or (iv) any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Guarantor, the Company or any Restricted Subsidiary;

  (2)
  Indebtedness of the Parent Guarantor, the Company or a Restricted Subsidiary described under clauses (4) and (5) of the definition of "Permitted Debt";

  (3)
  repurchases of or other Investments in any of the notes or Guarantees;

  (4)
  cash and Cash Equivalents;

  (5)
  Investments in property, plants and equipment used in the ordinary course of business and Permitted Business Investments;

  (6)
  Investments acquired by the Parent Guarantor, the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under the covenant described under "—Certain Covenants—Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant;

  (7)
  Investments in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other transfers of cash or other assets in respect of such Investments;

  (8)
  Investments acquired in exchange for the issuance of, or out of the Net Cash Proceeds of the substantially concurrent (a) contribution (other than from the Company or a Restricted Subsidiary) to the equity capital of the Parent Guarantor in respect of, or (b) sale (other than to the Company or a Restricted Subsidiary) of, Qualified Capital Stock of the Parent Guarantor;

  (9)
  Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

  (10)
  relocation allowances for, and loans or advances to, officers, directors or employees of the Parent Guarantor, the Company or the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Parent Guarantor, the Company and the Restricted Subsidiaries (including travel, entertainment and relocation expenses) in the aggregate amount outstanding at any one time of not more than $2 million;

  (11)
  receivables owing to the Parent Guarantor, the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent Guarantor, the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (12)
  payroll, commission, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (13)
  any Investments received in good faith in settlement of litigation, arbitration or other disputes (including pursuant to any workout, restructuring, recapitalization or bankruptcy or insolvency proceedings) with Persons who are not Affiliates, or compromise or resolution of, or upon satisfaction of judgments with respect to receivables or other obligations that were obtained in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or as a result of a foreclosure or title transfer by the Parent Guarantor, the Company or any Restricted Subsidiary with respect to a secured Investment in default;

  (14)
  any Person to the extent such Investments consist of Commodity Agreements, Interest Rate Agreements or Currency Agreements otherwise permitted under the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (15)
  Investments in a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Parent Guarantor, the Company or a Restricted Subsidiary in accordance with the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets" to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

  (16)
  Investments in any units of any oil and gas royalty trust;

  (17)
  Guarantees of Indebtedness permitted under the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (18)
  Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

  (19)
  advances and prepayments for asset purchases in the ordinary course of business in the Oil and Gas Business of the Parent Guarantor, the Company or any Restricted Subsidiary;

  (20)
  any other Investment the amount of which, when combined with the aggregate amount of all other outstanding Investments made pursuant to this clause (20), does not exceed the greater of (x) $20 million and (y) 1.0% of Adjusted Consolidated Net Tangible Assets determined at the time the Investment is made; provided that, if any Investment is made in a Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person later becomes a Restricted Subsidiary, such Investment shall be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary; and

  (21)
  guarantees received with respect to any Permitted Investment listed above.

        In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment, without regard to subsequent changes in value or writeups, writedowns or writeoffs.

        With respect to any Investment, the Parent Guarantor may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

        "Permitted Lien" means:

  (a)
  any Lien existing as of the Issue Date to the extent and in the manner such Liens are securing Indebtedness or obligations existing on the Issue Date;

  (b)
  any Lien securing Indebtedness under the Senior Credit Facility or any other Credit Facility permitted to be incurred under the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (c)
  any Lien securing the notes, the Guarantees and other obligations arising under the Indenture;

  (d)
  Liens securing Permitted Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (1) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (2) do not extend to or cover any property or assets of the Parent Guarantor, the Company or any Restricted Subsidiary not securing the Indebtedness so Refinanced;

  (e)
  any Lien arising by reason of:

  (1)
  any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (2)
  taxes, assessments or governmental charges or claims that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

  (3)
  security made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security or similar legislation;

  (4)
  good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);

  (5)
  survey exceptions, zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Parent Guarantor, the Company or the Restricted Subsidiaries or the value of such property for the purpose of such business;

    (6)
    deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

    (7)
    operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business, to the extent such Liens relate only to the tangible property of the lessee which is located on such property, for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (8)
    Indebtedness or other obligations of the Parent Guarantor, the Company or a Restricted Subsidiary owing to the Parent Guarantor, the Company or a Restricted Subsidiary; or

    (9)
    normal depository or cash-management arrangements with banks;

  (f)
  any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Parent Guarantor, the Company or the Restricted Subsidiaries; provided that such Lien only secures the assets acquired in connection with the transaction pursuant to which the Acquired Debt became an obligation of the Parent Guarantor, the Company or a Restricted Subsidiary;

  (g)
  any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord's liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Parent Guarantor, the Company or the Restricted Subsidiaries and not securing or supporting Indebtedness, and any Lien to secure statutory or appeal bonds;

  (h)
  any Lien securing Indebtedness permitted to be incurred pursuant to clause (7) of the definition of "Permitted Debt," so long as none of such Indebtedness constitutes debt for borrowed money;

  (i)
  any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred or assumed in accordance with the Indenture solely in connection with the acquisition, construction, improvement or development of real or personal, moveable or immovable property; provided that such Liens only extend to such property so acquired, constructed, improved or developed (together with improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)), such Indebtedness secured by such Lien shall either (x) be in an amount not in excess of the original purchase price or the original cost of such property so acquired, constructed, improved or developed or (y) be with recourse solely to such assets, in the case of clause (x) or (y), together with improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof), the incurrence of such Indebtedness is permitted by the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" and such Lien is incurred not more than 360 days after the later of the acquisition or completion of construction, improvement or development of the property subject to such Lien;

  (j)
  leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Parent Guarantor, the Company or the Restricted Subsidiaries;

  (k)
  (1) Liens on property, assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Parent Guarantor, the Company or any Restricted Subsidiary; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted

    Subsidiary or such merger or consolidation; provided, further that any such Lien may not extend to any other property owned by the Parent Guarantor, the Company or any Restricted Subsidiary and assets fixed or appurtenant thereto; and (2) Liens on property, assets or shares of Capital Stock existing at the time of acquisition thereof by the Parent Guarantor, the Company or any Restricted Subsidiary; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and do not extend to any property other than the property so acquired;

  (l)
  Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money;

  (m)
  Liens on the Capital Stock of any Unrestricted Subsidiary owned by the Parent Guarantor, the Company or any Restricted Subsidiary to the extent securing Indebtedness of such Unrestricted Subsidiary;

  (n)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Parent Guarantor, the Company and the Restricted Subsidiaries in the ordinary course of business;

  (o)
  Liens upon specific items of inventory, receivables or other goods or proceeds of the Parent Guarantor, the Company or any Restricted Subsidiary securing such Person's obligations in respect of bankers' acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (p)
  Liens securing any insurance premium financing under customary terms and conditions; provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

  (q)
  Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent Guarantor, the Company or any Restricted Subsidiary on deposit with or in possession of any such bank;

  (r)
  Liens arising under the Indenture in favor of the Trustee thereunder for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

  (s)
  Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "—Certain Covenants—Restricted Payments";

  (t)
  any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (s) so long as no additional collateral is granted as security thereby; and

  (u)
  in addition to the items referred to in clauses (a) through (t) above, any Lien of the Parent Guarantor, the Company or any Restricted Subsidiary to secure Indebtedness the amount of which, when combined with the outstanding amount of all other Indebtedness secured by Liens incurred pursuant to this clause (u), does not exceed $15 million.

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof).

        Notwithstanding anything in clauses (a) through (u) of this definition, the term Permitted Liens does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than (i) Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 90 days after, the acquisition of the properties or assets that are subject thereto and (ii) Volumetric Production Payments that constitute Asset Sales.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary issued in a Refinancing of other Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; and

          (3)   if the Indebtedness being Refinanced is subordinated in right of payment to the notes or a Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or such Guarantee, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being Refinanced or shall be Capital Stock of the obligor on the Indebtedness being Refinanced.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

        "Production Payments" means, collectively, Dollar Denominated Production Payments and Volumetric Production Payments.

        "Production Payments and Reserve Sales" means the grant or transfer by the Parent Guarantor, the Company or a Restricted Subsidiary to any Person of a bonus, rental payment, royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Parent Guarantor, the Company or a Restricted Subsidiary.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

        "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Parent Guarantor, the Company or any Restricted Subsidiary that are acquired, constructed, improved or developed by the Parent Guarantor, the Company or any Restricted Subsidiary at any time after the Issue Date; provided that

          (1)   the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Purchase Money Security Agreement") shall be entered into no later than 360 days after the acquisition or completion of the construction, improvements or development of such assets and shall at all times be confined solely to the assets so acquired, constructed, improved or developed (together with improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)),

          (2)   at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of improvements, additions, accessions and contractual rights relating primarily thereto and except in respect of fees and other obligations in respect of such Indebtedness, and

          (3)   either (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into (except as specified in clause (2)) exceed 100% of the purchase price to the Parent Guarantor, the Company or a Restricted Subsidiary, as the case may be, of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired (together with, in the case of clause (A) or (B), any improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)).

        "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

        "Rating Agencies" means (a) S&P and Moody's or (b) if S&P or Moody's or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Parent Guarantor, which will be substituted for S&P or Moody's or both, as the case may be.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue an Indebtedness in exchange or replacement for (or the net proceeds of which are used to Refinance), such Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Party" means:

          (1)   any controlling stockholder, partner, member, 51% (or more) owned Subsidiary or immediate family member (in the case of an individual) of any Equity Investor; or

          (2)   any trust, corporation, partnership, limited liability company or other Person (other than any individual), the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of any one or more Equity Investors or such other Persons referred to in the immediately preceding clause (1) or this clause (2).

        "Restricted Subsidiary" means any Subsidiary of the Parent Guarantor (other than the Company) that has not been designated by the Board of Directors of the Parent Guarantor by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to a Designation (not subject to a subsequent Revocation) in compliance with the covenant described under "—Certain Covenants—Unrestricted Subsidiaries."

        "S&P" means Standard and Poor's Ratings Services (or any successor to the rating agency business thereof).

        "Sale and Leaseback Transaction" means, with respect to the Parent Guarantor, the Company or any Restricted Subsidiary, any arrangement with any Person providing for the leasing by the Parent Guarantor, the Company or any Restricted Subsidiary of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Parent Guarantor, the Company or any Restricted Subsidiary to such Person.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Senior Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of July 7, 2010, by and among the Company, as Borrower, the financial institutions as listed therein, as Banks, Bank of America, N.A, as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Bank of Montreal and Union Bank, N.A., as Co-Documentation Agents, and Banc of America Securities LLC, as Sole Lead Arranger, and the lenders party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements (whether by the same or any other agent, lender or group of lenders), supplementations or other modifications of the foregoing) together with the related documents thereto (including, without limitation, any guarantee agreements and security documents).

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Parent Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the Issue Date.

        "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the notes or a Guarantee, as the case may be.

        "Subsidiary" with respect to any Person, means any (i) corporation, association or other business entity (other than a partnership) of which the outstanding Capital Stock having a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantor" means any Guarantor other than the Parent Guarantor.

        "Trade Accounts Payable" means (a) accounts payable or other obligations of the Parent Guarantor, the Company or any Restricted Subsidiary created or assumed by the Parent Guarantor, the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.

        "Transaction" means any transaction; provided that, if such transaction is part of a series of related transactions, "Transaction" refers to such related transactions as a whole.

        "Unrestricted Subsidiary" means any Subsidiary of the Parent Guarantor (other than the Company) designated (or deemed designated) as such pursuant to and in compliance with the covenant described under "—Certain Covenants—Unrestricted Subsidiaries."

        "Unrestricted Subsidiary Indebtedness" means Indebtedness of any Unrestricted Subsidiary

          (1)   as to which none of the Parent Guarantor, the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Parent Guarantor, the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except to the extent of Capital Stock of such Unrestricted Subsidiary pledged as contemplated by clause (m) of the definition of "Permitted Lien" and for Guaranteed Debt of the Parent Guarantor, the Company or any Restricted Subsidiary to any Affiliate of the Company, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Parent Guarantor shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary, and

          (2)   which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

provided that notwithstanding the foregoing, any Unrestricted Subsidiary may guarantee the notes.

        "U.S. Government Obligations" means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

        "Volumetric Production Payment" means a production payment that is recorded as a sale in accordance with GAAP, whether or not the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.

        "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the members of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Preferred Stock at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness or Preferred Stock into (2) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or (with respect to Preferred Stock) redemption or similar payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Parent Guarantor or another Wholly Owned Restricted Subsidiary (other than directors' qualifying shares).

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

        We believe that the exchange of old notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange, and the holder's basis and holding period in the new note will be the same as its basis and holding period in the corresponding old note immediately before the exchange.

 PLAN OF DISTRIBUTION

        You may transfer new notes issued under the exchange offer in exchange for the old notes if:

  •
  you acquire the new notes in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act; and

  •
  you are not our "affiliate" (within the meaning of Rule 405 under the Securities Act).

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

        If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer—Purpose and Effect of the Exchange Offer" and "Exchange Offer—Procedures for Tendering—Your Representations to Us" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the new notes or a combination of such methods of resale;

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

        We have agreed to pay all expenses incident to the exchange offer other than transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes offered in this exchange offer will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, our outside counsel.

EXPERTS

        The consolidated financial statements of Laredo LLC and subsidiaries as of December 31, 2010 and 2009 and for each of the years in the three year period ended December 31, 2010, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The statement of revenue and direct operating expenses of the interests of Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC, Mid-Continent II, LLC, and Linn Exploration Mid-Continent, LLC in certain oil and gas properties acquired by Laredo Inc. and subsidiaries for the period from January 1, 2008 to August 14, 2008, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The estimates of our proved reserves as of December 31, 2008, December 31, 2009 and December 31, 2010 included in this prospectus are based on a reserve report prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in this prospectus in reliance upon the authority of the firm as experts in these matters.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our exchange of the new notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. The registration statement and exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports and other information regarding issuers that file electronically with the SEC (http://www.sec.gov), including us. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

        You should rely only upon the information provided in this prospectus and the exhibits attached hereto. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

        The SEC's proxy rules and regulations do not, nor do the rules of any stock exchange, require us to send an annual report to security holders or to holders of American depository receipts. Upon the effectiveness of this registration statement, we will become subject to the Exchange Act's reporting requirements, including the requirement to file current, annual and quarterly reports with the SEC. The annual reports we file will contain financial information that has been examined and reported on, with an opinion by an independent certified public accounting firm.

ANNEX A:
LETTER OF TRANSMITTAL
TO TENDER
OLD 9 1/2% SENIOR SECURED NOTES DUE 2019
OF
LAREDO PETROLEUM, INC.
PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS
DATED                              , 2011

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON                              , 2011 (THE "EXPIRATION DATE"), UNLESS
THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

        The Exchange Agent for the Exchange Offer is Wells Fargo Bank, N.A. and its contact information is as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations MAC N9303—121 PO Box 1517 Minneapolis, MN 55480	Corporate Trust Operations MAC N9303—121 Sixth & Marquette Avenue Minneapolis, MN 55479	12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402
By Facsimile (for Eligible Institutions Only): (612) 667-6282
For Information or Confirmation by Telephone: (800) 344-5128

        If you wish to exchange old 9 1/2% Senior Notes due 2019 for an equal aggregate principal amount of new 9 1/2% Senior Notes due 2019 pursuant to the Exchange Offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

        We refer you to the Prospectus, dated                , 2011 (the "Prospectus"), of Laredo Petroleum, Inc. (the "Issuer"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Issuer's offer (the "Exchange Offer") to exchange its 9 1/2% Senior Notes due 2019 (the "new notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 9 1/2% Senior Notes due 2019 (the "old notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under the caption "Exchange Offer—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer generated message known as an "agent's message" (an "Agent's Message") to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an Agent's Message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your old notes; and

  •
  you agree to be bound by the terms of this Letter of Transmittal.

        BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

 PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

        1.     By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

        2.     By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of old notes.

        3.     You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

        4.     By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "SEC"), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

        5.     By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

          (a)   the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of you, whether or not you are the holder;

          (b)   you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

          (c)   you are not an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

          (d)   if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

        You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of January 20, 2011 (the "Registration Rights Agreement"), by and among the Issuer, the several guarantors named therein, and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119, Attention: Senior Vice President and Chief Financial Officer. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the

Securities Act or the Securities Exchange Act of 1934, as amended, and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

          1.     If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

          2.     If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

          3.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

 INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.
Book-Entry Confirmations.

  Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of old notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an Agent's Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.
Partial Tenders.

  Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.
Validity of Tenders.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.
Waiver of Conditions.

  The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.
No Conditional Tender.

  No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.
Request for Assistance or Additional Copies.

  Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent using the contact information set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.
Withdrawal.

  Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption "Exchange Offer—Withdrawal of Tenders."

8.
No Guarantee of Late Delivery.

  There is no procedure for guarantee of late delivery in the Exchange Offer.

  IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

ANNEX B: GLOSSARY OF NATURAL GAS AND OIL TERMS

        The terms defined in this section are used throughout this prospectus:

        "2D"—Method for collecting, processing and interpreting seismic data in two dimensions.

        "3D"—Method for collecting, processing, and interpreting seismic data in three dimensions.

        "Bbl"—One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or natural gas liquids.

        "Bcf"—One billion cubic feet of natural gas.

        "Bcfe"—One billion cubic feet of natural gas equivalent with one barrel of oil converted to six thousand cubic feet of natural gas.

        "Basin"—A large natural depression on the earth's surface in which sediments generally brought by water accumulate.

        "Completion"—The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

        "DD&A"—Depreciation, depletion, amortization and accretion.

        "Developed acreage"—The number of acres that are allocated or assignable to productive wells or wells capable of production.

        "Development well"—A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

        "Dry hole"—A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

        "Exploratory well"—A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

        "Farm-in" or "farm-out"—An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

        "Field"—An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

        "Formation"—A layer of rock which has distinct characteristics that differs from nearby rock.

        "Gross acres" or "gross wells"—The total acres or wells, as the case may be, in which a working interest is owned.

        "HBP"—Held by production.

        "Horizontal drilling"—A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

        "MBbl"—One thousand barrels of crude oil, condensate or natural gas liquids.

        "MBoe"—One thousand barrels of oil equivalent.

        "Mcf"—One thousand cubic feet of natural gas.

        "MMBbl"—One million barrels of crude oil, condensate or natural gas liquids.

        "MMBtu"—One million British thermal units.

        "MMcf"—One million cubic feet of natural gas.

        "MMcfe"—Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        "MMcfe/d"—MMcfe per day.

        "NYMEX"—The New York Mercantile Exchange.

        "Net acres"—The percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

        "Potential drilling locations"—Total gross locations that we may be able to drill on our existing acreage. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors.

        "Productive well"—A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

        "Prospect"—A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

        "Proved developed non-producing reserves ("PDNP")"—Developed non-producing reserves.

        "Proved developed reserves ("PDP")"—Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

        "Proved reserves"—The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

        "Proved undeveloped reserves ("PUD")"—Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

        "PV-10"—When used with respect to natural gas and oil reserves, PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC. PV-10 is not a financial measure calculated in accordance with generally accepted accounting principles ("GAAP") and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor Standardized Measure represents an estimate of the fair market value of our natural gas and oil properties. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

        "Recompletion"—The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

        "Reservoir"—A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

        "Spacing"—The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

        "Standardized measure"—Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the natural gas and oil properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

        "Undeveloped acreage"—Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

        "Unit"—The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

        "Wellbore"—The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

        "Working interest"—The right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers and Members
Laredo Petroleum, LLC

We have audited the accompanying consolidated balance sheets of Laredo Petroleum, LLC (a Delaware limited liability company) and subsidiaries as of December 31, 2010 and 2009, and the related statements of operations, owners' equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laredo Petroleum, LLC and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
May 6, 2011

Laredo Petroleum, LLC and subsidiaries

Consolidated balance sheets

December 31, 2010 and 2009

(in thousands)

	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,746	$13,221
Accounts receivable, (net of allowance for doubtful accounts of $91 thousand):
Oil and gas sales	12,856	9,974
Joint operations	12,029	5,619
Other	107	720
Capital contributions receivable	—	50,000
Materials and supplies	4,154	559
Prepaid expenses	1,332	3,198
Derivative financial instruments	8,082	4,663
Deferred income taxes	7,377	5,749

Total current assets	70,683	93,703

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, full cost method:
Proved properties	877,781	677,463
Unproved properties not being amortized	88,619	71,379
Pipeline and gas gathering assets	43,271	38,166
Other fixed assets	9,883	7,678

	1,019,554	794,686
Less accumulated depreciation, depletion, amortization and impairment	537,512	487,867

Net property and equipment	482,042	306,819

OTHER ASSETS, net	85	104
MATERIALS AND SUPPLIES	1,886	1,338
DEFERRED INCOME TAXES	124,930	131,734
DERIVATIVE FINANCIAL INSTRUMENTS	1,236	2,143
DEFERRED LOAN COSTS, net	7,508	1,528

Total assets	$688,370	$537,369

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$29,641	$24,600
Undistributed revenue and royalties	9,283	9,574
Accrued capital expenditures	39,146	10,818
Accrued compensation and benefits	6,272	1,426
Other accrued liabilities	7,218	5,262
Current portion of asset retirement obligations	731	1,528
Derivative financial instruments	4,235	4,073

Total current liabilities	96,526	57,281

LONG-TERM DEBT	277,500	202,500
GAS IMBALANCES	1,093	1,108
DERIVATIVE FINANCIAL INSTRUMENTS	1,543	1,861
ASSET RETIREMENT OBLIGATIONS	5,738	3,496
DEFERRED LEASE LIABILITY	568	641

Total liabilities	382,968	266,887

OWNERS' EQUITY, per accompanying statement	305,402	270,482

Total liabilities and owners' equity	$688,370	$537,369

The accompanying notes are an integral part of these consolidated balance sheets.

Laredo Petroleum, LLC and subsidiaries

Consolidated statements of operations

For the years ended December 31, 2010, 2009 and 2008

(in thousands)

	2010	2009	2008
REVENUES:
Oil and gas sales	$103,635	$68,924	$59,116
Natural gas transportation and treating	2,217	2,227	304
Drilling and production	4	318	548

Total revenues	105,856	71,469	59,968

COSTS AND EXPENSES:
Lease operating expenses	9,770	8,862	5,014
Production and ad valorem taxes	7,303	4,428	4,643
Natural gas transportation and treating	2,501	1,416	154
Drilling rig fees	—	1,606	—
Drilling and production	344	1,076	23
General and administrative	22,273	15,942	17,861
Bad debt expense	—	91	—
Accretion of asset retirement obligations	398	369	131
Depreciation, depletion and amortization	50,936	48,331	26,372
Impairment expense	—	222,108	187,785

Total costs and expenses	93,525	304,229	241,983

OPERATING INCOME (LOSS)	12,331	(232,760)	(182,015)

NON-OPERATING INCOME (EXPENSE):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	19,230	11,792	30,976
Interest rate swaps, net	(5,392)	(3,394)	(6,274)
Interest expense	(11,912)	(6,049)	(4,084)
Interest income	150	202	606
Loss on disposal of assets	(30)	(85)	(2)
Other	1	3	38

Non-operating income, net	2,047	2,469	21,260

Income (loss) before income taxes	14,378	(230,291)	(160,755)

INCOME TAX (EXPENSE) BENEFIT:
Current	—	—	(12)
Deferred	(5,176)	80,301	55,700

Total income tax (expense) benefit, net	(5,176)	80,301	55,688

NET INCOME (LOSS)	$9,202	$(149,990)	$(105,067)

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum, LLC and subsidiaries

Consolidated statement of owners' equity

For the years ended December 31, 2010, 2009 and 2008

(in thousands)

	Series A		Restricted Units		Treasury Units (at cost)
	Units	Amount	Units	Amount	Amount	Total
BALANCE, December 31, 2007	14,000	$67,566	7,236	$—	$—	$67,566
Capital contributions	62,000	329,820	—	—	—	329,820
Issuance of Restricted Units	—	—	9,318	1,864	—	1,864
Cancellation of Restricted Units	—	—	(17)	—	—	—
Net loss	—	(105,067)	—	—	—	(105,067)

BALANCE, December 31, 2008	76,000	292,319	16,537	1,864	—	294,183

Capital contributions	20,000	125,000	—	—	—	125,000
Purchase of Series A Units	—	—	—	—	(300)	(300)
Cancellation of Series A Units	(48)	(120)	—	—	300	180
Issuance of Restricted Units	—	—	10,694	1,419	—	1,419
Purchase of Restricted Units	—	—	—	—	(10)	(10)
Cancellation of Restricted Units	—	—	(272)	(10)	10	—
Net loss	—	(149,990)	—	—	—	(149,990)

BALANCE, December 31, 2009	95,952	$267,209	26,959	$3,273	$—	$270,482

Capital contributions	4,000	25,000	—	—	—	25,000
Purchase of Series A Units	—	—	—	—	(513)	(513)
Cancellation of Series A Units	(82)	(513)	—	—	513	—
Issuance of Restricted Units	—	—	6,286	1,231	—	1,231
Cancellation of Restricted Units	—	—	(1,813)	—	—	—
Net income	—	9,202	—	—	—	9,202

BALANCE, December 31, 2010	99,870	$300,898	31,432	$4,504	$—	$305,402

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum, LLC and subsidiaries

Consolidated statements of cash flows

For the years ended December 31, 2010, 2009 and 2008

(in thousands)

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,202	$(149,990)	$(105,067)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense (benefit)	5,176	(80,301)	(55,700)
Depreciation, depletion and amortization	50,936	48,331	26,372
Impairment expense	—	222,108	187,785
Non-cash unit-based compensation	1,231	1,419	1,864
Accretion of asset retirement obligations	398	369	131
Unrealized (gain) loss on derivative financial instruments, net	2,354	35,166	(18,589)
Premiums paid for derivative financial instruments	(5,177)	(6,283)	(10,068)
Amortization of deferred hedging premiums	155	—	—
Other non-cash compensation	—	—	100
Bad debt expense	—	91	—
Amortization of deferred loan costs	1,218	435	102
Amortization of other assets	19	10	3
Settlement of asset retirement liability	(1,234)	—	—
(Gain) loss on disposal of assets	30	85	2
Changes in assets and liabilities:
Change in accounts receivable	(8,679)	24,806	(37,649)
Change in materials and supplies	(4,143)	239	(2,926)
Change in prepaid expenses	1,866	3,309	(6,340)
Change in other assets	—	(98)	(19)
Change in accounts payable	5,041	(6,638)	27,079
Change in undistributed revenue and royalties	(291)	2,025	6,167
Change in accrued compensation and benefits	4,845	(3,611)	3,979
Change in other accrued liabilities	952	3,006	2,961
Change in deferred lease liability	29	367	182

Net cash provided by operating activities	63,928	94,845	20,369

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties	—	—	(179,141)
Capital expenditures:
Oil and gas properties	(189,339)	(266,701)	(196,388)
Pipeline and gathering assets	(4,277)	(19,995)	(17,548)
Other fixed assets	(2,040)	(3,004)	(3,338)
Proceeds from other asset disposals	89	25	22

Net cash used in investing activities	(195,567)	(289,675)	(396,393)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	75,000	75,000	83,000
Payments on revolving credit facility	(100,000)	—	—
Borrowings on term loan	100,000	—	—
Purchase of units, net of collection of note receivable	(513)	(130)	—
Capital contributions	75,000	125,000	299,720
Deferred loan costs	(6,323)	(1,362)	(601)

Net cash provided by financing activities	143,164	198,508	382,119

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,525	3,678	6,095
CASH AND CASH EQUIVALENTS, beginning of year	13,221	9,543	3,448

CASH AND CASH EQUIVALENTS, end of year	$24,746	$13,221	$9,543

NON-CASH FINANCING ACTIVITIES:
Capital contributions receivable	$—	$50,000	$50,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period:
Interest	$10,218	$5,984	$3,576

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements

December 31, 2010, 2009 and 2008

A—ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

        Laredo Petroleum, Inc. ("LPI"), a Delaware corporation, was incorporated on October 10, 2006, for the purpose of acquiring, developing and operating oil and gas producing properties on its behalf and on the behalf of others.

        On October 20, 2006, LPI entered into a Consulting Agreement with Warburg Pincus Private Equity IX, L.P. ("Warburg Pincus IX") under which LPI, as an independent contractor, agreed to pursue and develop acquisition and investment opportunities in the oil and gas industry for the benefit of Warburg Pincus IX and certain of its affiliates for a period of 24 months. The Consulting Agreement specified that it would be terminated prior to the end of the 24 months if Warburg Pincus IX chose to consummate an acquisition or investment opportunity brought to it by LPI.

        On March 20, 2007, LPI entered into a purchase and sale agreement to acquire ownership interests in certain oil and gas properties primarily in Hansford, Hutchinson, Roberts and Ochiltree Counties, Texas for $75 million in cash, subject to certain adjustments. The initial deposit of $7.5 million paid by LPI for the acquisition was funded by a promissory note payable to Warburg Pincus IX dated March 21, 2007. The transaction had an effective date of March 1, 2007 and closed on June 5, 2007. The properties are owned by Laredo Petroleum Texas, LLC ("Laredo Texas"), a Texas limited liability company and a wholly-owned subsidiary of LPI, as a result of this transaction.

        On May 21, 2007, Warburg Pincus IX and members of LPI's management formed Laredo Petroleum, LLC (the "Parent Company"), a Delaware limited liability company, and entered into a Unit Subscription Agreement, which provided $300 million of equity funding. The stockholders of LPI contributed their common stock in LPI to the Parent Company and LPI became a wholly-owned subsidiary of the Parent Company. The Consulting Agreement described above was terminated upon execution of the Unit Subscription Agreement and the $1,354,905 advanced to the Parent Company by Warburg Pincus IX under the Consulting Agreement was credited to the initial capital contribution of Warburg Pincus IX to the Parent Company. The initial contribution of Warburg Pincus IX was also credited for cancellation of the promissory note described above representing an aggregate of $7.5 million of principal plus accrued but unpaid interest. The initial contributions totaled $15 million and resulted in the issuance of 3 million Series A Units of the Parent Company at $5.00 per Unit. See Note E for additional discussion of the equity funding.

        Laredo Gas Services, LLC ("Laredo Gas"), a Delaware limited liability company, was also formed in 2007 and is a wholly-owned subsidiary of LPI. Laredo Gas was formed to own and operate gathering and marketing assets and related facilities for the Parent Company, LPI and Laredo Texas.

        On October 15, 2008, Warburg Pincus IX, Warburg Pincus Private Equity X O&G, L.P., Warburg Pincus X Partners, L.P. and members of LPI's management entered into the Series A-2 Preferred Unit Subscription Agreement which provides for an additional $300 million of equity funding. According to the agreement, the Parent Company may issue an aggregate of up to 48 million additional Preferred Units at a purchase price of $6.25 per Unit. See Note E for additional discussion of this second equity funding.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.    Principles of Consolidation and Reporting

        The accompanying consolidated financial statements include the accounts of the Parent Company, LPI, Laredo Texas and Laredo Gas (collectively, the "Company"). The Company presents its financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany transactions and balances have been eliminated.

2.    Use of Estimates in the Preparation of Consolidated Financial Statements

        The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates are reasonable, actual results could differ from those estimates. Significant estimates include, but are not limited to, estimates of the Company's reserves of oil and natural gas, future cash flows from oil and natural gas properties, depreciation, depletion and amortization, asset retirement obligations, and fair values of commodity and interest rate derivatives. As fair value is a market-based measurement, it is determined based on the assumptions that market participants would use. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets and volatile equity and energy markets have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Any changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

3.    Cash and Cash Equivalents

        The Company defines cash and cash equivalents to include cash on hand, cash in bank accounts and highly liquid investments with original maturities of ninety days or less.

4.    Accounts Receivable

        The Company sells oil and gas to various customers and participates with other parties in the drilling, completion and operation of oil and gas wells. Joint interest and oil and gas sales receivables related to these operations are generally unsecured. Accounts receivable for joint interest billings are recorded as amounts billed to customers less an allowance for doubtful accounts. Amounts are considered past due after 30 days. The Company determines joint interest operations accounts receivable allowances based on management's assessment of the creditworthiness of the joint interest owners and the Company's ability to realize the receivables through netting of anticipated future production revenues. The Company maintains an allowance of doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging, and existing industry and national economic data. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is remote. Accounts receivable for joint interest billing are presented net of an allowance for doubtful accounts of approximately $0.1 million at December 31, 2010 and 2009, respectively.

5.    Materials and Supplies

        Materials and supplies are comprised of equipment used in developing oil and gas properties. They are carried at the lower of cost or market using the average cost method. On a regular basis, the Company reviews materials and supplies quantities on hand and records a provision for excess or obsolete materials and supplies, if necessary.

        At December 31, 2009, the Company reduced materials and supplies by approximately $0.8 million in order to reflect the balance at the lower of cost or market. Although management believes it has established adequate allowances, it is possible that additional losses on materials and supplies could occur in future periods. The Company determined a lower of cost or market adjustment was not necessary for materials and supplies at December 31, 2010.

6.    Derivative Financial Instruments

        The Company uses derivative financial instruments to reduce exposure to fluctuations in the prices of oil and natural gas. By removing a significant portion of the price volatility associated with future production, the Company expects to mitigate, but not eliminate, the potential effects of variability in cash flows from operations due to fluctuations in commodity prices. These transactions are primarily in the form of swap contracts, puts and collars. In addition, the Company enters into derivative contracts in the form of interest rate swaps to minimize the effects of fluctuations in interest rates.

        Derivative instruments are recorded at fair value and are included on the consolidated balance sheets as assets or liabilities. The Company netted the fair value of derivative instruments by counterparty in the accompanying consolidated balance sheets where the right of offset exists. The Company determines the fair value of its derivative financial instruments utilizing pricing models for significantly similar instruments. Inputs to the pricing models include publicly available prices and forward price curves generated from a compilation of data gathered from third parties.

        None of the Company's derivatives at December 31, 2010, 2009 or 2008, were designated as hedges for financial statement purposes. Realized and unrealized gains and losses on derivatives are included in cash flows from operating activities (see Note H).

7.    Oil and Natural Gas Properties

        The Company uses the full cost method of accounting for its oil and gas properties. Under this method, all acquisition, exploration and development costs, including certain related employee costs, incurred for the purpose of finding oil and gas are capitalized and amortized on a composite units of production method based on proved oil and natural gas reserves. Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs, delay rentals and other costs related to such activities. Costs, including related employee costs, associated with production and general corporate activities are expensed in the period incurred. Sales of oil and gas properties, whether or not being amortized currently, are accounted for as adjustments of capitalized costs, with no

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas.

        The Company computes the provision for depletion of oil and gas properties using the units of production method based upon production and estimates of proved reserve quantities. Unevaluated costs and related carrying costs are excluded from the amortization base until the properties associated with these costs are evaluated. Approximately $88.6 million and $71.4 million of such costs were excluded from the amortization base at December 31, 2010 and 2009, respectively. The amortization base includes estimated future development costs and dismantlement, restoration and abandonment costs, net of estimated salvage values. Total accumulated depletion for oil and gas properties was $122.8 million and $75.3 million for the years ended December 31, 2010 and 2009, respectively. Depletion expense for oil and gas properties was $47.5 million, $45.9 million, and $25.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. Depletion per thousand cubic feet of gas equivalent for the Company's oil and gas properties was $2.55, $2.50, and $3.14 for the years ended December 31, 2010, 2009 and 2008, respectively.

        The Company excludes the costs directly associated with acquisition and evaluation of unproved properties from the depletion calculation until it is determined whether or not proved reserves can be assigned to the properties. These properties are assessed at least annually to ascertain whether impairment has occurred. Such costs are transferred into the amortization base on an ongoing basis as projects are evaluated and proved reserves established or impairment is determined.

        The full cost ceiling is based principally on the estimated future discounted net cash flows from oil and natural gas properties discounted at 10%. Full cost companies are required to use the unweighted arithmetic average first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, unless prices were defined by contractual arrangements, to calculate the discounted future revenues. Prior to December 31, 2009, the price was based on the single-day, period-end price. In the event the unamortized cost of oil and natural gas properties being amortized exceeds the full cost ceiling, as defined by the Securities and Exchange Commission ("SEC"), the excess is charged to expense in the period during which such excess occurs, even if prices are depressed for only a short period of time. Once incurred, a write-down of oil and natural gas properties is not reversible.

        The Company assesses all items classified as unevaluated property on a quarterly basis for possible impairment or reduction in value. The assessment includes consideration of the following factors, among others: intent to drill, remaining lease term, geological and geophysical evaluations, drilling results and activity, the assignment of proved reserves, and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization.

        At December 31, 2010, the full cost ceiling value of the Company's reserves was calculated based on the unweighted arithmetic average first-day-of-the-month price for the 12-months ended December 31, 2010 of $4.15 per Mcf, adjusted by lease for energy content, transportation fees, and regional price differentials by area, and the unweighted arithmetic average first-day-of-the-month price for the 12-months ended December 31, 2010 of $75.96 per barrel, adjusted by lease for energy content,

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

transportation fees, and regional price differentials by area. Using these prices, the Company's net book value of oil and natural gas properties did not exceed the full cost ceiling amount at December 31, 2010. Changes in production rates, levels of reserves, future development costs, and other factors will determine the Company's actual full cost ceiling test calculation and impairment analyses in future periods.

        At December 31, 2009, the full cost ceiling value of the Company's reserves was calculated based on the unweighted arithmetic average first-day-of-the-month price for each month within the 12-month period ended December 31, 2009 price of $3.61 per Mcf, adjusted by lease for energy content, transportation fees, and regional price differentials, on the unweighted arithmetic average first-day-of-the-month price for each month within the 12-month period ended December 31, 2009 price of $57.04 per barrel, adjusted by lease for quality, transportation fees, and regional price differentials. Using these prices, the Company's net book value of oil and natural gas properties at December 31, 2009, exceeded the full cost ceiling amount. As a result, the Company recorded a non-cash full cost ceiling impairment before income taxes of $221.3 million and $143.9 million after taxes.

        At December 31, 2008, the full cost ceiling value of the Company's reserves was calculated based on the December 31, 2008 price of $5.63 per Mcf, adjusted by lease for energy content, transportation fees, and regional price differentials, and the posted price of $42.31 per barrel adjusted by lease for quality, transportation fees, and regional price differentials. Using these prices, the Company's net book value of oil and natural gas properties at December 31, 2008 exceeded the full cost ceiling amount. As a result, the Company recorded a non-cash full cost ceiling impairment before taxes of $187.8 million and $122.1 million after taxes.

8.    Pipeline and Gas Gathering Assets

        Pipeline and gas gathering assets are recorded at cost, net of accumulated depreciation and amortization ("DD&A"), and consist of gathering assets and related equipment. Depreciation of assets is provided using the shorter of the lease term or the straight-line method based on estimated useful lives up to twenty years, as applicable. Expenditures for major renewals or betterments, which extend the useful lives of existing fixed assets, are capitalized and depreciated. Upon retirement or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized in other income in the consolidated statements of operations. DD&A expense for pipeline and gathering assets was $2.0 million, $1.5 million, and $0.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. Pipeline and gathering assets consist of the following as of December 31:

(in thousands)	2010	2009
Pipeline and gas gathering assets	$43,271	$38,166
Less accumulated depreciation and amortization	3,928	1,946

Total, net	$39,343	$36,220

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

9.    Other Fixed Assets

        Other fixed assets are recorded at cost net of accumulated depreciation and amortization and consist of furniture and fixtures, vehicles, leasehold improvements and computer hardware and software. Depreciation of other fixed assets is provided using the shorter of the lease term or the straight-line method based on estimated useful lives ranging from three to ten years, as applicable. Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases. Expenditures for major renewals or betterments, which extend the useful lives of existing fixed assets, are capitalized and depreciated. Upon retirement or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized in other income in the consolidated statements of operations. DD&A expense for other fixed assets was $1.5 million, $1.0 million, and $0.5 million for the years ended December 31, 2010, 2009 and 2008.

        Other property and equipment fixed assets consist of the following as of December 31:

(in thousands)	2010	2009
Computer hardware and software	$3,924	$2,876
Leasehold improvements	1,719	1,644
Drilling service assets	1,839	1,425
Vehicles	971	708
Furniture and fixtures	533	466
Production equipment	111	102
Other	786	457

	9,883	7,678
Less accumulated depreciation and amortization	2,968	1,546

Total, net	$6,915	$6,132

10.    Environmental

        The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable. Management believes no liabilities of this nature existed at December 31, 2010 or 2009.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

11.    Deferred Loan Costs

        Loan origination fees are stated at cost, net of amortization, which are amortized over the life of the debt agreement and represent the effective interest method. The Company capitalized $7.2 million and $1.4 million of deferred loan costs in 2010 and 2009, respectively. The Company had total deferred loan costs of $7.5 million and $1.5 million, net of accumulated amortization of $1.8 million and $0.6 million, as of December 31, 2010 and 2009, respectively.

        Subsequent to December 31, 2010, the Company completed an offering of $350 million Senior Notes due 2019. Of the $7.2 million capitalized during 2010, $0.9 million related to fees incurred in conjunction with this offering. See Note O for additional discussion of the Company's 9 1/2% Senior Notes offering.

        Future amortization expense of deferred loan costs at December 31, 2010 is as follows:

(in thousands)
2011	$1,901
2012	1,901
2013	1,901
2014	1,368
2015	109
Thereafter	328

Total	$7,508

12.    Asset Retirement Obligations

        Asset retirement obligations associated with the retirement of tangible long-lived assets, are recognized as a liability in the period in which they are incurred and become determinable, and the associated asset retirement costs are part of the carrying amount of the long-lived asset. Subsequently, the asset retirement cost included in the carrying amount of the related long-lived asset is charged to expense through the depletion of the asset. Changes in the liability due to the passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense. See Note I for fair value disclosures related to the Company's asset retirement obligation.

        The Company is obligated by contractual or regulatory requirements to remove certain pipeline assets and/or perform other remediation of the sites where such assets are located upon the retirement of those assets. However, the fair value of the asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminate. The Company will record an asset retirement obligation for pipeline assets in the periods in which settlement dates are reasonably determinable.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following reconciles the Company's asset retirement obligations liability for 2010 and 2009:

(in thousands)	2010	2009
Liability at beginning of year	$5,024	$2,381
Liabilities added due to acquisitions, drilling, and other	553	1,221
Accretion expense	398	369
Liabilities settled upon plugging and abandonment	(13)	(39)
Revision of estimates	507	1,092

Liability at end of year	$6,469	$5,024

13.    Fair Value Measurements

        The carrying amounts reported in the balance sheet for cash, accounts receivable and accounts payable approximate their fair values. See Note D for fair value disclosures related to the Company's credit facility and term loan. The Company carries its derivative financial instruments at fair value. See Note H and Note I for details about the fair value of the Company's derivative financial instruments.

14.    Treasury Stock

        The Company accounts for treasury stock at cost. See Note E for discussion of the Company's treasury stock transactions.

15.    Revenue Recognition

        Oil and gas revenues are recorded using the sales method. Under this method, the Company recognizes revenues based on actual volumes of oil and gas sold to purchasers. The Company and other joint interest owners may sell more or less than their entitlement share of the volumes produced. Under the sales method, when a working interest owner has overproduced in excess of its share of remaining estimated reserves, the overproduced party recognizes the excessive gas imbalance as a liability. If the underproduced working interest owner determines that an overproduced partner's share of remaining net reserves is insufficient to settle the imbalance, the underproduced owner recognizes a receivable, net of any allowance from the overproduced working interest owner. The Company had long-term gas imbalances payable of approximately $1.1 million at December 31, 2010 and 2009. The Company had short-term gas imbalances payable of approximately $0.02 million, at December 31, 2010 and 2009, respectively which are included in "Other accrued liabilities" in the consolidated balance sheets. Also, the Company had approximately $0.2 million of gas imbalances receivable, which are included in "Accounts receivable—Oil and gas sales," in the consolidated balance sheets at December 31, 2010 and 2009, respectively.

16.    General and Administrative Expense

        The Company receives fees for the operation of jointly owned oil and gas properties and records such reimbursements as a reduction of general and administrative expenses. Such fees totaled approximately $1.5 million, $1.3 million and $0.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

17.    Unit-Based Compensation

        The Company recognizes unit-based payment expense as a charge against earnings over the requisite service period, in an amount equal to the fair value of unit-based payments granted to employees and directors. The fair value of the unit-based payments is computed at the date of grant (see Note F).

18.    Capitalized Software

        The Company capitalizes the costs incurred to develop computer software for internal use during the application development stage, which includes costs to design the software configuration and interfaces, coding, installation and testing. Costs incurred during the preliminary project along with post-implementation stages are expensed as incurred. Capitalized development costs are amortized over various periods up to three years. The Company had total capitalized software development costs of $0.8 million and $0.5 million and the associated accumulated amortization totaled $0.3 million and $0.05 million, at December 31, 2010 and 2009, respectively. These amounts are included in "Other fixed assets" and "Accumulated DD&A" in the consolidated balance sheets, respectively.

19.    Income Taxes

        The Parent Company is a limited liability company treated as a partnership for federal and state income tax purposes. The taxable income of the Parent Company is passed through to the members. As such, no recognition of federal or state income taxes for the Parent Company has been provided for in the accompanying consolidated financial statements. Certain of the Parent Company's subsidiaries are taxable as corporations and these corporations along with their subsidiaries that are organized as limited liability companies, are subject to federal and state corporate income taxes. These income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Under this method, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. See Note G for detail of amounts recorded in the consolidated financial statements.

        The Company uses a single model to address accounting for uncertainty in income tax positions and prescribes a minimum recognition threshold a tax position must meet before recognition in the financial statements.

        The evaluation of an uncertain tax position is a two-step process. The first step is a recognition process to determine whether it is more likely than not that a tax position will be sustained upon evaluation, including resolution of any appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more likely than not recognition threshold, it is presumed that the position will be examined by the appropriate taxing authority with full knowledge of all relevant information. The second step is a measurement process whereby a tax position that meets the more likely than not recognition threshold is calculated to determine the amount of benefit or expense to recognize in the financial statements. The amount of tax benefit

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement.

20.    Impairment of Long-Lived Assets

        Impairment losses are recorded on property and equipment used in operations and other long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Impairment is measured based on the excess of the carrying amount over the fair value of the asset. See Note B.5 for disclosure of the 2009 write-down of materials and supplies. Other than the aforementioned write-down, for the years ended December 31, 2010 and 2009, the Company did not record any additional impairment to property and equipment used in operations or other long-lived assets.

C—ACQUISITIONS

        The Company makes various assumptions in estimating the fair values of assets acquired and liabilities assumed. As fair value is a market-based measurement, it is determined based on the assumptions that market participants would use. The most significant assumptions relate to the estimated fair values of proved and unproved oil and natural gas properties. The fair values of these properties are measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The market-based weighted average cost of capital rate is subjected to additional project-specific risk factors. To compensate for the inherent risk of estimating and valuing unproved properties, the discounted future net revenues of probable and possible reserves are reduced by additional risk-weighting factors. In addition, when appropriate, the Company reviews comparable purchases and sales of oil and natural gas properties within the same regions, and uses that data as a proxy for fair market value; i.e., the amount a willing buyer and seller would enter into in exchange for such properties.

        Any excess of the acquisition price over the estimated fair value of net assets acquired is recorded as goodwill while any excess of the estimated fair value of net assets acquired over the acquisition process is recorded in current earnings as a gain. Deferred taxes are recorded for any differences between the assigned values and the tax basis of assets and liabilities. Estimated deferred taxes are based on available information concerning the tax basis of assets acquired and liabilities assumed and loss carry-forwards at the acquisition date, although such estimates may change in the future as additional information becomes known.

        On May 30, 2008 and August 6, 2008, the Parent Company, through its wholly-owned subsidiary LPI, entered into two purchase and sale agreements with Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC, Mid-Continent II, LLC, and Linn Exploration Mid-Continent, LLC (collectively "Linn") to acquire ownership interests in oil and gas properties located in the Verden area in Caddo, Grady and Comanche Counties, Oklahoma, for a total purchase price of $185 million, subject to customary purchase price adjustments. The first purchase and sale agreement had an effective date of July 1, 2008, and closed on August 15, 2008 and represented all but one of the acquired properties. The second purchase and sale agreement pertained to the remaining

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

C—ACQUISITIONS (Continued)

property and had an effective date of July 1, 2008 and closed on August 7, 2008. The second purchase and sale agreement enabled the Company to take over drilling operations on this particular well on an earlier date. The properties acquired (the "Assets") include interests in the Verden field and other productive fields and are comprised of producing wells and units with approximately 38,000 net undeveloped acres. As additional consideration to Linn, the Company agreed to a Participation Option Agreement, granting Linn a casing point election to acquire 1/8 of the Company's newly acquired working interest in certain qualifying wells. The Company began operating these properties in August 2008.

        On August 1, 2008, the Company entered into an agreement with a counterparty to acquire 87.5% ownership interest in oil and gas leases and mineral leases in Glasscock County, Texas, for $1.6 million, subject to certain adjustments. The interest obtained relates to approximately 4,000 net mineral acres. The Company will jointly explore and operate the oil and gas leases with the counterparty.

        Effective September 1, 2008, the Company entered into an agreement with a counterparty to acquire additional ownership interest in certain oil and gas property leases in the Verden area in Caddo, Grady and Comanche Counties, Oklahoma, for an initial purchase price of $2.3 million, subject to certain adjustments. The sale closed on November 3, 2008, with a final purchase price of $2.3 million, all of which was allocated to the aforementioned oil and gas properties.

        Effective December 1, 2008, the Company entered into a purchase and sale agreement with a counterparty to acquire ownership interests in oil and gas properties located in Roger Mills County, Oklahoma, for an initial purchase price of $1.2 million, subject to certain adjustments. The sale closed on December 15, 2008, with a final purchase price of $1.2 million, all of which was allocated to the aforementioned oil and gas properties.

        Additionally, various interests in oil and gas properties and related assets were purchased during 2008 for $0.4 million which were recorded as an addition to oil and gas properties. The results of operations from these acquisitions are included in the statements of operations and cash flows from their respective closing dates.

D—DEBT

1.    Credit Facility

        At December 31, 2010, the Company had a $500.0 million revolving credit facility under its Second Amended and Restated Credit Facility Agreement (the "Credit Facility"), dated July 7, 2010, between the Company and certain financial institutions. As of December 31, 2010, the borrowing base under the Credit Facility was $220.0 million and $177.5 million was outstanding. As of December 31, 2009, the borrowing base under the Credit Facility was $205.0 million and $202.5 million was outstanding. The borrowing base is subject to a semi-annual redetermination based on the financial institutions' evaluation of the Company's oil and gas reserves. The Credit Facility is available to the Company until July 2014, at which time the outstanding balance will be due. As defined in the Credit Facility, the Adjusted Base Rate Advances and Eurodollar Advances under the facilities bear interest payable quarterly at an Adjusted Base Rate or Adjusted London Interbank Offered Rate ("LIBOR") plus an applicable margin based on the ratio of outstanding revolving credit to the conforming borrowing base. At December 31, 2010, the applicable margin rates were 2.25% for the adjusted base rate advances and

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

D—DEBT (Continued)

3.25% for the Eurodollar advances. The amount of the Credit Facility outstanding at December 31, 2010, was subject to an average interest rate of approximately 3.56%. The Company is also required to pay an annual commitment fee on the unused portion of the bank's commitment of 0.5%.

        The Credit Facility is secured by a first priority lien on the Company's assets and stock, including oil and gas properties, constituting at least 80% of the present value of the Company's proved reserves. Further, the Company is subject to various financial and non-financial ratios at the Parent Company level on a consolidated basis, including a current ratio at the end of each calendar quarter, of not less than 1.00 to 1.00. As defined by the Credit Facility, the current ratio represents the ratio of current assets to current liabilities, inclusive of available capacity and exclusive of current balances associated with derivative positions. Additionally, at the end of each calendar quarter, the Parent Company must maintain a ratio of its consolidated net income (a) plus each of the following: (i) any provision for (or less any benefit from) income or franchise taxes; (ii) consolidated net interest expense; (iii) depreciation, depletion and amortization expense; (iv) exploration expenses; and (v) other noncash charges, and (b) minus all non-cash income ("EBITDAX"), as defined in the Credit Facility, to the sum of net interest expense plus letter of credit fees of not less than 2.50 to 1.00, in each case for the four quarters then ending. The Parent Company is also required to maintain at the end of each quarter, a total debt to consolidated EBITDAX ratio of not more than 4.00 to 1.00, in each case for the four quarters then ending, and a total estimated future revenues of proved reserves discounted by 10% ("PV-10") ratio as defined in the agreement, to total debt of not less than 1.50 to 1.00. At September 30, 2009, the Company was in violation of its current ratio covenant. This violation was waived in an amendment to the Credit Facility dated November 5, 2009. The Credit Facility contains both financial and non-financial covenants and the Company was in compliance with these covenants at December 31, 2010 and December 31, 2009.

        Additionally, the Credit Facility provides for the issuance of letters of credit, limited to the total capacity. At December 31, 2010, the Company had one letter of credit outstanding totaling $0.03 million under the Credit Facility.

        Subsequent to December 31, 2010, the Company paid the Credit Facility in full using a portion of the proceeds from its January 2011 offering of 9 1/2% Senior Notes due 2019 (the "2019 Notes"). The first amendment to the Credit Facility became effective contemporaneously with the issuance of the 2019 Notes. See Note O for additional discussion of the 2019 Notes and the amendment to the Credit Facility.

2.    Term Loan

        In addition to its Credit Facility, the Company added a term loan under its Second Lien Term Loan Agreement (the "Term Loan"), dated July 7, 2010, between the Company and certain financial institutions. At December 31, 2010, $100.0 million was outstanding under the Term Loan. The Company used these funds to pay down its Credit Facility in July 2010. The Term Loan was due January 7, 2015, and at the Company's election, was subject to a rate per annum equal to either (x) an Adjusted Base Rate plus a margin of 6.75% or (y) the sum of (i) the greater of LIBOR or 1.5% plus (ii) 7.75%. The Company elected LIBOR pricing, and as such, the outstanding amount under the term loan was subject to an interest rate of 9.25% at December 31, 2010. Further, the Company was subject to various financial and non-financial ratios at the Parent Company level on a consolidated basis,

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

D—DEBT (Continued)

including a current ratio at the end of each calendar quarter, of not less than 0.85 to 1.00. As defined by the Credit Facility, the current ratio represented the ratio of current assets to current liabilities, inclusive of available capacity and exclusive of current balances associated with derivative positions. Additionally, at the end of each calendar quarter, the Parent Company was required to maintain a ratio of its EBITDAX, as defined in the Term Loan, to the sum of net interest expense plus letter of credit fees of not less than 2.125 to 1.00, in each case for the four quarters then ending. The Parent Company was also required to maintain at the end of each quarter, a ratio of total debt to consolidated EBITDAX of not more than 4.50 to 1.00, in each case for the four quarters then ending, and a total proved PV-10 ratio, as defined by the Term Loan, to total debt of not less than 1.50 to 1.00.

        Subsequent to December 31, 2010, the Company paid the Term Loan in full using a portion of the proceeds from its 2019 Notes and retired the loan. See Note O for additional discussion of the Company's 2019 Notes offering.

3.    Fair Value of Debt

        At December 31, 2010 and 2009, the estimated fair value of the Company's outstanding balance of the Credit Facility was approximately $278.7 million and $190.8 million, respectively. The fair values were estimated utilizing pricing models for similar instruments.

E—OWNERS' EQUITY

        The Parent Company's First Amended and Restated Limited Liability Company Agreement provides for the issuance of two series of Series A units. First, it authorizes a total of 60 million Series A-1 Units of the Parent Company for total consideration of $300 million, consisting of approximately $294.9 million from Warburg Pincus IX and $5.1 million from certain members of the Parent Company's management team and Board of Managers. This portion of the subscription agreement was fully funded as of December 31, 2009. The second portion provides for a total of 48 million Series A-2 Units of the Parent Company for total consideration of $300 million, initially consisting of approximately $288.5 million from Warburg Pincus Private Equity X O&G, L.P., $9.2 million from Warburg Pincus X Partners, L.P. and $2.3 million from certain members of the Parent Company's management team and Board of Managers. The Series A Units have a liquidation preference amount equal to the total capital then invested, plus a 7% cumulative return, compounded quarterly. The Series A Units 7% cumulative return has accumulated to approximately $88.5 million and $47.1 million as of December 31, 2010 and December 31, 2009, respectively. The cumulative return has not been declared by the Board of Managers and as such, is not reflected in the consolidated financial statements.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

E—OWNERS' EQUITY (Continued)

        As of December 31, 2010, approximately $549.2 million had been contributed to the Company, net of Series A Unit repurchases by the Company, of which approximately $294.9 million was from Warburg Pincus IX, $238.4 million was from Warburg Pincus Private Equity O&G X, L.P., $7.6 million was from Warburg Pincus X Partners, L.P., and $8.3 million from certain members of the Company's management and Board of Managers. A capital call of $50 million was approved by the Parent Company's Board of Managers on December 21, 2009, which was paid on January 22, 2010. This amount is shown as "Capital contributions receivable" in the consolidated balance sheet at December 31, 2009.

        The Parent Company is authorized to issue up to 16,923,077 Series B Units, up to 8,791,209 Series C Units, up to 13,538,462 Series D Units and 7,032,967 Series E Units under restricted unit agreements with management (collectively, the "Restricted Units"). The Series B Units are divided into two unit series, B-1 Units and B-2 Units. The Series B-1 Units have an initial threshold value of $0 and the Series B-2 Units have an initial threshold value of $1.25. The Series C Units have an initial threshold value of $10.00, the Series D Units have an initial threshold value of $1.25, and the Series E Units have an initial threshold value of $13.75.

        The table below summarizes the outstanding restricted units by series as of December 31:

(in thousands)	Series B Units	Series C Units	Series D Units	Series E Units	Total Units
BALANCE, December 31, 2007	4,021	3,215	—	—	7,236
Issuance of restricted units	4,753	4,565	—	—	9,318
Cancellation of restricted units	(17)	—	—	—	(17)

BALANCE, December 31, 2008	8,757	7,780	—	—	16,537
Issuance of restricted units	54	—	4,644	5,996	10,694
Cancellation of restricted units	(113)	(100)	(49)	(10)	(272)

BALANCE, December 31, 2009	8,698	7,680	4,595	5,986	26,959
Issuance of restricted units	—	—	5,530	756	6,286
Cancellation of restricted units	(700)	(420)	(513)	(180)	(1,813)

BALANCE, December 31, 2010	7,998	7,260	9,612	6,562	31,432

        Any distributions made by the Parent Company are allocated first to Series A-1 Units and A-2 Units until the holders of Series A-1 and A-2 Units have received their invested capital and aforementioned preference amount. Second, until the B-2 Unit "$1.25 Threshold" is met, all distributions are made to Series A-1 and Series B-1 Units in proportion to their unit ratios. Third, until the C Unit "$10.00 Threshold" has been met, the distributions are made to the holders of Series A-1 Units and A-2 Units, Series B-1 and B-2 Units and Series D Units in proportion to their unit ratios. Fourth, until the Series E Unit "$13.75 Threshold" has been met, the distributions are made to the holders of the Series A-1 and A-2 Units, Series B-1 and B-2 Units, Series C Units and Series D Units in proportion to their unit ratios. Finally, after the Series E Unit "$13.75 Threshold" has been met, the distributions will be made to the holders of the Series A-1 and A-2 Units, Series B-1 and B-2 Units, Series C Units, Series D Units, and Series E Units in proportion to their unit ratios. Each threshold

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

E—OWNERS' EQUITY (Continued)

represents the point when holders of Series A Units have received the preference amount plus $1.25, $10.00, and $13.75 per unit, respectively.

        If future Series B-1, B-2, C, D, or E Units are issued with higher threshold values than prior units in that series, units having a higher threshold value will not share in distributions within the series until units having the lower threshold value have received distributions in an amount necessary to bring them into balance. Until the time that Series A-1 and A-2 unit investors have fully funded their capital commitments, distributions to holders of Series B-1, B-2, C, D and E Units are subject to being held back until the total of the amounts held back equals the total remaining commitment of Series A-1 and A-2 investors. The holdback amount is subject to distribution to holders of Series A-1 and A-2 Units if future returns are not sufficient to fund the Series A-1 and A-2 preference amounts. Series B-1, B-2, C, D and E Units are also subject to a claw-back (not to exceed distributions received, less taxes) if distributions to such units exceed their entitlement.

        Management may request the funding of capital calls under the amended investors' commitment for development activities, working capital and acquisitions, subject to the approval of the Board of Managers. All capital calls are subject to the approval of the Warburg Pincus group and must be for an amount not less than $5 million.

        The approval of the Warburg Pincus group is required with respect to certain events, including material contracts and commitments, certain acquisitions and dispositions, certain expenditures and incurrence of debt, and amendments to the Company's structure.

        During 2010, the Company purchased and canceled two employee-investors' Series A-1 Units and Series A-2 Units.

        On September 26, 2008, the Company received a note receivable in response to a capital call from an investor in the amount of $180,000. The note bore interest at a rate that corresponds with the Company's Credit Facility effective interest rate with a maximum rate of 6%. At December 31, 2008, the Company recorded this note as a reduction in owners' equity. Effective May 15, 2009, the Company entered into a severance agreement with the aforementioned investor. In accordance with the severance agreement, the Company purchased and canceled all of the investor's Series A-1 Units and Series A-2 Units and netted the note receivable plus accrued interest against the purchase price of the investor's units; as a result, the note receivable was paid in full at the execution of the severance agreement.

        As part of an employment agreement with one of the Company's officers, the Company agreed to make an interest free loan to the officer of up to $200,000 only to be used to purchase Series A Units. Initially, one half of the loan was forgiven upon the effective date of the officer's employment and the remaining one half was to be forgiven at the earlier of (a) the first anniversary of the date of the officer's employment or (b) a change in control of the ownership of the Company. On January 10, 2008, March 14, 2008 and May 15, 2008 the officer borrowed $40,000, $40,000, and $20,000, respectively, from the Company for the purchase of 20,000 Series A Units. This amount was forgiven and the Company recorded a total of $100,000 of non-cash compensation expense in 2008. In 2007, the officer had borrowed an initial $100,000 and the amount was treated in the same manner as the 2008 borrowing.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

F—UNIT-BASED PAYMENTS

        The Company recognizes the fair value of unit-based payments to employees and directors, including awards in the form of Restricted Units of the Parent Company as a charge against earnings. The Company recognizes unit-based payment expense over the requisite service period. The Company's unit-based payment awards are accounted for as equity instruments. Unit-based compensation is included in "General and administrative expense" in the consolidated statements of operations and amounted to $1.2 million, $1.4 million and $1.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        The fair value of unit-based compensation for restrictive units was estimated on the date of grant using the Company's estimated market value. The Company calculates the estimated market value at the end of each calendar quarter and then applies the calculated value to each Series B-1, B-2, C, D and E Units granted during the current calendar quarter. The Company's determination of the fair value for Series B-1, B-2, C, D and E Units is calculated on the present value of the Company's proved reserves, adjusted for current market values of the Company's other non-oil and gas assets and liabilities. The Company's determination of the fair value of each Series B-1, B-2, C, D and E Units is affected by the Company's proved reserves, current commodity prices, current values of the Company's non-oil and gas assets and liabilities, as well as assumptions regarding a number of complex and subjective variables. Although the fair value of the unit grants is determined in accordance with GAAP, that value may not be indicative of the fair value observed in a willing-buyer/willing-seller market transaction.

        The Company is authorized to issue equity incentive awards in the form of Restricted Units. Unvested Restricted Units may not be sold, transferred or assigned. The fair value of the Restricted Units is measured based upon the estimated market price of the underlying member units as of the date of grant. The Restricted Units are subject to the following vesting terms: 20% at the grant date and 20% annually thereafter. The fair value of the Restricted Units in excess of the amounts paid by the employee, which is zero, is amortized to expense over its applicable requisite service period using the straight-line method. In the event employment with the Company terminates, any unvested Restricted Units are forfeited and revert to the Company. The Company may elect to repurchase the vested Restricted Units at a price per unit equal to the lesser of the fair market value or the original purchase price in the event of termination of employment for cause or in the event of termination without cause. In the event of employee resignation, the Company may elect to repurchase the Restricted Units at a price per share equal to the fair market value. The Company has one year after employment terminates to exercise such repurchase.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

F—UNIT-BASED PAYMENTS (Continued)

        The table below summarizes activity relating to the unvested Restricted Units:

(in thousands)	Series B-1 Restricted Units	Weighted Average Grant Date Fair Value	Series B-2 Restricted Units	Weighted Average Grant Date Fair Value	Series C Restricted Units	Weighted Average Grant Date Fair Value	Series D Restricted Units	Weighted Average Grant Date Fair Value	Series E Restricted Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2007	3,211	$—	—	$—	2,572	$—	—	$—	—	$—
Granted	2,285	$0.78	2,469	$2.16	4,565	$—	—	$—	—	$—
Vested	(1,258)	$0.28	(494)	$2.16	(1,556)	$—	—	$—	—	$—
Forfeited	(17)	$—	—	$—	—	$—	—	$—	—	$—

Outstanding at December 31, 2008	4,221	$0.34	1,975	$2.16	5,581	$—	—	$—	—	$—
Granted	—	$—	54	$—	—	$—	4,644	$—	5,996	$—
Vested	(1,242)	$0.26	(502)	$2.12	(1,536)	$—	(930)	$—	(1,199)	$—
Forfeited	(80)	$1.75	(14)	$2.23	(80)	$—	(43)	$—	(8)	$—

Outstanding at December 31, 2009	2,899	$0.33	1,513	$2.10	3,965	$—	3,671	$—	4,789	$—
Granted	—	$—	—	$—	—	$—	5,530	$—	756	$—
Vested	(1,055)	$0.27	(483)	$2.12	(1,416)	$—	(1,983)	$—	(1,349)	$—
Forfeited	(425)	$0.64	(88)	$2.17	(420)	$—	(473)	$—	(180)	$—

Outstanding at December 31, 2010	1,419	$0.36	942	$2.10	2,129	$—	6,745	$—	4,016	$—

        For the years ended December 31, 2010, 2009 and 2008 respectively, unrecognized unit-based compensation expense related to unvested Restricted Units was $2.1 million, $3.7 million and $5.3 million. That cost is expected to be recognized over a weighted average period of 1.8 years.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

F—UNIT-BASED PAYMENTS (Continued)

        A summary of weighted average grant-date fair value and intrinsic value of vested Restricted Units are as follows:

	2010	2009	2008
B-1 Units
Weighted average grant date fair value	$0.27	$0.26	$0.28
Total intrinsic value of units vested (in thousands)	$431	$15	$2,053
B-2 Units
Weighted average grant date fair value	$2.12	$2.12	$2.16
Total intrinsic value of units vested (in thousands)	$—	$—	$1,068
C Units
Weighted average grant date fair value	$—	$—	$—
Total intrinsic value of units vested (in thousands)	$—	$—	$—
D Units
Weighted average grant date fair value	$—	$—	$—
Total intrinsic value of units vested (in thousands)	$—	$—	$—
E Units
Weighted average grant date fair value	$—	$—	$—
Total intrinsic value of units vested (in thousands)	$—	$—	$—

G—INCOME TAXES

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Certain of the Company's subsidiaries are subject to corporate income taxes. In addition, limited liability companies are subject to the Texas margins tax. The income tax (expense) benefit from operations consisted of the following:

(in thousands)	2010	2009	2008
Current taxes
Federal	$—	$—	$—
State	—	—	(12)
Deferred taxes
Federal	(5,084)	77,742	54,031
State	(92)	2,559	1,669

	$(5,176)	$80,301	$55,688

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

G—INCOME TAXES (Continued)

        Income tax (expense) benefit differed from amounts computed by applying the federal income tax rate of 34% to pre-tax loss from operations as a result of the following:

(in thousands)	2010	2009	2008
Income tax (expense) benefit computed by applying the statutory rate	$(4,888)	$78,299	$54,661
State income tax, net of federal tax benefit and increase in valuation allowance	85	1,689	1,102
Income from non-taxable entity	48	61	152
Non-deductible compensation	(418)	(483)	(634)
Other items	(3)	735	407

Income tax (expense) benefit	$(5,176)	$80,301	$55,688

        Significant components of the Company's deferred tax assets as of December 31 are as follows:

(in thousands)	2010	2009
Derivative financial instruments	$6,886	$5,861
Oil and gas properties and equipment	24,587	978
Other	891	590
Net operating loss carryforward	100,706	130,066

	133,070	137,495
Valuation allowance	(763)	(12)

Net deferred tax asset	$132,307	$137,483

        Net deferred tax assets and liabilities were classified in the consolidated balance sheets as follows:

(in thousands)	2010	2009
Deferred tax asset	$132,577	$137,595
Deferred tax liability	270	112

Net deferred tax assets	$132,307	$137,483

        The Company had federal net operating loss carry-forwards totaling approximately $281.8 million and state net operating loss carry-forwards totaling approximately $124.0 million at December 31, 2010. These carry-forwards begin expiring in 2026. A $0.7 million valuation allowance has been recorded against the state of Texas deferred tax asset and a $0.02 million valuation allowance has been recorded against the Company's charitable contribution carry-forward at December 31, 2010. The Company believes the federal and state of Oklahoma net operating loss carry-forwards are fully realizable. The Company considered all available evidence, both positive and negative, in determining whether, based on the weight of that evidence, a valuation allowance was needed. Such consideration included estimated future net cash flows from its oil and gas reserves (including the timing of those cash flows), the future tax effect of the deferred tax assets and liabilities recorded at December 31, 2010 and the Company's ability to use tax-planning strategies to prevent an operating loss carry-forward from

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

G—INCOME TAXES (Continued)

expiring unused. Such tax-planning strategies include capitalizing intangible development costs and amortizing such costs over five years.

        The Company's income tax years 2007 through 2009 remain open and subject to examination by federal tax authorities or the tax authorities in Oklahoma and Texas which are the jurisdictions where the Company has principal operations. In evaluating its current tax positions in order to identify any material uncertain tax positions, the Company developed a policy in identifying uncertain tax positions that considers support for each tax position, industry standards, tax return disclosures and schedules, and the significance of each position. The Company had no material adjustments to its unrecognized tax benefits during the year ended December 31, 2010.

H—DERIVATIVE INSTRUMENTS

1.    Commodity Derivatives

        The Company engages in derivative transactions to hedge price risks due to unfavorable changes in oil and gas prices related to its oil and gas production. As of December 31, 2010, the Company had 25 open derivative contracts with financial institutions, none of which were designated as hedges, which extend from January 2011 to December 2013. The contracts are recorded at fair value on the balance sheet and any realized and unrealized gains and losses are recognized in current year earnings.

        During the year ended December 31, 2010, the Company entered into additional commodity contracts to hedge a portion of its estimated future production. The following table summarizes information about these additional commodity derivative contracts:

	Aggregate Volumes	Index Price	Contract Period
Oil (volumes in Bbls):
Price collar	72,000	$67.50 - $125.00	January 2011 - December 2011
Price collar	48,000	$65.00 - $95.50	January 2011 - December 2011
Put	276,000	$65.00	January 2011 - December 2011
Price collar	84,000	$65.00 - $118.25	January 2011 - December 2011
Price collar	42,000	$70.00 - $125.00	January 2012 - December 2012
Price collar	36,000	$65.00 - $104.20	January 2012 - December 2012
Put	348,000	$65.00	January 2012 - December 2012
Put	276,000	$65.00	January 2012 - December 2012
Price collar	60,000	$65.00 - $115.20	January 2012 - December 2012
Put	1,080,000	$65.00	January 2013 - December 2013
Price collar	120,000	$65.00 - $117.00	January 2013 - December 2013
Natural Gas (volumes in MMBtu):
Price collar	3,240,000	$3.50 - $4.90	January 2011 - December 2011
Put	360,000	$3.50	January 2011 - December 2011
Price collar	6,360,000	$4.00 - $5.60	January 2012 - December 2012
Price collar	6,600,000	$4.00 - $7.05	January 2013 - December 2013
Put	6,600,000	$4.00	January 2013 - December 2013

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

H—DERIVATIVE INSTRUMENTS (Continued)

        The following table summarizes open positions as of December 31, 2010, and represents, as of such date, derivatives in place through December 31, 2013, on annual production volumes:

	Year 2011	Year 2012	Year 2013
Oil Positions:
Puts:
Hedged volume (Bbls)	348,000	672,000	1,080,000
Average price ($/Bbl)	$62.52	$65.79	$65.00
Swaps:
Hedged volume (Bbls)	—	12,000	—
Average price ($/Bbl)	$—	$84.65	$—
Collars:
Hedged volume (Bbls)	204,000	138,000	120,000
Average floor price ($/Bbl)	$65.88	$66.52	$65.00
Average ceiling price ($/Bbl)	$115.28	$115.31	$117.00
Natural Gas Positions:
Puts:
Hedged volume (MMBtu)	360,000	4,320,000	6,600,000
Average price ($/MMBtu)	$3.50	$5.38	$4.00
Swaps:
Hedged volume (MMBtu)	—	1,440,000	—
Average price ($/MMBtu)	$—	$6.20	$—
Collars:
Hedged volume (MMBtu)	9,480,000	6,360,000	6,600,000
Average floor price ($/MMBtu)	$4.84	$4.00	$4.00
Average ceiling price ($/MMBtu)	$8.32	$5.60	$7.05

        Settled derivatives on natural gas production for the twelve months ended December 31, 2010 included a volume of 16,980,000 MMBtu at an average contract price of $5.51. Settled derivatives on oil production for the twelve months ended December 31, 2010 included a volume of 96,000 Bbls at an average contract price of $61.63.

        Settled derivatives on natural gas production for the twelve months ended December 31, 2009 included a volume of 13,920,000 MMBtu at an average contract price of $6.65. Settled derivatives on oil production for the twelve months ended December 31, 2009 included a volume of 78,000 Bbls at an average contract price of $69.15.

        Settled derivatives on natural gas production for the twelve months ended December 31, 2008 included a volume of 4,280,000 MMBtu at an average contract price of $7.24. Settled derivatives on oil production for the twelve months ended December 31, 2008 included a volume of 16,000 Bbls at an average contract price of $98.50.

        The natural gas derivatives are settled based on either the Northern Natural Gas Co. Demarcation price or the Panhandle Eastern Pipe Line spot price of natural gas for the calculation period. The oil derivatives are settled based on the month's average daily NYMEX price of West Texas Intermediate Light Sweet Crude Oil.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

H—DERIVATIVE INSTRUMENTS (Continued)

2.    Interest Rate Swaps

        The Company is exposed to market risk for changes in interest rates related to its revolving credit facility. Interest rate swap agreements are used to manage a portion of the exposure related to changing interest rates by converting floating-rate debt to fixed-rate debt. If LIBOR is lower than the fixed rate in the contract, the Company is required to pay the counterparties the difference, and conversely, the counterparties are required to pay the Company if LIBOR is higher than the fixed rate in the contract. The Company did not designate the interest rate swap agreements as cash flow hedges; therefore, the changes in fair value of these instruments are recorded in current earnings.

        The following presents the settlement terms of the interest rate swaps at December 31, 2010:

(in thousands except rate data)	Year 2011	Year 2012
Notional amount	$40,000	$—
Fixed rate	3.06%	—
Notional amount	$110,000	$110,000
Fixed rate	3.41%	3.41%
Notional amount	$30,000	$30,000
Fixed rate	1.60%	1.60%
Notional amount	$20,000	$20,000
Fixed rate	1.35%	1.35%

3.    Balance Sheet Presentation

        The Company's oil and gas commodity derivatives and interest rate swaps are presented on a net basis in "Derivative financial instruments" in the consolidated balance sheets.

        The following summarizes the fair value of derivatives outstanding on a gross basis:

	December 31,
(in thousands)	2010	2009
Assets:
Commodity contracts:
Oil contracts	$—	$355
Natural gas contracts	10,357	6,143
Interest rate swaps	—	308

	$10,357	$6,806

Liabilities:
Commodity contracts:
Oil contracts	$1,039	$—
Interest rate swaps	5,778	5,934

	$6,817	$5,934

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

H—DERIVATIVE INSTRUMENTS (Continued)

        By using derivative instruments to economically hedge exposures to changes in commodity prices and interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk. The Company's counterparties are participants in its Credit Facility (see Note D) which is secured by the Company's oil and gas reserves; therefore, the Company is not required to post any collateral. The Company does not require collateral from the counterparties. The Company minimizes the credit risk in derivative instruments by: (i) limiting its exposure to any single counterparty; (ii) entering into derivative instruments only with counterparties that are also lenders in the Company's Credit Facility, and meet the Company's minimum credit quality standard, or have a guarantee from an affiliate that meets the Company's minimum credit quality standard; and (iii) monitoring the creditworthiness of the Company's counterparties on an ongoing basis. In accordance with the Company's standard practice, its commodity and interest rate swap derivatives are subject to counterparty netting under agreements governing such derivatives and, therefore, the risk of such loss is somewhat mitigated at December 31, 2010.

4.    Gain (Loss) on Derivatives

        Gains and losses on derivatives are reported on the consolidated statements of operations in the respective "Realized and unrealized gain (loss)" amounts. Realized gains (losses), excluding canceled commodity derivatives, represent amounts related to the settlement of derivative instruments, and for commodity derivatives, are aligned with the underlying production. Unrealized gains (losses) represent the change in fair value of the derivative instruments and are non-cash items.

        The following represents the Company's reported gains and losses on derivative instruments for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008
Realized gains (losses):
Commodity contracts	$21,431	$47,328	$6,391
Interest rate contracts	(5,239)	(3,764)	(278)

	16,192	43,564	6,113
Unrealized gains (losses):
Commodity contracts	(2,201)	(35,536)	24,585
Interest rate contracts	(153)	370	(5,996)

	(2,354)	(35,166)	18,589
Total gains (losses):
Commodity contracts	19,230	11,792	30,976
Interest rate contracts	(5,392)	(3,394)	(6,274)

	$13,838	$8,398	$24,702

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

I—FAIR VALUE MEASUREMENTS

        The Company accounts for its oil and gas commodity derivatives and interest rate swaps at fair value (see Note H). The fair value of derivative financial instruments is determined utilizing pricing models for similar instruments. The models use a variety of techniques to arrive at fair value, including quotes and pricing analysis. Inputs to the pricing models include publicly available prices and forward curves generated from a compilation of data gathered from third parties.

        The Company has categorized its assets and liabilities measured at fair value, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

        Assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1—Assets and liabilities recorded at fair value for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access.

Level 2—Assets and liabilities recorded at fair value for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3—Assets and liabilities recorded at fair value for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management's own assumptions about the assumptions a market participant would use in pricing the asset or liability.

        When the inputs used to measure fair value fall within different levels of the hierarchy in a liquid environment, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company conducts a review of fair value hierarchy classifications on an annual basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

I—FAIR VALUE MEASUREMENTS (Continued)

Fair Value Measurement on a Recurring Basis

        The following presents the Company's fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009, respectively. These items are included in "Derivative financial instruments" on the consolidated balance sheets.

(in thousands)	Level 1	Level 2	Level 3	Total Fair Value
As of December 31, 2010:
Assets:
Commodity derivative option contracts	$—	$1,787	$7,531	$9,318
Liabilities:
Interest rate swaps	—	(5,778)	—	(5,778)

Total	$—	$(3,991)	$7,531	$3,540

(in thousands)	Level 1	Level 2	Level 3	Total Fair Value
As of December 31, 2009:
Assets:
Commodity derivative option contracts	$—	$—	$11,086	$11,086
Liabilities:
Commodity derivative swap contracts	—	(4,588)	—	(4,588)
Interest rate swaps	—	(5,626)	—	(5,626)

Total	$—	$(10,214)	$11,086	$872

        A summary of the changes in assets classified as Level 3 measurements for the years ended December 31, 2010 and 2009 is presented below.

(in thousands)	Derivative Option Contracts
Balance of Level 3 at December 31, 2009	$11,086
Realized and unrealized losses included in earnings	(2,081)
Purchases, issuances and settlements	(1,474)

Balance of Level 3 at December 31, 2010	$7,531

Change in unrealized gains attributed to earnings relating to derivatives still held at December 31, 2010	$2,392

Fair Value Measurement on a Nonrecurring Basis

        The Company accounts for additions to its asset retirement obligation (see Note B.12) and impairment of long-lived assets (see Note B.5 and B.7) if any, at fair value on a nonrecurring basis in accordance with GAAP. For purposes of fair value measurement, it was determined that the

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

I—FAIR VALUE MEASUREMENTS (Continued)

impairment of long-lived assets and the additions to the asset retirement obligation are classified as Level 3. No impairments of long-lived assets were recorded in 2010.

        The fair value of additions to the asset retirement obligation liability is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well based on Company experience; (ii) estimated remaining life per well based on the reserve life per well; (iii) future inflation factors (3% for each of the years in the three year period ended December 31, 2010); and (iv) the Company's average credit adjusted risk free rate (10.5%, 10%, and 16.5% for the years ending December 31, 2010, 2009 and 2008, respectively).

        Inherent in the fair value calculation of asset retirement obligations are numerous assumptions and judgments including, in addition to those noted above, the ultimate settlement of these amounts, the ultimate timing of such settlement, and changes in legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing asset retirement obligation liability, a corresponding adjustment will be made to the asset balance.

J—CREDIT RISK

        The Company's oil and gas sales are to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates and independent marketing companies. The Company's joint operations accounts receivable are from a number of oil and gas companies, partnerships, individuals and others who own interests in the properties operated by the Company. Management believes that any credit risk imposed by a concentration in the oil and gas industry is offset by the creditworthiness of the Company's customer base. The Company routinely assesses the recoverability of all material trade and other receivables to determine collectability.

        For the year ended December 31, 2010, the Company had four customers that accounted for 43.5%, 21.5%, 14.1% and 11.4% of total revenues, with two of these customers accounting for 40.1% and 29.6% of revenue accounts receivable as of December 31, 2010. For the year ended December 31, 2009, the Company had three customers that accounted for 48.5%, 15.9% and 11.5% of total revenues, with these same three customers accounting for 60.6%, 10.8% and 10.8% of revenue accounts receivable as of December 31, 2009. For the year ended December 31, 2008, the Company had three customers that accounted for 49.2%, 24.3% and 11.0% of total revenues.

        For the year ended December 31, 2010, two partners' joint operations accounts receivable accounted for 76.5% and 11.4% of the Company's total joint operations accounts receivable. For the year ended December 31, 2009, two partners' joint operations accounts receivable accounted for 37.9% and 23.2% of the Company's total joint operations accounts receivable.

        The Company's cash balances are insured by the FDIC up to $250,000 per bank. The Company had a cash balance on deposit with a bank in the Credit Facility bank group at December 31, 2010, which exceeded the balance insured by the FDIC in the amount of $38.5 million. Management believes that the risk of loss is mitigated by the bank's reputation and financial position.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

K—COMMITMENTS AND CONTINGENCIES

1.    Lease Commitments

        The Company leases equipment and office space under operating leases expiring on various dates through 2016. Minimum annual lease commitments at December 31, 2010, and for the calendar years following are:

(in thousands)
2011	$985
2012	1,055
2013	1,061
2014	715
2015	344
Thereafter	89

Total	$4,249

        Rent expense was $0.7 million, $0.6 million and $0.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        The Company's office space lease agreement contains scheduled escalation in lease payments during the term of the lease. In accordance with GAAP, the Company records rent expense on a straight-line basis and a deferred lease liability for the difference between the straight-line amount and the actual amounts of the lease payments.

2.    Litigation

        The Company may be involved in legal proceedings or is subject to industry rulings that could bring rise to claims in the ordinary course of business. The Company is not currently party to any litigation or pending claims that it believes would have a material adverse effect on its business, financial position, results of operations or liquidity.

3.    Drilling Contracts

        The Company has committed to several short-term drilling contracts with various third parties in order to complete its various drilling projects. The contracts contain an early termination clause that require the Company to pay significant penalties to the third party should the Company cease drilling efforts. These penalties could significantly impact the Company's consolidated financial statements upon contract termination. These commitments are not recorded in the accompanying consolidated balance sheets. Future commitments as of December 31, 2010 are $7.4 million. As a result of these commitments the Company incurred $1.6 million in stacked rig fees in 2009. The Company did not incur stacked rig fees in 2010. Management does not anticipate canceling any drilling contracts or discontinuing drilling efforts in 2011.

L—DEFINED CONTRIBUTION PLAN

        The Company sponsors a 401(k) defined contribution plan for the benefit of substantially all employees at the date of hire. The plan allows eligible employees to make tax-deferred contributions up to 100% of their annual compensation, not to exceed annual limits established by the federal

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

L—DEFINED CONTRIBUTION PLAN (Continued)

government. The Company makes matching contributions of up to 6% of an employee's compensation and may make additional discretionary contributions for eligible employees. Employees are 100% vested in the employer contributions upon receipt. Company contributions to the plan were $0.7 million, $0.7 million and $0.5 million in 2010, 2009 and 2008, respectively.

M—RECENTLY ISSUED ACCOUNTING STANDARDS

        In April 2010, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") 2010-14, "Accounting for Extractive Activities—Oil & Gas". The ASU amends paragraphs in the accounting standard for oil and natural gas extractive activities accounting. The standard adds to the Codification the SEC's Modernization of Oil and Gas Reporting release. The Company adopted the update effective April 20, 2010, and the adoption did not have a significant impact on the Company's consolidated financial statements.

        In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements." The ASU amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements. New disclosures required include the amount of significant transfers in and out of Levels 1 and 2 fair value measurements and the reasons for the transfers. In addition, the reconciliation for Level 3 activity will be required on a gross rather than net basis. The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques. The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for Level 3 activity on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The Company adopted the update effective January 1, 2010, and the adoption did not have a significant impact on the Company's consolidated financial statements.

N—SUBSIDIARY GUARANTEES

        The Parent Company and all of LPI's wholly-owned subsidiaries have fully and unconditionally guaranteed the 2019 Notes and the Credit Facility (see Note D and O). In accordance with practices accepted by the SEC, the Company has prepared Condensed Consolidating Financial Statements in order to quantify the assets, results of operations and cash flows of such subsidiaries as subsidiary guarantors. The following Condensed Consolidating Balance Sheets as of December 31, 2010 and 2009, and Condensed Consolidating Statements of Operations and Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008, present financial information for Laredo Petroleum, LLC as the parent on a stand-alone basis (carrying any investments in subsidiaries under the equity method), financial information for the subsidiary guarantors on a stand-alone basis (carrying any investment in subsidiaries under the equity method), and the consolidation and elimination entries necessary to arrive at the information for the Company on a consolidated basis. All deferred income taxes are recorded on LPI's statements of financial position, as the remaining subsidiaries are flow-through entities for income tax purposes. The subsidiary guarantors are not restricted from making distributions to the Company.

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

N—SUBSIDIARY GUARANTEES (Continued)

Consolidating Condensed Balance Sheet
December 31, 2010

(in thousands)	Parent	Issuer	Issuer Subsidiary Guarantors	Consolidating Entries	Total
Assets:
Accounts receivable	$—	$24,168	$824	$—	$24,992
Other current assets	38,652	20,945	—	(13,906)	45,691
Total oil and natural gas properties, net	—	417,898	17,886	—	435,784
Total pipeline and gas gathering assets, net	—	—	39,343	—	39,343
Total property and equipment, net	—	6,915	—	—	6,915
Investment in subsidiaries	511,208	114,881	—	(626,089)	—
Total other long-term assets	—	135,645	—	—	135,645

Total assets	$549,860	$720,452	$58,053	$(639,995)	$688,370

Liabilities and Owner's Equity:
Accounts payable	$1	$42,311	$1,235	$(13,906)	$29,641
Other current liabilities	—	64,675	2,210	—	66,885
Other long-term liabilities	—	6,602	2,340	—	8,942
Long-term debt	—	277,500	—	—	277,500
Equity	549,859	329,364	52,268	(626,089)	305,402

Total liabilities and equity	$549,860	$720,452	$58,053	$(639,995)	$688,370

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

N—SUBSIDIARY GUARANTEES (Continued)

Consolidating Condensed Balance Sheet
December 31, 2009

(in thousands)	Parent	Issuer	Issuer Subsidiary Guarantors	Consolidating Entries	Total
Assets:
Accounts receivable	$50,000	$15,395	$918	$—	$66,313
Other current assets	16,922	14,169	—	(3,701)	27,390
Total oil and natural gas properties, net	—	242,664	21,803	—	264,467
Total pipeline and gas gathering assets, net	—	—	36,220	—	36,220
Total property and equipment, net	—	6,132	—	—	6,132
Investment in subsidiaries	458,308	119,597	—	(577,905)	—
Total other long-term assets	—	136,847	—	—	136,847

Total assets	$525,230	$534,804	$58,941	$(581,606)	$537,369

Liabilities and Owner's Equity:
Accounts payable	$1	$26,762	$1,538	$(3,701)	$24,600
Other current liabilities	—	30,646	2,035	—	32,681
Other long-term liabilities	—	5,768	1,338	—	7,106
Long-term debt	—	202,500	—	—	202,500
Equity	525,229	269,128	54,030	(577,905)	270,482

Total liabilities and equity	$525,230	$534,804	$58,941	$(581,606)	$537,369

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

N—SUBSIDIARY GUARANTEES (Continued)

Consolidating Condensed Statement of Operations
For the year ended December 31, 2010

(in thousands)	Parent	Issuer	Issuer Subsidiary Guarantors	Consolidating Entries	Total
Total operating revenues	$—	$93,584	$16,225	$(3,953)	$105,856
Total operating costs and expenses	7	84,200	13,271	(3,953)	93,525

Income (loss) from operations	(7)	9,384	2,954	—	12,331
Interest income (expense), net	150	(11,912)	—	—	(11,762)
Other, net	—	13,809	—	—	13,809

Income from operations before income tax	143	11,281	2,954	—	14,378
Income tax expense	—	(5,176)	—	—	(5,176)

Net income	$143	$6,105	$2,954	$—	$9,202

Consolidating Condensed Statement of Operations
For the year ended December 31, 2009

(in thousands)	Parent	Issuer	Issuer Subsidiary Guarantors	Consolidating Entries	Total
Total operating revenues	$—	$61,002	$13,533	$(3,066)	$71,469
Total operating costs and expenses	7	261,362	45,926	(3,066)	304,229

Loss from operations	(7)	(200,360)	(32,393)	—	(232,760)
Interest income (expense), net	185	(6,032)	—	—	(5,847)
Other, net	—	8,316	—	—	8,316

Income (loss) from operations before income tax	178	(198,076)	(32,393)	—	(230,291)
Income tax benefit	—	80,301	—	—	80,301

Net income (loss)	$178	$(117,775)	$(32,393)	$—	$(149,990)

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

N—SUBSIDIARY GUARANTEES (Continued)

Consolidating Condensed Statement of Operations
For the year ended December 31, 2008

(in thousands)	Parent	Issuer	Issuer Subsidiary Guarantors	Consolidating Entries	Total
Total operating revenues	$—	$40,406	$20,614	$(1,052)	$59,968
Total operating costs and expenses	56	187,619	55,360	(1,052)	241,983

Loss from operations	(56)	(147,213)	(34,746)	—	(182,015)
Interest income (expense), net	504	(3,982)	—		(3,478)
Other, net	—	24,738	—		24,738

Income (loss) from operations before income tax	448	(126,457)	(34,746)	—	(160,755)
Income tax benefit	—	55,688	—		55,688

Net income (loss)	$448	$(70,769)	$(34,746)	$—	$(105,067)

Consolidating Condensed Statement of Cash Flows
For the year ended December 31, 2010

(in thousands)	Parent	Issuer	Issuer Subsidiary Guarantors	Consolidating Entries	Total
Net cash flows provided by operating activities	$143	$63,887	$10,103	$(10,205)	$63,928
Net cash flows used in investing activities	(52,900)	(132,564)	(10,103)	—	(195,567)
Net cash flows provided by financing activities	74,487	68,677	—	—	143,164

Net increase in cash and cash equivalents	21,730	—	—	(10,205)	11,525
Cash and cash equivalents at beginning of period	16,922	—	—	(3,701)	13,221

Cash and cash equivalents at end of period	$38,652	$—	$—	$(13,906)	$24,746

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

N—SUBSIDIARY GUARANTEES (Continued)

Consolidating Condensed Statement of Cash Flows
For the year ended December 31, 2009

(in thousands)	Parent	Issuer	Issuer Subsidiary Guarantors	Consolidating Entries	Total
Net cash flows provided by operating activities	$178	$88,896	$4,270	$1,501	$94,845
Net cash flows used in investing activities	(122,701)	(162,704)	(4,270)	—	(289,675)
Net cash flows provided by financing activities	124,700	73,808	—	—	198,508

Net increase in cash and cash equivalents	2,177	—	—	1,501	3,678
Cash and cash equivalents at beginning of period	14,745	—	—	(5,202)	9,543

Cash and cash equivalents at end of period	$16,922	$—	$—	$(3,701)	$13,221

Consolidating Condensed Statement of Cash Flows
For the year ended December 31, 2008

(in thousands)	Parent	Issuer	Issuer Subsidiary Guarantors	Consolidating Entries	Total
Net cash flows provided by operating activities	$447	$5,034	$19,929	$(5,041)	$20,369
Net cash flows used in investing activities	(285,966)	(90,498)	(19,929)	—	(396,393)
Net cash flows provided by financing activities	300,000	82,119	—	—	382,119

Net increase (decrease) in cash and cash equivalents	14,481	(3,345)	—	(5,041)	6,095
Cash and cash equivalents at beginning of period	264	3,345	—	(161)	3,448

Cash and cash equivalents at end of period	$14,745	$—	$—	$(5,202)	$9,543

O—SUBSEQUENT EVENTS

1.    2019 Notes

        On January 20, 2011, LPI completed an offering of $350 million 9 1/2% Senior Notes due 2019. The 2019 Notes will mature on February 15, 2019 and bear an interest rate of 9 1/2% per annum, payable semi-annually, in cash in arrears on February 15 and August 15 of each year, commencing August 15, 2011. The 2019 Notes are fully and unconditionally guaranteed, jointly and severally, on a senior

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

O—SUBSEQUENT EVENTS (Continued)

unsecured basis by the Parent Company and its subsidiaries (other than LPI) (the "Guarantors"). The net proceeds from the 2019 Notes were used (i) to repay and retire $100 million outstanding under the Term Loan, (ii) to pay in full approximately $177.5 million outstanding under the Credit Facility as of December 31, 2010, and (iii) for general working capital purposes.

        The 2019 Notes were issued under and are governed by an indenture dated January 20, 2011 (the "Indenture"), among the Company, Wells Fargo Bank, National Association, as trustee ("Trustee"), and the Guarantors. The Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, undertaking transactions with the Company's unrestricted affiliates and limitations on asset sales. Indebtedness under the 2019 Notes may be accelerated in certain circumstances upon an event of default as set forth in the Indenture.

        LPI will have the option to redeem the 2019 Notes, in whole or in part, at any time on or after February 15, 2015, at the redemption prices (expressed as percentages of principal amount) of 104.750% for the twelve-month period beginning on February 15, 2015, 102.375% for the twelve-month period beginning on February 15, 2016 and 100.000% for the twelve-month period beginning on February 15, 2017 and at any time thereafter, together with any accrued and unpaid interest to, but not including, the date of redemption. In addition, before February 15, 2015, LPI may redeem all or any part of the 2019 Notes at a redemption price equal to the sum of the principal amount thereof, plus a make whole premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date. Furthermore, before February 15, 2014, LPI may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of 2019 Notes with the net proceeds of a public or private equity offering at a redemption price of 109.500% of the principal amount of 2019 Notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the 2019 Notes issued under the Indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering. LPI may also be required to make an offer to purchase the 2019 Notes upon a change of control triggering event.

        In connection with the issuance of the 2019 Notes, LPI and the Guarantors entered into a registration rights agreement (the "Registration Rights Agreement") with the initial purchasers of the 2019 Notes on January 20, 2011 pursuant to which LPI and the Guarantors have agreed to file with the SEC and use commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange the 2019 Notes for substantially identical notes (other than with respect to restrictions on transfer or to any increase in annual interest rate) that are registered under the Securities Act of 1933, as amended, so as to permit the exchange offer to be consummated by the 365th day after January 20, 2011. Under specified circumstances, LPI and the Guarantors have also agreed to use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the 2019 Notes. LPI will be obligated to pay additional interest if it fails to comply with its obligation to register the 2019 Notes within the specified time periods.

2.    First Amendment of the Credit Facility

        Effective contemporaneously with the issuance of the 2019 Notes, the Company entered into an amendment of its Credit Facility. This amendment extended the life of the Credit Facility to July 7,

Laredo Petroleum, LLC and subsidiaries

Notes to the consolidated financial statements (Continued)

December 31, 2010, 2009 and 2008

O—SUBSEQUENT EVENTS (Continued)

2015, decreased the borrowing base to $200 million and eliminated the leverage test. The amended Credit Facility is subject to decreased applicable margins ranging from 2.00% to 2.75% for Eurodollar Advances and 1.00% to 1.75% for Adjusted Base Rate Advances.

3.    Borrowing on the Credit Facility

        On April 4, 2011, the Company drew $25.0 million from the Credit Facility as such the outstanding balance under the Credit Facility was approximately $25.0 million at May 6, 2011.

4.    Restricted Unit Issuance

        On April 11, 2011, the Company issued 1.7 million Series D Units to its employees and directors.

5.    Borrowing Base Increase

        On April 12, 2011, the borrowing base of the Credit Facility was increased to $235.0 million.

Laredo Petroleum, LLC and subsidiaries

Supplemental Oil and Gas Disclosures

December 31, 2010, 2009 and 2008

1.    Modernization of Oil and Natural Gas Reporting Requirements

        On December 31, 2008, the Securities and Exchange Commission ("SEC") adopted major revisions (the "final rules") to its rules governing oil and gas company reporting requirements effective for annual reports for fiscal years ending on or after December 31, 2009. These included provisions that permit the use of new technologies to determine proved reserves, and that allow companies to disclose their probable and possible reserves to investors. Prior to these revisions companies were limited to disclosure of only proved reserves. The final rules also require that oil and gas reserves be reported and the full cost ceiling value calculated using an average price based upon the unweighted arithmetic average first-day-of-the-month posted price for each month in the prior twelve-month period. Reserves and discounted cash flows were prepared using the final rules and were used in the calculation of DD&A and the ceiling test at December 31, 2010 and 2009.

2.    Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

        Costs incurred in the acquisition and development of oil and gas assets are presented below for the years ended December 31:

(in thousands)	2010	2009	2008
Property acquisition costs:
Proved	$—	$—	$144,277
Unproved	—	—	34,864
Exploration	80,342	49,159	120,344
Development costs	136,156	195,215	105,825
Asset retirement obligations	1,060	2,313	1,486

Total costs incurred	$217,558	$246,687	$406,796

3.    Capitalized Oil and Gas Costs

        Aggregate capitalized costs related to oil and gas production activities with applicable accumulated depreciation, depletion, amortization and impairment are presented below as of December 31:

(in thousands)	2010	2009	2008
Capitalized costs:
Proved properties	$877,781	$677,463	$433,416
Unproved properties	88,619	71,379	68,765

	966,400	748,842	502,181
Less accumulated depreciation, depletion, amortization and impairment	530,616	484,376	217,213

Net capitalized costs	$435,784	$264,466	$284,968

Laredo Petroleum, LLC and subsidiaries

Supplemental Oil and Gas Disclosures

December 31, 2010, 2009 and 2008

        The following table shows a summary of the oil and natural gas property costs not being amortized at December 31, 2010, by the year in which such costs were incurred:

(in thousands)	2010	2009	2008	2007 and Prior	Total
Unevaluated costs not being amortized	$42,294	$19,978	$22,185	$4,162	$88,619

        Unproved properties, which are not subject to amortization, are not individually significant and consist primarily of lease acquisition costs. The evaluation process associated with these properties has not been completed and therefore, the Company is unable to estimate when these costs will be included in the amortization calculation.

4.    Results of Oil and Gas Producing Activities

        The results of operations of oil and gas producing activities (excluding corporate overhead and interest costs) are presented below as of December 31:

(in thousands)	2010	2009	2008
Revenues:
Oil and gas sales	$103,635	$68,924	$59,116
Production costs:
Lease operating expenses	9,770	8,862	5,014
Production and ad valorem taxes	7,303	4,428	4,643

	17,073	13,290	9,657
Other costs:
Depreciation, depletion, amortization and impairment	47,475	267,207	213,212
Accretion of asset retirement obligation	398	369	131
Income tax expense (benefit)	13,928	(74,180)	(58,068)

Results of operations	$24,761	$(137,762)	$(105,816)

5.    Net Proved Oil and Gas Reserves—(Unaudited)

        The Company's proved oil and gas reserves as of December 31, 2010, 2009 and 2008 were prepared by Ryder Scott Company, independent third party petroleum consultants. In accordance with the new SEC regulations, reserves at December 31, 2010 and 2009 were estimated using the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. The reserve estimate for 2008 was prepared in compliance with the applicable prior SEC rules based on year-end prices. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and natural gas properties. Accordingly, the estimates may change as future information becomes available.

Laredo Petroleum, LLC and subsidiaries

Supplemental Oil and Gas Disclosures

December 31, 2010, 2009 and 2008

        An analysis of the change in estimated quantities of oil and gas reserves, all of which are located within the United States, for the years ended December 31, is as follows:

	Year Ended December 31, 2010
(in thousands)	Gas (MMcf)	Oil (MBbls)	MMcfe	MBoe
Proved developed and undeveloped reserves:
Beginning of year	264,999	4,046	289,275	48,213
Revisions of previous estimates	(15,486)	204	(14,262)	(2,377)
Extensions, discoveries and other additions	136,201	14,922	225,733	37,622
Purchases of minerals in place	—	—	—	—
Production	(16,546)	(343)	(18,604)	(3,101)

End of year	369,168	18,829	482,142	80,357

Proved developed reserves:
Beginning of year	121,271	1,104	127,895	21,316
End of year	148,956	4,224	174,300	29,050
Proved undeveloped reserves:
Beginning of year	143,728	2,942	161,380	26,897
End of year	220,212	14,605	307,842	51,307

	Year Ended December 31, 2009
(in thousands)	Gas (MMcf)	Oil (MBbls)	MMcfe	MBoe
Proved developed and undeveloped reserves:
Beginning of year	238,049	2,868	255,257	42,543
Revisions of previous estimates	(52,105)	(816)	(57,001)	(9,500)
Extensions, discoveries and other additions	96,090	2,209	109,344	18,224
Purchases of minerals in place	—	—	—	—
Production	(17,035)	(215)	(18,325)	(3,054)

End of year	264,999	4,046	289,275	48,213

Proved developed reserves:
Beginning of year	101,173	866	106,369	17,728
End of year	121,271	1,104	127,895	21,316
Proved undeveloped reserves:
Beginning of year	136,876	2,002	148,888	24,815
End of year	143,728	2,942	161,380	26,897

Laredo Petroleum, LLC and subsidiaries

Supplemental Oil and Gas Disclosures

December 31, 2010, 2009 and 2008

	Year Ended December 31, 2008
(in thousands)	Gas (MMcf)	Oil (MBbls)	MMcfe	MBoe
Proved developed and undeveloped reserves:
Beginning of year	43,077	307	44,919	7,487
Revisions of previous estimates	(4,148)	(156)	(5,084)	(848)
Extensions, discoveries and other additions	152,409	2,482	167,301	27,884
Purchases of minerals in place	54,373	308	56,221	9,370
Production	(7,662)	(73)	(8,100)	(1,350)

End of year	238,049	2,868	255,257	42,543

Proved developed reserves:
Beginning of year	21,354	63	21,732	3,622
End of year	101,173	866	106,369	17,728
Proved undeveloped reserves:
Beginning of year	21,723	244	23,187	3,865
End of year	136,876	2,002	148,888	24,815

        The tables above include changes in estimated quantities of oil and natural gas reserves shown in MMcf equivalents ("MMcfe") at a rate of one MBbl per six MMcf and shown in MBbl equivalents ("MBoe") at a rate of six MMcf per one MBbls.

        For the year ended December 31, 2010, the Company's negative revision of previous estimated quantities is primarily due to a 14,259 MMcfe revision of certain uneconomic proved undeveloped locations.

        Extensions, discoveries and other additions of 225,733 MMcfe during the year ended December 31, 2010, were due to (i) 48,940 MMcfe primarily from the drilling of new wells during the year and (ii) 176,793 MMcfe from new proved undeveloped locations added during the year, which increased the Company's proved reserves.

        For the year ended December 31, 2009, the Company's negative revision of previous estimated quantities is composed of a 46,710 MMcfe revision due to the decrease in oil and gas prices at December 31, 2009 and a decrease of 10,291 MMcfe for performance revisions.

        Extensions, discoveries and other additions of 109,344 MMcfe during the year ended December 31, 2009, were due to (i) 35,803 MMcfe primarily from the drilling of new wells during the year and (ii) 73,541 MMcfe from new proved undeveloped locations added during the year, which increased the Company's proved reserves.

        For the year ended December 31, 2008, the Company's negative revision of previous estimated quantities is composed of a 2,023 MMcfe revision due to the decrease in oil and gas prices at December 31, 2008 and a decrease of 3,061 MMcfe for performance revisions.

        The Company made three acquisitions of working and royalty interests during the year ended December 31, 2008, with total proved reserves of 56,221 MMcfe. See Note C for additional details.

        Extensions, discoveries, and other additions of 167,301 MMcfe during the year ended December 31, 2008, were due to (i) 37,743 MMcfe primarily from the drilling of new wells during the year and (ii) 129,558 MMcfe from new proved undeveloped locations added during the year, which increased the Company's proved reserves.

Laredo Petroleum, LLC and subsidiaries

Supplemental Oil and Gas Disclosures

December 31, 2010, 2009 and 2008

6.    Standardized Measure of Discounted Future Net Cash Flows—(Unaudited)

        The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

        The estimates of future cash flows and future production and development costs as of December 31, 2010 and 2009 are based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period and reserves as of December 31, 2008 are based on year-end sales prices for oil and natural gas. Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. Future income tax expenses are computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil and natural gas reserves, less the tax basis of the Company's oil and natural gas properties. Due to the decrease in prices used to compute reserves at December 31, 2009, the Company's future tax deductions exceed future net revenue; therefore, there is no future income tax expense included in the standardized measure of discounted future net cash flows at December 31, 2009. Prices used were $4.15, $3.61, and $5.63 per Mcf and $75.96, $57.04, and $42.31 per Bbl of oil for December 31, 2010, 2009 and 2008, respectively. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%.

        The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows at December 31:

(in thousands)	2010	2009	2008
Future cash inflows	$3,383,339	$1,178,768	$1,461,493
Future production costs	(878,704)	(349,179)	(389,561)
Future development costs	(907,395)	(314,824)	(397,221)
Future income tax expenses	(308,630)	—	(111,779)

Future net cash flows	1,288,610	514,765	562,932
10% discount for estimated timing of cash flows	(797,691)	(315,416)	(362,167)

Standardized measure of discounted future net cash flows	$490,919	$199,349	$200,765

        In the foregoing determination of future cash inflows, sales prices used for gas and oil for December 31, 2010 and 2009 were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month. Prices used for December 31, 2008 were adjusted NYMEX prices at year-end. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions.

        It is not intended that the FASB's standardized measure of discounted future net cash flows represent the fair market value of the Company's proved reserves. The Company cautions that the

Laredo Petroleum, LLC and subsidiaries

Supplemental Oil and Gas Disclosures

December 31, 2010, 2009 and 2008

disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, costs and prices as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

        Changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows:

(in thousands)	2010	2009	2008
Standardized measure of discounted future net cash flows, beginning of year	$199,349	$200,765	$76,060
Changes in the year resulting from:
Sales, less production costs	(86,562)	(55,634)	(49,413)
Revisions of previous quantity estimates	(17,333)	(49,440)	(8,022)
Extensions, discoveries and other additions	303,355	70,074	103,842
Net change in prices and production costs	201,055	(49,480)	(31,418)
Changes in estimated future development costs	(62,398)	12,062	(198,862)
Previously estimated development costs incurred during the period	20,082	41,620	226,169
Purchases of minerals in place	—	—	78,977
Accretion of discount	19,935	22,141	11,207
Net change in income taxes	(95,172)	20,648	(5,117)
Timing differences and other	8,608	(13,407)	(2,658)

Standardized measure of discounted future net cash flows, end of year	$490,919	$199,349	$200,765

        Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.

Report of Independent Certified Public Accountants

Board of Managers and Members
Laredo Petroleum, LLC

We have audited the accompanying statement of revenues and direct operating expenses of the interests of Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC, Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC in certain oil and gas properties acquired by Laredo Petroleum, Inc. and subsidiaries (the "Company") for the period from January 1, 2008 to August 14, 2008. This statement of revenues and direct operating expenses is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement of revenues and direct operating expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and direct operating expense, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for incorporation in the registration statement on Form S-4 of the Company) as described in Note A to the accompanying statement, and is not intended to be a complete presentation of the revenues and expenses of Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC, Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC.

In our opinion, the statement of revenues and direct operating expense referred to above presents fairly, in all material respects, the revenues and direct operating expenses of Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC, Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC in the properties acquired by the Company for the period from January 1, 2008 to August 14, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
January 18, 2010

Laredo Petroleum, LLC

Statement of Revenues and Direct Operating Expenses—
Assets Acquired from Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC,
Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC

For the Period From January 1, 2008 to August 14, 2008

REVENUE:
Natural gas sales	$20,873,219
Oil and condensate sales	1,350,572

Total revenues	22,223,791

DIRECT OPERATING EXPENSES:
Lease operating expenses	1,073,684
Transportation	16,013
Production taxes	1,664,000

Total direct operating expenses	2,753,697

EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES	$19,470,094

The accompanying notes are an integral part of this statement.

Laredo Petroleum, LLC

Assets Acquired from Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC,
Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC

Notes to Statement of Revenues and Direct Operating Expenses

For the Period From January 1, 2008 to August 14, 2008

A—BASIS OF PRESENTATION

        On May 30, 2008 and on August 6, 2008, Laredo Petroleum, LLC (the "Company"), through its wholly owned subsidiary, Laredo Petroleum, Inc. ("LPI"), entered into purchase and sale agreements with Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC, Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC (collectively "Linn") to acquire ownership interests in oil and gas properties located in the Verden area in Caddo, Grady and Comanche Counties, Oklahoma, for a total purchase price of $185 million, subject to customary purchase price adjustments. The first purchase and sale agreement had an effective date of July 1, 2008, and closed on August 15, 2008 and represented all but one of the acquired properties. The second purchase and sale agreement pertained to the remaining property and had an effective date of July 1, 2008 and closed on August 7, 2008. The second purchase and sale agreement enabled the Company to take over drilling operations on this particular well on an earlier date. The properties acquired (the "Assets") include interests in the Verden field and other productive fields and are comprised of producing wells and units. As additional consideration to Linn, the Company agreed to a Participation Option Agreement, granting Linn a casing point election to acquire 1/8 of the Company's newly acquired acreage in certain qualifying wells. The Company began operating these properties in August 2008.

        The Assets were part of a larger enterprise prior to the acquisition by LPI, and representative amounts of general and administrative expense, effects of derivative transactions, interest income or expense, depreciation, depletion, and amortization, any provision for income tax expenses, and other income and expense items not directly associated with revenues from natural gas, natural gas liquids and oil and other indirect costs were not allocated to the properties acquired, nor would such allocated historical costs be relevant to future operation of the Assets. Historical financial statements reflecting financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not readily available on an individual property basis and not meaningful to the acquired properties. Accordingly, the historical statements of revenues and direct operating expenses reflecting LPI's interest in the properties are presented in lieu of the full financial statements under Item 3-05 of the Securities and Exchange Commission Regulation S-X.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B—REVENUE AND EXPENSE RECOGNITION

        Oil and gas revenue are recognized based on actual volumes of oil and gas sold to purchasers. Gas imbalances are accounted for under the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. An imbalance is created when an owner sells more or less than their entitlement share of volumes produced. The volumes sold may differ from the volumes entitled based on ownership interest in the property. Direct operating expenses are recognized on the accrual basis and consist of monthly operator overhead costs and other direct costs of operating

Laredo Petroleum, LLC

Assets Acquired from Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC,
Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC

Notes to Statement of Revenues and Direct Operating Expenses (Continued)

For the Period From January 1, 2008 to August 14, 2008

B—REVENUE AND EXPENSE RECOGNITION (Continued)

the Assets, including field operating expenses, workovers, product transportation expenses, production and property taxes.

C—COMMITMENTS AND CONTINGENCIES

        Pursuant to the terms of the related purchase and sale agreement, except for royalties and taxes attributed to the Assets for periods prior to the effective date and limited indemnification by Linn, any claims, litigation or disputes pending as of the effective date or any matters arising in connection with ownership of the Assets prior to the effective date were assumed by LPI. LPI is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the statement of revenues and direct operating expenses.

D—SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

        The following reserve estimates present LPI's estimate of the proven oil and natural gas reserves and net cash flow of the Assets in accordance with guidelines established by the Securities and Exchange Commission. These reserve estimates were prepared by LPI. LPI emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and natural gas properties. Accordingly, the estimates are expected to change as future information becomes available. All of the oil and gas reserves purchased from Linn are located in the United States.

1.    Reserve Quantity Information

        Estimated net quantities of proved natural gas and oil reserves at July 31, 2008 and changes in the reserves during the period are shown in the schedule below:

	Oil (MBbls)	Gas (MMcf)	MMcfe
Proved Developed and Undeveloped Reserves
Beginning of period—January 1, 2008	254	56,157	57,681
Extensions, discoveries and other additions	—	151	151
Revisions of previous estimates	4	578	602
Production	(12)	(2,597)	(2,669)

End of period—July 31, 2008	246	54,289	55,765

Proved Developed Reserves
Beginning of period—January 1, 2008	158	42,498	43,446
End of period—July 31, 2008	150	40,615	41,515

        The table above includes changes in estimated quantities of oil and natural gas reserves shown in MMcf equivalents (MMcfe) at a rate of one MBbls per six MMcf.

Laredo Petroleum, LLC

Assets Acquired from Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC,
Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC

Notes to Statement of Revenues and Direct Operating Expenses (Continued)

For the Period From January 1, 2008 to August 14, 2008

D—SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED) (Continued)

2.    Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

        The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is a disclosure requirement under Accounting Standards Codification Topic 932, "Extractive Industries—Oil and Gas and Oil and Gas Reserve Estimation and Disclosures."

        The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

        The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. Pricing used for reserves as of July 31, 2008 was $8.05 per Mcf of natural gas and $121.17 per barrel of oil. The estimated future net cash flows are then discounted at a rate of 10%.

        The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

July 31, 2008
Future cash inflows	$466,853,990
Future production costs	(65,934,094)
Future development costs(1)	(27,258,625)

Future net cash flows	373,661,271
10% discount for estimated timing of cash flows	(209,536,923)

Standardized measure of discounted future net cash flows	$164,124,348

(1)
Estimated future development costs, excluding abandonment, for proved undeveloped reserves are estimated to be $5.5 million, $14.1 million and $3.1 million and for August 1, 2008 to December 31, 2008, 2009 and 2010, respectively

        In the foregoing determination of future cash inflows, sales prices for gas and oil were adjusted NYMEX prices at July 31, 2008. Future costs of developing and producing the proved gas and oil reserves shown were based on costs determined at July 31, 2008, assuming the continuation of existing economic conditions.

        It is not intended that the standardized measure of discounted future net cash flows represent the fair market value of our proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently

Laredo Petroleum, LLC

Assets Acquired from Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC,
Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC

Notes to Statement of Revenues and Direct Operating Expenses (Continued)

For the Period From January 1, 2008 to August 14, 2008

D—SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED) (Continued)

imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, costs and prices as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

        Changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows:

2008
Standardized measure of discounted future net cash flows beginning of period—January 1	$122,947,300
Changes in the year resulting from:
Sales, less production costs	(19,470,094)
Revisions of previous quantity estimates	1,875,147
Extensions, discoveries and improved recovery	583,608
Net change in prices and production costs	42,571,176
Changes in estimated development costs	(868,378)
Previously estimated development costs incurred during the period	4,605,280
Accretion of discount	7,171,926
Timing differences and other	4,708,383

Standardized measure of discounted future net cash flows, end of period—July 31	$164,124,348

        Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Laredo Petroleum, Inc. (the "Company") is incorporated in Delaware. Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The Company's certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company. As permitted by the DGCL, the Company's certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect when such liability is determined.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
The following documents are filed as exhibits to this Registration Statement.

Exhibit Number	Description
3.1	Certificate of Incorporation of Laredo Petroleum, Inc.
3.2	By-laws of Laredo Petroleum, Inc.
3.3	Certificate of Formation of Laredo Petroleum, LLC.
3.4	First Amended and Restated Limited Liability Company Agreement of Laredo Petroleum, LLC dated as of October 15, 2008.
4.1	Indenture dated as of January 20, 2011 among Laredo Petroleum, Inc., the several guarantors named therein, and Wells Fargo Bank, National Association, as trustee.
4.2	Registration Rights Agreement dated as of January 20, 2011 among Laredo Petroleum, Inc., the several guarantors named therein and the Initial Purchasers named therein.
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1
Second Amended and Restated Credit Agreement dated as of July 7, 2010 among Laredo Petroleum, Inc., Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Bank of Montreal and Union Bank, as the Co-Documentation Agents and the financial institutions listed on Schedule I thereto.
10.2	First Amendment to Second Amended and Restated Credit Agreement dated as of December 29, 2010.
12.1	Computation of Ratios of Earnings to Fixed Charges.
21.1	Subsidiaries of Laredo Petroleum, Inc.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Ryder Scott Company, L.P.
23.4	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages hereto).
25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association.
99.1	Summary Report of Ryder Scott Company, L.P.
(b)
Financial Statement Schedules.

        Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Each registrant hereby undertakes:

        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)   to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (b)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (a)   any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

          (b)   any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

          (c)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

          (d)   any other communication that is an offer in the offering made by such registrant to the purchaser.

        That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on May 6, 2011.

LAREDO PETROLEUM, INC.
By:	/s/ RANDY A. FOUTCH Randy A. Foutch Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ RANDY A. FOUTCH Randy A. Foutch	Sole Director and Chief Executive Officer (principal executive officer)	May 6, 2011
/s/ W. MARK WOMBLE W. Mark Womble	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 6, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on May 6, 2011.

LAREDO PETROLEUM, LLC
By:	/s/ RANDY A. FOUTCH Randy A. Foutch Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Randy A. Foutch and W. Mark Womble, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ RANDY A. FOUTCH Randy A. Foutch	Chairman and Chief Executive Officer (principal executive officer)	May 6, 2011
/s/ W. MARK WOMBLE W. Mark Womble	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 6, 2011
/s/ JERRY SCHUYLER Jerry Schuyler	Director, President and Chief Operating Officer	May 6, 2011
/s/ JEFFREY A. HARRIS Jeffrey A. Harris	Director	May 6, 2011
/s/ PETER R. KAGAN Peter R. Kagan	Director	May 6, 2011

Signatures	Title	Date

/s/ JAMES R. LEVY James R. Levy	Director	May 6, 2011
/s/ B. Z. (BILL) PARKER B. Z. (Bill) Parker	Director	May 6, 2011
/s/ PAMELA S. PIERCE Pamela S. Pierce	Director	May 6, 2011
/s/ AMBASSADOR FRANCIS ROONEY Ambassador Francis Rooney	Director	May 6, 2011
/s/ DONALD D. WOLF Donald D. Wolf	Director	May 6, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on May 6, 2011.

LAREDO GAS SERVICES, LLC
By:	/s/ RANDY A. FOUTCH Randy A. Foutch Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ RANDY A. FOUTCH Randy A. Foutch	Manager and Chief Executive Officer (principal executive officer)	May 6, 2011
/s/ W. MARK WOMBLE W. Mark Womble	Manager, Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 6, 2011
/s/ JERRY SCHUYLER Jerry Schuyler	Manager, President and Chief Operating Officer	May 6, 2011

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on May 6, 2011.

LAREDO PETROLEUM TEXAS, LLC
By:	/s/ RANDY A. FOUTCH Randy A. Foutch Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ RANDY A. FOUTCH Randy A. Foutch	Sole Manager and Chief Executive Officer (principal executive officer)	May 6, 2011
/s/ W. MARK WOMBLE W. Mark Womble	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 6, 2011

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Certificate of Incorporation of Laredo Petroleum, Inc.
3.2	By-laws of Laredo Petroleum, Inc.
3.3	Certificate of Formation of Laredo Petroleum, LLC.
3.4	First Amended and Restated Limited Liability Company Agreement of Laredo Petroleum, LLC dated as of October 15, 2008.
4.1	Indenture dated as of January 20, 2011 among Laredo Petroleum, Inc., the several guarantors named therein, and Wells Fargo Bank, National Association, as trustee.
4.2	Registration Rights Agreement dated as of January 20, 2011 among Laredo Petroleum, Inc., the several guarantors named therein and the Initial Purchasers named therein.
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1
Second Amended and Restated Credit Agreement dated as of July 7, 2010 among Laredo Petroleum, Inc., Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Bank of Montreal and Union Bank, as the Co-Documentation Agents and the financial institutions listed on Schedule I thereto.
10.2	First Amendment to Second Amended and Restated Credit Agreement dated as of December 29, 2010.
12.1	Computation of Ratios of Earnings to Fixed Charges.
21.1	Subsidiaries of Laredo Petroleum, Inc.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Ryder Scott Company, L.P.
23.4	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages hereto).
25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association.
99.1	Summary Report of Ryder Scott Company, L.P.